As filed with the U.S. Securities and Exchange Commission on October 8, 2025.

Registration No. 333-290212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIKU DINING GROUP LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	5810	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

130 Dynamic Drive, Units 4-5

Scarborough, ON

M1V 5C8, Canada

(416) 901-8860

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Henry Yin, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-39231111	Janeane Ferrari, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: +1 212 407 4000	Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue 19th Floor New York, NY 10022 Telephone: +1 212 530 2208

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the initial public offering of Class A ordinary shares (the “Class A Ordinary Shares”) of the registrant, consisting of 2,587,500 Class A Ordinary Shares to be offered by the Company (the “Public Offering Prospectus”), through the underwriters named in the Underwriting section of the Public Offering Prospectus.

●	Resale Prospectus. A prospectus to be used for the resale by the Selling Shareholders set forth therein of 1,643,334 Class A Ordinary Shares of the Registrant (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different outside and inside front covers and back covers;

●	they contain different Offering sections in the Prospectus Summary section beginning on page 1;

●	the Capitalization and Dilution sections are deleted from the Resale Prospectus;

●	they contain different Use of Proceeds sections on page 58;

●	a Selling Shareholders section is included in the Resale Prospectus;

●	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place; and

●	the Legal Matters section in the Resale Prospectus on page Alt-26 deletes the reference to counsel for the underwriters.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 8, 2025

Riku Dining Group Limited

2,250,000 Class A Ordinary Shares

This is an initial public offering (“IPO”) of our Class A ordinary shares, par value US$0.01 per share (“Class A Ordinary Shares”), of Riku Dining Group Limited (“Riku”). We are offering 2,250,000 Class A Ordinary Shares of Riku, representing approximately 11.1% of the issued and outstanding ordinary shares, par value US$0.01 per share of Riku following completion of this offering, assuming the underwriters do not exercise their over-allotment option. Following the offering, 11.1% of the issued and outstanding Ordinary Shares will be held by public shareholders, assuming the underwriters do not exercise their over-allotment option.

This registration statement also contains a resale prospectus (the “Resale Prospectus”), pursuant to which the selling shareholders listed therein (the “Selling Shareholders”) are offering 1,643,334 Class A Ordinary Shares (the “Resale Offering”), to be sold in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals after the trading of our Class A Ordinary Shares on the Nasdaq begins. We will not receive any proceeds from the sale of the Class A Ordinary Shares to be sold by the Selling Shareholders. The Resale Offering is separate from our initial public offering. No sales of the Class A Ordinary Shares covered by the Resale Prospectus shall occur until the Ordinary Shares sold in our IPO begin trading on the Nasdaq Capital Market.

The Class A Ordinary Shares registered for resale as part of the Resale Prospectus, once registered, will constitute a considerable percentage of our public float. The sales of a substantial number of registered shares could result in a significant decline in the public trading price of our Class A Ordinary Shares and could impair our ability to raise capital through the sale or issuance of additional Class A Ordinary Shares. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares. Despite such a decline in the public trading price, certain Selling Shareholders may still experience a positive rate of return on their Class A Ordinary Shares due to the lower price at which they purchased the Class A Ordinary Shares compared to other public investors and may be incentivized to sell their Class A Ordinary Shares when others are not. See “Risk Factors —Risks Related to our Class A Ordinary Shares and this Offering—The future sales of Ordinary Shares by existing shareholders, including the sales pursuant to the Resale Prospectus, may adversely affect the market price of our Class A Ordinary Shares.”

Prior to this offering, there has been no public market for our Class A Ordinary Shares. The offering price of our Class A Ordinary Shares in this offering is expected to be between US$[●] and US$[●] per share. We have applied to have our Class A Ordinary Shares listed on the Nasdaq Capital Market under the symbol “RIKU.” There is no assurance that our listing application will be approved by the Nasdaq Capital Market, and if our listing application is not approved by the Nasdaq Capital Market, this initial public offering will be terminated. No sales of the Class A Ordinary Shares covered by the Resale Prospectus shall occur until the Ordinary Shares sold in our IPO begin trading on the Nasdaq Capital Market.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Based on our dual-class voting structure, holders of Class A Ordinary Shares will be entitled to one (1) vote per share in respect of matters requiring the votes of shareholders, while holders of Class B Ordinary Shares will be entitled to twenty (20) votes per share and each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Due to the disparate voting powers associated with our two classes of ordinary shares, Integrated Winners International Limited, our controlling shareholder (the “Controlling Shareholder”) will beneficially own approximately 67.6% of the aggregate voting power of our Company immediately following the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, assuming that the underwriters do not exercise their over-allotment option. See “Risk Factors — Risks Related to our Class A Ordinary Shares and this Offering — Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.”

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, our Controlling Shareholder will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of our total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power, assuming that the underwriters do not exercise their over-allotment option. As a result, our Controlling Shareholder will have the ability to control the outcome of certain matters submitted to shareholders for approval through his controlling ownership of the Company, such as the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Risk Factors — Risks Related to our Class A Ordinary Shares and this Offering— Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders” for further information. If we are deemed as a “controlled company”, we intend to avail ourselves of the corporate governance exemptions afforded a “controlled company” under the Nasdaq Stock Market Rules. See “Risk Factors — Risks Related to our Class A Ordinary Shares and this Offering – We are a “controlled company” within the meaning if the Nasdaq listing rules, and intend to follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

Riku is a holding company incorporated in the Cayman Islands. As a holding company with no material operations, Riku conducts its operations in Canada through its operating subsidiaries in Canada, including Ajisen Ramen (Canada) Inc., 2750039 Ontario Inc., 2512118 Ontario Inc., 2770933 Ontario Inc., 2811387 Ontario Inc. and 1000047451 Ontario Limited (collectively the “CA Operating Subsidiaries”) and in Hong Kong through its operating subsidiaries in Hong Kong, including C& NTP Limited, C& Hospitality Limited, ES Concept (F&B) Co., Limited, ES& TWP Limited, ES& Yoho Limited and ES& Granville Limited (collectively the “HK Operating Subsidiaries”). Investors are cautioned that they are buying shares of a Cayman Islands holding company with operations conducted in Hong Kong and Canada through its Operating Subsidiaries. Riku is not a Chinese or Hong Kong operating company but is a holding company incorporated in the Cayman Islands. This is an offering of the Class A Ordinary Shares of Riku, the holding company incorporated in the Cayman Islands, instead of shares of its HK Operating Subsidiaries and/or its CA Operating Subsidiaries. You may never directly hold any equity interest in its HK Operating Subsidiaries and/or its CA Operating Subsidiaries. This structure involves unique risks to investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in Riku’s operations and/or a material change in the value of the securities Riku is registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless, and further:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;
●	could significantly limit or completely hinder our ability to continue our operations;
●	could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and
●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our HK Operating Subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Risks Related to Doing Business in Hong Kong —Part of our operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of the HK Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale” for further information.

Unless otherwise stated, references to the “Company”, “we”, “us”, and “our” in the prospectus are to Riku, the Cayman Islands entity that will issue the Class A Ordinary Shares being offered in this prospectus. References to “Operating Subsidiaries” refer to our CA Operating Subsidiaries and HK Operating Subsidiaries. References to “Group” are to Riku and its Subsidiaries, unless otherwise specified.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China--based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, given that the Group has no operations in China, the Company believes it is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in China, should we have any future operations in China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this offering as we do not believe that our HK Operating Subsidiaries would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. This conclusion is based on the following factual circumstances: (i) our HK Operating Subsidiaries operate restaurants solely within Hong Kong, engaging exclusively in routine commercial activities unrelated to critical information infrastructure; (ii) their processing of personal information such as customer reservations, payments, and related restaurant operations, involves significantly fewer than one million users; (iii) their operations are confined to Hong Kong, and they do not process personal data of individuals within mainland China or conduct cross-border data transfers from mainland China; and (iv) as of the date of this prospectus, we have not received any notification, inquiry, warning, or request from the CAC or any other PRC regulatory authorities indicating that we are or may be classified as an “operator of critical information infrastructure” or a “data processor,” nor have we received requests to submit to a cybersecurity review. Accordingly, we believe that our HK Operating Subsidiaries are not subject to the Revised Review Measures. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and any of our HK Operating Subsidiaries is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by Hastings & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company and its HK Operating Subsidiaries, are not required to obtain any permissions or approvals from Hong Kong authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. Part of our operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our HK Operating Subsidiaries received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by Hastings & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that the Company and its subsidiaries currently have no material operations in the PRC, the Company’s management believes that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also believe that our HK Operating Subsidiaries are not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Under the PRC Enterprise Income Tax Law (“EIT Law”) and its implementing rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation (“SAT”) issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

As all of our board members and management are residents of Hong Kong and Canada, and substantially all of our assets and the primary location of the day-to-day operational management are located in Hong Kong and Canada, we are not a “de facto management body” as defined in the Circular 82. Therefore, we are not subject to EIT Law.

As of the date of this prospectus, our subsidiaries and business operations are not subject to the specific laws and regulations adopted by the PRC. Accordingly, we do not believe it is necessary to obtain a legal opinion from PRC counsel, as there are no applicable PRC regulations that would impact our operations.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act (the “HFCAA” or the “HFCA Act”), if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Class A Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets. On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, Golden Eagle CPAs LLC, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, Golden Eagle CPAs LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in New Jersey and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the 2021 Determination Report as a firm subject to the PCAOB’s determination. As a firm located in the U.S. and registered with the PCAOB, Golden Eagle CPAs LLC is subject to laws in the United States which provide that the PCAOB shall conduct regular inspections to assess the auditor’s compliance with the applicable professional standards. As such, as of the date of this prospectus, this offering is not affected by the HFCA Act and related regulations. However, the recent developments in connection with the implementation of the HFCA Act as described above, including the recent joint statement by the SEC and the PCAOB, the proposed rule changes by Nasdaq, and actions by the PCAOB, would add uncertainties to this offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Prospectus Summary—Holding Foreign Companies Accountable Act” and “Risk Factors — Risks Relating to our Class A Ordinary Shares and this Offering — Although the audit report included in this prospectus is prepared by a U.S. auditor who are subject to the PCAOB inspection on a regular basis, there is no guarantee that future audit reports will be prepared by an auditor inspected by the PCAOB and, as such, in the future, investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCAA if the SEC subsequently determines our audit work is performed by an auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before the securities may be prohibited from trading or delisted.”

As of the date of this prospectus, no dividends or distributions have been made to date to investors in the Company. See “Risk Factors — Risks Related to Our Corporate Structure— We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash.”

Investing in our Class A Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A Ordinary Shares in “Risk Factors” beginning on page 15 of this prospectus.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share			Total(2)
Initial public offering price	US$	[●]	(3)	US$	[●]
Underwriting discounts(1)	US$	[●]		US$	[●]
Proceeds to the Company before expenses(2)	US$	[●]		US$	[●]

(1) Represents underwriting discounts equal to [●]% per Class A Ordinary Share.

(2) Assumes that the underwriters do not exercise any portion of their over-allotment option.

(3) Based on an assumed initial public offering price of $[●] per Class A Ordinary Share, the midpoint of the price range of the initial public offering price shown on the cover page of this prospectus.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately US$[●], exclusive of the above discounts.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to fifteen percent (15%) of the total number of our Class A Ordinary Shares offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be US$[●] based on an assumed initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), and the total gross proceeds to us, before underwriting discounts and expenses, will be US$[●].

If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting” on or about [●], 2025.

Eddid Securities USA Inc.

The date of this prospectus is [●], 2025

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our Class A Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Class A Ordinary Shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

We are registered and incorporated in the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until and including [●], 2025 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

●	“Articles” or “Articles of Association” are to the articles of association of our Company (as may be amended, restated or replaced from time to time) conditionally adopted on [●], 2025 which shall become effective immediately prior to the completion of the initial public offering of the Company’s Class A Ordinary Shares;

●	“ARCI” are to Ajisen Ramen (Canada) Inc., a company incorporated in Canada which is a direct wholly-owned subsidiary of Rich Plenty, and an indirect wholly-owned subsidiary of Riku;

●	“Basic Law” are to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Board” are to the board of directors of Riku;

●	“BVI” are to the British Virgin Islands;

●	“BVI Act” are to the BVI Business Companies Act, as amended, supplemented or otherwise modified from time to time;

●	“C& Hospitality” are to C& Hospitality Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“C& NTP” are to C& NTP Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“CAD” or “CA$” are to Canadian Dollar(s), the lawful currency of Canada;

●	“CA Operating Subsidiaries” or “CA Operating Subsidiary” are to Ajisen Ramen (Canada) Inc., 2750039 Ontario Inc., 2512118 Ontario Inc., 2770933 Ontario Inc., 2811387 Ontario Inc., and 1000047451 Ontario Limited, individually or collectively;

●	“CK Inc.” are to 2750039 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“China” or the “PRC” refers to the People’s Republic of China, including Hong Kong and Macau. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong and Macau;

●	“Church Ltd” are to 1000047451 Ontario Limited, a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“Class A Ordinary Shares” are to the Class A ordinary shares with a par value of US$0.01 each of Riku;

●	“Class B Ordinary Shares” are to the Class B ordinary shares with a par value of US$0.01 each of Riku;

●	“Company”, “we”, “us”, “our” and “Riku” are to Riku Dining Group Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on February 14, 2025, that will issue the Class A Ordinary Shares being offered;

●	“Companies Act” are to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

●	“Controlling Shareholder” is to Integrated Winners International Limited, who, immediately after the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of our total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power, assuming that the underwriters do not exercise their over-allotment option;

●	“Corporate Reorganization” refers to the reorganization of the legal structure of entities under common control as described in “Corporate History and Structure;”

ii

●	“COVID-19” are to the Coronavirus Disease 2019;

●	“ES Concept” are to ES Concept (F&B) Co., Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“ES& Granville” are to ES& Granville Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“ES& TWP” are to ES& TWP Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“ES& Yoho” are to ES& Yoho Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

●	“Founders” are to Mr. Johnny Luk Ching Po (“Mr. Johnny Luk”) and Mr. Mark Luk Siu Fung (“Mr. Mark Luk”);

●	“Group” are to Riku and its Subsidiaries, unless otherwise specified;

●	“HKD” or “HK$” are to Hong Kong dollar(s), the lawful currency of Hong Kong;

●	“Hong Kong” or “HKSAR” are to the Hong Kong Special Administrative Region of the PRC;

●	“HK Operating Subsidiaries” or “HK Operating Subsidiary” are to C& NTP Limited, C& Hospitality Limited, ES Concept (F&B) Co., Limited, ES& TWP Limited, ES& Yoho Limited and ES& Granville Limited, individually or collectively;

●	“IPO” are to this initial public offering of securities as covered under this prospectus;

●	“Kennedy Inc.” are to 2512118 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“Macau” are to the Macau Special Administrative Region of the PRC;

●	“Mainland China” are to the mainland of the People’s Republic of China, excluding for the purpose of this prospectus only, the special administrative regions of Hong Kong and Macau, and Taiwan;

●	“Master Central” are to Master Central Holdings Limited, a company limited by shares incorporated under the laws of the BVI, which is the direct subsidiary of Riku;

●	“Memorandum” or “Memorandum of Association” are to the memorandum of association of our Company (as may be amended, restated or replaced from time to time) conditionally adopted on [●], 2025 which shall become effective immediately prior to the completion of the initial public offering of the Company’s Class A Ordinary Shares;

●	“Midland Inc.” are to 2811387 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“Operating Subsidiaries” are to both our CA Operating Subsidiaries and HK Operating Subsidiaries;

●	“Ordinary Shares” or “Shares” refers to the Class A Ordinary Shares and the Class B Ordinary Shares;

iii

●	“Our parent company” are to Riku;

●	“PRC authorities”, “PRC government” are to the government or regulatory authorities of Mainland China for the purpose of this prospectus only;

●	“Resale Offering” is to the resale of Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus;

●	“Rich Plenty” are to Rich Plenty Group Limited, a company incorporated under the laws of the BVI, which serves as the holding company of the CA Operating Subsidiaries, and is a directly wholly-owned subsidiary of Master Central and an indirectly wholly-owned subsidiary of Riku;

●	“SEC” or “Securities and Exchange Commission” are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the U.S. Securities Act of 1933, as amended;

●	“Selling Shareholders” are to San River International Sdn. Bhd. and DFK Limited, the shareholders of the Company selling their Class A Ordinary Shares pursuant to the Resale Prospectus;

●	“Subsidiary” or “Subsidiaries” or “Our Subsidiary” or “Our Subsidiaries” are to any one or more of our HK Operating Subsidiaries, CA Operating Subsidiaries, Master Central, or Waraku or Rich Plenty, collectively or individually;

●	“US” or “U.S.” are to the United States of America;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States;

●	“U.S. dollars” or “US$” or “USD” or “dollars” are to United States dollar(s), the lawful currency of the United States;

●	“Vaughan Inc.” are to 2770933 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku; and

●	“Waraku” are to Waraku Group Limited, a company incorporated in Hong Kong with limited liability on March 15, 2024 which serves as the intermediate holding company of the HK Operating Subsidiaries, and is a directly wholly-owned subsidiary of Master Central and an indirectly wholly-owned subsidiary of Riku.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Riku is an exempted company with limited liability, registered and incorporated in the Cayman Islands, that operates in Hong Kong and Canada through the Operating Subsidiaries. The reporting currency of the HK Operating Subsidiaries is HKD and the reporting currency of the CA Operating Subsidiaries is CAD. This prospectus contains translations of HKD and CAD into U.S. dollars solely for the convenience of the readers. Unless otherwise noted, all translations from HKD to U.S. dollars and from U.S. dollars to HKD in this prospectus were calculated at the noon buying rate of US$1 = HK$[●] on [●], 2025, as published in H.10 statistical release of the Board of Governors of the Federal Reserve System. Similarly, all translations from CAD to U.S. dollars and from U.S. dollars to CAD in this prospectus were calculated at the noon buying rate of US$ = CA$[●] on [●], 2025, as published in the same H.10 statistical release. We make no representation that the HKD or CAD or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or HKD or CAD, as the case may be, at any particular rate or at all. See also, “Exchange Rate Information.”

Riku’s fiscal year ends on September 30. References to a particular “fiscal year” are to our fiscal year ended September 30 of that calendar year. References to a particular “year” are also to our fiscal year ended September 30 of that calendar year unless the text indicates otherwise.

iv

INDUSTRY AND MARKET DATA

This prospectus includes statistics, other data and descriptive information relating to markets, market sizes, and other industry data pertaining to our business that we have obtained from industry publications and surveys, government publications, surveys and studies conducted by third parties, and other information available to us, including an industry report (the “Frost & Sullivan Report”) commissioned by us and prepared by Frost & Sullivan, an independent research firm, as well estimates by our management based on such data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included in this prospectus should be viewed with caution. Additionally, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

v

TRADEMARKS, SERVICE MARKS, AND TRADE NAMES

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

vi

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	changes in competitive conditions and our ability to compete under such conditions;

●	fluctuations in consumer spending and broader economic factors;

●	changes in customers’ preferences or other factors could reduce demand for our products;

●	our ability to anticipate and respond to changes in the industry in which we operate, and in client demands, trends and preferences;

●	our ability to operate franchised restaurants in Hong Kong and Canada being dependent on key franchise agreements;

●	disruptions to or issues with our supply chain and the impact it may have on the Company’s operations;

●	failure in obtaining or renewing any of the licenses, approvals and permits for our operations;

●	the impact of government policies and regulations relating to our industry;

●	specific risks relating to doing business in Canada and Hong Kong;

●	specific risks relating to our corporate structure, including that we rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements and that we are a “controlled company”; and

●	other risks, uncertainties and factors set forth in this prospectus, including those set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

vii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Class A Ordinary Shares. You should read the entire prospectus carefully, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. Unless the context otherwise requires, all references in this prospectus to “we”, “us”, “our”, “our company”, and “Riku” refer to Riku, “our Group” refers to Riku and its Subsidiaries. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

We are a dynamic and growing international restaurant operator with a diverse portfolio of Japanese-themed dining concepts across Canada and Hong Kong. Through our Operating Subsidiaries, we deliver authentic Japanese culinary experiences by holding exclusive franchise rights for distinguished Japanese restaurant brands in Hong Kong and Canada.

In Canada, we have established a robust presence with our exclusive franchise of Ajisen Ramen, one of Japan’s most iconic ramen brands. Ajisen Ramen was brought to Canada by one of our founders, Mr. Johnny Luk, in 2007 as one of the first ramen shops in Toronto. Since then, we have expanded to 13 locations across Ontario, including four (4) directly managed restaurants and nine (9) sub-franchisees. Unlike typical ramen bars, our Ajisen Ramen outlets are full-service Japanese restaurants, offering a broad and diverse menu that extends beyond ramen to include dishes like gyoza, karaage, and sizzling hot plates. We also cater to a wide range of customer preferences by offering a variety of soup bases, from traditional pork bone broth to modern flavors like spicy mala, appealing to different tastes and dietary needs. This versatility has allowed us to thrive in Canada’s competitive ramen market and continues to drive strong demand.

In Hong Kong, we franchise Yakiniku Kakura, Yakiniku 801, and Ufufu Café, three distinct concepts that cater to various segments of the dining market. Yakiniku Kakura, a premier Japanese barbecue restaurant from Saga, Kyushu, is renowned for its premium A5 black Wagyu beef, offering a luxurious yet accessible dining experience where each cut is meticulously selected for flavor and texture. Yakiniku 801 provides a more casual yet high-quality yakiniku experience, serving affordable grilled meat that appeal to diners seeking excellent value in a relaxed setting. Yakiniku experience aims to bring along the atmosphere and culture in Japan to HK, which differs from other barbeque restaurants. We are sourcing high quality ingredients from Japan which shipped to HK and ensure our customers to enjoy the premier meat at affordable price with comfortable environment. Finally, Ufufu Café blends Western-influenced Japanese cuisine, such as the Japanese style spaghetti and matcha desserts, with traditional desserts, offering a unique and diverse menu that attracts a broad customer base, from food enthusiasts to families. Together, these three franchises solidify our position as a leader in both upscale and casual dining in Hong Kong.

As of the date of this prospectus, we directly operate four (4) Ajisen Ramen restaurants and sub-franchise nine (9), making a total of thirteen (13) Ajisen Ramen restaurants in Canada, alongside three (3) self-operated and two (2) sub-franchised Yakiniku Kakura restaurants, one (1) self-operated Yakiniku 801 restaurant and one (1) self-operated Ufufu Cafe restaurant in Hong Kong. Our strategic goal is to continue expanding our footprint through new restaurant openings in key markets, leveraging our established brand recognition and operational expertise to meet the growing demand for premium Japanese dining experiences across Asia and North America.

Our Competitive Strengths

We believe that the following strengths differentiate us and serve as a platform for the future growth of our business across our territories:

●	Diverse portfolio of Japanese-themed dining concepts: We offer a diverse range of Japanese-themed dining concepts, from premium yakiniku to family-friendly Western-Japanese cafés and full-service ramen restaurants, catering to a wide array of customer preferences across Asia and North America;

1

●	Exclusive franchise rights for renowned Japanese brands: We hold exclusive franchise rights for prestigious Japanese brands in Hong Kong and Canada, enabling us to bring authentic dining experiences to international markets with long-term, trust-based partnerships;

●	Commitment to quality and consistency: Our unwavering focus on sourcing premium ingredients and maintaining strict quality controls ensures a consistently high standard of food and service across all our locations, fostering customer loyalty.

●	Proven leadership and operational expertise: Our experienced leadership team, with deep industry knowledge in both Canada and Hong Kong, drives operational excellence and sustainable growth through strategic management and strong supplier relationships;

Our Strategies

We aim to further strengthen our market position and continue to be a competitive international restaurant operator by pursing the following key strategies:

●	Expansion of restaurant footprint in key markets: We intend to expand our global presence by opening new restaurants and utilizing strategic sub-franchising in high-demand regions, including the U.S., Canada, and Singapore, to capture a larger share of the international dining market;

●	Innovation in menu and customer experience: We intend to enhance customer loyalty and brand differentiation by diversifying our menus with seasonal and plant-based options, while improving the dining experience through technology integration and personalized services;

●	Operational efficiency and scalability: We intend to optimize our operations by refining workflows, controlling costs, and integrating technology, which should provide for scalability and profitability across all locations as we expand.

Corporate History and Structure

Riku was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on February 14, 2025. Riku was incorporated with nominal assets and liabilities for the purpose of becoming the ultimate holding company for the Subsidiaries and consummating the Corporate Reorganization described herein. See “Corporate History and Structure.”

The following diagram illustrates the corporate structure of our Group upon consummation of the Corporate Organization and as of the closing of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, assuming the over-allotment option is not exercised:

Integrated Winners International Limited
San River International Sdn. Bhd.
DFK Limited
Other Shareholders
Public
Pre-IPO shareholding %/ Post-IPO shareholding%
66.2% / 60.2%
5.4% / 4.9%
5.3% / 4.8%
23.1% / 20.1%
0% / 10%
100%
Riku Dining Group Limited ("Riku") (Cayman Islands)
Master Central Holdings Ltd. ("Master Central") (BVI)
100%
Waraku Group Limited ("Waraku") (Hong Kong)
100%
Rich Plenty Group Limited ("Rich Plenty") (BVI)
100%
C& Hospitality Limited ("C& Hospitality") (Hong Kong)
100%
ES Concept (F&B) Co., Limited ("ES Concept") (Hong Kong)
100%
ES& TWP Limited ("ES& TWP") (Hong Kong)
100%
ES& Yoho Limited ("ES& Yoho") (Hong Kong)
100%
C& NTP Limited ("C& NTP") (Hong Kong)
100%
ES& Granville Limited ("ES& Granville") (Hong Kong)
100%
2811387 Ontario Inc. ("Midland Inc.") (Canada)
100%
2750039 Ontario Inc. ("CK Inc.") (Canada)
100%
Ajisen Ramen (Canada) Inc. ("ARCI") (Canada)
100%
1000047451 Ontario Limited ("Church Ltd.") (Canada)
100%
2770933 Ontario Inc. ("Vaughan Inc.") (Canada)
100%
2512118 Ontario Inc. ("Kennedy Inc.") (Canada)

2

Prior to the completion of this offering:

(i)	Waraku became the direct holding company of the HK Operating Subsidiaries through a share-for-share exchange;
(ii)	Rich Plenty became the direct holding company of the CA Operating Subsidiaries through a share-for-share exchange;
(iii)	Waraku and Rich Plenty became wholly-owned subsidiaries of Master Central, the intermediary holding company incorporated in the BVI;
(iv)	The Company acquired Master Central through a share-for-share exchange, making the HK Operating Subsidiaries and CA Operating Subsidiaries indirect wholly-owned subsidiaries of the Company;
(v)	The Company redesignated its share capital into Class A and Class B ordinary shares under which each Class A Ordinary Share carries one (1) vote per share, and each Class B Ordinary Share carries twenty (20) votes per share.

We are offering 2,250,000 Class A Ordinary Shares, representing 11.1% of the Ordinary Shares following the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, our Controlling Shareholder will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of our total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, and will have the ability to determine all matters requiring approval by shareholders.

Investors are purchasing securities of our holding company, Riku, instead of securities of our Operating Subsidiaries, through which our operations are conducted.

Transfers of Cash to and From Our Subsidiaries

Our management monitors the cash position of our subsidiaries regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfil its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and our board of directors.

Riku is a holding company with no operations of its own. It conducts its operations in Hong Kong and Canada through its Operating Subsidiaries. Riku may rely on dividends or payments to be paid by its Operating Subsidiaries to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. Cash will be transferred through our organization in the following manner: (i) funds will be transferred to our HK Operating Subsidiaries, from Riku as needed through Waraku in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by our HK Operating Subsidiaries to Riku through Waraku; (iii) funds will be transferred to our CA Operating Subsidiaries, from Riku as needed through Master Central in the form of capital contributions or shareholder loans, as the case may be; and (iv) dividends or other distributions may be paid by our CA Operating Subsidiaries to Riku through Master Central.

For Riku to transfer cash to its Subsidiaries, Riku is permitted under Companies Act and the Memorandum and Articles to provide funding to its subsidiaries incorporated in the BVI, Hong Kong and Canada through loans or capital contributions. Riku’s subsidiary incorporated under the laws of the BVI, Master Central, is permitted under the laws of the BVI and its memorandum and articles of association (as amended from time to time) to provide funding to our CA Operating Subsidiaries. Riku’s subsidiary incorporated under the laws of Hong Kong, Waraku, is permitted under the laws of Hong Kong and its articles of association (as amended from time to time) to provide funding to our HK Operating Subsidiaries.

As of the date of this prospectus, no transfers were made from the Company to its Operating Subsidiaries and our Operating Subsidiaries have not encountered difficulties or limitations with respect to their ability to transfer cash between each other. As of the date of this prospectus, neither the holding company nor our Operating Subsidiaries maintains cash management policies or procedures dictating the amount of such funding or how funds are transferred.

There are no statutory prohibitions in the Cayman Islands on the granting of financial assistance by a company to another person for the purchase of, or subscription for, its own, its holding company’s or a subsidiary’s shares. Therefore, a company may provide financial assistance provided the directors of the company, when proposing to grant such financial assistance, discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company. Such assistance should be on an arm’s-length basis. Subject to the satisfaction of the solvency test provisions under the Companies Act, the holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our Memorandum and Articles provide that dividends may be declared and paid out of profits of our Company, realized or unrealized, or from any reserve set aside from profits which our board of directors determines is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium account if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. The Cayman Islands does not impose any tax on payments of dividends to shareholders.

3

Under the BVI Business Companies Act 2004 (as amended) and subject to its memorandum and articles of association, a BVI company may authorize and declare a dividend to shareholders at such time and of such an amount as the board of directors thinks fit to the extent that they are satisfied that immediately following the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

According to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), dividends could only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. As at the date of this prospectus, there are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between Riku and its HK Operating Subsidiaries, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our business and subsidiaries, to Riku and U.S. investors and amounts owed. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us. The PRC laws and regulations do not currently have any material impact on transfers of cash from Riku to our HK Operating Subsidiaries or our HK Operating Subsidiaries to Riku, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our HK Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless.

According to Section 43(1) of the Canada Business Corporations Act (“CBCA”), which is applicable to ARCI, and Section 38 of the Business Corporations Act (Ontario) (“OBCA”), which is applicable to the CA Operating Subsidiaries (except ARCI), our CA Operating Subsidiaries may pay dividends by issuing fully paid shares of the corporation or in money or property. However our CA Operating Subsidiaries may not declare or pay a dividend if, as provided under Section 42 of the CBCA or Section38 of the OBCA, there are reasonable grounds for believing that the corporation is, or would after payment be, unable to pay its liabilities as they become due, or the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. As of the date of this prospectus, no transfers were made from the Company to its CA Operating Subsidiaries. During fiscal year 2024, the CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payments of an aggregate amount of $254,376 to its shareholders out of the additional paid-in capital balance. In addition, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. For more information, see our consolidated financial statements and related notes thereto, in each case included in this prospectus. Except for the dividend payment mentioned above, the Company, and its CA Operating Subsidiaries and HK Operating Subsidiaries currently intend to retain any future earnings to finance the operation and expansion of their businesses, and the Company does not expect to declare or pay any dividends in the foreseeable future. As of the date of this prospectus, our CA Operating Subsidiaries do not maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred. Further, as of the date of this prospectus, no dividends or distributions have been made to date to investors in the Company. See “Risk Factors — Risks Related to Our Corporate Structure—We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash”

Canada does not impose any foreign exchange control restrictions which would restrict or prohibit the repatriation of funds by a Canadian corporation out of Canada, including to pay dividends to its foreign shareholder(s), except for transactions that will violate the Criminal Code and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

Other than the above, we did not adopt or maintain any cash management policies and procedures dictating the amount of such funding or how funds are transferred and our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other, to distribute earnings from our subsidiaries to Riku and to settle amounts owed under any applicable agreements as of the date of this prospectus.

Since incorporation, Riku has not declared or paid any dividends or distributions. There will not be any transfer of assets among Riku and its Subsidiaries.

We do not expect to pay dividends on our Shares and settle amounts owed under our operating structure in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of the businesses of our Operating Subsidiaries. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. See “Risk Factors — Risks related to our Corporate Structure — We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash” on page 36.

4

Summary of Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Class A Ordinary Shares. These risks are discussed in greater detail in “Risk Factors” These risks include, but are not limited to, the following:

Risks Related to Our Industry and Our Business

●	The restaurant industry is highly competitive, and we may face challenges in maintaining our competitive edge.

●	Fluctuations in consumer spending and broader economic factors may impact our business.

●	Changes in consumer preferences or other factors could reduce demand for our products.

●	Our ability to operate franchised restaurants, and sub-franchise restaurants in Hong Kong and Canada depends on key franchise agreements, the expiration or termination of which could harm our business.

●	Our success relies on the international reputation of the brands we operate, and adverse developments in their global operations or reputation could negatively affect our business and financial performance.

●	Our Operating Subsidiaries require various licenses, approvals and permits to operate our business. Any failure in obtaining or renewing any of the licenses, approvals and permits for our operations could materially adversely affect our business, results of operations and financial condition.

●	Disruptions to or issues with our supply chain could negatively impact our business operations and profitability.

●	We currently rely on our central kitchen to supply certain food ingredients used in our restaurant outlets in Canada. Any disruption of operations in our central kitchen could adversely affect our reputation and results of operations.

●	Leasing a broad portfolio of real estate exposes us to potential losses and liabilities.

●	Newly developed restaurants may not meet our expectations, and we cannot guarantee that our expansion plans will be successful.

●	The economic viability of our restaurant locations may change, and we may face challenges in securing new locations at favorable terms.

●	We have limited control over the operations of our sub-franchisees, and their actions could negatively affect our brand and business.

●	Our financial condition and results of operations in Canada depend, to a certain extent, on the financial condition of our sub-franchisees and their ability to fulfill their obligations under their sub-franchise agreements.

Risks Related to Doing Business in Hong Kong

●	Part of our operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our HK Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

●	Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our HK Operating Subsidiaries and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Class A Ordinary Shares.

●	We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless

●	Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

●	The enforcement of laws rules and regulations in the PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties that could limit the availability of legal protections, which could result in a material change in our HK Operating Subsidiaries’ operations and/or the value of the securities we are offering.

●	The enactment of the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our HK Operating Subsidiaries, which forms part of our business.

●	There are political risks associated with conducting business in Hong Kong.

●	The Hong Kong legal system embodies uncertainties which could limit the legal protections available to our HK Operating Subsidiaries.

●	Because our business is conducted in Hong Kong dollars and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

5

Risks Related to Doing Business in Canada

●	Our operations are subject to various laws and regulations in Canada.

●	Changes in Canadian laws, regulations, or government policies may negatively impact our business.

●	Economic conditions in Canada may adversely affect consumer spending and our business.

●	Social, political, and regulatory developments in Canada may have a material adverse impact on our business.

Risks Related to Our Corporate Structure

●	We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash.

●	You may experience difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

●	You may have more difficulties protecting your interests than you would as a shareholder of a U.S. corporation.

●	Cayman Islands economic substance requirements may have an effect on our business and operations.

●	Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of other shareholders.

●	We may have conflicts of interest with our Controlling Shareholder, because of our Controlling Shareholder’s controlling ownership interest in our Company, we may not be able to resolve such conflicts on terms favorable to us.

●	We are a “controlled company” within the meaning of the Nasdaq listing rules, and intend to follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Risks Related to our Class A Ordinary Shares and this Offering

●	The audit report included in this prospectus is prepared by U.S. auditor Golden Eagle CPAs LLC (“GEC”), is headquartered in New Jersey, and is subjected to the PCAOB inspection on a regular basis. As a firm located in the U.S. and registered with the PCAOB, Golden Eagle CPAs LLC is subject to laws in the United States which provide that the PCAOB shall conduct regular inspections to assess the auditor’s compliance with the applicable professional standards. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the 2021 Determination Report as a firm subject to the PCAOB’s determination. As such, as of the date of this prospectus, this offering is not affected by the HFCA Act and related regulations. However, there is no guarantee that future audit reports will be prepared by auditor inspected by the PCAOB and, as such, in the future, investors may be deprived of the benefits of such inspection. Furthermore, trading in our Class A Ordinary Shares may be prohibited under the HFCAA if the SEC subsequently determines our audit work is performed by auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus, reducing the time before the securities may be prohibited from trading or delisted.

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

●	We cannot predict the effect our dual-class structure may have on the market price of our Class A Ordinary Shares.

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

●	The market price of our Class A Ordinary Shares may be highly volatile, and you could lose all or part of your investment.

●	Volatility in the price of our Class A Ordinary Shares may subject us to securities litigation.

●	If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

●	Our Class A Ordinary Shares are expected to initially trade under US$5.00 per share and thus would be known as “penny stock.” Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Class A Ordinary Shares.

●	The IPO price and sale price for resales of Class A Ordinary Shares sold under the Resale Prospectus could differ.

●	The future sales of Ordinary Shares by existing shareholders, including the sales pursuant to the Resale Prospectus, may adversely affect the market price of our Class A Ordinary Shares.

●	Our pre-IPO shareholders, including our Controlling Shareholder, will be able to sell their shares after completion of this offering subject to restrictions under Rule 144.

6

Recent Development in the PRC

We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because part of our operations are conducted in Hong Kong through our HK Operating Subsidiaries, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — “If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for further details.

We may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;
●	could significantly limit or completely hinder our ability to continue our operations;
●	could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and
●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Part of our operations are conducted through our HK Operating Subsidiaries in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our HK Operating Subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Risks Related to Doing Business in Hong Kong —Part of our operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of the HK Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

7

Recent statements by the PRC government have indicated an intent to exert more exert oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, given that the Group has no operations in China, the Company believes it is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in China, should we have any future operations in China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

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Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this offering as we do not believe that our HK Operating Subsidiaries would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. This conclusion is based on the following factual circumstances: (i) our HK Operating Subsidiaries operate restaurants solely within Hong Kong, engaging exclusively in routine commercial activities unrelated to critical information infrastructure; (ii) their processing of personal information such as customer reservations, payments, and related restaurant operations, involves significantly fewer than one million users; (iii) their operations are confined to Hong Kong, and they do not process personal data of individuals within mainland China or conduct cross-border data transfers from mainland China; and (iv) as of the date of this prospectus, we have not received any notification, inquiry, warning, or request from the CAC or any other PRC regulatory authorities indicating that we are or may be classified as an “operator of critical information infrastructure” or a “data processor,” nor have we received requests to submit to a cybersecurity review. Accordingly, we believe that our HK Operating Subsidiaries are not subject to the Revised Review Measures. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and any of our HK Operating Subsidiaries is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by Hastings & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company and its HK Operating Subsidiaries, are not required to obtain any permissions or approvals from Hong Kong authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. Part of our operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our HK Operating Subsidiaries received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by Hastings & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that the Company and its subsidiaries currently have no material operations in the PRC, the Company’s management believes that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also believe that our HK Operating Subsidiaries are not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Under the PRC Enterprise Income Tax Law (“EIT Law”) and its implementing rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation (“SAT”) issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

As all of our board members and management are residents of Hong Kong and Canada, and substantially all of our assets and the primary location of the day-to-day operational management are located in Hong Kong and Canada, we are not a “de facto management body” as defined in the Circular 82. Therefore, we are not subject to EIT Law.

To the date of this prospectus, our subsidiaries and business operations are not subject to the specific laws and regulations adopted by the PRC. Accordingly, we do not believe it is necessary to obtain a legal opinion from PRC counsel, as there are no applicable PRC regulations that would impact our operations.

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Implications Of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

●	are not required to obtain an attestation and report from our auditor on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

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Implications Of Being a Foreign Private Issuer

We are a “foreign private issuer” within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation Fair Disclosure aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s notification of non-compliance requirement (Rule 5625), the voting rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

We will be required to file an annual report on Form 20-F within four months of the end of each financial year. As a foreign private issuer, we are not generally required to provide quarterly financial information to the shareholders. However, once listed on Nasdaq, we will be required to file an interim balance sheet and income statement as of the end of our second quarter. These interim financial statements are not required to reconcile to US GAAP, but they must be provided no later than 6 months following the end of our second quarter. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. Although we are permitted to follow certain corporate governance rules that conform to Cayman requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

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Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act the “HFCAA” or the “HFCA Act”), was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-countertrading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Golden Eagle CPAs LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in New Jersey and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the 2021 Determination Report as a firm subject to the PCAOB’s determination. As a firm located in the U.S. and registered with the PCAOB, Golden Eagle CPAs LLC is subject to laws in the United States which provide that the PCAOB shall conduct regular inspections to assess the auditor’s compliance with the applicable professional standards. As such, as of the date of this prospectus, this offering is not affected by the HFCA Act and related regulations.

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However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to this offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Relating to our Class A Ordinary Shares and this Offering — Although the audit report included in this prospectus is prepared by a U.S. auditor who are subject to the PCAOB inspection on a regular basis, there is no guarantee that future audit reports will be prepared by an auditor inspected by the PCAOB and, as such, in the future, investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCAA if the SEC subsequently determines our audit work is performed by an auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before the securities may be prohibited from trading or delisted.”

Implications Of Being a Controlled Company

Public companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a “controlled company” is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, the outstanding shares of Riku will consist of [●] Class A Ordinary Shares and [●] Class B Ordinary Shares, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Ordinary Shares, or [●] Class A Ordinary Shares and [●] Class B Ordinary Shares, assuming the over-allotment option is exercised in full. Immediately after completion of this offering, our Controlling Shareholder will hold [●] Class B Ordinary Shares and [●] Class A Ordinary Shares, representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or [●] Class B Ordinary Shares and [●] Class A Ordinary Shares representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors, and our Controlling Shareholder will have the ability to determine all matters requiring approval by shareholders. As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements, and we intend to elect to rely on these exemptions from certain corporate governance requirements under the Nasdaq Listing rules, such as that a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors.

Corporate Information

Our principal executive office is located at 130 Dynamic Drive, Units 4-5, Scarborough, ON, M1V 5C8, Canada. The telephone number of our principal executive office (416) 901-8860. Our registered agent in the Cayman Islands is CO Services Cayman Limited. Our registered office and our registered agent’s office in the Cayman Islands are both located at the office of CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman KY1-1001, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168. We maintain a website at www.rikugroup.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

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The Offering

Below is a summary of the terms of the offering:

Issuer:	Riku Dining Group Limited

Securities being offered:	2,250,000 Class A Ordinary Shares.

Initial public offering price:	We estimate the initial public offering price will be between US$[●] and US$[●] per Class A Ordinary Share

Number of Ordinary Shares issued and outstanding prior to this offering:	[●] Ordinary Shares including [●] Class A Ordinary Shares and [●] Class B Ordinary Shares

Number of Ordinary Shares issued and outstanding after this offering:

[●] Ordinary Shares, including [●] Class A Ordinary Shares and [●] Class B Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option.

[●] Ordinary Shares, including [●] Class A Ordinary Shares and [●] Class B Ordinary Shares, assuming full exercise of the underwriters’ over-allotment option.

Voting Rights

Class A Ordinary Shares are entitled to one (1) vote per share.

Class B Ordinary Shares are entitled to twenty (20) votes per share.

Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class, unless otherwise required by law or our Memorandum and Articles. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any transfer of Class B Ordinary Shares by a holder to any person or entity other than holders of Class B Ordinary Shares or their affiliates, such Class B Ordinary Shares shall be automatically and immediately converted into the equivalent number of Class A Ordinary Shares. The holders of our Class B Ordinary Shares will hold approximately [●]% of the total votes for our issued and outstanding Shares including [●]% of the total votes from their Class A Ordinary Shares and [●]% of the total votes from their Class B Ordinary Shares, following the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, assuming no exercise of the underwriters’ over-allotment option, and will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Over-allotment option:	We have granted the underwriter the right to purchase up to 337,500 additional Class A Ordinary Shares from us at the public offering price less the underwriting discount within 45 days from the date of this prospectus to cover over-allotment

Use of proceeds:

Based upon an initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately US$[●] if the underwriters do not exercise their over-allotment option, and US$[●] if the underwriters exercise their over-allotment option in full.

We plan to use the net proceeds of this offering as follows:

●	Approximately 50%, or $[●], for expansion into new markets;
●	Approximately 20%, or $[●], for existing markets capital expenditure;
●	Approximately 30%, or $[●], for general working capital.

For more information on the use of proceeds, see “Use of Proceeds” on page 58.

Lock-up:

All of our directors, officers and principal shareholders (defined as owners of 5% or more of our Ordinary Shares) have agreed with the underwriters, subject to certain exceptions, not to offer, issue, sell, transfer, contract to sell, encumber, grant any option for the sale of or otherwise dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six (6) months after the effective date of the registration statement of which this prospectus forms a part of this prospectus.

Notwithstanding the foregoing, these restrictions do not apply to the Selling Shareholders with respect to Class A Ordinary Shares sold by them pursuant to the Resale Prospectus.

See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Transfer Agent	Transhare Corporation

Proposed Nasdaq Capital Market symbol	We have applied to have our Class A Ordinary Shares listed on the Nasdaq Capital Market under the symbol “RIKU.”

Risk factors:	Investing in our Class A Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

●	no exercise of the underwriters’ over-allotment option; and

●	an initial public offering price of $[●], the midpoint of the price range set forth on the cover page of this prospectus.

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RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Industry and Our Business

The restaurant industry is highly competitive, and we may face challenges in maintaining our competitive edge.

The restaurant industry is highly competitive, with numerous well-established chains and a diverse range of competitors, from large national and international brands to smaller, independent restaurants. Competition centers on factors such as price, brand reputation, food quality, promotions, customer service, location, and convenience. The industry’s relatively low barriers to entry further intensify this dynamic landscape. As competitors expand, introduce new menu items, and enhance their marketing efforts, we expect competition to grow even fiercer.

Many competitors possess significantly greater financial resources, enabling them to quickly respond to market trends, secure prime locations, and invest heavily in advertising. Local competitors may also benefit from established brand loyalty within their communities. As more competitors expand or enter the market, we could face challenges in maintaining customer traffic if our marketing efforts do not match or exceed those of our competitors.

If competitors offer better prices, cater more effectively to customer preferences, or execute superior promotional strategies, it may negatively affect our market share and financial performance.

Fluctuations in consumer spending and broader economic factors could adversely impact our business.

Our financial performance is influenced by a variety of industry-specific and broader economic factors in both Hong Kong and Canada, many of which are outside of our control. The restaurant industry is sensitive to changes in national, regional, and local economic conditions, as well as shifts in consumer spending and seasonal fluctuations. Additionally, factors such as demographic changes, adverse weather conditions, traffic patterns, and the number and proximity of competing restaurants can affect the performance of individual locations.

General economic trends can also have a significant impact on our results. Economic downturns, prolonged periods of stagnation, rising unemployment, food inflation, higher energy costs, and increasing interest rates may all influence consumer behavior, leading to reduced spending on dining out. Economic challenges, such as job losses, foreclosures, and bankruptcies, may cause customers to cut back on discretionary spending, which could result in lower customer traffic and reduced average transaction values, negatively affecting our financial performance.

Increased costs for energy, such as gasoline, natural gas, and electricity, could also reduce disposable income for our customers, leading them to dine out less frequently or spend less per visit.

Unfavorable changes in these or other macroeconomic factors could increase our operational costs, reduce customer traffic at our restaurants, or limit our ability to raise prices, all of which could adversely affect our profit margins and overall financial health.

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Our ability to operate franchised restaurants, and sub-franchise restaurants in Hong Kong and Canada depends on key franchise agreements, the expiration or termination of which could harm our business.

Our ability to develop and operate branded restaurants in Hong Kong and Canada is contingent on rights granted to us through exclusive franchise agreements. The continuation of our operations in these markets as the exclusive franchisee for Yakiniku Kakura, Ufufu Café, and Yakiniku 801 in Hong Kong, and Ajisen Ramen in Canada, depends on the maintenance and renewals of these agreements. For more details, see “Business—Our Relationships with Certain Franchisors.”

In Canada, we operate under a master franchise agreement with Shigemitsu Industry Co. Ltd. and Ajisen Overseas Franchising Company Limited (collectively, the “Ajisen Franchisor”). Our rights to develop Ajisen-branded restaurants in Canada extend for 20 years, beginning on January 1, 2020, and ending on December 31, 2039, with an option to renew for an additional 10-year term. However, we cannot guarantee that the agreement will be renewed on terms that are as favorable as the current ones, or that such renewal will occur at all. The Ajisen Franchisor retains the right to terminate the agreement if we fail to comply with the terms and conditions of the agreement. While we intend to comply with all such terms and conditions, if for any reason we fail to do so, the Ajisen Franchisor may seek to terminate the agreement. For a fuller discussion of the circumstances in which Ajisen Franchisor may limit or terminate our rights under the agreement, see “Business—Our Relationships with Certain Franchisors—Ajisen Ramen - Canada.”

In Hong Kong, we operate under three franchise agreements with Unico Co., Ltd and Unico HK Corporation Limited (collectively “Unico”) who grant us the exclusive rights to operate restaurants under the names of Yakiniku Kakura, Yakiniku 801, and Ufufu Café. These agreements have a 15-year term, set to expire in 2036, 2037, and 2038, respectively, with an option to renew for an additional 15-year term. However, we cannot guarantee that the agreements will be renewed on terms as favorable as the current ones, or that a renewal will occur at all. Unico retains the right to terminate our rights under the three agreements if we fail to comply with the terms and conditions of the agreements. For a fuller discussion of the circumstances in which Unico may limit or terminate our rights under the three agreements, see “Business—Our Relationships with Certain Franchisors—Unico–Hong Kong”.

While our agreements with Unico and the Ajisen Franchisor are in place until 2036 and 2040, respectively, there is no guarantee that these agreements will be renewed on terms that are as favorable as the current ones, or that they will be renewed at all. If any of the agreements expires or is terminated, it would have a significant negative impact on our business, our financial results, and our future growth prospects.

Changes in consumer preferences or other factors could reduce demand for our products.

Our ability to remain competitive relies on our capacity to consistently offer menu items that appeal to consumer tastes. If there are shifts in consumer dining preferences due to changing demographics, tastes, dietary habits, trends in food sourcing or preparation, or if customers begin to prefer other dining options, our financial performance could suffer.

Our success depends on our ability to anticipate changes in consumer preferences and adapt by introducing new menu items that meet these preferences in a timely manner. Failure to effectively respond to evolving customer tastes could result in a material adverse effect on our business and financial results.

Failure to cost-effectively acquire new customers or retain existing customers could materially affect our business.

There is a trial run of membership program for our Yakiniku 801 sub-brand in Hong Kong that started in late March 2025. Such program is expected to facilitate the Company’s ability to track new and existing customers. As the trial run is still in progress, we are closely monitoring the growth of new customers through such program and no quantified data can be provided at this moment. For our Canadian operations, there is no membership or rewards program at the moment. The success of our business depends on our ability to attract new customers while retaining existing ones and maintaining customer loyalty. If we fail to cost-effectively acquire new customers, whether due to increased competition, ineffective marketing strategies, or changing consumer preferences, our ability to grow revenue may be adversely affected. Similarly, if we fail to retain our existing customers or to derive revenue from them at levels consistent with our historical performance, our financial results could suffer. For instance, if customers perceive our menu offerings as less appealing, less affordable, or less aligned with their dietary preferences, they may choose to dine elsewhere. Additionally, adverse publicity, poor customer experiences, or food safety incidents could further reduce customer loyalty. A failure to address these risks could materially and adversely impact our business, financial condition, and results of operations.

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Food safety and food-borne illness incidents could adversely affect our business.

The success of our restaurants depends on our ability to provide high-quality and safe food to our customers. Any incident involving food contamination, food-borne illness, or other safety concerns—whether originating from our suppliers, franchisees, or restaurant operations—could result in negative publicity, reduced customer traffic, and financial losses. For example, an outbreak of food-borne illness linked to one of our restaurants could lead to lawsuits, regulatory enforcement actions, product recalls, or even temporary closures of affected locations. Such incidents could also increase our operating costs and harm our reputation, materially adversely affecting our business and financial results.

Our success relies on the international reputation of the brands we operate, and adverse developments in their global operations or reputation could negatively affect our business and financial performance.

Our financial success is closely tied to the global reputation and management of the brands we operate under, including Yakiniku Kakura, Ufufu Café, Yakiniku 801, and Ajisen Ramen, which are managed by Unico and the Ajisen Franchisor. All of these brands originate in Japan. While Yakiniku Kakura, Ufufu Café, and Yakiniku 801 operate in Japan and Hong Kong, Ajisen Ramen has a broader global presence, operating in multiple countries worldwide, including Japan, Hong Kong, Canada, Australia, China and other markets. Adverse developments in Japan, the home market for all of these brands, or in other countries where Ajisen Ramen operates, could negatively affect the brands’ global reputation and, in turn, harm our business and financial performance.

As a franchisee, we depend heavily on the franchisors’ leadership, marketing efforts, and the performance of other franchisees within their networks. We have limited control over how the franchisors manage these brands or how other franchisees operate their businesses. Any mismanagement, operational issues, or negative publicity involving the franchisors or other franchisees could damage the brands’ reputation and negatively impact our operations and financial performance.

Additionally, any failure by Unico or the Ajisen Franchisor to safeguard their intellectual property, including trademarks and proprietary content, could weaken brand strength and diminish our competitive edge.

We may be subject to intellectual property disputes, which may result in significant legal cost and may disrupt our business and operations.

We depend, to a large extent, on our ability to effectively develop and maintain intellectual property rights relating to our business. However, we cannot assure that we will not be subject to claims and litigation in relation to any alleged infringement of trademarks, copyrights, designs or other intellectual property rights held by third parties, including our competitors. As we grow our business, expand our expertise and face increasing competition, we may be subject to an increased risks of intellectual property right claims and other assertions. If any claims are brought against us, we may be forced to defend our rights. Defending against intellectual property claims is costly and can impose a significant burden on our management and resources. Furthermore, there is no guarantee that the outcomes in all cases are favorable to us. Such intellectual property claims may also cause reputational harm and may dissuade potential customers from subscribing our services. If we were unsuccessful in these claims and were found to be in violation of any intellectual property rights, we may be subject to considerable licensing fees and damages, prohibited to continue using such intellectual property, and may be forced to redevelop substitutions which could require significant effort and expense. Any claims, regardless of its merits, would be time consuming and costly, and would materially adversely affect our business, financial condition and results of operations.

Our financial condition and results of operations in Canada depend, to a certain extent, on the financial condition of our sub-franchisees and their ability to fulfill their obligations under their sub-franchise agreements.

Nine (9) of our restaurants in Canada are sub-franchised as of the date of this prospectus. Under our sub-franchise agreements, we receive monthly royalty payments which are set at 3% of the sub-franchisee’s gross sales (see “Our Relationships with Certain Franchisors” for more detail on specific franchise fees). Sub-franchisees are independent operators over whom we exercise control through the sub-franchise agreements, by leasing the real estate upon which their restaurants are located and through our operating manual that specifies certain operating items such as menu choices, permitted advertising, equipment, food handling procedures, product quality and approved suppliers. Our operating results depend to a certain extent on the restaurant profitability and financial viability of our sub-franchisees. The concurrent failure by a significant number of sub-franchisees to meet their financial obligations to us could jeopardize our ability to meet our obligations.

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In addition, we are liable for our sub-franchisees’ monthly payment of a continuing royalty fee to Ajisen Franchisor, which represents a percentage of those sub-franchised restaurants’ gross sales. To the extent that our sub-franchisees fail to pay this fee in full, we are responsible for any shortfall. As such, the concurrent failure by a significant number of sub-franchisees to pay their continuing royalty fees could have a material adverse effect on our results of operations and financial condition. While we may be entitled to recover such royalty fees, the enforcement of these rights may be limited by applicable laws, particularly in the event of a sub-franchisee’s bankruptcy or insolvency. In such cases, we may be restricted from enforcing our claims or recovering amounts owed, or may only recover a portion of such amounts, if at all. Pursuing legal remedies could also result in significant litigation costs and management time, further impacting our financial condition.

If any of our sub-franchisees become insolvent or bankrupt, we will be an unsecured creditor of such sub-franchisees. As an unsecured creditor, if the bankrupt sub-franchisee’s assets are liquidated, we will only be paid after all secured creditors (such as secured lenders of the sub-franchisee) and preferred creditors (such as the government for taxes owed, and employees for wages owed) have been paid. After such creditors are paid, there may not be any assets remaining to pay us and other unsecured creditors. If such remaining assets exist, they will be paid to all unsecured creditors with proven claims on a proportionate basis.

We have limited control over the operations of our sub-franchisees, and their actions could negatively affect our brand and business.

In Canada, a significant portion of our restaurants are operated by sub-franchisees, while the remainder are directly managed by us. For these sub-franchised restaurants, we rely on our sub-franchisees to uphold the quality, service, and cleanliness standards that define our restaurant brands. If sub-franchisees fail to maintain these standards, it could damage our brand reputation and hinder our growth potential. While sub-franchisees are obligated by contract to adhere to our operational guidelines and comply with all relevant health and safety regulations, they retain some operational flexibility, such as hiring staff and choosing certain service providers.

Sub-franchisees are responsible for the day-to-day operations of their restaurants, and their employees are not directly employed by us. Although we apply rigorous criteria when selecting sub-franchisees, we cannot guarantee that every sub-franchisee will possess the business acumen or financial resources required for success, or that every sub-franchisee will maintain our standards. In some cases, local franchise laws may limit our ability to terminate or refuse to renew franchise agreements, even if a sub-franchisee is underperforming.

If any sub-franchisees fail to meet our quality, service, or hygiene standards, it could harm our reputation. Although we take corrective actions when necessary, we may not always be able to address issues quickly enough to prevent damage to our brand or business performance. Also, sub-franchisees may not be willing or able to renew their sub-franchise agreements with us due to low sales volumes, high real estate costs, or the failure to secure lease renewals. If our sub-franchisees fail to renew their sub-franchise agreements with us, we have a limited ability to recoup costs which in turn could materially and adversely affect our operating results, brand and business.

Our Operating Subsidiaries require various licenses, approvals and permits to operate our business. Any failure in obtaining or renewing any of the licenses, approvals and permits for our operations could materially adversely affect our business, results of operations and financial condition.

Our Operating Subsidiaries are required to obtain and maintain various licenses for their operations in both Canada and Hong Kong, respectively. In Hong Kong, this includes general restaurant license and liquor license. In Canada, each of Church Ltd. and Midland Inc. requires a eating or drinking establishment licence issued by the City of Toronto to operate; each of Church Ltd., Midland Inc. and CK Inc. requires the “DineSafe” inspection report to operate; and each of Vaughan Inc. and Kennedy Inc. requires York Region’s Inspection Report to operate.

As of the date of this prospectus, all our Operating Subsidiaries have obtained all applicable licenses and/or fulfilled all applicable licensing requirements and are in compliance with the applicable laws and regulations. For details, see “Business—Regulations” in this prospectus. There is no assurance that our Operating Subsidiaries’ existing licenses, approvals or permits can be successfully renewed upon their expiry, or that our Operating Subsidiaries can obtain all the requisite licenses, approvals or permits for the business operations of our new restaurant outlets which we open. Failure to obtain or renew some or all of the requisite licenses, approvals or permits in a timely manner or at all for factors within or beyond our control may require us to suspend part or all of our operations and delay planned new business operations, hence interrupting our existing restaurant business and expansion plan, which could materially adversely affect our business, results of operations and financial condition.

Disruptions to or issues with our supply chain could negatively impact our business operations and profitability.

A reliable and efficient supply chain is crucial to our operations, but we face several risks related to the sourcing of food ingredients. In Canada, we manage our supply chain through a centralized procurement system, sourcing key seasonings and sauces from Japan to maintain the authenticity of our dishes, while fresh meats are sourced locally. In Hong Kong, we use a combination of imported and local ingredients, with premium products such as beef and matcha powder imported from Japan to meet our high standards.

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However, we do not have long-term contracts with our suppliers, which limits our control over the prices and availability of food ingredients. The prices of these ingredients may fluctuate and be volatile, driven by factors beyond our control, including availability, seasonal fluctuations, climate conditions, natural disasters, general economic conditions, global demand, governmental policies and regulations, and fluctuations in exchange rates. Our suppliers may also face rising costs due to increasing labor expenses, importation fees, and other operational costs, which they may pass on to us, leading to higher food ingredient costs. If we are unable to pass these increased costs on to our customers, our profit margins, business, and results of operations could be adversely affected.

In addition, there is no assurance that our suppliers will always meet our quality control standards. If any supplier ceases or fails to provide quality food ingredients, or if perishable ingredients, such as fresh or frozen goods, deteriorate due to delays in delivery, refrigeration failures, or improper handling during transportation, these ingredients may need to be rejected. There is no guarantee that we will be able to find alternative suppliers on acceptable terms in a timely manner. Any such failure to secure replacement supplies could increase our food costs and cause shortages in our restaurant outlets.

Moreover, any failure to source food ingredients that meet our quality standards, in sufficient quantities, at competitive prices, and within the necessary timeframes, may prevent us from fulfilling customer orders. This could lead to disruptions in our restaurant operations, increased food costs, and, in turn, adversely affect our profit margins, business performance, and overall financial results.

We currently rely on our central kitchen to supply certain food ingredients used in our restaurant outlets in Canada. Any disruption of operations in our central kitchen could adversely affect our reputation and results of operations.

Some of the food ingredients used in our Ajisen restaurants in Canada is pre-processed at our central kitchen before delivery to our restaurants and sub-franchised restaurants. Any disruption of operations at our central kitchen, such as power outages, water supply issues, or labor strikes, could delay the delivery of ingredients to our restaurants in a timely manner, potentially increasing our cost and time required for dish preparation. Additionally, such disruptions may force our restaurants to temporarily remove popular items from the menu, which could lead to a loss of customers to competitors and negatively impact our reputation and operational results.

Rising commodity prices or other operating costs, or disruptions in the availability of the supplies and utilities on which we rely, could adversely affect our financial performance.

Our business depends on the availability and price stability of essential commodities such as beef, produce, dairy, and beverages. These prices can fluctuate due to various factors, including supply and demand dynamics, weather conditions, currency exchange rates, and trade policies.

We do not currently hedge against price or currency fluctuations, leaving us vulnerable to sudden increases in commodity costs. Additionally, utility costs—such as electricity and natural gas—can rise due to inflation or other factors beyond our control.

Since our Operating Subsidiaries generally do not enter into long-term contracts with suppliers, we have limited control over ingredient pricing. However, we do have alternative suppliers available for most of our ingredients to address any potential uncertainties. Nonetheless, suppliers may also pass on higher costs, such as increased labor or importation expenses, which could raise our food costs. If we are unable to pass these increased costs on to customers, our profit margins could be further pressured. Moreover, the highly competitive restaurant industry may limit our ability to raise menu prices without risking customer attrition.

Additionally, we are required to purchase specialty sauces and other proprietary products exclusively from our franchisors or their approved suppliers, further restricting our ability to source these essential items at competitive prices.

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Furthermore, any disruption in the availability of essential utilities—such as gas, electricity, or water—due to infrastructure failures, natural disasters, or accidents could disrupt our restaurant operations and negatively affect our financial performance. Similarly, any issues with suppliers failing to meet our quality or delivery standards could result in ingredient shortages or increased costs, further impacting our ability to operate effectively.

Any inability to source quality ingredients, utilities, and other commodities at competitive prices and in sufficient quantities could disrupt our operations, increase costs, and adversely affect our profit margins and overall business performance.

Our Operating Subsidiaries are impacted by inflationary increases in wages, benefits and other costs. If inflation or other factors were to significantly increase our Operating Subsidiaries’ business costs, they may be unable to pass through price increases to their customers. If our Operating Subsidiaries are not able to pass increased wage and other costs resulting from inflation onto their clients our profitability may decline. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our Operating Subsidiaries customers without resulting in any change to their visit frequencies or spending patterns.

A potential tariff war between the United States and Canada may result in 25% tariffs imposed on certain goods imported from the United States, thereby causing rising costs, or disruptions in the availability of the supplies and utilities on which we rely, which could adversely affect our financial performance.

In retaliation to threats by the United States government to impose tariff on goods exported to the United States from Canada, the Canadian government is contemplating the imposition of a 25% tariff on $30 billion in goods imported from the United States into Canada. As the United States government has delayed in effecting the United States tariff, the Canadian government has also put the Canadian tariff on hold. It is uncertain whether the Canadian tariffs will be imposed in the future. The Canadian government has published a list of goods that will be subject to the tariff, and there are many food supplies and raw ingredients on such list. If the CA Operating Subsidiaries purchase supplies from the United States, such supplies may be subject to the Canadian tariffs, thereby causing an increase in cost and a lower profit margin. This could adversely affect our financial performance.

Changes in U.S. and international trade policies, including the export and import controls and laws, may adversely impact our business and operating results.

We partner with international suppliers all over the world. This subjects us to risks associated with international trade conflicts including between the United States and Canada, Japan, and other countries, particularly with respect to export and import controls and laws. President Donald J. Trump has advocated for greater restrictions on international trade in general, which could result in significantly increased tariffs on certain goods imported into the United States, particularly from China. For example, in recent years the United States government has renegotiated or terminated certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods which resulted in increased costs for goods imported into the United States. In response to these tariffs, a number of United States trading partners have imposed retaliatory tariffs on a wide range of United States products, making it more costly for companies to export products to those countries.

Rising political tensions could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Additionally, the resulting environment of tariffs, retaliatory trade or other practices or additional trade restrictions or barriers, if implemented on a broader range of products or raw materials, could harm our ability to obtain necessary raw materials and product components or sell our products and services at prices customers are willing to pay, which could have a material adverse effect on our business, prospects, results of operations, and cash flows

Increases in labor costs or shortages of qualified staff could negatively affect our profitability.

Our profitability is highly dependent on the ability to manage labor costs effectively. As of the date of this prospectus, we employed 191 individuals across our restaurants in Hong Kong and in Canada (which reflect only employees directly hired by us).

Any significant increases in labor costs, whether due to adverse changes in United States visa and immigration policies, changes in minimum wage laws, labor regulations, or general wage inflation, could substantially raise our operating expenses. In addition, wage hikes may cascade to other employees earning above the minimum wage, further inflating our labor costs. If we are unable to adjust our pricing or increase revenue to compensate for these rising costs, our profit margins could be adversely affected, thereby impacting our overall financial performance.

Our growth and operational success depend on our ability to attract, train, and retain qualified management and restaurant staff.

Our operational success and long-term growth depend heavily on the strength of our management team, which includes leaders with expertise in human resources, restaurant operations, marketing, product development, supply chain management, and finance. As our business expands, the demands on our management team increase, making strong leadership and effective decision-making even more critical to our operations.

The loss of key management personnel, particularly those with significant industry experience, could disrupt our business operations and strategic initiatives. If we are unable to attract, recruit, and retain qualified replacements in a timely manner, it could negatively affect our decision-making, operational efficiency, and overall business performance. Additionally, the departure of senior management could be perceived negatively by investors and analysts, potentially diminishing confidence in our ability to execute our growth plans and threatening the market’s perception of our business and its value.

As we expand into new markets, our ability to manage this growth will increasingly depend on recruiting and retaining experienced and capable management personnel. Failure to do so could hinder our expansion efforts, compromise service quality, and ultimately limit our long-term growth potential.

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Our business and results of operations could be adversely affected by difficulties in recruitment and retention of our employees.

Our ability to operate efficiently and maintain high service standards is contingent upon attracting, retaining, and motivating a sufficient number of skilled employees, including restaurant managers, chefs, kitchen staff, and front-line service personnel. The restaurant industry is highly competitive and often faces labor shortages, making it difficult to find and retain qualified staff. High employee turnover, a common issue in the industry, further exacerbates this challenge and can lead to operational disruptions.

Failure to recruit and retain adequate front-line staff could result in increased recruitment and training costs, operational inefficiencies, and delays in opening new restaurant locations. Additionally, the competition for skilled workers may require us to offer higher wages, enhanced benefits, or other incentives, further driving up labor expenses. Given the competitive nature of the restaurant industry, we may not always be able to pass these increased costs on to customers through higher menu prices without negatively affecting demand, which could ultimately impact our profitability.

Any sustained difficulties in maintaining a stable and well-trained workforce could damage our reputation, limit our growth potential, and adversely affect our financial performance.

Any failure to maintain effective quality control systems could harm our reputation and financial performance.

The quality and safety of the food we serve is essential to our success. We depend on the effectiveness of our quality control systems, as well as those of our suppliers and sub-franchisees, to ensure that our food meets high standards. This requires rigorous compliance with food safety regulations and thorough implementation of internal policies.

Despite our best efforts, there can be no guarantee that these systems will always work effectively. Any significant failure in our quality control processes could lead to food safety issues, which would harm our business, damage our reputation, and result in financial losses.

Challenges in the performance or relationships with third-party delivery services could harm our delivery business and overall performance.

In Canada, online food delivery is an increasingly important aspect of our business. Delivery orders have grown significantly as a proportion of our restaurant sales, driven by our own delivery vans and partnerships with third-party aggregators. The growing reliance on mobile apps and third-party delivery platforms has made this an integral part of our operations.

However, we depend on these third-party aggregators to provide a high standard of service. Any decline in the quality or reliability of these services could harm our reputation and result in customer dissatisfaction. Moreover, if we are unable to renew or extend agreements with these aggregators on favorable terms, our delivery business may suffer, leading to a potential loss of revenue.

Newly developed restaurants may not meet our expectations, and we cannot guarantee that our expansion plans will be successful.

The future growth of our Group depends on our ability to open and operate new restaurant outlets and expand our network profitably. The restaurant industry is highly competitive, and our Operating Subsidiaries face various risks and uncertainties in successfully launching new outlets, including but not limited to:

●	Challenges in identifying suitable locations and securing leases on favorable terms;
●	Delays in obtaining necessary government approvals, licenses, and permits;
●	Difficulties in managing renovation and development costs;
●	Risk of not completing renovation projects on schedule;
●	Challenges in hiring, training, and retaining qualified staff, including restaurant managers;
●	Varying consumer preferences in different regions and the potential for differing levels of acceptance of our products;

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●	Newly opened restaurants may not meet anticipated sales or cash flow targets;
●	Issues with securing reliable suppliers and ensuring timely delivery of inventory that meets our quality standards; and
●	Adverse fluctuations in economic and business conditions.

As a result, we cannot guarantee that our expansion efforts will be successful, as we may not fully anticipate the challenges associated with growing our operations. Our growth strategy, along with the significant investment required for each new restaurant, could cause fluctuations in our operating results, making them unpredictable or negatively affecting our business, financial condition, or operational performance. If we are unable to expand within existing markets or enter new ones, our ability to grow sales and profitability could be significantly impaired, potentially leading to losses.

Expanding into new markets can pose additional challenges due to our lack of familiarity with those regions.

Venturing into new markets brings a host of additional challenges, especially in regions where our brand is less recognized. For example, as we explore expanding the Ajisen Ramen brand into the U.S., we must adapt to competitive pressures, varying consumer preferences, and differing discretionary spending habits, all of which may differ greatly from those in our established markets. The U.S. restaurant market is also highly saturated and subject to intense competition. Consequently, new locations may take longer to achieve the expected sales and profitability levels, and may incur higher construction, occupancy, or operational costs than those in our existing markets.

In new markets, limited brand awareness could require significantly higher investments in advertising and promotions than initially anticipated. Additionally, attracting, motivating, and retaining employees who align with our vision and culture may be more difficult, further complicating our expansion efforts. Unfamiliar consumer tastes and unpredictable competitive conditions could make it harder to meet market demands, prolonging the time it takes for new locations to reach their full potential.

If we fail to successfully navigate these challenges, our overall profitability could be materially impacted, and our efforts to expand into new regions may not yield the desired results, adversely affecting our business, financial condition, and operating performance.

Opening new restaurants in existing markets may negatively impact sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, if we open new restaurants in or near markets in which we already have restaurants, it could have a material adverse effect on sales at these existing restaurants. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Our core business strategy does not entail opening new restaurants that we believe will materially affect sales at our existing restaurants in the long term. However, due to brand recognition and logistical synergies, as part of our growth strategy, we also intend to open new restaurants in areas where we have existing restaurants. This plan could have a material adverse effect on the results of operations and same-restaurant sales for our restaurants in such markets due to the close proximity with our other restaurants and market saturation. Unintentional sales cannibalization or sales cannibalization in excess of what was intended may become significant in the future as we continue to open new restaurants, and could affect our sales growth, which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

Our ability to manage future growth effectively is crucial to our financial performance.

Our growth trajectory is partially dependent on our ability to open new restaurants, and this expansion may vary from period to period. Opening new locations comes with several challenges, including, but not limited to, securing prime locations, sourcing reliable suppliers, recruiting and training staff, obtaining necessary permits, and negotiating favorable lease agreements. In addition, our future growth in same-store sales will largely depend on continued economic growth in the regions where we operate, as well as our ability to adapt to evolving consumer preferences.

We also plan our capital expenditures annually, taking into account various factors such as historical performance, market conditions, and investment requirements outlined in our franchise agreements. However, factors beyond our control—such as economic downturns, construction delays, or changes in consumer demand—could impact our ability to achieve the expected returns on these investments.

Moreover, as we grow, we must ensure that our systems, procedures, and controls are capable of handling increased operational complexity, which may require significant investment in technology and personnel. If we fail to manage our growth effectively, it could have a negative impact on our business and financial results.

Our expansion into new markets is contingent on approval from our franchisors.

As a franchisee, our ability to expand into new markets beyond Canada and Hong Kong is subject to obtaining approval from our franchisors. While we have secured the necessary approvals from our franchisors for our current expansion plans, any future expansion into additional markets will still require such approvals. If our franchisors impose delays, restrictions, or unfavorable terms on future approvals, it could limit our ability to capitalize on growth opportunities in key markets. Any inability to expand as planned could adversely impact our business strategy, financial performance, and overall growth prospects.

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The economic viability of our restaurant locations may change, and we may face challenges in securing new locations at favorable terms.

The success of our restaurants is heavily dependent on their locations. However, the economic viability of these locations may change due to factors such as demographic shifts, renovations, or poor maintenance, which could reduce customer traffic and negatively affect our sales performance. There is no guarantee that these locations will remain attractive or that the malls and buildings where our restaurants are located will continue to operate without closure, renovation, or demolition.

In addition, competition for prime retail spaces is intense, especially in Hong Kong, and our competitors may secure more favorable lease terms or exclusivity rights with landlords, limiting our access to desirable locations. Should our current locations become less viable or attractive, and if we are unable to secure new sites or renew existing leases on favorable terms, our growth strategy and overall financial performance could be adversely affected.

Our ability to attract sub-franchisees is critical to our growth strategy.

A key component of our growth strategy is expanding our footprint through sub-franchisees, particularly for our Ajisen Ramen brand in Canada. However, our ability to attract qualified sub-franchisees depends on factors such as the perceived profitability of our franchise model, the availability of desirable locations, and competition from other franchisors. If we fail to attract or retain sub-franchisees, or if our sub-franchisees fail to operate successfully, our growth plans and financial performance could be materially impacted. Additionally, disputes with sub-franchisees over operational or financial issues could harm our reputation and disrupt our business operations.

We are subject to environmental regulations, which could increase our compliance costs and adversely affect our business.

Our operations are subject to a wide range of environmental regulations and laws in the jurisdictions in which we operate, including those related to waste disposal, water use, emissions, and energy efficiency. Any changes to existing laws, the imposition of new regulations, or increased enforcement of current regulations could result in higher compliance costs, operational restrictions, or other liabilities. For example, stricter requirements on waste management or energy use could increase our operating expenses across our restaurant locations. Failure to comply with environmental laws could also subject us to fines, penalties, or reputational damage, any of which could adversely affect our financial performance and business operations.

Our results of operations may fluctuate due to seasonality.

Our sales in Hong Kong and Canada are influenced by seasonality, driven by cultural celebrations and festivals. For example, we consistently experience higher sales during major festive periods such as Chinese New Year, Christmas, and New Year’s celebrations, as customers dine out to commemorate these occasions. However, outside of these festive seasons, customer traffic and sales may decline, which could negatively impact our overall financial results. See also “Business—Seasonality” and “Management’s Discussion and Analysis—Seasonality.”

Seasonal fluctuations in sales may result in uneven financial performance throughout the year. If we experience softer sales during periods in which we have historically achieved higher sales, it could disproportionately affect our annual results. Additionally, comparisons of sales and operating performance across different periods within a financial year may not reliably indicate future performance. Any seasonal variations that deviate from historical patterns could negatively affect investor expectations and confidence in our business.

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The international nature of our business may subject us to additional risks.

As an international restaurant operator with operations in Canada and Hong Kong, we are exposed to additional risks inherent in operating across multiple jurisdictions. These risks include compliance with differing regulatory requirements, currency exchange rate fluctuations, political instability, and cultural differences that may affect consumer preferences. For example, changes in local labor laws or tax regulations could increase our operating expenses, while political or economic instability in Hong Kong could disrupt our operations there. Additionally, international operations increase the complexity of our business, which may strain our management resources or expose us to unforeseen liabilities. These factors could adversely affect our financial performance and growth prospects.

Leasing a broad portfolio of real estate exposes us to potential losses and liabilities.

We lease the premises for all of our restaurants. Our property rent costs may increase our vulnerability to adverse economic conditions, limit our ability to obtain additional financing and reduce our cash for other purposes. Our property rent costs may further increase in line with our restaurant network expansion.

We normally negotiate with the landlords to renew our leases upon their expiration. If we are unable to renew the leases, we may have to close or relocate a restaurant. We may not be able to identify suitable premises at commercially reasonable prices and we may incur significant relocation and decoration costs in relation to the new premises we lease. In addition, the revenue and profit generated from any such restaurant may be adversely affected.

Even though we are able to renew the lease agreements, we cannot assure you that we will be able to renew without substantial additional costs or increase in rental cost. If a lease agreement is renewed at a rent substantially higher than the historical rate, or any historical favorable terms granted by the lessor to us are not extended, our business and results of operations may be materially and adversely affected. As a result, any inability to obtain leases for desirable restaurant locations or renew existing leases on commercially reasonable terms could have a material and adverse effect on our business, financial condition and results of operations.

We are also subject to risks generally associated with the property rental market. These risks mainly include changes in market rental rates, relocation of business districts or communities, supply or demand for the products of our restaurants and potential liability for environmental contamination. In addition, we are also subject to risks in relation to potential title defects of the premises we lease, which sometimes are beyond our control.

The advertising and promotional strategies of our competitors could negatively impact our business.

In an industry where brand visibility and customer awareness are critical to success, effective advertising and promotions are key to attracting and retaining customers. Our competitors, including well-established brands, often have larger advertising budgets and may be able to invest heavily in promotional activities. If competitors increase their spending on advertising, or if the costs of media advertising (such as television or radio) rise, we may struggle to keep up with these efforts, particularly if our own advertising budgets are strained or if our promotional efforts are not as effective.

If our franchisors or we fail to implement successful marketing campaigns, or if competing brands are more effective in their promotional efforts, we could lose customers to rivals, which would have a negative impact on our revenues and overall financial performance.

Our inability to effectively manage the rapid and widespread impact of social media could significantly harm our business.

The growing influence of social media platforms such as Instagram, TikTok, Facebook, Threads, etc. presents both opportunities and risks for our business. These channels allow individuals to reach a large audience, often without any oversight regarding the accuracy of the information shared. Negative or misleading information about our brand, whether true or false, can spread quickly and cause immediate damage to our reputation, financial condition, and operating results.

Many of our competitors are increasing their presence on social media, and new platforms are continually emerging. To stay relevant, we must innovate and adapt our digital marketing strategies, ensuring that we remain visible and appealing to our target customers. While we invest heavily in search engine marketing, social media platforms, and other digital initiatives to build customer engagement and loyalty, these efforts may not always yield the desired results. If our social media strategies fail, we could incur costs without seeing a corresponding increase in revenue, brand recognition, or customer engagement.

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Additional risks associated with social media include the potential for misuse of proprietary information, negative comments that damage our brand, and unauthorized disclosure of personal data. Should we fail to manage these risks effectively, the resulting negative publicity could lead to litigation, increased operational costs, and significant harm to our overall reputation and business performance.

Unpredictable events such as natural disasters, political unrest, health-related outbreaks, food-borne illnesses or other disruptions could adversely impact our operations.

Our business is vulnerable to various unpredictable events, including natural disasters (such as earthquakes, floods, typhoons, and fires), political unrest, terrorist attacks, severe weather conditions, and health-related outbreaks or food-borne illnesses (such as COVID-19, Ebola, avian flu, and other epidemics). These events could significantly disrupt our operations, those of our sub-franchisees or suppliers, and adversely impact our financial condition.

For example, adverse weather, transportation delays, or traffic accidents could result in missed deliveries of perishable goods, leading to food spoilage and loss of revenue. Additionally, widespread health outbreaks or natural disasters could result in the temporary closure of offices, production facilities, or restaurants, and disrupt the supply chain, altering our ability to maintain the consistent quality and availability of our menu items, which is critical to our reputation and customer satisfaction.

In the event of a severe epidemic or natural disaster affecting Hong Kong or Canada—where most of our employees and operations are based—we may experience major disruptions, including staff shortages, suspension of services, and technological interruptions (such as loss of power, telecommunications failures, or system breakdowns). Such disruptions could materially and adversely affect our business, financial performance, and results of operations.

We are subject to risks related to sustainability and corporate social responsibility.

The growing focus on environmental, social, and governance (“ESG”) issues presents risks for our business. Consumer expectations around sustainability, ethical sourcing, and corporate responsibility are rising, and failure to meet these expectations could harm our reputation and customer loyalty. For instance, concerns over the environmental impact of our packaging, energy use, or sourcing practices for ingredients such as beef could lead to adverse publicity or reduced demand for our products. Additionally, increased regulatory scrutiny of ESG matters or the adoption of new sustainability laws could raise our compliance and operational costs. If we fail to align our business practices with evolving ESG standards, we could face reputational damage, reduced customer loyalty, or other financial and operational challenges.

The estimates of market opportunity and forecasts of market growth may prove inaccurate, and our business may fail to grow at similar rates.

This prospectus contains estimates and forecasts regarding the market opportunity for Japanese-themed dining concepts and the projected growth of this market. These projections are based on various assumptions and third-party data, which may prove to be inaccurate. Even if the market in which we operate achieves the forecasted growth, we may not grow at similar rates or may fail to capture our projected market share. Factors such as increased competition, changing consumer preferences, or operational challenges could prevent us from achieving anticipated growth. Any failure to meet market expectations could adversely affect investor confidence and the value of our business.

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We may require additional financing to achieve our growth goals.

To achieve our strategic growth goals, including opening new restaurant locations and expanding into new markets, we may require additional financing. If we are unable to secure the necessary capital on acceptable terms, or at all, we may be forced to delay or scale back our expansion plans, which could limit our growth potential. Additionally, any future financing could result in increased debt obligations or dilution of existing shareholders or new equity that we issue could have rights, preferences or privileges superior to those of our Class A Ordinary Shares, which may adversely affect our financial condition or the value of our shares. Our ability to obtain financing may be influenced by factors outside of our control, including market conditions, interest rates, and investor sentiment.

Our insurance may not be sufficient to cover certain losses.

We purchase and maintain insurance policies that we believe are customary with the standard commercial practice in our industry and as required under the relevant laws and regulations. However, we cannot guarantee that our insurance policies will provide adequate coverage for all the risks in connection with our business operations. If we were to incur substantial losses and liabilities that are not covered by our insurance policies, we could suffer significant costs and diversion of our resources, which could have a material and adverse effect on our financial conditions and results of operations. We may be required to bear our losses to the extent that our insurance coverage is insufficient.

Failures or breaches of our information technology systems could disrupt our operations and expose us to litigation or reputational damage.

Our Operating Subsidiaries use computerized point of sale (“POS”) systems in our restaurant locations across Hong Kong and Canada. These systems are essential for recording invoices, tracking sales revenue, and managing operating expenses. We rely on the POS systems and our network infrastructure to oversee daily operations and collect accurate, real-time financial and operational data for business analysis. Any damage to or failure of these systems that disrupts our operations could adversely impact our business and financial results.

Additionally, we collect and store certain personal information from our customers, including during credit card transactions, online reservations, and feedback submissions. If our network security is compromised and this data is accessed by unauthorized individuals or misused, we may be held liable for the breach, potentially facing litigation or other legal actions. Such incidents could divert management’s attention, incur substantial liabilities, and result in unexpected losses and expenses. Moreover, a data breach could harm consumer trust in our Group and brands, further damaging our business and operating performance.

Changes to international trade policies, tariffs, and treaties could adversely impact our business.

Our business is influenced by international trade policies and agreements, as we rely on the importation of certain specialty ingredients and proprietary products from Japan and other regions. Changes in trade policies, tariffs, or treaties, including those driven by shifting political administrations or the emergence of trade wars, could increase the cost of importing these essential products. For example, the imposition of new tariffs on food imports from Japan or other countries could significantly increase our supply chain costs. Any such changes could adversely affect our ability to source ingredients at competitive prices, disrupt our supply chain, and negatively impact our financial results.

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We may be adversely affected by legal actions or claims with respect to our business.

We could be adversely affected by legal actions and claims brought by consumers or regulatory authorities in relation to the quality of our products and eventual health problems or other consequences caused by our products or by any of their ingredients. We could also be affected by legal actions and claims brought against us for products made in a jurisdiction outside of our territories. Because we conduct our business in two different countries, we may be subject to multi-jurisdictional private and governmental lawsuits, including, but not limited to, lawsuits relating to labor and employment practices, occupational health and safety, taxes, trade and business practices, franchising, intellectual property, consumer protection, product safety, licensing, real property, landlord/tenant, environmental, advertising, nutrition and anti-trust matters.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

Our revenues and expenses will be denominated predominantly in Hong Kong dollars and Canadian dollars. Although the exchange rates between HKD to USD have been pegged since 1983, we cannot assure you that HKD will remain pegged to USD. Any significant fluctuations in the exchange rates between HKD to USD or CAD to USD, particularly when converting USD proceeds from this offering into HKD or CAD for our operations, could have an adverse effect on the amounts we receive from such conversions. We have not used any forward contracts, futures, swaps, or currency borrowings to hedge our exposure to foreign currency risk.

Our financial result for the year ending September 30, 2025 is expected to be adversely affected by non-recurring listing expenses.

Our management is of the view that our financial results for the year ending September 30, 2025 are expected to be adversely affected by the listing expenses in relation to the offering, the nature of which is non-recurring. See “- Expenses Related to this Offering” for further information. Part of the listing expenses is expected to be accounted for as a deduction from equity upon listing while part of the listing expenses has been and is expected to be recognized as expenses in the consolidated statements of income which is expected to be recognized for the year ending September 30, 2025. Accordingly, the results of operation and financial performance for the year ending September 30, 2025 may be adversely impacted, and may or may not be comparable to our financial performance in the past.

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Risks Related to Doing Business in Hong Kong

Part of our operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our HK Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

Riku is a holding company, and we conduct a part of our operations in Hong Kong through our HK Operating Subsidiaries. We have no operations in Mainland China. However, our HK Operating Subsidiaries are located and operate their business in Hong Kong, which is a special administrative region of the PRC. Pursuant to the Basic Law of Hong Kong (“Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of the PRC laws and regulations to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the PRC laws and regulations to Hong Kong and exercise significant direct influence and discretion over the operation of our HK Operating Subsidiaries in the future and, it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political environment or other unforeseeable reasons.

In the event that we or our HK Operating Subsidiaries become subject to the PRC laws and regulations, the legal and operational risks associated with being based in and having operations in Mainland China could also apply to our operations in Hong Kong. We would face the risks and uncertainties associated with the PRC legal system, complex and evolving PRC laws and regulation, and whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would apply to companies like our HK Operating Subsidiaries and us, given the substantial operations of our HK Operating Subsidiaries in Hong Kong. The Chinese government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence our HK Operating Subsidiaries’ operations at any time could result in a material change in our operations and/or the value of our securities. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with clients in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws, regulations, and other government directives of the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our business development;

●	increase our operating expenses or reputational risks;

●	require significant management time and resources;

●	cause devaluation of our securities or delisting; and

●	subject us to potential administrative penalties, legal liabilities, or operational restrictions.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We have no operations in Mainland China. Based on our understanding of the PRC laws and regulations currently in effect as of the date of this prospectus, as our HK Operating Subsidiaries are located in Hong Kong, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, that it will not be subsequently denied or rescinded.

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The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the HK Operating Subsidiaries in Hong Kong.

The PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to the outside of Hong Kong and may affect our ability to receive funds from our HK Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Ordinary Shares, potentially rendering it worthless.

Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our HK Operating Subsidiaries and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Class A Ordinary Shares.

Although we currently do not have or intend to have any subsidiary or any contractual arrangement to establish a VIE structure with any entity in mainland China, we are still subject to certain legal and operational risks associated with our HK Operating Subsidiaries being based in Hong Kong. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies such as our HK Operating Subsidiaries given the operations of our HK Operating Subsidiaries in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our HK Operating Subsidiaries were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our HK Operating Subsidiaries might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. Our organizational structure involves risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our HK Operating Subsidiaries’ operations and/or a material change in the value of our Class A Ordinary Shares, including the risk that such event could cause the value of such securities to significantly decline or become worthless. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

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We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies on August 8, 2006, and amended on June 22, 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of domestic companies in mainland China and controlled by companies or individuals of mainland China to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In addition, on December 24, 2021, the CSRC released the Administrative Regulations of the State Council Concerning the Oversea Issuance of Security and Listing by Domestic Enterprise (Draft for Comments) (the “Draft Administrative Regulations”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively the “Draft Rules on Overseas Listing”, for public opinion.

Riku is a holding company incorporated in the Cayman Islands with subsidiaries based in Hong Kong and Canada. As of the date of this prospectus, we have no subsidiary, VIE structure or any direct operations in mainland China, nor do we intend to have any subsidiary or VIE structure or to acquire any equity interests in any domestic companies in mainland China, and we are not controlled by any companies or individuals of mainland China. Further, our HK Operating Subsidiaries are headquartered in Hong Kong and all of their revenues and profits are generated in Hong Kong, and not in mainland China. Additionally, we do not intend to operate in mainland China in the foreseeable future. As such, we do not believe we would be subject to the M&A Rules, or would be required to file with the CSRC under the Trial Measures. Moreover, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).Therefore, we believe, as of the date of this prospectus, the CSRC’s approval or review is not required for the listing and trading of our Class A Ordinary Shares in the U.S. exchange as provided under the M&A Rules and the Trial Measures.

Part of our operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our HK Operating Subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.

In addition, on December 28, 2021, the Measures were published and became effective February 15, 2022, and require that, among other things, and in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and which further elaborate on the factors to be considered when assessing the national security risks of the relevant activities. The publication of the Measures indicates greater oversight by the CAC over data security, which may impact our business and this Offering in the future. As of the date of this prospectus, our Operating Subsidiary does not have any mainland China individuals as clients. We do not expect the Measures to have an impact on our business, operations or this Offering to subject us or our HK Operating Subsidiaries to permission requirements from the CAC or any other government agency that is required to approve our HK Operating Subsidiaries’ operations, as we do not believe we will be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, or if other regulations promulgated in relation to the Measures are deemed to apply to us, our subsidiary’s business operations and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review or we and our subsidiary might be covered by permission from the CAC or any other government agency that is required to approve our HK Operating Subsidiaries’ operations in the future. Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It also remains uncertain what the potential impact such modified or new laws and regulations will have on our subsidiary’s daily business operations, its ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchanges. If any or all of the foregoing were to occur, it may significantly limit or completely hinder our ability to complete this Offering or cause the value of our Class A Ordinary Shares to significantly decline or become worthless. As of the date of this prospectus, there are no commensurate laws or regulations in Hong Kong which result in similar significant oversight over data security for companies seeking to offer securities on a foreign exchange. However, we cannot guarantee that, if, in the future, such laws or regulations were issued in Hong Kong, we would be compliant with such laws or regulations in a timely manner or at all. In addition, we may have to spend significant time and costs to become compliant. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the relevant regulatory authorities, and our ability to conduct our business, or offer securities on a U.S. or other international securities exchange may be restricted. As a result of the foregoing, our business, reputation, financial condition, and results of operations may be materially and adversely affected.

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Recent statements by the PRC government have indicated an intent to exert more exert oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, given that the Group has no operations in China, the Company believes it is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in China, should we have any future operations in China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this offering as we do not believe that our HK Operating Subsidiaries would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. This conclusion is based on the following factual circumstances: (i) our HK Operating Subsidiaries operate restaurants solely within Hong Kong, engaging exclusively in routine commercial activities unrelated to critical information infrastructure; (ii) their processing of personal information such as customer reservations, payments, and related restaurant operations, involves significantly fewer than one million users; (iii) their operations are confined to Hong Kong, and they do not process personal data of individuals within mainland China or conduct cross-border data transfers from mainland China; and (iv) as of the date of this prospectus, we have not received any notification, inquiry, warning, or request from the CAC or any other PRC regulatory authorities indicating that we are or may be classified as an “operator of critical information infrastructure” or a “data processor,” nor have we received requests to submit to a cybersecurity review. Accordingly, we believe that our HK Operating Subsidiaries are not subject to the Revised Review Measures. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and any of our HK Operating Subsidiaries is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by Hastings & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company and its HK Operating Subsidiaries, are not required to obtain any permissions or approvals from Hong Kong authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. Part of our operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our HK Operating Subsidiaries received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by Hastings & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

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Based on management’s internal assessment that the Company and its subsidiaries currently have no material operations in the PRC, the Company’s management believes that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also believe that our HK Operating Subsidiaries are not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Under the PRC Enterprise Income Tax Law (“EIT Law”) and its implementing rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation (“SAT”) issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

As all of our board members and management are residents of Hong Kong and Canada, and substantially all of our assets and the primary location of the day-to-day operational management are located in Hong Kong and Canada, we are not a “de facto management body” as defined in the Circular 82. Therefore, we are not subject to EIT Law.

To the date of this prospectus, our subsidiaries and business operations are not subject to the specific laws and regulations adopted by the PRC. Accordingly, we do not believe it is necessary to obtain a legal opinion from PRC counsel, as there are no applicable PRC regulations that would impact our operations.

If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the Chinese government in 2022 and 2023, including the Measures, the PRC Personal Information Protection Law and the Trial Measures have already indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in mainland China-based issuers. We could be subject to approval or review by Chinese regulatory authorities to pursue this offering. We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a VIE structure with any entity in mainland China, but because part of our operations are conducted in Hong Kong through our HK Operating Subsidiaries, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

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Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

Our HK Operating Subsidiaries are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) provides that a data user shall not do an act, or engage in a practice, that contravenes a data protection principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The PDPO also places a statutory duty on data users to comply with the requirements of the six data protection principles contained in Schedule 1 of this ordinance. The six data protection principles are as follows: (i) principle 1 — purpose and manner of collection of personal data; (ii) principle 2 — accuracy and duration of retention of personal data; (iii) principle 3 — use of personal data; (iv) principle 4 — security of personal data; (v) principle 5 — information to be generally available; and (vi) principle 6 — access to personal data. The PDPO also gives data subjects to the following rights: (i) the right to be informed of whether any data user holds their personal data; (ii) the right to be supplied with a copy of such data; and (iii) the right to request correction of any data they consider to be inaccurate. Non-compliance with a data protection principle may lead to a complaint to the Privacy Commissioner for Personal Data.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO. Given the nature of our business as an international restaurant operator, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this Offering. However, if we or our HK Operating Subsidiaries have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations. Nonetheless, as advised by our Hong Kong legal counsel, we do not believe that existing or future data privacy or cybersecurity laws in Hong Kong will materially restrict our business operations, limit our ability to accept foreign investment, or impair our ability to list on a U.S. or foreign stock exchange. This conclusion is based on an assessment of our current business activities, which primarily involve operating restaurants and handling limited personal data such as customer contact information, reservations, payments, and employee records, and do not involve large-scale processing of sensitive or high-risk personal data that would typically attract heightened regulatory scrutiny under the PDPO or other applicable Hong Kong data privacy and cybersecurity requirements. Furthermore, as of the date of this prospectus, we are not aware of any existing or reasonably foreseeable Hong Kong laws, regulations, or governmental orders imposing restrictions specifically applicable to foreign investment or overseas listings of businesses similar to ours, provided such businesses remain in compliance with the PDPO and related laws.

However, given the evolving and dynamic nature of data privacy and cybersecurity regulations in Hong Kong, future legislative or regulatory developments could result in additional compliance obligations, unexpected restrictions, or heightened scrutiny. Any failure to comply with current or future Hong Kong data privacy and cybersecurity laws or regulations could result in regulatory actions, fines, penalties, or litigation, any of which could adversely affect our business, financial condition, and results of operations.

The enactment of the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our HK Operating Subsidiaries, which forms part of our business.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong, which forms part of our business. If our HK Operating Subsidiaries are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position, and results of operations could be materially and adversely affected.

There are political risks associated with conducting business in Hong Kong.

Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance, or disobedience, as well as significant natural disasters, may affect the market and may adversely affect the business operations of the Company. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Since part of our operation is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

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Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development including the Hong Kong National Security Law issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and at the time President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. In addition, the United States has suspended several bilateral agreements with Hong Kong, including its extradition treaty, tax information exchange agreement, and a reciprocal agreement on tax exemptions for international shipping. More recently, the U.S. has expanded enforcement of export restrictions and sanctions to include Hong Kong-based entities, reflecting a broader policy shift toward treating Hong Kong as a conduit for restricted trade with Mainland China. These developments may represent an escalation in political and trade tensions involving the U.S., China, and Hong Kong, which could potentially harm our business.

Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative, or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to our HK Operating Subsidiaries.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong SAR’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

Because our business is conducted in Hong Kong dollars and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Since part of our business is conducted by our HK Operating Subsidiaries in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, but the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, our Class A Ordinary Shares offered by this prospectus are denominated in United States dollars, and we will need to convert the net proceeds we receive into Hong Kong dollars in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Risks Related to Doing Business in Canada

Our operations are subject to various laws and regulations in Canada.

Our Canadian business, which currently consists of four directly managed Ajisen Ramen restaurants, nine sub-franchised locations, and a central kitchen, operates entirely within Ontario. We are subject to a wide range of federal, provincial, and municipal laws, including those governing franchise operations, labor and employment, health and safety, food handling, environmental protection, and data privacy. Failure to comply with these regulations could result in penalties, fines, or other legal actions, which may adversely affect our business. For instance, non-compliance with the applicable municipality’s stringent food safety regulations or Ontario’s labor laws could lead to temporary closures of our restaurants or central kitchen, negatively impacting our financial performance. Furthermore, any failure by our sub-franchisees to adhere to these standards could harm the Ajisen brand and affect our overall business reputation.

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Provincial laws in Ontario govern franchise relationships, and we are required to comply with franchise disclosure obligations under the Arthur Wishart Act (Franchise Disclosure), 2000, as amended. This requires us to provide prospective franchisees with comprehensive disclosure documents outlining the terms and conditions of the franchise arrangement. Failure to meet these requirements could result in disputes, the voiding of franchise agreements, or legal action, which may impede our expansion plans in Ontario and potentially other provinces in the future.

Changes in Canadian laws, regulations, or government policies may negatively impact our business.

The legislative and regulatory environment in Canada is subject to changes, and new laws or regulations may be introduced that could impact our profitability. For example, amendments to labor laws in Ontario, such as increases in the minimum wage or new employee benefits requirements, could raise our operating costs and reduce profitability.

We also face risk from changes in government policies that could affect our ability to operate efficiently. For instance, new regulations related to food safety, environmental sustainability, anti-trust and competition or data privacy could require us to modify our operations, potentially incurring additional costs. Furthermore, changes in franchise-related laws and new court decisions, or the interpretation of related laws and regulations could impact our relationships with sub-franchisees, leading to disputes or legal challenges that may harm our financial performance.

Economic conditions in Canada may adversely affect consumer spending and our business.

Our revenue in Canada, particularly in Ontario, is closely tied to consumer discretionary spending, which can be influenced by broader economic conditions. Economic downturns, inflationary pressures, or rising interest rates could reduce consumer confidence and disposable income, leading to lower foot traffic and reduced sales at both our directly managed and sub-franchised locations. Additionally, the rising cost of living in urban centers like Toronto could deter consumers from dining out, further impacting our sales.

Economic uncertainty could also result in higher operating costs, particularly in the areas of labor, food supplies, and rent. For instance, labor shortages in the food service industry have been a challenge in Ontario, and increasing wages or benefits could raise our staffing costs significantly. Additionally, disruptions in our supply chain—whether due to inflation, logistical issues, or fluctuations in the cost of imported goods—could affect the pricing and availability of key ingredients, putting pressure on our profit margins.

Social, political, and regulatory developments in Canada may have a material adverse impact on our business.

We are also exposed to risks stemming from social, political, and regulatory developments in Canada, particularly in Ontario. Changes in the political landscape, including shifts in government leadership or policy priorities, could lead to new regulations that impact our operations. For example, increases in taxes, imposition of tariffs, new environmental regulations, or changes in food safety standards could impose additional costs or operational challenges. Social developments, such as a growing emphasis on sustainability or ethical sourcing, may also influence consumer behavior and regulatory expectations, requiring us to adapt our business practices at potentially significant costs.

Additionally, any negative media coverage or social media amplification of issues related to food safety, labor practices, or environmental concerns could harm our reputation and reduce customer traffic. This risk is heightened by the widespread use of mobile technology and social media platforms, which can rapidly spread complaints or concerns, even if they are based on rumors or isolated incidents. Negative publicity, whether affecting our specific restaurants or the broader restaurant industry, could have a lasting adverse impact on our business in Ontario and beyond.

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Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash.

Riku is a holding company, and we will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. We do not expect to pay dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. If any of our Operating Subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

There are no statutory prohibitions in the Cayman Islands on the granting of financial assistance by a company to another person for the purchase of, or subscription for, its own, its holding company’s or a subsidiary’s shares. Therefore, a company may provide financial assistance provided the directors of the company, when proposing to grant such financial assistance, discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company. Such assistance should be on an arm’s-length basis. Subject to the Companies Act and our Articles of Association, our Company in general meeting may declare dividends in any currency but no dividends shall be declared in excess of the amount recommended by our board of directors. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of the company’s memorandum and articles of association, a company may pay dividends and distributions out of its share premium account. In addition, based upon English case law that is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits. The Cayman Islands does not impose a withholding tax on payments of dividends to shareholders. For more details, please see “Description of Share Capital.”

Under the BVI Business Companies Act 2004 (as amended) and subject to its memorandum and articles of association, a BVI company may authorize and declare a dividend to shareholders at such time and of such an amount as the board of directors thinks fit to the extent that immediately following the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

According to the Companies Ordinance of Hong Kong, dividends could only be paid by our HK Operating Subsidiaries out of its distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between Riku and its Subsidiaries, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our business and Subsidiaries to Riku and U.S. investors.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The PRC laws and regulations do not currently have any material impact on transfers of cash from Riku to our HK Operating Subsidiaries or our HK Operating Subsidiaries to Riku, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our HK Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless.

According to Section 43(1) of the Canada Business Corporations Act (“CBCA”), which is applicable to ARCI, and Section 38 of the Business Corporations Act (Ontario) (“OBCA”), which is applicable to the CA Operating Subsidiaries (except ARCI), our CA Operating Subsidiaries may pay dividends by issuing fully paid shares of the corporation or in money or property. However, our CA Operating Subsidiaries may not declare or pay a dividend if, as provided under Section 42 of the CBCA or Section 38 of the OBCA, as applicable, there are reasonable grounds for believing that the corporation is, or would after payment be, unable to pay its liabilities as they become due, or the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. Canada does not impose any foreign exchange control restrictions which would restrict or prohibit the repatriation of funds by a Canadian corporation out of Canada, including to pay dividends to its foreign shareholder(s), except for transactions that will violate the Criminal Code and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

Dividends paid by the CA Subsidiaries to its non-resident shareholder (situated in British Virgin Island) are subject to a withholding tax at a rate of 25%. During fiscal year 2024, our CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payments of an aggregate amount of $254,376 to its shareholders out of the additional paid-in capital balance. In addition, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. For more information, see our consolidated financial statements and related notes thereto, in each case included in this prospectus. Except for the dividend payments mentioned above, the Company, and its CA Operating Subsidiaries, currently intend to retain any future earnings to finance the operation and expansion of their businesses, and the Company does not expect to declare or pay any dividends in the foreseeable future.

Any limitation on the ability of our Operating Subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

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You may experience difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We conduct our operations in Canada through our CA Operating Subsidiaries and in Hong Kong through our HK Operating Subsidiaries. All of our assets are located in Canada and Hong Kong. In addition, all of our directors and executive officers named in this prospectus reside in Hong Kong and Canada, and most of their assets are located in Hong Kong and Canada. As a result, it may be difficult or impossible for you to bring an action against us or our directors and officers in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Hong Kong, or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Carey Olsen Hong Kong LLP, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. For more details, see “Enforcement of Civil Liabilities.”

You may have more difficulties protecting your interests than you would as a shareholder of a U.S. corporation.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take actions against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect or obtain copies of the register of members or corporate records of the company. Our directors have discretion but are not obliged to, under our Articles to determine whether or not, and under what conditions, our corporate records may be made available to our shareholders for their inspection. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. A Cayman Islands exempted company may maintain its principal register of members and any branch registers in any country or territory, whether within or outside the Cayman Islands, as the company may determine from time to time. There is no requirement for an exempted company to make any returns of members to the Registrar of Companies in the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection.

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Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or Controlling Shareholder than they would as public shareholders of a company incorporated in the United States.

For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Certain Cayman Islands Company Considerations — Differences in Corporate Law”.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the Cayman Islands’ International Tax Co-operation (Economic Substance) Act (as revised) of the Cayman Islands (“ES Act”), a “relevant entity’’ that is engaged in “relevant activities” including, for example, a financing and leasing business or an intellectual property business, and receive “relevant income” (i.e., gross income generated from the “relevant activities”) is required to satisfy the economic substance test set out in the ES Act and related compliance requirements including performance of substantive functions in the Cayman Islands. A “relevant entity’’ includes an exempted company incorporated in the Cayman Islands as is the Company and the Company may be subject to the compliance obligations to ensure the Company satisfies the requirements of the ES Act. If the Company is subject to ES Act and are unable to comply with the ES Act, the Company may be subject to significant fines and penalties and, if the authorities determines that the Company has failed to satisfy the ES Act for a period of time, the Registrar of Companies of the Cayman Islands may apply to the Grand Court of the Cayman Islands for an order to struck off the Company.

Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of other shareholders.

Immediately after completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, our Controlling Shareholder will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of our total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or [●] Class B Ordinary Shares and [●] Class A Ordinary Shares, representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the over-allotment option is exercised in full. Because the Controlling Shareholder will control a majority of our outstanding voting power, we will be a “controlled company” under corporate governance rules for NASDAQ-listed companies. Therefore, the Controlling Shareholder will be able to exert significant control over our management and affairs requiring shareholder approval, including approval of significant corporate transactions.

Our Controlling Shareholder may result in strategic business decisions that favor our Controlling Shareholder rather than the interests of our other shareholders.

Although our company is a stand-alone company, we expect to operate, for as long as our Controlling Shareholder is our controlling shareholder, as an affiliate of Integrated Winners International Limited. Our Controlling Shareholder may from time to time make strategic decisions that it believes are in the best interests of the Group as a whole, including our Company. These decisions may be different from the decision that we would have made on our own. Notwithstanding the duty of our Board to act in the best interests of the Company, in particular with respect to matters over which our shareholders retain control, our Controlling Shareholder’s decisions with respect to us or our business may be resolved in ways that favor our Controlling Shareholder, which may not coincide with the interests of our other shareholders. We may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable to us than if we were dealing with a non-controlling shareholder. Even if both parties seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice.

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We may have conflicts of interest with our Controlling Shareholder, because of our Controlling Shareholder’s controlling ownership interest in our Company, we may not be able to resolve such conflicts on terms favorable to us.

Immediately after completion of this offering, our Controlling Shareholder will hold [●] Class B Ordinary Shares and [●] Class A Ordinary Shares, representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or [●] Class B Ordinary Shares and [●] Class A Ordinary Shares, representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the over-allotment option is exercised in full. Accordingly, our Controlling Shareholder will continue to be our controlling shareholder immediately upon the completion of this offering and may have significant influence in determining the outcome of any corporate actions or other matters that require shareholder approval, such as mergers, consolidations, change of our name, and amendments of our memorandum and articles of association.

The concentration of ownership and voting power may cause transactions to occur in a way that may not be beneficial to you as a holder of our Class A Ordinary Shares and may prevent us from doing transactions that would be beneficial to you.

We are a “controlled company” within the meaning of the Nasdaq listing rules, and intend to follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our largest shareholder will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. As a “controlled company”, we intend to elect to rely on these exemptions from certain corporate governance requirements under the Nasdaq Listing rules, such as that a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a “controlled company” and during any transition period following a time when we are no longer a “controlled company”, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Management—Controlled Company.”

Risks Related to our Class A Ordinary Shares and this Offering

Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to the PCAOB inspection on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future, investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCAA if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before the securities may be prohibited from trading or delisted.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2,2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i)Mainland China, and (ii) Hong Kong.

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On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16,2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Golden Eagle CPAs LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in New Jersey and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is not headquartered in mainland China or Hong Kong and is not subject to and not affected by to the PCAOB’s December 2021 Determination Report. As a firm located in the U.S. and registered with the PCAOB, Golden Eagle CPAs LLC is subject to laws in the United States which provide that the PCAOB shall conduct regular inspections to assess the auditor’s compliance with the applicable professional standards. As such, as of the date of this prospectus, this offering is not affected by the HFCA Act and related regulations. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCAA are uncertain. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCAA. If our Class A Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Ordinary Shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and the PRC could affect our ability to list our Class A Ordinary Shares, which could materially impair the market for and market price of our Class A Ordinary Shares.

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Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Based on our dual-class voting structure, holders of Class A Ordinary Shares will be entitled to one (1) vote per share in respect of matters requiring the votes of shareholders, while holders of Class B Ordinary Shares will be entitled to twenty (20) votes per share and each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Due to the disparate voting powers associated with our two classes of ordinary shares, our Controlling Shareholder will beneficially own 67.6% of the aggregate voting power of our Company immediately following the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, assuming that the underwriters do not exercise their over-allotment option. The interests of our Controlling Shareholder may not coincide with your interests, and it may make decisions with which you disagree, including decisions on important topics such as the composition of the board of directors, compensation, management succession, and our business and financial strategy. To the extent that the interests of our Controlling Shareholder differ from your interests, you may be disadvantaged by any action that they may seek to pursue. This concentrated control could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

We cannot predict the effect our dual-class structure may have on the market price of our Class A Ordinary Shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A Ordinary Shares, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced and implemented policies, the dual-class structure of our Ordinary Shares would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A Ordinary Shares. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our ordinary shares, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Ordinary Shares less attractive to other investors. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A Ordinary Shares. We have applied for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market. An active public market for our Class A Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Class A Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Class A Ordinary Shares shortly following this offering. If the market price of our Class A Ordinary Shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in the price of our Class A Ordinary Shares, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources from our business.

The market price of our Class A Ordinary Shares may be highly volatile, and you could lose all or part of your investment.

The trading price of our Class A Ordinary Shares is likely to be volatile. Upon the consummation of this offering, we will have a relatively small public float due to the relatively small size of this offering, and the concentrated ownership of our Class A Ordinary Shares among our executive officers and directors. As a result of our small public float, our Class A Ordinary Shares may be less liquid and have greater stock price volatility than the shares of companies with broader public ownership. Our stock price could be subject to wide fluctuations in response to a variety of other factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	changes in financial or operational estimates or projections;

●	termination of the lock-up agreement or other restrictions on the ability of our shareholders and other security holders to sell shares after this offering; and

●	general economic or political conditions in Hong Kong, Canada and the United States or elsewhere.

In addition, the stock price of a number of companies involved in initial public offerings, particularly among companies with relatively smaller public floats, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our stock. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. If the market price of our Class A Ordinary Shares after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

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Volatility in the price of our Class A Ordinary Shares may subject us to securities litigation.

The market for our Class A Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our Class A Ordinary Share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

We have applied to have our Class A Ordinary Shares listed on Nasdaq Capital Market. We expect that our Class A Ordinary Shares will be listed on Nasdaq Capital Market on or promptly after the date of this prospectus. However, we cannot assure you that we will be able to meet Nasdaq’s initial listing standards or that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Class A Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The U.S. National Securities Markets Improvement Act of 1996 prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Class A Ordinary Shares will be listed on Nasdaq, such securities will be covered securities. Although states are pre-empted from regulating the sale of our Class A Ordinary Shares when they are listed on Nasdaq, this statute does allow the states to investigate companies if there is a suspicion of fraud, and if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities on a case-by-case basis. Further, if we were no longer listed on Nasdaq, our Class A Ordinary Shares would not be covered securities and we would be subject to regulations in each state in which we offer our Class A Ordinary Shares.

Our Class A Ordinary Shares are expected to initially trade under US$5.00 per share and thus would be known as “penny stock.” Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Class A Ordinary Shares.

Our Class A Ordinary Shares are expected to initially trade below US$5.00 per share. As a result, our Class A Ordinary Shares would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than US$5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Class A Ordinary Shares could be considered to be “penny stock.” A penny stock is subject to rules that impose additional sales practice requirements on brokers/dealers who sell these securities to persons other than established members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of brokers/dealers to sell our Class A Ordinary Shares, and may negatively affect the ability of holders of our Class A Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to do so.

The IPO price and sale price for resales of Class A Ordinary Shares sold under the Resale Prospectus could differ.

The initial public offering price of our Class A Ordinary Shares in the IPO has been determined by negotiations between the Company and the underwriters. The offering price in the IPO bears no relationship to our assets, earnings or book value, or any other objective standard of value. The Selling Shareholders may sell their Class A Ordinary Shares under the Resale Prospectus in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals as further described in the “Selling Shareholders Plan of Distribution” in the Resale Prospectus after close of the IPO and listing of the Class A Ordinary Shares on Nasdaq. Therefore, the initial public offering price of the IPO and the sale price for resales of Class A Ordinary Shares sold under the Resale Prospectus could differ. As a result, the purchasers in the Resale Offering could pay more or less than the initial public offering price in the IPO.

The future sales of Ordinary Shares by existing shareholders, including the sales pursuant to the Resale Prospectus, may adversely affect the market price of our Class A Ordinary Shares.

As a relatively small-capitalization company with relatively small public float we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. The Class A Ordinary Shares registered for resale as part of the Resale Prospectus, once registered, will constitute a considerable percentage of our public float. Sales of a substantial number of our Class A Ordinary Shares in the public market could occur at any time. The sales of a substantial number of registered shares could result in a significant decline in the public trading price of our Class A Ordinary Shares and could impair our ability to raise capital through the sale or issuance of additional Ordinary Shares. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares. Despite such a decline in the public trading price, the Selling Shareholders may still experience a positive rate of return on the Class A Ordinary Shares due to the lower price at which they purchased their Class A Ordinary Shares compared to other public investors and may be incentivized to sell their Class A Ordinary Shares when others are not.

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Our pre-IPO shareholders, including our Controlling Shareholder, will be able to sell their shares after completion of this offering subject to restrictions under Rule 144.

Our pre-IPO shareholders, including our Controlling Shareholder, may be able to sell their Ordinary Shares pursuant to Rule 144 under the Securities Act after completion of this offering and after expiration of the applicable lock-up period. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of our Class A Ordinary Shares following completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

Substantial future sales or perceived sales of our Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of our Ordinary Shares in the public market, or the perception that these sales could occur, could cause their market price to decline. Such sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Additionally, if any existing shareholder or shareholders sell a substantial amount of our Ordinary Shares, this, in turn, could have a material adverse effect on their price.

In particular, as we are registering 1,643,334 Class A Ordinary Shares for resale by certain selling shareholders, such resale shares would be immediately available for resale in the public market, which may cause or accelerate our market price to decline.

Because our initial public offering price is substantially higher than our pro-forma net tangible book value per share, you will incur immediate and substantial dilution in the book value of your Class A Ordinary Shares.

Investors purchasing our Class A Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma net tangible book value per Class A Ordinary Share. As a result, investors purchasing Class A Ordinary Shares in this offering will incur immediate dilution of $[●] per Class A Ordinary Share, based on the assumed initial public offering price of $[●] per Class A Ordinary Share, which is the midpoint of the estimated offering price range described on the cover of this prospectus assuming no exercise of over-allotment options. Investors in this offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for more information on the dilution you may experience as a result of investing in this offering.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that the information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, but not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of a person, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the net proceeds from this offering as follows: approximately 50% for expansion into new markets; approximately 20% for existing markets capital expenditure; and approximately 30% for general working capital. See “Use of Proceeds”. We have not determined a specific use for a portion of the net proceeds of this offering now earmarked for working capital and other general corporate purposes, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds would be used appropriately before you make your investment decision, and you must therefore rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the price of our Class A Ordinary Shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

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We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, we may only pay dividends if we are solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under the Cayman Islands law, namely that the Company may only pay dividends out of profits or share premium, and provided that under no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. We cannot assure you that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Class A Ordinary Share price or trading volume to decline.

If a trading market for our Class A Ordinary Shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Class A Ordinary Shares will have had relatively little experience with us or possibly with our industry as well, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our Class A Ordinary Share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. corporation.

Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Shares. Furthermore, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

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If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, obtaining and maintaining directors’ and officers’ liability insurance would become more difficult and expensive for us, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

If we fail to implement and maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended September 30, 2024 and 2023, we identified material weaknesses in our internal control over financial reporting and other control deficiencies as of September 30, 2024. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified to date relate to (i) there was no accountant with adequate U.S. GAAP knowledge working in the Company’s Accounting Department. Part of the Company’s U.S. GAAP reporting function was outsourced to external consultant; (ii) the Company does not have internal audit function in place to monitor the control execution which may lead to material audit adjustments to the financial statements; and (iii) lack of assessment and implementation of internal control over financial reporting in accordance with the requirement of COSO 2013 framework.

Following the identification of the material weaknesses and control deficiencies, we plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with the assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors and strengthening corporate governance.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our Class A common stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending September 30, 2025. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a smaller reporting company. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we intend to rely on certain corporate governance practices commonly followed in the Cayman Islands after we complete this offering. If we rely on corporate governance practices commonly followed in the Cayman Islands in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

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We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

Further, we cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and the price of our Class A Ordinary Shares may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company” as defined in the JOBS Act and will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. After we are no longer an “emerging growth company”, or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of Sarbanes-Oxley and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We will incur additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

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There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investor of our Class A Ordinary Shares.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Material United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

Changes in our tax rates or exposure to additional tax liabilities or assessments could affect our profitability, and audits by tax authorities could result in additional tax payments.

We operate in Hong Kong and Canada, which are subject to distinct tax regimes and regulations. Our effective tax rates could be impacted by changes in tax laws, treaties, or regulations, or by differing interpretations or enforcement of such laws in these jurisdictions. Factors such as amendments to tax rates, changes in government policy, or the introduction of new tax rules - whether in Hong Kong, Canada, or any other jurisdiction in which we may expand in the future, could materially affect our financial performance.

Moreover, audits or investigations by tax authorities could result in additional tax liabilities, penalties, or assessments. Any such changes or developments could adversely impact our profitability, results of operations, and financial condition.

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INDUSTRY REVIEW

In connection with the offering, we have engaged Frost & Sullivan, an independent research firm, to conduct a detailed analysis and prepare an industry report on the markets in which we operate (the “Frost & Sullivan Report”). Except for the Frost & Sullivan Report, we did not commission any other industry report in connection with this offering. All the information and data presented in this section have been derived from the Frost & Sullivan Report, unless otherwise indicated. See “Industry and Market Data” for additional information.

While we believe that the information set forth herein is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Overview of the restaurant industry

The global foodservice industry remains a vital component of the world economy. In 2023, the global foodservice market was valued at USD 3,028.3 billion, and it is projected to reach USD4,248.8 billion in 2028, representing a compound annual growth rate (“CAGR”) of 7.0% since 2023.This growth is primarily driven by rising disposable incomes, evolving consumer lifestyles and the rapid expansion of cafés, restaurants, and online food delivery platforms. This trend is particularly evident in markets like Hong Kong and Canada, where the restaurant sectors are both dynamic and competitive.

Hong Kong Restaurant Market

Hong Kong is a dynamic hub for the food and beverage industry in Asia, renowned for its unique culinary landscape that blends local traditions with global influences. With a population of approximately 7.5 million, Hong Kong is home to around 15,000 dining establishments, making the restaurant industry a vital part of its economy and cultural identity. The restaurant industry refers to the commercial activities of cooking, preparing, and selling food to customers in specific locations. The restaurant industry in Hong Kong can be categorized into three primary types: full-service restaurants, fast-food restaurants, and other establishments such as cafés and food stalls. Full-service restaurants are traditional dining establishments where meals are served directly to customers at their tables by waiters, with payment typically made after the meal. These restaurants are distinguished by their attentive table service, superior food quality, more comfortable dining environment, and a broader variety of cuisine options compared to fast-food restaurants. They are often situated in high-end shopping malls or commercial districts and primarily cater to customers with mid-to-high spending capacity. Fast-food restaurants are dining venues that specialize in quick meal preparation and efficient service, offering customers a fast-paced and convenient dining experience. These establishments typically feature limited menus focusing on standardized dishes such as burgers, fried chicken, and noodles, allowing for rapid service and cost efficiency. Fast food restaurants are commonly found in busy urban areas, transport hubs, and shopping centers, targeting customers who value speed, affordability, and convenience. The others category encompasses a wide variety of dining formats beyond full-service and fast-food restaurants, including cafés, bars, food stalls, dessert shops, and takeaway-only outlets. These establishments offer a range of food and beverage options, from snacks and drinks to specialized cuisines, catering to diverse consumer preferences.

The restaurant industry in Hong Kong experienced a significant downturn from 2018 to 2022, primarily due to the COVID-19 pandemic (the “COVID-19 pandemic” or the “pandemic”), with the market size shrinking from HKD 119.6 billion in 2018 to HKD 86.8 billion in 2022. However, the industry began recovering in 2023, driven by better market conditions and the easing of pandemic-related restrictions. Looking forward, the sector is anticipated to recover steadily, with an expected CAGR of 3.6% from 2023 to 2028.

Among the various segments, full-service restaurants were the hardest hit during the pandemic, suffering the largest decline, marked by a CAGR of -2.7% from 2018 to 2023. This was due to strict dine-in restrictions, social distancing measures, and reduced spending on upscale dining. In contrast, fast-food restaurants and others restaurants, such as takeaway-focused businesses, showed greater resilience, benefiting from changing consumer preferences for convenience and affordability. As the market recovers, full-service restaurants are expected to regain momentum as demand for premium dining experiences increases along with improving consumer confidence.

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Market Size of Hong Kong’s Restaurant Industry, 2018 - 2028E

Source: Census and Statistics Department, Frost & Sullivan Analysis

Japanese cuisine has been steadily gaining popularity among Hong Kong consumers, largely due to its mild flavors, delicate presentation, and use of fresh, high-quality ingredients. Known for being relatively healthier, Japanese food has become particularly appealing to those seeking balanced diets. There are approximately 3,000 Japanese restaurants in Hong Kong, offering a variety of dining experiences, including sushi bars, ramen shops, izakayas, and Japanese barbeque restaurants. These diverse restaurant types cater to different consumer preferences, from casual dining to more sophisticated, fine-dining experiences.

Despite the overall decline in Hong Kong’s restaurant industry from 2018 to 2023, the Japanese restaurant market in Hong Kong has shown resilience, growing from HKD 12.1 billion in 2018 to HKD 12.6 billion in 2023, with a CAGR of 0.8%. This growth was maintained despite significant challenges, including the COVID-19 pandemic and a ban on certain Japanese seafood imports, both of which disrupted supply chains and consumer confidence. Looking ahead, the Japanese restaurant industry in Hong Kong is expected to maintain its growth and reach HKD 15.5 billion by 2028. The continued rise in consumer demand for healthier and lighter dining options, coupled with the enduring appeal of Japanese culinary traditions, is expected to drive this growth.

Market Size of Japanese Restaurants in Hong Kong, by Value, 2018 - 2028E

Source: Frost & Sullivan Analysis

Japanese barbecue, also known as yakiniku, is a popular type of dining experience within the Japanese restaurant sector in Hong Kong. From 2018 to 2023, the market size for Japanese barbecue restaurants in Hong Kong grew from HKD 1,018.6 million to HKD 1,157.9 million with a CAGR of 2.6%. This growth reflects the growing popularity of Japanese barbecue, where diners grill high-quality meats and vegetables at the table.

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Looking ahead, the Japanese barbecue market is expected to continue expanding and reaching HKD 1,516.5 million by 2028. This growth is likely to be driven by factors such as the rising popularity of grilled meat and the appeal of unique, hands-on dining experiences.

Market Size of Japanese Barbecue Restaurants in Hong Kong, by Value, 2018 - 2028E

Source: Frost & Sullivan Analysis

Major market drivers

Robust Economic Expansion

The growth of the Japanese barbecue restaurants market in Hong Kong is strongly supported by the city’s ongoing economic expansion. As Hong Kong’s economy continues to thrive, disposable income levels rise, allowing consumers to spend more on dining out. This increased purchasing power encourages people to indulge in premium dining experiences, such as Japanese barbecue, which typically offers higher-quality ingredients and a more interactive, social dining experience compared to other food options. With a more affluent middle class and a rising demand for unique culinary experiences, the economic growth of Hong Kong plays a key role in driving the market for upscale, experiential dining concepts like Japanese barbecue.

Increasing Popularity of Japanese Culture

In 2023, the number of Hong Kong visitors to Japan reached 2,114,402, nearly recovering to pre-pandemic levels, according to the Japan National Tourism Organisation. This resurgence underscores the growing appeal of Japanese culture among Hong Kong residents, which is driving increased demand for Japanese cuisine. Hong Kong has long been influenced by Japanese culture, with Japanese manga, anime, dramas, and fashion trends capturing the local imagination. This cultural influence has led to a greater appreciation for authentic Japanese dining experiences, with barbeque standing out as a popular choice. The rise of Japanese TV shows and anime, along with the increasing presence of Japanese brands and products, has created a strong cultural connection that fuels demand for Japanese food. As Hong Kong consumers continue to embrace Japanese culture, the popularity of Japanese barbecue restaurants has surged, offering both a unique culinary experience and a taste of modern Japan.

Increasing Social Gatherings Among Families and Friends

Another important driver of the Japanese barbecue restaurants market in Hong Kong is the growing trend of social gatherings among families and friends. Japanese barbeque, with its interactive and communal dining style, is particularly well-suited for group dining experiences. The social aspect of grilling food together at the table encourages a sense of togetherness, making it an ideal choice for family meals, celebrations, and gatherings with friends. With people increasingly prioritizing quality time with loved ones, Japanese barbecue offers a perfect setting with its interactive and vibrant dining experience, making it a popular choice for social occasions.

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Increasingly Popular Awareness of Healthy and High-quality Diet

The growing awareness of healthy eating and the demand for high-quality, nutritious food is another key driver for the Japanese barbecue restaurants market in Hong Kong. Japanese cuisine, known for its emphasis on fresh ingredients and balanced flavors, aligns well with the rising trend of health-conscious dining. Japanese barbecue, which typically features premium cuts of meat, fresh vegetables, and a focus on grilling rather than frying, appeals to consumers seeking healthier meal options without compromising on taste. As more people in Hong Kong prioritize nutritious diets and seek out meals that are both delicious and healthy, the appeal of Japanese barbecue continues to grow.

Development of Tourism Industry and Increasing Number of Tourists

The growth of Hong Kong’s tourism industry has also contributed to the expansion of the Japanese barbecue restaurants market. As a major financial hub in the Asia Pacific, Hong Kong attracts a significant number of international visitors. In 2024, Hong Kong recorded nearly 36.7 million visitor arrivals as of October, marking a year-on-year increase of nearly 40%. With more tourists visiting the city, there is an increasing demand for diverse and authentic dining experiences, including Japanese barbecue. Tourists often seek out local and international cuisines that reflect cultural authenticity, and Japanese barbecue offers a unique and engaging option. As tourism continues to grow, Japanese barbecue restaurants are well-positioned to cater to both local and international diners, benefiting from the influx of tourists eager to explore Hong Kong’s culinary scene.

Future trends

Switching Spending Pattern

One notable trend in the future of the Japanese barbecue restaurants market is the shift in the spending patterns of Hong Kong residents following the pandemic. As more people have adapted to spending more time at home, dining habits have changed. Many consumers are now more selective about where and how they spend their money, with a growing preference for higher-quality food when dining out. This trend is driven by a desire for more meaningful and elevated dining experiences. As a result, a larger portion of the consumer base that dines out is seeking premium, high-quality options, such as Japanese barbecue, which offers both a superior dining experience and a focus on fresh, high-end ingredients. This shift toward quality over quantity presents a growth opportunity for Japanese barbecue restaurants, positioning them well to cater to this demand for premium meals.

Increasing Market Consolidation

As competition intensifies and the market matures, smaller players may find it difficult to maintain profitability, leading to greater consolidation among larger, more established restaurant chains. This trend is particularly influenced by the high demands placed on ingredients and supply chains in the Japanese barbecue industry. Japanese barbecue restaurants require premium cuts of meat, which can lead to higher costs and more complex supply chain management. Larger restaurant groups or successful brands may acquire smaller establishments to streamline operations, secure better supply agreements, and ensure consistent quality.

Increasing Attractiveness for the Young Generations

As millennials and Gen Z increasingly prioritize unique dining experiences, Japanese barbecue offers a perfect fit with its interactive and social dining style. Younger consumers are drawn to experiences that go beyond just eating, favoring restaurants that offer an engaging atmosphere where they can participate in the cooking process. The communal nature of Japanese barbecue, combined with the emphasis on high-quality ingredients, makes it an attractive option for those seeking both fun and high-end dining. As younger diners continue to explore diverse cuisines and look for memorable food experiences, Japanese barbecue is poised to become an even more popular choice in Hong Kong’s dining landscape.

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Competitive Landscape

The Japanese barbeque restaurants market in Hong Kong is relatively fragmented, with over 100 players in the industry. Most of these are independent, non-chain brand operating a single location. The Group was the third largest Japanese barbeque restaurants in Hong Kong in terms of number of restaurants in 2023.

Ranking of Leading Players in Hong Kong’s Japanese Barbeque Restaurants Market, by Group, 2023

| Ranking | Group | Number of Japanese Barbeque Restaurants in Hong Kong, 2023 |
|---|---|---|
| 1 | Company A | 22 |
| 2 | Company B | 19 |
| 3 | The Group | 6 |

Source: Frost & Sullivan Analysis

Canada Restaurant Market

The restaurant industry in Canada experienced a significant downturn from 2018 to 2022, primarily due to the COVID-19 pandemic, with the market size shrinking from CAD 94.9 billion in 2018 to CAD 62.4 billion in 2020. However, the industry began recovering in 2021, driven by better market conditions and the easing of pandemic-related restrictions. Looking forward, the sector is anticipated to recover steadily, with a CAGR of 6.3% from 2023 to 2028.

Among the various segments, fast-food restaurants were the hardest hit during the pandemic, suffering the largest decline, marked by a CAGR of -0.6% from 2018 to 2023. This was due to strict dine-in restrictions, social distancing measures, and reduced spending on upscale dining. In contrast, full-service restaurants and others restaurants, such as takeaway-focused businesses, showed greater resilience, benefiting from changing consumer preferences for convenience and affordability. As the market recovers, full-service restaurants are expected to regain momentum as demand for premium dining experiences increases along with improving consumer confidence.

Market Size of Canada’s Restaurant Industry, 2018 - 2028E

Source: Restaurant Canada, Frost & Sullivan Analysis

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Japanese cuisine has been steadily gaining popularity among Canada consumers, largely due to its mild flavors, delicate presentation, and use of fresh, high-quality ingredients. Known for being relatively healthier, Japanese food has become particularly appealing to those seeking balanced diets. There are approximately 2,800 Japanese restaurants in Canada, offering a variety of dining experiences, including sushi bars, ramen shops, izakayas, and Japanese barbeque restaurants. These diverse restaurant types cater to different consumer preferences, from casual dining to more sophisticated, fine-dining experiences.

Despite the overall decline in Canada’s restaurant industry from 2018 to 2023, the Japanese restaurant market in Canada has shown resilience, growing from CAD 3.8 billion in 2018 to CAD 5.1 billion in 2023, with a CAGR of 5.8%. This growth was maintained despite significant challenges, including the COVID-19 pandemic and a ban on certain Japanese seafood imports, both of which disrupted supply chains and consumer confidence. Looking ahead, the Japanese restaurants industry in Canada is expected to maintain its growth and reach CAD 7.4 billion by 2028. The continued rise in consumer demand for healthier and lighter dining options, coupled with the enduring appeal of Japanese culinary traditions, is expected to drive this growth.

Market Size of Japanese Restaurants in Canada, by Value, 2018 - 2028E

Source: Frost & Sullivan Analysis

Ramen restaurants in Canada have gained significant popularity over the past few years, offering a diverse range of authentic and fusion ramen dishes to cater to a growing appetite for Japanese cuisine. From 2018 to 2023, the market size for ramen restaurants in Canada grew from CAD 411.1 million to CAD 597.2 million with a CAGR of 7.8%.

Looking ahead, the ramen restaurants market is expected to continue expanding and reaching CAD 943.1 million by 2028 with a CAGR of 9.6%.

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Market Size of Ramen Restaurants in Canada, by Value, 2018 - 2028E

Source: Frost & Sullivan Analysis

Major market drivers

Growth of the economy

As the pandemic gradually recovers and the global economy rebounds, Canada’s economy is also experiencing new growth. With the increase in the frequency of normal social activities and dining out, the food service market is expanding. According to data from Statistics Canada, as of 2023, the food service industry contributes nearly 4% to GDP. At the same time, the job market is gradually recovering, people’s income levels are rising, and consequently, their dining consumption capacity and willingness are increasing. Canada’s food service market size was CAD 113.6 billion in 2023. Looking forward, Canada’s food service market is anticipated to recover steadily, with an expected CAGR of 6.3% from 2023 to 2028. The food service industry has also enhanced service efficiency and customer experience through digital transformation, such as delivery platforms, online reservations, and smart payments, further stimulating market growth. The country’s hectic lifestyle and rising convenience preferences have culminated in an increased demand for online food deliveries, thereby driving growth in the Canada food service market. The rising popularity of convenience products, including sushi on-the-go, due to its portability and instant preparation, are significantly contributing to drive market growth. Further, the increased opening of new establishments in the food service sector is contributing to market growth.

Rise of the population and inflow of immigrants and the favorable policy of Canada Government to immigrants

Canada is the third-most populous country in North America. The current population of Canada is 39,949,738 as of January 02, 2025, based on interpolation of the latest United Nations data. Immigration is a significant factor in Canadian population growth, accounting for nearly 80% of recent increases. Canada is a major destination for immigrants worldwide, with the government setting high annual immigration quotas and maintaining lenient policies, attracting a large influx of young labor. In recent years, the number of immigrants has continued to rise, especially in major cities like Toronto, Vancouver and Montreal. According to Canadian government data, the number of immigrants in Canada reached 468,817,000 in 2023, primarily from Asia, Europe, and the Middle East. Over 80% of Canada’s population growth is attributed to permanent and nonpermanent immigrants. Population predictions indicate that Canada’s immigrant population may make up 24.5% to 30% of Canada’s total population by 2036. With targets of 485,000 newcomers in 2024 and 500,000 in both 2025 and 2026, Canada aims to harness immigration as a key driver for economic growth and cultural diversity. This has contributed to an increase in diverse food cultures and consumption habits.

Rising demand from the tourists

Canada is a globally renowned tourist destination, attracting a large number of visitors from around the world. Canada’s natural landscapes, rich cultural activities, and diverse urban attractions make it one of the most popular travel destinations in North America. Since 2022, Canada’s tourism industry has gradually recovered, especially after the pandemic, with the increase in tourist numbers directly driving the growth of the dining market and increasing the demand for local dining services. International tourists not only choose traditional restaurants but also express a strong interest in local specialties and global foods. The food service market in Canada is steadily growing. The total revenue of the food service industry in Canada was CAD 113.6 billion in 2024, and is projected to reach CAD 154.1 billion by 2028, growing at a CAGR of 3.7%. Canada’s foodservice market is likely to increase drastically as it is expected to grow to CAD 154.1 billion in 2028.

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Booming popularity of Japanese culture

The rise of Japanese culture globally, particularly Japanese cuisine (such as sushi, ramen, tempura and izakaya), has become an important part of the Canadian food service market. Japanese dining is not only popular among young people but also loved by many middle-aged individuals and families. The popularity of Japanese dining culture has promoted the expansion of related dining forms and driven market innovation. Sushi, as a representative of Japanese cuisine, has become a common dining choice in major Canadian cities. Japanese ramen, izakayas, and teishoku are also gradually emerging in the market, especially in big cities, where many restaurants are adopting original or innovative versions of Japanese dishes, attracting a large number of customers. Japanese cultural elements such as anime, movies, fashion, and lifestyle have also profoundly influenced the younger generation in Canada, further driving the popularity of Japanese cuisine. In particular, the pursuit of novel dining experiences by young people, has made Japanese cuisine a symbol of fashion and lifestyle. Many well-known Japanese restaurant chains are expanding into the Canadian market, while also making certain innovations based on local consumer tastes and needs, making the dining market more diverse.

Future trends

Innovation and Fusion

In the ever-evolving Canadian food service market, innovation and fusion play crucial roles in shaping the dining landscape. For example, creative menu offerings: Japanese restaurants in Canada may focus on innovating their menu offerings by introducing unique and creative dishes that blend traditional Japanese flavors with local Canadian ingredients. This fusion of cuisines can provide customers with new and exciting dining experiences. Also, cross-cultural culinary experiences: Japanese restaurants could embrace fusion by incorporating elements from other global cuisines into their menu. This approach can cater to the diverse tastes of Canadian diners and offer a refreshing twist on traditional Japanese dishes. And finally, interactive Dining Experiences, to engage customers and create memorable experiences: Japanese restaurants could incorporate interactive elements into their dining experiences. This may include live cooking stations, DIY sushi workshops, or chef’s table experiences that offer a behind-the-scenes look at the culinary process. Japanese restaurants may also explore innovative approaches by fusing Japanese flavors and cooking techniques with local Canadian ingredients. This fusion cuisine trend can appeal to a wider audience looking for unique dining experiences.

A heightened focus on sustainability and local sourcing

A significant development in the Canadian food service market involves a heightened focus on sustainability and local sourcing. Consumers are increasingly mindful of environmental impact and seek restaurants that prioritize eco-friendly practices, such as reducing food waste, using sustainable packaging, and sourcing ingredients locally. This movement aligns with a growing interest in supporting local communities and reducing carbon footprints, prompting restaurants to adapt their sourcing practices, menus, and operational strategies to emphasize sustainability. It has led to collaborations between restaurants and local farmers or suppliers, promoting transparency in the supply chain and resonating positively with environmentally conscious consumers.

Entry barriers

Understanding of Japanese food culture and local customers’ taste

Canada is a diverse country with significant regional and cultural differences, especially in food preferences. While Japanese cuisine enjoys wide popularity, its acceptance varies across regions and consumer groups. Japanese restaurants must strike a balance between maintaining “authenticity” and catering to local tastes. Some diners prefer traditional dishes like sushi, sashimi, and tempura, while others, particularly those without a Japanese background, may lean toward localized or fusion options, such as California rolls, fried chicken katsu sushi, or Japanese-style barbecue. In cities like Vancouver and Toronto, many restaurants offer fusion dishes combining Japanese flavors with local Canadian ingredients, such as Hokkaido-style grilled salmon or Japanese cream stews, to appeal to a broader audience. Freshness is critical for Japanese cuisine, especially for sushi and sashimi. While Canada has abundant seafood resources, many high-end Japanese restaurants still import ingredients from Japan to maintain authentic flavors. This requires a significant financial investment in sourcing and ensuring ingredient quality. In addition, with the growing trend of healthy eating, there is increasing consumer demand for low-calorie, gluten-free, organic, or vegetarian options. To meet this demand, Japanese restaurants must incorporate these choices into their menus, such as using organic ingredients or offering low-fat or vegetarian sushi.

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Capital Investment

Capital investment is essential for both the startup and long-term operation of a restaurant. High-end Japanese restaurants, in particular, require substantial initial investment due to the specialized equipment, ingredients, and restaurant design needed to serve authentic cuisine. These restaurants often use expensive imported ingredients, such as sushi-grade fish and Wagyu beef, which demand careful attention to freshness and quality. Establishing reliable supplier relationships is crucial, though it may take time and increase procurement costs for new establishments. Moreover, high-quality Japanese restaurants need specialized kitchen equipment, such as sushi counters, sashimi displays, fine tableware, and precision cooking tools, all of which come with high purchase and maintenance costs. Renting space in prime business districts, such as downtown Toronto or Vancouver, is typically expensive. To attract customers, restaurants must also invest in designing an ambiance that reflects Japanese culture, often incorporating elements like Japanese gardens or minimalist interiors. In Canada, the restaurant industry’s low gross profit margins and high operating costs can make it challenging for new restaurants, which may experience long-term losses in their early stages. As a result, investors need substantial financial reserves to support initial losses and help the restaurant establish a strong foothold in the market.

Brand reputation

Brand reputation is crucial in the highly competitive Japanese restaurant market. Restaurants must focus on staff training to ensure they understand Japanese culture and dining etiquette. High-end restaurants often rely on word-of-mouth and renowned chefs to build their brand. Media coverage, social media promotion, and celebrity endorsements also play a significant role in increasing brand awareness. With the rise of social media, customer reviews are key to brand marketing. Restaurants should manage online reviews, respond promptly to feedback, and address negative comments. By continuously improving food quality, service and innovation, restaurants can earn positive reviews and strengthen their brand image.

Talents

High-end Japanese restaurants need skilled sushi chefs with years of experience, often including time in Japan. Sushi making requires precision and expertise, so hiring the right chef can be costly and time-consuming. Additionally, significant resources must be invested in training waiter staff to understand and convey Japanese cultural values and dining etiquette.

Industry know-how

Restaurants must conduct thorough research on the local market, understanding customer preferences, popular dishes, and the competitive landscape. Canada’s food and beverage industry is heavily regulated, with strict food safety standards, labor laws, and environmental requirements. Restaurants must ensure compliance with these regulations and ensure their management team has the necessary legal knowledge. Japanese restaurants, particularly, rely on high-quality ingredients, especially fresh seafood. Therefore, selecting reliable suppliers and ensuring a stable, consistent supply of quality ingredients is crucial.

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R&D

Japanese restaurants need to continuously innovate their menus, blending traditional and fusion dishes to meet evolving market demand. The research and development team should analyze trends, customer feedback, and seasonal ingredients to ensure a diverse and appealing offering. Embracing technology, such as smart ordering systems, kitchen automation, and delivery platforms, can enhance both operational efficiency and customer experience. Additionally, upgrading kitchen equipment is key to optimizing overall operations.

Competitive Landscape

The ramen restaurants market in Canada is relatively fragmented, with over 100 players in the industry. Most of these are independent, non-chain brand operating restaurants in a single location. The Group was the third largest ramen restaurant in Canada in terms of number of restaurants in 2023.

Ranking of Leading Players in Canada’s Ramen Restaurants, by Group, 2023

Source: Frost & Sullivan Analysis

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USE OF PROCEEDS

Based upon an initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately US$[●] if the underwriters do not exercise their over-allotment option, and US$[●] if the underwriters exercise their over-allotment option in full.

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by US$[●], assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of Class A Ordinary Shares we are offering would increase (decrease) the net proceeds to us from this offering by US$[●], assuming the assumed initial public offering price remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our Class A Ordinary Shares for the benefit of all shareholders. We plan to use the net proceeds of this offering as follows:

●	Approximately 50%, or $[●], for expansion into new markets;

●	Approximately 20%, or $[●], for existing markets capital expenditure; and

●	Approximately 30%, or $[●], for general working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this registration statement. We reserve the right to change the use of proceeds that we presently anticipate and describe in this prospectus. See “Risk Factors —Risks Related to our Class A Ordinary Shares and this Offering —Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares” for more information.

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

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DIVIDEND POLICY

We do not have any present plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Since incorporation, Riku did not declare or pay any dividends or distributions and there was no transfer of assets among Riku and its subsidiaries. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable Cayman Islands laws regarding solvency. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. Subject to the satisfaction of the solvency test provisions under the Companies Act, the holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. The payment of dividends will be determined at the discretion of our board of directors, and is also subject to Cayman Islands law and our Memorandum and Articles. Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend out of profits or its share premium account, provided that in no circumstances may a dividend be paid out of the share premium account unless, immediately following the date on which the dividend is proposed to be paid, the company shall be able to pay its debts as they fall due in the ordinary course of business.

The holders of our Ordinary Shares are entitled to such dividends the Company in general meeting may declare but no dividend shall exceed the amount recommended by our board of directors. No dividend may be declared or paid other than out of profits and reserves of the Company lawfully available for distribution, including share premium. Our Memorandum and Articles provide that dividends may be declared and paid out of profits of our Company, realized or unrealized, or from any reserve set aside from profits which our board of directors determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our Operating Subsidiaries.

Under the BVI Business Companies Act 2004 (as amended) and subject to its memorandum and articles of association, a BVI company may authorize and declare a dividend to shareholders at such time and of such an amount as the board of directors thinks fit to the extent that immediately following the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on our ability or that of our HK Operating Subsidiaries by the PRC government to transfer cash.” and “Prospectus Summary—Summary of Risk Factors—Risks Related to Our Corporate Structure” for more information.

According to Section 43(1) of the Canada Business Corporations Act (“CBCA”), which is applicable to ARCI, and Section 38 of the Business Corporations Act (Ontario) (“OBCA”), which is applicable to the CA Operating Subsidiaries (except ARCI), our CA Operating Subsidiaries may pay dividends by issuing fully paid shares of the corporation or in money or property. However, our CA Operating Subsidiaries may not declare or pay a dividend if, as provided under Section Article 42 of the CBCA or Section 38 of the OBCA, as applicable, there are reasonable grounds for believing that the corporation is, or would after payment be, unable to pay its liabilities as they become due, or the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. Canada does not impose any foreign exchange control restrictions which would restrict or prohibit the repatriation of funds by a Canadian corporation out of Canada, including to pay dividends to its foreign shareholder(s), except for transactions that will violate the Criminal Code and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

Dividends paid by the CA Subsidiaries to its non-resident shareholder (situated in British Virgin Island) are subject to a withholding tax at a rate of 25%. During fiscal year 2024, the CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payments of an aggregate amount of $254,376 to its shareholders out of the additional paid-in capital balance. In addition, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. For more information, see our consolidated financial statements and related notes thereto, in each case included in this prospectus. Except for the dividend payments mentioned above, the Company, and its CA Operating Subsidiaries and HK Operating Subsidiaries, currently intend to retain any future earnings to finance the operation and expansion of their businesses, and the Company does not expect to declare or pay any dividends in the foreseeable future.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025 on:

●	an actual basis;

●	a pro forma basis to give effect to the Corporate Reorganization; and

●	a pro forma as adjusted basis to give effect to (i) the Corporate Reorganization and (ii) the sale of [●] Class A Ordinary Shares in this offering at the assumed initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting the underwriting discounts and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Exchange Rate Information”, “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2025
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	US$	US$	US$
Ordinary Shares, US$0.01 par value per share: 5,000,000 shares authorized comprising (i) 4,300,000 Class A Ordinary Shares and (ii) 700,000 Class B Ordinary Shares; 838,000 shares issued and outstanding comprising:		[●]	[●]
170,800 Class A Ordinary Shares issued and outstanding	$1,708	[●]	[●]
667,200 Class B Ordinary Shares and outstanding;	6,672	[●]	[●]
Total ordinary shares	8,380	[●]	[●]
Additional paid-in capital	883,007	[●]	[●]
Accumulated other comprehensive loss	(126,975)	[●]	[●]
Retained earnings	3,420,365	[●]	[●]
Total shareholders’ equity	4,184,777	[●]	[●]
Banks and other borrowings	1,824,526	[●]	[●]
Total capitalization	$6,009,303	[●]	[●]

(1)	Reflects the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts (underwriting discount equal to [●]% per Class A Ordinary Share, and estimated offering expenses payable by us (US$[●]). We estimate that such net proceeds will be approximately US$[●]. For an itemization of an estimation of the total offering expenses payable by us, see “Expenses Related to this Offering”.

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DILUTION

If you invest in our Class A Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per Class A Ordinary Share in this offering and the net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share. As of March 31, 2025, we had a historical net tangible book value of US$[●], or US$[●] per Class A Ordinary Share. Our net tangible book value per Class A Ordinary Share represents total net tangible assets less intangible asset and deferred initial public offering costs, all divided by the number of Class A Ordinary Shares outstanding as of March 31, 2025.

After giving effect to the consummation of the Corporate Reorganization and the sale of Class A Ordinary Shares in this offering at the assumed initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), we will have [●] Class A Ordinary Shares outstanding, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2024 would have been US$[●], or US$[●] per Class A Ordinary Share. This represents an immediate increase in pro forma as adjusted net tangible book value of US$[●] per Class A Ordinary Share to existing investors and immediate dilution of US$[●] per Class A Ordinary Share to new investors. The following table illustrates this dilution to new investors purchasing Class A Ordinary Shares in this offering:

	Post- Offering(1)		Full Exercise of Over-allotment Option(2)
Assumed initial public offering price per Class A Ordinary Share	US$	[●]	US$	[●]
Net tangible book value per Class A Ordinary Share as of March 31, 2025	US$	[●]	US$	[●]
Increase in pro forma as adjusted net tangible book value per Class A Ordinary Share attributable to new investors purchasing Class A Ordinary Shares in this offering	US$	[●]	US$	[●]
Pro forma as adjusted net tangible book value per Class A Ordinary Share after this offering	US$	[●]	US$	[●]
Dilution per Class A ordinary share to new investors in this offering	US$	[●]	US$	[●]

(1)	Assumes gross proceeds from the offering of [●] Class A Ordinary Shares, and assumes that the underwriters’ over-allotment option has not been exercised.
(2)	Assumes gross proceeds from the offering of [●] Class A Ordinary Shares, and assumes that the underwriters’ over-allotment option has been exercised in full.

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$[●] per Class A Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2025 after this offering by approximately US$[●] per Class A Ordinary Share, and would increase (decrease) dilution to new investors by US$[●] per Class A Ordinary Share, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per Class A Ordinary Share after this offering would be US$[●], the increase in net tangible book value per Class A Ordinary Share to existing shareholders would be US$[●], and the immediate dilution in net tangible book value per Class A Ordinary Share to new investors in this offering would be US$[●].

To the extent that we issue additional Class A Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

The following table summarizes, on a pro forma basis as described above (which gives effect to the consummation of the Corporate Reorganization) as of March 31, 2025, the differences between the existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us in this offering, the total consideration paid and the average price per Class A Ordinary Shares paid at the assumed initial public offering price of US$[●] per Class A Ordinary Shares, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and estimated offering expenses. The total number of Class A Ordinary Shares does not include Class A Ordinary Shares issuable upon the exercise of the over-allotment option granted to the underwriters.

	Class A Ordinary Shares purchased		Total consideration			Average price per Class A
	Number	Percent	Amount		Percent	Ordinary Share
Existing shareholders	[●]	75%	US$	[●]	0%	US$	0.00
New investors	[●]	25%	US$	[●]	100%	US$	[●]
Total	[●]	100%	US$	[●]	100%	US$	[●]

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EXCHANGE RATE INFORMATION

Riku is an exempted company with limited liability, registered and incorporated in the Cayman Islands, that operates in Hong Kong and Canada through the Operating Subsidiaries. The reporting currency of the HK Operating Subsidiaries is HKD and the reporting currency of the CA Operating Subsidiaries is CAD. This prospectus contains translations of HKD and CAD into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all translations from HKD to U.S. dollars and from U.S. dollars to HKD in this prospectus were calculated at the noon buying rate of US$1 = HK$[●] on [●], 2025, as published in H.10 statistical release of the Board of Governors of the Federal Reserve System. Similarly, all translations from CAD to U.S. dollars and from U.S. dollars to CAD in this prospectus were calculated at the noon buying rate of US$ = CA$[●] on [●], 2025, as published in the same H.10 statistical release. We make no representation that the HKD or CAD or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or HKD or CAD, as the case may be, at any particular rate or at all.

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CORPORATE HISTORY AND STRUCTURE

Corporate History and Structure

Riku was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on February 14, 2025. Riku was incorporated with nominal assets and liabilities for the purpose of becoming the ultimate holding company for the Subsidiaries and consummating the corporate reorganization described below. Riku is a holding company with no material operations on its own. We conduct our core business operations in Hong Kong through our HK Operating Subsidiaries and in Canada through our CA Operating Subsidiaries.

Corporate Reorganization

On September 10, 2025, Riku amended its Memorandum and Articles of Incorporation in connection with the Corporate Reorganization, and on [●], 2025, completed the Corporate Reorganization through the following steps:

(i)	Waraku became the direct holding company of the HK Operating Subsidiaries through a share-for-share exchange;
(ii)	Rich Plenty became the direct holding company of the CA Operating Subsidiaries through a share-for-share exchange;
(iii)	Waraku and Rich Plenty became wholly-owned subsidiaries of Master Central, the intermediary holding company incorporated in the BVI;
(iv)	The Company acquired Master Central through a share-for-share exchange, making the HK Operating Subsidiaries and CA Operating Subsidiaries indirect wholly-owned subsidiaries of the Company;
(v)	The Company redesignated its share capital into Class A and Class B ordinary shares.

Therefore, investors in this offering will only acquire, and this prospectus only describes the offering of the Class A ordinary shares of Riku.

Each step of the Corporate Reorganization is described in further detail below and all of which will have been completed prior to the offering:

1.	Share Exchange between Waraku and HK Operating Subsidiaries

The former shareholders of the HK Operating Subsidiaries exchanged their shares for newly issued shares in Waraku. As a result, Waraku became the direct holding company of the HK Operating Subsidiaries.

2.	Share Exchange between Waraku and Master Central

The sole shareholder of Waraku exchanged all its shares in Waraku for newly issued shares in Master Central, making Waraku a wholly owned subsidiary of Master Central.

3.	Share Exchange between Rich Plenty and CA Operating Subsidiaries

The former shareholder of the CA Operating Subsidiaries exchanged their shares for newly issued shares in Rich Plenty. As a result, Rich Plenty became the direct holding company of the CA Operating Subsidiaries, acquiring full ownership of all entities.

4.	Share Exchange between Rich Plenty and Master Central

The sole shareholder of Rich Plenty exchanged its shares in Rich Plenty for newly issued shares in Master Central, following which Rich Plenty becomes a wholly-owned subsidiary of Master Central.

5.	Acquisition of Master Central by the Company

The Company acquired 100% of the issued shares of Master Central from its existing shareholders in exchange for newly issued shares of the Company. Upon completion of this step, Master Central, Waraku, Rich Plenty, and their respective subsidiaries (the HK Operating Subsidiaries and the CA Operating Subsidiaries) became wholly-owned subsidiaries of the Company.

6.	Re-designation of share capital of the Company

In accordance with its existing memorandum and articles of association, the Company shall re-designate its share capital into Class A and Class B ordinary shares. Class B Ordinary Shares will carry twenty (20) votes per share and be convertible into Class A Ordinary Shares at any time, while Class A Ordinary Shares will carry one (1) vote per share and will not be convertible into Class B Ordinary Shares under any circumstances.

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The chart below illustrates our corporate structure and identifies our subsidiaries upon consummation of the Corporate Organization and as of the closing of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, assuming the over-allotment option is not exercised:

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Name	Background	Ownership
Master Central Holdings Limited	— A BVI company — Incorporated on July 2, 2021 — Issued share capital of US50,000 — Intermediate holding company	100% owned by Riku

Waraku Group Limited	— A Hong Kong company — Incorporated on March 15, 2024 — Issued share capital of HK$10,000 — Intermediate holding company	100% owned by Master Central

Rich Plenty Group Limited	— A BVI company — Incorporated on October 30, 2024 — Issued share capital of US$50,000 — Intermediate holding company	100% owned by Master Central

C& Hospitality Limited	— A Hong Kong company — Incorporated on June 16, 2021 — Issued share capital of HK$10,000 — Engaged in the operation of restaurants	100% owned by Waraku Group Limited

ES& TWP Limited	— A Hong Kong company — Incorporated on February 27, 2023 — Issued share capital of HK$10,000 — Engaged in the operation of restaurants	100% owned by Waraku Group Limited

ES& Yoho Limited	— A Hong Kong company — Incorporated on January 6, 2023 — Issued share capital of HK$10,000 — Engaged in the operation of restaurants	100% owned by Waraku Group Limited

ES& Granville Limited	— A Hong Kong company — Incorporated on June 8, 2022 — Issued share capital of HK$10,000 — Engaged in the operation of restaurants	100% owned by Waraku Group Limited

C& NTP Limited	— A Hong Kong company — Incorporated on July 12, 2021 — Issued share capital of HK$10,000 — Engaged in the operation of restaurants	100% owned by Waraku Group Limited

ES Concept (F&B) Co., Limited	— A Hong Kong company — Incorporated on May 26, 2020 — Issued share capital of HK$34,782,609 — Engaged in the operation of restaurants	100% owned by Waraku Group Limited

Ajisen Ramen (Canada) Inc.	— A Canadian company — Incorporated on July 18, 2007 — Issued share capital of CA$100.00 — Engaged as the Canadian sub-franchisor and in the operation of the central kitchen and restaurants	100% owned by Master Central Holdings Limited

2750039 Ontario Inc.	— An Ontario company — Incorporated on March 26, 2020 — Issued share capital of CA$100.00 —Engaged in the holding of the real property where the central kitchen is located	100% owned by Master Central Holdings Limited

2512118 Ontario Inc.	— An Ontario company — Incorporated on April 5, 2016 — Issued share capital of CA$100.00 — Engaged in the operation of restaurants	100% owned by Master Central Holdings Limited

2770933 Ontario Inc.	— An Ontario company — Incorporated on August 10, 2020 — Issued share capital of CA$100.00 — Engaged in the operation of restaurants	100% owned by Master Central Holdings Limited

2811387 Ontario Inc.	— An Ontario company — Incorporated on January 27, 2021 — Issued share capital of CA$100.00 — Engaged in the operation of restaurants	100% owned by Master Central Holdings Limited

1000047451 Ontario Limited	— A Canadian company — Incorporated on December 7, 2021 — Issued share capital of CA$100.00 — Engaged in the operation of restaurants	100% owned by Master Central Holdings Limited

The Controlling Shareholder will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of the total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power, immediately after the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, assuming the underwriters do not exercise their over-allotment option. We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, our Controlling Shareholder, will own approximately 59.6% of our total issued and outstanding Shares, representing 67.6% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, and may have the ability to determine matters requiring approval by shareholders.

At each general meeting, each Class A shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Class A Ordinary Share which such shareholder holds and each Class B shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have twenty (20) votes for each Class B Ordinary Share which such shareholder holds. There are no prohibitions to cumulative voting under the laws of the Cayman Islands, but our Articles of Association do not provide for cumulative voting.

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SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The following summary consolidated financial data for the years ended September 30, 2024 and 2023 are derived from our audited consolidated financial statements included elsewhere in this prospectus, and the summary of the unaudited financial data as of and for the six months ended March 31, 2025 and 2024 are derived from our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Corporate History and Structure” and our consolidated financial statements for the years ended September 30, 2024 and 2023 and unaudited condensed consolidated financial statements for the six months ended March 31, 2025 and 2024, and the related notes included elsewhere in this prospectus.

On February 14, 2025, Riku was incorporated under the laws of the Cayman Islands as an exempted company with limited liability and as a holding company. See “Corporate History and Structure—Corporate Reorganization.” Prior to this offering, Riku has only engaged in activities incidental to its formation, the Corporate Reorganization and this offering. Accordingly, a discussion and analysis of the results of operations and financial condition of Riku itself for the period of its operations prior to the consummation of the Corporate Reorganization would not be meaningful and are not presented. We have historically conducted our business through our operating subsidiaries in Canada and Hong Kong, and therefore our historical consolidated financial statements present the consolidated results of our Group, which include the operations of our subsidiaries in Canada and Hong Kong, as entities under common control. All significant intercompany balances and transactions have been eliminated in consolidation. See Note 1 of the consolidated financial statements included elsewhere in this prospectus.

The following table presents our summary combined and consolidated statements of operations for the periods presented.

	For the six months ended March 31		For the years ended September 30,
	2025	2024	2024	2023
	(Unaudited)	(Unaudited)

Revenues	$9,143,635	$8,492,197	$18,089,745	$17,617,309
Gross profit	$2,196,559	$2,272,258	$4,128,655	$4,492,225
Operating expenses	$1,880,208	$1,534,608	$2,331,336	$2,065,735
Income from operations	$316,351	$737,650	$1,797,319	$2,426,490
Other income (expenses)	$30,943	$(11,062)	$(53,492)	$(44,925)
Income tax expenses	$146,353	$166,378	$346,886	$269,814
Net income	$200,941	$560,210	$1,396,941	$2,111,751
Comprehensive income	$39,460	$558,703	$1,420,112	$2,116,033
Earnings per share, basic and diluted	$0.24	$0.67	$1.67	$2.52
Weighted average ordinary shares outstanding, basic and diluted	838,000	838,000	838,000	838,000

The following table presents our combined and consolidated balance sheets data as of the dates presented.

	As of March 31,	As of September 30,
	2025	2024	2023
	(Unaudited)

Current assets	$3,762,840	$4,246,110	$3,173,587
Non-current assets	$7,551,343	$8,894,746	$7,999,135
Total assets	$11,314,183	$13,140,856	$11,172,722
Total liabilities	$7,129,406	$8,995,539	$8,049,785
Total shareholders’ equity	$4,184,777	$4,145,317	$3,122,937

The following table sets forth a summary of our combined and consolidated cash flows for the periods presented.

	For the six months ended March 31		For the years ended September 30,
	2025	2024	2024	2023
	(Unaudited)	(Unaudited)

Net cash provided by (used in) operating activities	$(55,231)	$789,243	$2,276,214	$2,056,188
Net cash used in investing activities	$(211,668)	$(626,895)	$(1,787,919)	$(1,213,312)
Net cash used in financing activities	$(275,442)	$(617,389)	$(940,508)	$(900,596)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands. We are a dynamic international restaurant operator with a diverse portfolio of Japanese-themed dining concepts, strategically positioned in key markets such as Hong Kong and Canada. Through our operating subsidiaries located in Canada and Hong Kong, we deliver authentic Japanese culinary experiences to customers by holding exclusive franchise rights for prestigious Japanese brands in Hong Kong and Canada.

Organization

Riku Dining Group Limited (“Riku” or the “Company”) was incorporated under the laws of the Cayman Islands on February 14, 2025 as an exempted company with limited liability.

Prior to this offering, Riku has only engaged in activities incidental to its formation, the Corporate Reorganization and this offering. Accordingly, a discussion and analysis of the results of operations and financial condition of Riku itself for the period of its operations prior to the consummation of the Corporate Reorganization would not be meaningful and are not presented. We have historically conducted our business through our operating subsidiaries in Canada and Hong Kong, and therefore our historical consolidated financial statements present the consolidated results of our Group, which include the operations of our subsidiaries in Canada and Hong Kong, as entities under common control. All significant intercompany balances and transactions have been eliminated in consolidation. See Note 1 of the consolidated financial statements included elsewhere in this prospectus.

The Company has no substantive operations other than holding all of the outstanding share capital of Master Central Holdings Ltd. (“Master Central”), a limited liability company incorporated under the laws of British Virgin Islands (“BVI”). Master Central has no substantive operations other than holding all of the outstanding share capital of (1) Rich Plenty Group Limited (“Rich Plenty”), a limited liability company formed under the laws of BVI and (2) Waraku Group Limited (“Waraku”), a limited liability company formed under the laws of Hong Kong.

Riku, Master Central, Rich Plenty and Waraku are currently not engaging in any active business operations and merely acting as holding companies.

The Group’s business operations were conducted by the following operating subsidiaries in Canada and Hong Kong, including (1) Ajisen Ramen (Canada) Inc. (“ARCI”), a company incorporated in Canada on July 18, 2007; (2) 2750039 Ontario Inc. (“CK Inc.”), a company incorporated in Ontario on March 26, 2020; (3) 2512118 Ontario Inc. (“Kennedy Inc.”), a company incorporated in Ontario on April 5, 2016; (4) 2770933 Ontario Inc. (“Vaughan Inc.”), a company incorporated in Ontario on August 10, 2020; (5) 2811387 Ontario Inc. (“Midland Inc.”), a company incorporated in Ontario on January 27, 2021; (6) 1000047451 Ontario Limited (“Church Limited”), a company incorporated in Ontario on December 7, 2021; (7) C & Hospitality Limited (“C& Hospitality”), a limited company incorporated in Hong Kong on June 16, 2021; (8) ES Concept (F&B) Co., Limited (“ES Concept”), a limited company incorporated in Hong Kong on May 26, 2020; (9) ES&TWP Limited (“ES&TWP”), a limited company incorporated in Hong Kong on February 27, 2023; (10) ES & Yoho Limited (“ES&Yoho”), a limited company incorporated in Hong Kong on January 6, 2023; (11) C&NTP Limited (“C & NTP”), a limited company incorporated in Hong Kong on July 12, 2021; and (12) ES & Granville Limited (“ES & Granville”), a limited company incorporated in Hong Kong on June 8, 2022. Please refer to section headed “Corporate History and Structure – Corporate Reorganization” for additional information.

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ARCI, CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited are our operating subsidiaries in Canada and collectively referred to as the “CA Operating Subsidiaries”. ARCI is primarily engaged in providing management services to the franchisees and operating the central kitchen, CK Inc. is holding the real property where the central kitchen is located, and Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited are primarily engaged in running full-service Japanese dining restaurants in Canada under the brand name of Ajisen Ramen, with a featured menu of a wide range of dishes, including its signature Kyushu-style tonkotsu ramen, famous in-house made gyoza, chicken karaage, and AAA striploin served on a sizzling hot plate. The menu also includes vegan and customizable options to cater to diverse dietary preferences.

C&NTP, C& Hospitality, ES Concept, ES&TWP, ES &Yoho and ES& Granville are our operating subsidiaries in Hong Kong and collectively referred to as the “HK Operating Subsidiaries” (and the CA Operating Subsidiaries, together with the HK Operating Subsidiaries, the “Operating Subsidiaries”). ES Concept, ES &Yoho and C&NTP are primarily running the franchised full-service Japanese barbecue restaurant under the prestigious brand name of Yakiniku Kakura. ES&TWP and ES& Granville are primarily running the franchised restaurant business under the brand name of Yakiniku 801, specializing in high-quality beef cuts while ensuring affordability. ES&TWP also runs the restaurant business under the brand name of Ufufu Café, a Japanese-inspired cafe that blends Western-influenced Japanese cuisine (yoshoku) with Japanese-style desserts.

Reorganization

A reorganization of our legal structure (“Reorganization”) was consummated prior to completion of the offering on [●], 2025. The reorganization involved the incorporation of Riku on February 14, 2025, and thereafter involved (1) the incorporation of Rich Plenty and Master Central; (2) the transfer of the entire issued share capital of CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Inc. and ARCI to Rich Plenty; (3) the acquisition of the entire issued share capital of Rich Plenty by Master Central, following which Rich Plenty became wholly-owned by Master Central and the CA Operating Subsidiaries became indirectly owned by Master Central; (4) the transfer of the issued share capital of the HK Operating Subsidiaries to Waraku, and (5) the acquisition of the entire issued share capital of Waraku and Rich Plenty by Master Central and Riku, following which, Waraku and Rich Plenty will become wholly-owned by Riku and the HK Operating Subsidiaries will become indirectly wholly-owned by Riku. Consequently, Riku, through its subsidiaries Master Central. Rich Plenty and Waraku, will directly control the CA Operating Subsidiaries and HK Operating Subsidiaries, and become the ultimate holding company of all other entities mentioned above.

The Reorganization was accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

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Key Factors Affecting Our Results of Operations

Our financial condition and results of operation have been and will continue to be affected by a number of factors, many of which may be beyond our control, including those factors set out in the section headed “Risk Factors” and those set out below:

Macroeconomic Conditions

Food service businesses depend on consumer discretionary spending and are often affected by changes in consumer tastes, national, regional and local economic conditions. Factors such as traffic patterns, weather, number and locations of competing restaurants may adversely affect the performances of individual locations. In addition, economic downturns, geopolitical tensions, inflation or increased food or energy costs have harmed and could continue to harm the restaurant industry in general. Adverse changes in any of these factors could reduce consumer traffic or impose practical limits on pricing that could have a material adverse effect on our business, financial condition and results of operations. It is possible that consumers may no longer regard our menu offerings favorably, that we will no longer be able to develop new menu items that appeal to consumer preferences or that there will be a drop in consumer demands for restaurant dining. Restaurant traffic and our resulting sales depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions. In addition, the restaurant industry is subject to scrutiny due to the perception that restaurant company practices have contributed to poor nutrition, high caloric intake, obesity or other health concerns of their customers. If we are unable to adapt to changes in consumer preferences and trends, we may lose customers, which could have a material adverse effect on our business, financial condition and results of operations. Please refer to sections headed “Risk Factors – Risks Related to Our Industry and Our Business - Fluctuations in consumer spending and broader economic factors could adversely impact our business.” and “Risk Factors – Risks Related to Our Industry and Our Business - Changes in consumer preferences or other factors could reduce demand for our products.” for additional information.

Efficient Restaurant Operations

We have historically focused on driving high revenue growth through expansion. The growth of our business is dependent on our ability to improve operating efficiency, which is determined by our ability to monitor and adjust costs and expenses. The costs and expenses of our Operating Subsidiaries in Hong Kong and Canada primarily consist of food and beverage, payroll and employee benefits, occupancy, and other operating expenses. Going forward, as we work to continue to expand our restaurant network, our profitability will largely depend on our ability to effectively control these expenses by implementing various measures such as leveraging our scale to negotiate more favorable supply and occupancy terms, increasing our staff’s efficiency, and implementing technology to further automate and streamline our operations. If we fail to implement initiatives to control costs and improve our operating efficiency over time, our profitability will be negatively impacted Please refer to sections headed “Risk Factors – Risks Related to Our Industry and Our Business - Failure to cost-effectively acquire new customers or retain existing customers could materially affect our business.”, “Risk Factors – Risks Related to Our Industry and Our Business - Rising commodity prices or other operating costs, or disruptions in the availability of the supplies and utilities on which we rely, could adversely affect our financial performance.” and “Risk Factors – Risks Related to Our Industry and Our Business - Increases in labor costs or shortages of qualified staff could negatively affect our profitability.” for additional information.

Our Operating Subsidiaries are impacted by inflationary increases in wages, benefits and other costs. If inflation or other factors were to significantly increase our Operating Subsidiaries’ business costs, they may be unable to pass through price increases to their customers. If our Operating Subsidiaries are not able to pass increased wage and other costs resulting from inflation onto their clients our profitability may decline. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our Operating Subsidiaries customers without resulting in any change to their visit frequencies or spending patterns.

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Customer Demand for Quality Japanese Cuisine and Related Products

Our results of operations have been and will continue to be influenced by consumer spending on Japanese cuisine and related products, which is largely affected by the continuous improvements in living standards and Japanese food consumption behavior in Hong Kong and Canada. As a result of economic growth, Hong Kong and Canada have experienced an increase in per capita disposable income, which in turn drives the growth of the Japanese food market in Hong Kong and Canada. Our Operating Subsidiaries have in the past benefitted from the growth of the industry, and we believe that the macro-economy in Hong Kong and Canada and its growth will continue to drive the growth of the Japanese food market as well as our business Please refer to section headed “Risk Factors – Risks Related to Our Industry and Our Business - Changes in consumer preferences or other factors could reduce demand for our products.”, “Risk Factors – Risks Related to Doing Business in Canada - Economic conditions in Canada may adversely affect consumer spending and our business” for additional information.

Our Ability to Compete Successfully

The restaurant industry is highly competitive and fragmented, with restaurants competing directly and indirectly with regard to dining experience, food quality, service, price and location. In addition, there is active competition for management personnel, real estate sites, supplies and restaurant employees. Competition is also influenced strongly by marketing and brand reputation. We face competition from larger restaurant chains, many of which possess significant brand recognition, sales volume and a broad customer base. Some of the current and potential competitors have significantly greater financial, technical or marketing resources than we do. In addition, some of the competitors or new entrants may be acquired by, receive investment from, or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Our failure to properly respond to increased competition and the above challenges may reduce our operating margins, market share and brand recognition, or force us to incur losses, which will have a material adverse effect on our business, prospects, financial condition and results of operations Please refer to section headed “Risk Factors – Risks Related to Our Industry and Our Business - The restaurant industry is highly competitive, and we may face challenges in maintaining our competitive edge.” for additional information.

Impact of COVID-19

The COVID-19 pandemic had negatively affected our business and financial results in fiscal years 2020 through2022. When the COVID-19 pandemic was at its peak, our Operating Subsidiaries in Hong Kong and Canada recorded lower revenue due to reduced customer traffic, shortened operating hours, occupancy restrictions, and temporary closures of our restaurant outlets. In mid-2022, our operating results started to recover with the improvement in public health conditions and the easing of social distancing measures.

Although the spread of COVID-19 appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations Please refer to section headed “Risk Factors – Risks Related to Our Industry and Our Business - Unpredictable events such as natural disasters, political unrest, or other disruptions could adversely impact our operations.” for additional information.

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Revenues

The Company has determined that it has four operating segments, based on revenue generated by service type, which consist of: (i) self-operated restaurant revenue, (ii) franchise revenue, (iii) management service fees and (iv) sales of food ingredients. Our revenues increased by $472,436, or 2.7%, from $17,617,309 for the fiscal year ended September 30, 2023 (“fiscal year 2023”) to $18,089,745 for the fiscal year ended September 30, 2024 (“fiscal year 2024”). Revenue from self-operated restaurants accounted for 86.5% and 91.3% of our total revenues, franchise revenue accounted for 0.7% and 0.7% of our total revenues, management services fees accounted for 6.5% and 6.0% of our total revenues and sales of food ingredients accounted for 6.3% and 2.0% of our total revenue, in each case for fiscal year 2024 and 2023, respectively.

Our revenues increased by $651,438, or 7.7%, from $8,492,197 for the six months ended March 31, 2024 to $9,143,635 for the six months ended March 31, 2025. Revenue from self-operated restaurants accounted for 86.4% and 90.3% of our total revenues, franchise revenue accounted for 1.0% and 0.6% of our total revenues, management services fees accounted for 3.8% and 5.5% of our total revenues and sales of food ingredients accounted for 8.8% and 3.6% of our total revenue, in each case for the six months ended March 31, 2025 and 2024, respectively.

In terms of geographic regions, revenue from Hong Kong accounted for 51.9% and 50.9% of the total revenue for the six months ended March 31, 2025 and 2024, and accounted for 51.9% and 53.2% of the total revenues for the fiscal year 2024 and 2023, and revenue from Canada accounted for 48.1% and 49.1% of our total revenue for the six months ended March 31, 2025 and 2024, and accounted for 48.1% and 46.8% of our total revenues for the fiscal year 2024 and 2023, respectively.

From time to time, we also sell restaurant products and provide management services to related parties. Revenue from third party customers accounted for 94.3% and 98.2% of our total revenue in each case for the six months ended March 31, 2025 and 2024, and accounted for 94.2% and 93.7% of our total revenues in each case for the fiscal year 2024 and 2023, and revenue from related party customers accounted for 5.7% and 1.8% of our total revenue in each case for the six months ended March 31, 2025 and 2024, and accounted for 5.8% and 6.3% of our total revenues, in each case for fiscal year 2024 and 2023, respectively.

The following tables illustrate the amount and percentage of our revenue by service type for the six months ended March 31, 2025 and 2024, and for the years ended September 30, 2024 and 2023, respectively:

	For the six months ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Self-operated restaurant revenue	$7,896,546	86.4%	$7,668,894	90.3%	$227,652	3.0%
Franchise revenue	90,961	1.0%	48,770	0.6%	42,191	86.5%
Management service fees	348,025	3.8%	466,118	5.5%	(118,093)	(25.3)%
Sales of food ingredients	808,103	8.8%	308,415	3.6%	499,688	162.0%
Total revenues	$9,143,635	100.0%	$8,492,197	100.0%	$651,438	7.7%

	For the years ended September 30,
	2024		2023		Variances
	Amount	%	Amount	%	Amount	%

Self-operated restaurant revenue	$15,653,963	86.5%	$16,081,232	91.3%	$(427,269)	(2.7)%
Franchise revenue	124,097	0.7%	125,786	0.7%	(1,689)	(1.3)%
Management service fees	1,172,930	6.5%	1,064,186	6.0%	108,744	10.2%
Sales of food ingredients	1,138,755	6.3%	346,105	2.0%	792,650	229.0%
Total revenues	$18,089,745	100.0%	$17,617,309	100.0%	$472,436	2.7%

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The following tables illustrate the amount and percentage of our revenue by geographic regions for the six months ended March 31, 2025 and 2024, and for the years ended September 30, 2024 and 2023, respectively:

	For the six months ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Revenue from Hong Kong	$4,748,251	51.9%	$4,321,780	50.9%	$426,471	9.9%
Revenue from Canada	4,395,384	48.1%	4,170,417	49.1%	224,967	5.4%
Total revenues	$9,143,635	100.0%	$8,492,197	100.0%	$651,438	7.7%

	For the years ended September 30,
	2024		2023		Variances
	Amount	%	Amount	%	Amount	%

Revenue from Hong Kong	$9,394,208	51.9%	$9,366,691	53.2%	$27,517	0.3%
Revenue from Canada	8,695,537	48.1%	8,250,618	46.8%	444,919	5.4%
Total revenues	$18,089,745	100.0%	$17,617,309	100.0%	$472,436	2.7%

The following table illustrates the amount and percentage of our revenue derived from our customer types for the six months ended March 31, 2025 and 2024, and for the years ended September 30, 2024 and 2023, respectively:

	For the six months ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Revenue from third party customers	$8,624,811	94.3%	$8,335,490	98.2%	$289,321	3.5%
Revenue from related party customers	518,824	5.7%	156,707	1.8%	362,117	231.1%
Total revenues	$9,143,635	100.0%	$8,492,197	100.0%	$651,438	7.7%

	For the years ended September 30,
	2024		2023		Variances
	Amount	%	Amount	%	Amount	%

Revenue from third party customers	$17,049,452	94.2%	$16,509,584	93.7%	$539,868	3.3%
Revenue from related party customers	1,040,293	5.8%	1,107,725	6.3%	(67,432)	(6.1)%
Total revenues	$18,089,745	100.0%	$17,617,309	100.0%	$472,436	2.7%

Key Financial Performance Metrics

Throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” we commonly discuss the following key operating metrics that we believe will drive our financial results and long-term growth model. We believe these metrics are useful to investors because management uses these metrics to evaluate performance and assess the growth of our business as well as the effectiveness of our marketing and operational strategies. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater detail under “Results of Operations.”

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For the Six Months Ended March 31, 2025 and 2024

The below table sets forth such key operating metrics for the six months ended March 31, 2025 and 2024:

	For the six months ended March 31,
	2025	2024	Variance

Self-operated restaurants sales
Hong Kong	$4,614,973	$4,263,236	$351,737	8.3%
Canada	3,281,573	3,405,658	(124,085)	(3.6)%
Total	$7,896,546	$7,668,894	$227,652	3.0%

Operating weeks	26	26	-	0.0%

Number of Self-operated restaurants
Hong Kong	6	5	1	20.0%
Canada	4	4	-	0.0%
Total	10	9	1	11.1%

Number of new self-operated restaurants opening	-	-	-	0.0%

Number of sub-franchised restaurants	2	2	-	0.0%

Average sales volume (“ASV”) by self-operated restaurant stores
Hong Kong	$769,162	$852,647	$(83,485)	(9.8)%
Canada	820,393	851,415	(31,021)	(3.6)%
Total ASV	$1,589,555	$1,704,062	$(114,506)	(6.7)%

Self-operated restaurants sales: means the sales generated by restaurants directly owned and managed by the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries and not from sales generated by our franchised restaurants. The Company maintains full control over the operations, branding, quality and customer experiences of these self-operated restaurants. There were total of 10 self-operated restaurants in the six months ended March 31, 2025 and 9 self-operated restaurants in the six months ended March 31, 2024. The Company also reviews this metric by geographic area: Hong Kong and Canada.

New Self-Operated Restaurant Openings: means the number of new self-operated restaurants commencing operations during the period. There were no new self-operated restaurants opened during the six months ended March 31, 2025 and 2024.

Sub-franchised Restaurants: means the number of new sub-franchised restaurants commencing operations during the period. Number of sub-franchised restaurants was two and two in the six months ended March 31, 2025 and 2024, respectively.

Average Sales Volume (“ASV”): the total self-operated restaurant sales divided by the number of restaurants in the comparable restaurant base during the period. This measurement allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base. The Company also reviews this metric by geographic area: Hong Kong and Canada.

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Key Components of Results of Operations

Revenue

Our revenues are derived by four different service types: self-operated restaurant revenue, franchise revenue, management service fees and sales of food ingredients.

For self-operated restaurant revenue, sales in any period are directly influenced by the number of operating weeks in the period, the number of open restaurants, customer traffic and average check. Average check is driven by our menu price increase or decrease and changes to our menu mix. For franchise revenue, royalty is normally charged 3% of the monthly gross revenues of the sub-franchisee and additional lump sum based on the kilograms of noodle and oil consumed by each sub-franchisee on a monthly basis. Management service fees are charged to the sub-franchisees at 1.5% to 10% of the monthly revenue of the sub-franchised restaurants. Revenue from sales of food ingredients to the sub-franchised restaurants is affected by the selling price we charged to sub-franchised restaurants and the sale volume. See “Our Relationships with Certain Franchisors” for more detail on specific franchise fees.

Revenue from self-operated restaurants accounted for 86.4% and 90.3% of our total revenues, franchise revenue accounted for 1.0% and 0.6% of our total revenues, management services fees accounted for 3.8% and 5.5% of our total revenues and sales of food ingredients accounted for 8.8% and 3.6% of our total revenue, in each case for the six months ended March 31, 2025 and 2024, respectively.

In terms of geographic regions, revenue from Hong Kong accounted for 51.9% and 50.9% of the total revenues, and revenue from Canada accounted for 48.1% and 49.1% of our total revenues, in each case for the six months ended March 31, 2025 and 2024, respectively.

From time to time, we also sell restaurant products and provide management services to related parties. Revenue from third party customers accounted for 94.3% and 98.2% of our total revenues, and revenue from related party customers accounted for 5.7% and 1.8% of our total revenues, in each case for the six months ended March 31, 2025 and 2024, respectively.

Cost of Revenues

Cost of revenues primarily consists of food and beverage and other inventory costs, labor costs, restaurant rent expenses, royalty fee, franchise fee, depreciation, utilities and insurance. We expect our cost of revenues to increase in absolute dollars to support our growth. However, we expect that, over time, cost of revenues will decrease as a percentage of net revenue, as a result of the scaling of our business.

Gross Profit

Gross profit is equal to net revenue minus cost of revenues. Cost of revenues primarily includes food and beverage and other inventory costs, labor costs, restaurant rent expenses, royalty fee, franchise fee, depreciation, utilities and insurance. Our cost of revenues accounted for 76.0% and 73.3% of our total revenue for the six months ended March 31, 2025 and 2024, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future.

Our gross margin was 24.0% for the six months ended March 31, 2025, a decrease by 2.7 percentage points from gross margin of 26.7% in the six months ended March 31, 2024. Our gross profit and gross margin is affected by sales of different product and service mix during each reporting period. Our gross margin increases when more products and services with lower costs and higher margin are sold, while our gross margin decreases when more products and services with higher costs and lower margin are sold. The decrease in our gross profit by $75,699 and decrease in gross margin by 2.7 percentage points in the six months ended March 31, 2025 as compared to six months ended March 31, 2024 was largely affected by increased payroll expense and restaurant rent expense when we opened a new self-operated restaurant store in later half of fiscal year 2024, this led to higher payroll expense and restaurant rent expense in the six months ended March 31, 2025 as compared to the six months ended March 31, 2024. See detailed discussion under “–Results of Operation.”

Operating Expenses

Our operating expenses consist of selling expenses, and general and administrative expenses.

Our selling expenses primarily include advertising and promotion expenses to enhance our brand awareness and attract customers. As a percentage of revenues, our selling expenses accounted for 1.2% and 0.6% of our total revenue for the six months ended March 31, 2025 and 2024, respectively.

Our general and administrative expenses primarily consist of employee salaries, insurance and welfare expenses, office and utility expenses, consulting and professional service fees, business travel and meals expenses, and other expenses. General and administrative expenses were 19.4% and 17.5% of our revenue for the six months ended March 31, 2025 and 2024, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

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Results of Operations

The following table summarizes our operating results as reflected in our statements of income during the six months ended March 31, 2025 and 2024, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Six Months Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

REVENUE
Revenue - third parties	$8,624,811	94.3%	$8,335,490	98.2%	$289,321	3.5%
Revenue - related parties	518,824	5.7%	156,707	1.8%	362,117	231.1%
Total revenue	9,143,635	100.0%	8,492,197	100.0%	651,438	7.7%

COST OF REVENUES
Cost of revenues - third parties	6,552,888	71.7%	6,105,162	71.9%	447,726	7.3%
Cost of revenues - related parties	394,188	4.3%	114,777	1.4%	279,411	243.4%
Total cost of revenues	6,947,076	76.0%	6,219,939	73.3%	727,137	11.7%

GROSS PROFIT	2,196,559	24.0%	2,272,258	26.7%	(75,699)	(3.3)%

OPERATING EXPENSES
Selling expenses	110,161	1.2%	52,472	0.6%	57,689	109.9%
General and administrative expenses	1,770,047	19.4%	1,482,136	17.5%	287,911	19.4%
Total operating expenses	1,880,208	20.6%	1,534,608	18.1%	345,600	22.5%

INCOME FROM OPERATIONS	316,351	3.4%	737,650	8.6%	(421,299)	(57.1)%

OTHER INCOME (EXPENSE)
Interest expense, net	(46,785)	(0.5)%	(67,229)	(0.8)%	20,444	(30.4)%
Other income, net	77,728	0.9%	56,167	0.7%	21,561	38.4%
Total other income (expenses), net	30,943	0.4%	(11,062)	(0.1)%	42,005	(379.7)%

INCOME BEFORE INCOME TAX PROVISION	347,294	3.8%	726,588	8.5%	(379,294)	(52.2)%

PROVISION FOR INCOME TAXES	146,353	1.6%	166,378	2.0%	(20,025)	(12.0)%

NET INCOME	$200,941	2.2%	$560,210	6.5%	$(359,269)	(64.1)%

Revenue

Our total revenues increased by $651,438, or 7.7%, to $9,143,635 in the six months ended March 31, 2025 from $8,492,197 in the six months ended March 31, 2024. The increase in our total revenue was due to (1) a $227,652 increase in revenue from self-operated restaurants because of a new self-operated restaurant has been opened in later half of fiscal year 2024 and contributed to the revenue growth in the six months ended March 31, 2025; (2) a $499,688 increase in revenue from sales of pre-processed food ingredients at our central kitchen before delivery to the sub-franchised restaurants; and (3) offset by a $118,093 decrease in management services fees derived from managing the sub-franchised restaurant stores in Canada and Hong Kong self-operated restaurants during the six months ended March 31, 2025 as compared to the six months ended March 31, 2024.

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Our revenue by service type is as follows:

	For the six months ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Self-operated restaurant revenue	$7,896,546	86.4%	$7,668,894	90.3%	$227,652	3.0%
Franchise revenue	90,961	1.0%	48,770	0.6%	42,191	86.5%
Management service fees	348,025	3.8%	466,118	5.5%	(118,093)	(25.3)%
Sales of food ingredients	808,103	8.8%	308,415	3.6%	499,688	162.0%
Total revenues	$9,143,635	100.0%	$8,492,197	100.0%	$651,438	7.7%

Self-operated restaurant revenue

With our exclusive franchise right of Ajisen Ramen in Canada, we have four directly managed Ajisen Ramen restaurants in Canada. In Hong Kong, we have three directly managed Japanese barbecue restaurants under the brand name of Yakiniku Kakura, two directly managed restaurants under the brand name of Yakiniku 801 and one directly managed restaurant under the brand name of Ufufu Café. Restaurant sales represent the aggregate sales of food and beverages, net of discounts, at self-operated restaurants. Revenues from self-operated restaurants are recognized at point when food and beverage products are delivered to customers and payment is tendered at the time of sale. Restaurant sales in any period are directly influenced by the number of operating weeks in the period, the number of open restaurants, customer traffic and average check. Average check is driven by our menu price increase or decrease and changes to our menu mix. In addition, average sales volume (“ASV”) measurement also allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base. Operating weeks for the six months ended March 31, 2025 and 2024 were 26 weeks in each case. Number of self-operated restaurants were 10 restaurants in six months ended March 31, 2025 and 9 restaurants in six months ended March 31, 2024. There were no additional new openings of self-operated restaurants in the six months ended March 31, 2025 and 2024. Therefore, for the six months ended March 31, 2025 and 2024, 100% of the revenue was generated from existing self-operated restaurant stores. Revenue from self-operated restaurants increased by $227,652 or 3.0%, from $7,668,894 in six months ended March 31, 2024 to $7,896,546 in six months ended March 31, 2025, primarily because we had 10 self-operated restaurant stores in six months ended March 31, 2025 as compared to 9 self-operated restaurant stores in six months ended March 31, 2024. We did not materially change our restaurant menus or related food and beverage prices during the six months ended March 31, 2025 and 2024, and accordingly our revenue fluctuation from six months ended March 31, 2024 to the six months ended March 31, 2025 was not due to price changes. In terms of customer traffic volume, ASV decreased by $114,506 or 6.7%, from $1,704,062 in six months ended March 31, 2024 to $1,589,555 in six months ended March 31, 2024, among which ASV in Hong Kong decreased by $83,485 or 9.8% from $852,647 in six months ended March 31, 2024 to $769,162 in six months ended March 31, 2025, and ASV in Canada decreased by $31,021 or 3.6%, from $851,415 in six months ended March 31, 2024 to $820,393 in six months ended March 31, 2025. The decrease in ASV reflected the decrease in customer traffic volume in six months ended March 31, 2025 as compared to six months ended March 31, 2024, especially in self-operated restaurants located in Hong Kong. The decrease in customer traffic in Canada was affected by restaurant competition in local market. The decrease in customer traffic in Hong Kong was affected by several factors, including (i) post-COVID 19 pandemic economic slowdown challenges has impacted consumer spending and shifted consumer behaviors: many Hong Kong locals have adopted habits of dining out less, seeking more affordable dining options or cooking at home to cut costs; (ii) a significant wave of emigration in Hong Kong, driven by political unrest and the National Security Law, has reduced the local customer base; (iii) Hong Kong locals are dining out less in Hong Kong, opting for more affordable and competitive dining experiences in nearby cities like Shenzhen in mainland of China. This trend is driven by lower prices and attractive dining environments across the border. These factors collectively and negatively impacted our restaurant business operations in Hong Kong. As a result of the above, restaurant traffic in our self-operated restaurant stores has decreased in six months ended March 31, 2025 as compared to six months ended March 31, 2024.

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Franchise revenue

In Canada and Hong Kong, we also have several sub-franchised restaurant stores (“sub-franchisees”). Franchise revenues include royalties and franchise development fees. Franchise development fees are received when the sub-franchisee begins operations and include the Company’s performance obligations of assisting in finding a store location, assisting in preparing the facilities and training personnel. Franchise development fees are allocated to the performance obligations based on the estimated standalone selling prices as specified in the sub-franchise agreement. These performance obligations are satisfied over time as the Company fulfills its promise to grant the sub-franchisees rights to use, and benefit from the sub-franchised brand name. Funds received in advance of a sub-franchisee starting operations are recorded as deferred revenue and recognized as revenue on a straight-line basis over the duration of sub-franchise agreement. Ongoing royalty, which is determined on a formula basis in accordance with the terms of the relevant sub-franchise agreement, based on monthly revenues of the sub-franchisees, are recognized as revenue when the contractual performance obligations have been achieved or other service-related performance obligations have been completed. Royalty is normally charged at 3% of the monthly revenues of the sub-franchisee and additional lump sum based on the kilograms of noodle and oil consumed by each sub-franchisee on a monthly basis (see “Our Relationships with Certain Franchisors” for more detail on specific franchise fees). The performance obligation related to sub-franchise sales is considered complete upon the sale of food and beverages, therefore royalty revenues are recognized in the same period the sales are generated at the sub-franchised restaurants.

Franchise revenues in any period are directly influenced by the number of open sub-franchised restaurants. We have 2 sub-franchised restaurant stores in six months ended March 31, 2025 and 2024. Franchise revenues increased by $42,191 or 86.5%, from $48,770 in the six months ended March 31, 2024 to $90,961 in the six months ended March 31, 2025 primarily due to better operating performance of the sub-franchised restaurants located in Canada.

Management service fees

To better manage the sub-franchised restaurant stores, we provide upfront site selection, lease assistance, supply of necessary franchise equipment, employee training services and other store management skills to the sub-franchisee to ensure that the sub-franchised restaurants conform to the general settings and requirements of the brand name over the contracted sub-franchise period. Management service fees are charged to the sub-franchisees at 1.5% to 10% of the monthly revenue of the sub-franchised restaurants (see “Our Relationships with Certain Franchisors” for more detail on specific franchise fees). Revenue from management service fees decreased by $118,093 or 25.3%, from $466,118 in six months ended March 31, 2024 to $348,025 in six months ended March 31, 2025. The decrease was due to decreased level of revenue generated by the sub-franchised restaurants in Hong Kong during the six months ended March 31, 2025.

Sales of food ingredients

Some of the food ingredients used in Ajisen restaurants in Canada are pre-processed at our central kitchen before delivery to the sub-franchised restaurants. We recognize revenue net of discounts and sales returns when the food ingredient products are delivered and the title is passed to the sub-franchisees. Revenue from sales of food ingredients to the sub-franchised restaurants increased by $499,688 or 162.0%, from $308,415 in six months ended March 31, 2024 to $808,103 in six months ended March 31, 2025, primarily due to increased sales volume of pre-processed noodle and other food ingredients to sub-franchised restaurants.

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Cost of Revenues

The following table breakdowns the components of our cost of revenues for the six months ended March 31, 2025 and 2024:

	For the six months ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Food, beverage and other inventory costs	$2,963,287	42.7%	$2,725,957	43.8%	$237,330	8.7%
Payroll and employees benefit expenses	1,679,385	24.2%	1,283,842	20.6%	395,543	30.8%
Restaurant rent expenses	1,134,825	16.3%	1,049,484	16.9%	85,341	8.1%
Royalty fee	346,486	5.0%	266,923	4.3%	79,563	29.8%
Franchise fee	268,875	3.9%	405,656	6.5%	(136,781)	(33.7)%
Depreciation	382,792	5.5%	345,905	5.6%	36,887	10.7%
Utilities	110,527	1.6%	87,643	1.4%	22,884	26.1%
Insurance	60,899	0.8%	54,529	0.9%	6,370	11.7%
Total cost of revenues	$6,947,076	100.0%	$6,219,939	100.0%	$727,137	11.7%

Our cost of revenues primarily consists of food and beverage and other inventory costs, labor costs, restaurant rent expenses, royalty fee, franchise fee, depreciation, utilities and insurance. Our total cost of revenues increased by $727,137 or 11.7%, from $6,219,939 in six months ended March 31, 2024 to $6,947,076 in six months ended March 31, 2025, primarily due to (i) an increase in food, beverage and inventory costs by $237,330 or 8.7%, from $2,725,957 in six months ended March 31, 2024 to $2,963,287 in six months ended March 31, 2025. The increase was affected by the change in sales mix of food and beverage which led to increase in related inventory purchase costs; (ii) an increase in payroll and employee benefit expenses by $395,543 or 30.8%, from $1,283,842 in six months ended March 31, 2024 to $1,679,385 in six months ended March 31, 2025 due to increased number of employees as we opened a new self-operated restaurant in Hong Kong since later half of fiscal year 2024; (iii) restaurant rent expense increased by $85,341 or 8.1%, from $1,049,484 in six months ended March 31, 2024 to $1,134,825 in six months ended March 31, 2025 and an increase in royalty fee by $79,563 or 29.8%, from $226,923 in six months ended March 31, 2024 to $346,486 in six months ended March 31, 2025; (iv) due to running 10 self-operated restaurants in six months ended March 31, 2025 as compared to 9 self-operated restaurant stores in six months ended March 31, 2024, depreciation costs and utilities costs also increased by $36,887 or 10.7%, and $22,884 or 26.1% when comparing six months ended March 31, 2025 to the six months ended March 31, 2024, respectively. The overall increase in our cost of revenues for six months ended March 31, 2025 as compared to six months ended March 31, 2024 reflected the above combined factors.

Gross profit

Our gross profit decreased by $75,699, or 3.3%, from $2,272,258 in the six months ended March 31, 2024 to $2,196,559 in the six months ended March 31, 2025, primarily due to an increased cost of revenues by $727,137 due to increased food and beverage costs because of changes in sales mix and increased payroll and restaurant rent expense when we had 10 self-operated restaurants in six months ended March 31, 2025 as compared to 9 self-operated restaurants in six months ended March 31, 2024. Our gross margin decreased by 2.7% from 26.7% in six months ended March 31, 2024 to 24.0% in six months ended March 31, 2025 primarily due to an increased cost of revenues outpacing the increase in revenue. During the six months ended March 31, 2025, our revenue increased by $651,438 or 7.7%, but cost of revenue increased by $727,137 or 11.7% as compared to that of in the six months ended March 31, 2024.

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Operating Expenses

The following table sets forth the breakdown of our operating expenses for the six months ended March 31, 2025 and 2024:

	For the six months ended March 31,
	2025		2024		Variance
		% of		% of
	Amount	revenue	Amount	revenue	Amount	% of
Total Revenue	$9,143,635	100.0%	$8,492,197	100.0%	$651,438	7.7%
Operating Expenses
Selling expenses	110,161	1.2%	52,472	0.6%	57,689	109.9%
General and administrative expenses	1,770,047	19.4%	1,482,136	17.5%	287,911	19.4%
Total operating expenses	$1,880,208	20.6%	$1,534,608	18.1%	$345,600	22.5%

Selling expenses

Our selling expenses primarily include advertising and promotion expenses. Our selling expenses increased by $57,689, or 109.9%, to $110,161 for the six months ended March 31, 2025 from $52,472 for the six months ended March 31, 2024 primarily due to an increase in advertising and promotion expense. Due to the expansion of our business operation, we spent more on advertising and promotion activities to enhance our brand awareness and attract more customers. Especially, we joined and tried to promote our business on an online restaurant guide and review platform in Hong Kong, as the platform allows users to find restaurants based on various criteria, read and write reviews, browse menus, and view photos. As a percentage of revenues, our selling expenses accounted for 1.2% and 0.6% of our total revenue for the six months ended March 31, 2025 and 2024, respectively.

General and administrative expenses

Our general and administrative expenses primarily consist of employee salaries, insurance and welfare expenses, office and utility expenses, consulting and professional service fees, business travel and meals expenses, and other expenses.

	For the six months ended March 31,
	2025		2024		Variance
	Amount	% of	Amount	% of	Amount	% of
General and Administrative Expenses
Salary, employee insurance and welfare expenses	$757,778	42.8%	$870,748	58.7%	$(112,970)	(13.0)%
Office and utility expenses	275,419	15.6%	200,196	13.5%	75,223	37.6%
Consulting and professional service fees	545,197	30.8%	113,877	7.7%	431,320	378.8%
Travel and meals expenses	106,211	6.0%	74,106	5.0%	32,105	43.3%
Other expenses	85,442	4.8%	223,209	15.1%	(137,767)	(61.7)%
Total general and administrative expenses	$1,770,047	100.0%	$1,482,136	100.0%	$287,911	19.4%

Our general and administrative expenses increased by $287,911, or 19.4%, to $1,770,047 for the six months ended March 31, 2025 from $1,482,136 for the six months ended March 31, 2024, primarily attributable to (i) an increase in office and utility expenses by $75,223 or 37.6%, to $275,419 for the six months ended March 31, 2025 from $200,196 for six months ended March 31, 2024 due to the expansion of our business operation; (ii) an increase in our consulting and professional fees by $431,320, or 378.8%, to $545,197 for the six months ended March 31, 2025 from $113,877 for the six months ended March 31, 2025, primarily due to the increased fees paid for professional services such as audit services and financial consulting services during the six months ended March 31, 2025; (iii) an increase in our travel and meals expenses by $32,105, or 43.3%, to $106,211 for the six months ended March 31, 2025 from $74,106 for the six months ended March 31, 2025 as our management travelled frequently for site inspection to assess potential locations for new restaurants during the six months ended March 31, 2025; (iv) a decrease in salary, employee insurance and welfare expenses by $112,970, or 13.0%, to $757,778 for the six months ended March 31, 2025 from $870,748 for the six months ended March 31, 2024 due to the decreased headcount (v) a decrease in other expenses by $137,767, or 61.7% for the six months ended March 31, 2025, as compared to the same period last year. General and administrative expenses accounted for 19.4% and 17.5% of our total revenue for the six months ended March 31, 2025 and 2024, respectively.

Provision for Income Taxes

Our provision for income taxes was $146,353 for the six months ended March 31, 2025, a decrease of $20,025, or 12.0%, from provision for income taxes of $166,378 for the six months ended March 31, 2024 and the effective tax rate for the six months ended March 31, 2025 was 42.1%, increased by 19.2% when compared to 22.9% for the six months ended March 31, 2024. The decrease in income tax expenses for the six months ended March 31, 2025 was primarily due to reduced taxable income from our entities in Hong Kong as affected reduced customer traffic.

Net Income

As a result of the foregoing, we reported a net income of $200,941 for the six months ended March 31, 2025, representing a $359,269, or 64.1% decrease from a net income of $560,210 for the six months ended March 31, 2024.

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Key Financial Performance Metrics

For the Years Ended September 30, 2024 and 2023

The below table sets forth such key operating metrics for the years ended September 30, 2024 and 2023:

	For the years ended September 30,
	2024	2023	Variances

Self-operated restaurants sales
Hong Kong	$6,476,882	$7,077,797	$(600,915)	(8.5)%
Canada	9,177,083	9,003,426	173,657	1.9%
Total	$15,653,965	$16,081,223	$(427,258)	(2.7)%

Operating weeks	52	52	-	-

Number of Self-operated restaurants
Hong Kong	6	5	1	20.0%
Canada	4	4	-	0.0%
Total	10	9	1	11.1%

Number of new self-operated restaurants opening	1	0	1	100.0%

Number of sub-franchised restaurants opening	2	2	-	0.0%

Average sales volume (“ASV”) by self-operated restaurant stores
Hong Kong	$1,079,480	$1,415,559	$(336,079)	(23.7)%
Canada	2,294,271	2,250,857	43,414	1.9%
Total ASV	$3,373,751	$3,666,416	$(292,665)	(8.0)%

Self-operated restaurants sales: means the sales generated by restaurants directly owned and managed by the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries and not from sales generated by our franchised restaurants. The Company maintains full control over the operations, branding, quality and customer experiences of these self-operated restaurants. There were total of 10 self-operated restaurants in fiscal year 2024 and 9 self-operated restaurants in fiscal year 2023. The Company also reviews this metric by geographic area: Hong Kong and Canada.

New Self-Operated Restaurant Openings: means the number of new self-operated restaurants commencing operations during the period.

Sub-franchised Restaurants: means the number of new sub-franchised restaurants commencing operations during the period. Number of sub-franchised restaurants was two and two in fiscal year 2024 and 2023, respectively.

Average Sales Volume (“ASV”): the total self-operated restaurant sales divided by the number of restaurants in the comparable restaurant base during the period. This measurement allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base. The Company also reviews this metric by geographic area: Hong Kong and Canada.

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Key Components of Results of Operations

Revenue

Our revenues are derived by four different service types: self-operated restaurant revenue, franchise revenue, management service fees and sales of food ingredients.

For self-operated restaurant revenue, sales in any period are directly influenced by the number of operating weeks in the period, the number of open restaurants, customer traffic and average check. Average check is driven by our menu price increase or decrease and changes to our menu mix. For franchise revenue, royalty is normally charged 3% of the monthly gross revenues of the sub-franchisee and additional lump sum based on the kilograms of noodle and oil consumed by each sub-franchisee on a monthly basis. Management service fees are charged to the sub-franchisees at 1.5% to 10% of the monthly revenue of the sub-franchised restaurants. Revenue from sales of food ingredients to the sub-franchised restaurants is affected by the selling price we charged to sub-franchised restaurants and the sale volume. See “Our Relationships with Certain Franchisors” for more detail on specific franchise fees.

Revenue from self-operated restaurants accounted for 86.5% and 91.3% of our total revenues, franchise revenue accounted for 0.7% and 0.7% of our total revenues, management services fees accounted for 6.5% and 6.0% of our total revenues and sales of food ingredients accounted for 6.3% and 2.0% of our total revenue, in each case for fiscal year 2024 and 2023, respectively.

In terms of geographic regions, revenue from Hong Kong accounted for 51.9% and 53.2% of the total revenues for the fiscal year 2024, and revenue from Canada accounted for 48.1% and 46.8% of our total revenues for the fiscal year 2024 and 2023, respectively.

From time to time, we also sell restaurant products and provide management services to related parties. Revenue from third party customers accounted for 94.2% and 93.7% of our total revenues, and revenue from related party customers accounted for 5.8% and 6.3% of our total revenues, in each case for fiscal year 2024 and 2023, respectively.

Cost of Revenues

Cost of revenues primarily consists of food and beverage and other inventory costs, labor costs, restaurant rent expenses, royalty fee, franchise fee, depreciation, utilities and insurance. We expect our cost of revenues to increase in absolute dollars to support our growth. However, we expect that, over time, cost of revenues will decrease as a percentage of net revenue, as a result of the scaling of our business.

Gross Profit

Gross profit is equal to net revenue minus cost of revenues. Cost of revenues primarily includes food and beverage and other inventory costs, labor costs, restaurant rent expenses, royalty fee, franchise fee, depreciation, utilities and insurance. Our cost of revenues accounted for 77.2% and 74.5% of our total revenue for the fiscal year 2024 and 2023, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future.

Our gross margin was 22.8% for fiscal year 2024, a decrease by 2.7 percentage points from gross margin of 25.5% in fiscal year 2023. Our gross profit and gross margin is affected by sales of different product and service mix during each reporting period. Our gross margin increases when more products and services with lower costs and higher margin are sold, while our gross margin decreases when more products and services with higher costs and lower margin are sold. The decrease in our gross profit and gross margin in fiscal year 2024 was largely affected by increased payroll expense and restaurant rent expense when we opened a new self-operated restaurant store in fiscal year 2024. See detailed discussion under “–Results of Operation.”

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Operating Expenses

Our operating expenses consist of selling expenses, and general and administrative expenses.

Our selling expenses primarily include advertising and promotion expenses to enhance our brand awareness and attract customers. As a percentage of revenues, our selling expenses accounted for 0.7% and 0.5% of our total revenue for the years ended September 30, 2024 and 2023, respectively.

Our general and administrative expenses primarily consist of employee salaries, insurance and welfare expenses, office and utility expenses, consulting and professional service fees, business travel and meals expenses, and other expenses. General and administrative expenses were 12.2% and 11.3% of our revenue for the years ended September 30, 2024 and 2023, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

Results of Operations

The following table summarizes our operating results as reflected in our statements of income during the years ended September 30, 2024 and 2023, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years Ended September 30,
	2024		2023		Variances
	Amount	%	Amount	%	Amount	%

REVENUE
Revenue - third parties	$17,049,452	94.2%	$16,509,584	93.7%	$539,868	3.3%
Revenue - related parties	1,040,293	5.8%	1,107,725	6.3%	(67,432)	(6.1)%
Total revenue	18,089,745	100.0%	17,617,309	100.0%	472,436	2.7%

COST OF REVENUES
Cost of revenues - third parties	13,158,225	72.7%	12,299,817	69.8%	858,408	7.0%
Cost of revenues - related parties	802,865	4.5%	825,267	4.7%	(22,402)	(2.6)%
Total cost of revenues	13,961,090	77.2%	13,125,084	74.5%	836,006	6.4%

GROSS PROFIT	4,128,655	22.8%	4,492,225	25.5%	(363,570)	(8.1)%

OPERATING EXPENSES
Selling expenses	124,775	0.7%	81,015	0.5%	43,760	54.0%
General and administrative expenses	2,206,561	12.2%	1,984,720	11.3%	221,841	11.2%
Total operating expenses	2,331,336	12.9%	2,065,735	11.7%	265,601	12.9%

INCOME FROM OPERATIONS	1,797,319	9.9%	2,426,490	13.8%	(629,171)	(25.9)%

OTHER INCOME (EXPENSE)
Interest expense, net	(136,916)	(0.8)%	(139,544)	(0.8)%	2,628	(1.9)%
Other income, net	83,424	0.5)%	94,619	0.5)%	(11,195)	(11.8)%
Total other expenses, net	(53,492)	(0.3)%	(44,925)	(0.3)%	(8,567)	19.1%

INCOME BEFORE INCOME TAX PROVISION	1,743,827	9.6%	2,381,565	13.5%	(637,738)	(26.8)%

PROVISION FOR INCOME TAXES	346,886	1.9%	269,814	1.5%	77,072	28.6%

NET INCOME	$1,396,941	7.7%	$2,111,751	12.0%	$(714,810)	(33.8)%

Revenue

Our total revenues increased by $472,436, or 2.7%, to $18,089,745 in the fiscal year 2024 from $17,617,309 in the fiscal year 2023. The increase in our total revenue was due to (1) a $108,774 increase in management services fees derived from managing the sub-franchised restaurant stores in Canada and Hong Kong; (2) a $792,650 increase in revenue from sales of pre-processed food ingredients at our central kitchen before delivery to the sub-franchised restaurants; and (3) offset by a $427,269 decrease in self-operated restaurants during fiscal year 2024 as compared to fiscal year 2023.

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Our revenue by service type is as follows:

	For the years ended September 30,
	2024		2023		Variances
	Amount	%	Amount	%	Amount	%

Self-operated restaurant revenue	$15,653,963	86.5%	$16,081,232	91.3%	$(427,269)	(2.7)%
Franchise revenue	124,097	0.7%	125,786	0.7%	(1,689)	(1.3)%
Management service fees	1,172,930	6.5%	1,064,186	6.0%	108,744	10.2%
Sales of food ingredients	1,138,755	6.3%	346,105	2.0%	792,650	229.0%
Total revenues	$18,089,745	100.0%	$17,617,309	100.0%	$472,436	2.7%

Self-operated restaurant revenue

With our exclusive franchise right of Ajisen Ramen in Canada, we have four directly managed Ajisen Ramen restaurants in Canada. In Hong Kong, we have three directly managed Japanese barbecue restaurants under the brand name of Yakiniku Kakura, two directly managed restaurants under the brand name of Yakiniku 801 and one directly managed restaurant under the brand name of Ufufu Café. Restaurant sales represent the aggregate sales of food and beverages, net of discounts, at self-operated restaurants. Revenues from self-operated restaurants are recognized at point when food and beverage products are delivered to customers and payment is tendered at the time of sale. Restaurant sales in any period are directly influenced by the number of operating weeks in the period, the number of open restaurants, customer traffic and average check. Average check is driven by our menu price increase or decrease and changes to our menu mix. In addition, average sales volume (“ASV”) measurement also allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base. Operating weeks for both fiscal year 2024 and 2023 were 52 weeks. Number of self-operated restaurants were 10 restaurants in fiscal year 2024 and 9 restaurants in fiscal year 2023. There was one newly opened self-operated restaurant store in Hong Kong in fiscal year 2024. Revenue from new restaurant opening accounted for approximately $663,147, or 4.1%, while revenue from existing self-operated restaurant stores accounted for $15,418,085 or 95.9% of the total self-operated restaurant revenue for the year ended September 30, 2024, respectively. In contrast, for the year ended September 30, 2023, there were no new openings of self-operated restaurants and 100% of the revenue was generated from existing self-operated restaurant stores. Revenue from self-operated restaurants decreased by $427,269 or 2.7%, from $16,081,232 in fiscal year 2023 to $15,653,963 in fiscal year 2024, primarily due to decreased customer traffic. We did not materially change our restaurant menus or related food and beverage prices during the fiscal years 2024 and 2023, and accordingly our revenue fluctuation from fiscal year 2023 to fiscal year 2024 was not due to price changes, but rather primarily due to a decrease in customer traffic. ASV decreased by $292,665 or 8.0%, from $3,666,416 in fiscal year 2023 to $3,373,751 in fiscal year 2024, among which ASV in Hong Kong decreased by $336,079 or 23.7% from $1,415,559 in fiscal year 2023 to $1,079,480 in fiscal year 2024, while ASV in Canada increased by $43,414 or 1.9%, from $2,250,857 in fiscal year 2023 to $2,294,271 in fiscal year 2024. The decrease in ASV reflected the decrease in customer traffic volume in fiscal year 2024 as compared to fiscal year 2023, especially in self-operated restaurants located in Hong Kong. The decrease in customer traffic in Hong Kong was affected by several factors, including (i) post-COVID 19 pandemic economic slowdown challenges has impacted consumer spending and shifted consumer behaviors: many Hong Kong locals have adopted habits of dining out less, seeking more affordable dining options or cooking at home to cut costs; (ii) a significant wave of emigration in Hong Kong, driven by political unrest and the National Security Law, has reduced the local customer base; (iii) Hong Kong locals are dining out less in Hong Kong, opting for more affordable and competitive dining experiences in nearby cities like Shenzhen in mainland of China. This trend is driven by lower prices and attractive dining environments across the border. These factors collectively and negatively impacted our restaurant business operations in Hong Kong and restaurant traffic in our self-operated restaurant stores in Hong Kong has decreased in fiscal year 2024 as compared to fiscal year 2023.

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Franchise revenue

In Canada and Hong Kong, we also have several sub-franchised restaurant stores (“sub-franchisees”). Franchise revenues include royalties and franchise development fees. Franchise development fees are received when the sub-franchisee begins operations and include the Company’s performance obligations of assisting in finding a store location, assisting in preparing the facilities and training personnel. Franchise development fees are allocated to the performance obligations based on the estimated standalone selling prices as specified in the sub-franchise agreement. These performance obligations are satisfied over time as the Company fulfills its promise to grant the sub-franchisees rights to use, and benefit from the sub-franchised brand name. Funds received in advance of a sub-franchisee starting operations are recorded as deferred revenue and recognized as revenue on a straight-line basis over the duration of sub-franchise agreement. Ongoing royalty, which is determined on a formula basis in accordance with the terms of the relevant sub-franchise agreement, based on monthly revenues of the sub-franchisees, are recognized as revenue when the contractual performance obligations have been achieved or other service-related performance obligations have been completed. Royalty is normally charged at 3% of the monthly revenues of the sub-franchisee and additional lump sum based on the kilograms of noodle and oil consumed by each sub-franchisee on a monthly basis (see “Our Relationships with Certain Franchisors” for more detail on specific franchise fees). The performance obligation related to sub-franchise sales is considered complete upon the sale of food and beverages, therefore royalty revenues are recognized in the same period the sales are generated at the sub-franchised restaurants.

Franchise revenues in any period are directly influenced by the number of open sub-franchised restaurants. We have 2 sub-franchised restaurant stores in fiscal year 2023. In fiscal year 2024, we opened two sub-franchised restaurants and also closed two sub-franchised restaurant stores during the year, which led to 2 active sub-franchised restaurants as of September 30, 2024. Franchise revenues slightly decreased by $1,689 or 1.3%, from $125,786 in fiscal year 2023 to $124,097 in fiscal year 2024, primarily due to foreign currency exchange rate fluctuations when average exchange rates were used in converting CAD and HK$ into USD.

Management service fees

To better manage the sub-franchised restaurant stores, we provide upfront site selection, lease assistance, supply of necessary franchise equipment, employee training services and other store management skills to the sub-franchisee to ensure that the sub-franchised restaurants conform to the general settings and requirements of the brand name over the contracted sub-franchise period. Management service fees are charged to the sub-franchisees at 1.5% to 10% of the monthly revenue of the sub-franchised restaurants (see “Our Relationships with Certain Franchisors” for more detail on specific franchise fees). Revenue from management service fees increased by $108,744 or 10.2%, from $1,064,186 in fiscal year 2023 to $1,172,930 in fiscal year 2024. The increase was due to increased level of revenue generated by the sub-franchised restaurants.

Sales of food ingredients

Some of the food ingredients used in Ajisen restaurants in Canada are pre-processed at our central kitchen before delivery to the sub-franchised restaurants. We recognize revenue net of discounts and sales returns when the food ingredient products are delivered and the title is passed to the sub-franchisees. Revenue from sales of food ingredients to the sub-franchised restaurants increased by $792,650 or 229.0%, from $346,105 in fiscal year 2023 to $1,138,755 in fiscal year 2024, primarily due to increased sales volume of pre-processed noodle and other food ingredients to sub-franchised restaurants.

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Cost of Revenues

The following table breakdowns the components of our cost of revenues for the fiscal years ended September 30, 2024 and 2023:

	For the years ended September 30,
	2024		2023		Variances
	Amount	%	Amount	%	Amount	%

Food, beverage and other inventory costs	$5,595,305	40.1%	$6,111,258	46.6%	$(515,953)	(8.4)%
Payroll and employees benefit expenses	3,357,773	24.1%	2,642,371	20.1%	715,402	27.1%
Restaurant rent expenses	2,370,404	17.0%	1,689,896	12.9%	680,508	40.3%
Royalty fee	583,336	4.2%	491,874	3.7%	91,462	18.6%
Franchise fee	711,737	5.1%	662,725	5.0%	49,012	7.4%
Depreciation	777,064	5.6%	797,146	6.1%	(20,082)	(2.5)%
Utilities	462,080	3.3%	652,913	5.0%	(190,833)	(29.2)%
Insurance	103,391	0.7%	76,901	0.6%	26,490	34.4%
Total cost of revenues	$13,961,090	100.0%	$13,125,084	100.0%	$836,006	6.4%

Our cost of revenues primarily consists of food and beverage and other inventory costs, labor costs, restaurant rent expenses, royalty fee, franchise fee, depreciation, utilities and insurance. Our total cost of revenues increased by $836,006 or 6.4%, from $13,125,084 in fiscal year 2023 to $13,961,090 in fiscal year 2024, primarily due to (i) an increase in payroll and employee benefit expenses by $715,402 or 27.1%, from $2,642,371 in fiscal year 2023 to $3,357,773 due to increased number of employees as we opened a new self-operated restaurant in Hong Kong; (ii) restaurant rent expense increased by $680,508 or 40.3%, from $1,689,896 in fiscal year 2023 to $2,370,404 in fiscal year 2024 due to increased decoration and leasehold improvement costs on the newly added self-operated restaurant store; this also led to an increase in franchise fee by $49,012 or 7.4%, from $662,725 in fiscal year 2023 to $711,737 and an increase in royalty fee by $91,462 or 18.6%, from $491,874 in fiscal year 2023 to $583,336 in fiscal year 2024; (iii) food, beverage and inventory costs decreased by $515,953 or 8.4%, from $6,111,258 in fiscal year 2023 to $5,595,305 in fiscal year 2024, and utility costs also decreased by $190,833 or 29.2%, which was in line with a 2.7% decrease in revenue from self-operated restaurants due to decrease in customer traffic when ASV decreased by $292,665 or 8.0%, from $3,666,416 in fiscal year 2023 to $3,373,751 in fiscal year 2024, among which ASV in Hong Kong decreased by $336,079 or 23.7% from $1,415,559 in fiscal year 2023 to $1,079,480 in fiscal year 2024, while ASV in Canada increased by $43,414 or 1.9%, from $2,250,857 in fiscal year 2023 to $2,294,271 in fiscal year 2024. The overall increase in our cost of revenues for the fiscal year 2024 as compared to fiscal year 2023 reflected the above combined factors.

Gross profit

Our gross profit decreased by $363,570, or 8.1%, from $4,492,225 in the fiscal year 2023 to $4,128,655 in the fiscal year 2024, primarily due to an increased cost of revenues by $836,006 due to increased payroll expense and restaurant rent expense when we opened a new self-operated restaurant store in fiscal year 2024. Our gross margin decreased by 2.7% from 25.5% fiscal year 2023 to 22.8% in fiscal year 2024 primarily due to an increased cost of revenues outpacing the increase in revenue.

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Operating Expenses

The following table sets forth the breakdown of our operating expenses for the years ended September 30, 2024 and 2023:

	For the Years ended September 30,
	2024		2023		Variance
		% of		% of
	Amount	revenue	Amount	revenue	Amount	% of
Total Revenue	$18,089,745	100.0%	$17,617,309	100.0%	$472,436	2.7%
Operating Expenses
Selling expenses	124,775	0.7%	81,015	0.5%	43,760	54.0%
General and administrative expenses	2,206,561	12.2%	1,984,720	11.3%	221,841	11.2%
Total operating expenses	$2,331,336	12.9%	$2,065,735	11.8%	$265,601	12.9%

Selling expenses

Our selling expenses primarily include advertising and promotion expenses. Our selling expenses increased by $43,760, or 54.0%, to $124,775 for the year ended September 30, 2024 from $81,015 for the year ended September 30, 2023 primarily due to an increase in advertising and promotion expense. Due to the expansion of our business operation, we spent more on advertising and promotion activities to enhance our brand awareness and attract more customers. Especially, we joined and tried to promote our business on an online restaurant guide and review platform in Hong Kong, as the platform allows users to find restaurants based on various criteria, read and write reviews, browse menus, and view photos. As a percentage of revenues, our selling expenses accounted for 0.7% and 0.5% of our total revenue for the years ended September 30, 2024 and 2023, respectively.

General and administrative expenses

Our general and administrative expenses primarily consist of employee salaries, insurance and welfare expenses, office and utility expenses, consulting and professional service fees, business travel and meals expenses, and other expenses.

	For the Years ended September 30,
	2024		2023		Variance
	Amount	% of	Amount	% of	Amount	% of
General and Administrative Expenses
Salary, employee insurance and welfare expenses	$1,015,119	46.0%	$786,748	39.6%	$228,371	29.0%
Office and utility expenses	445,037	20.2%	405,879	20.5%	39,158	9.6%
Consulting and professional service fees	252,917	11.5%	229,523	11.6%	23,394	10.2%
Travel and meals expenses	73,497	3.3%	135,596	6.8%	(62,099)	(45.8)%
Other expenses	419,991	19.0%	426,974	21.5%	(6,983)	(1.6)%
Total general and administrative expenses	$2,206,561	100.0%	$1,984,720	100.0%	$221,841	11.2%

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Our general and administrative expenses increased by $221,841, or 11.2%, to $2,206,561 for the year ended September 30, 2024 from $1,984,720 for the year ended September 30, 2023, primarily attributable to (i) an increase in salary, employee insurance and welfare expenses by $228,371, or 29.0%, to $1,015,119 for the year ended September 30, 2024 from $786,748 for the year ended September 30, 2023due to the increased headcount causing by the expansion of our business operation as we opened more restaurants during the year ended September 30, 2024; (ii) an increase in office and utility expenses by $39,158, or 9.6%, to $445,037 for the year ended September 30, 2024 from $405,879 for the year ended September 30, 2023 due to the expansion of our business operation as we opened more restaurants during the year ended September 30, 2024; (iii) an increase in our consulting and professional fees by $23,394, or 10.2%, to $252,917 for the year ended September 30, 2024 from $229,523 for the year ended September 30, 2023, primarily due to the increased fees paid for professional services such as audit services and financial consulting services during the year ended September 30, 2024; (iv) a decrease in our travel and meals expenses by $62,099, or 45.8%, to $73,497 for the year ended September 30, 2024 from $135,596 for the year ended September 30, 2023 as our management travelled frequently for site inspection to assess potential locations for new restaurants during the year ended September 30, 2023, and subsequently, shifted the focus on the management of existing restaurants, hence, our travel and meals expenses decreased for the year ended September 30, 2024; and (vi) a decrease in other expenses by $6,983, or 1.6% for the year ended September 30, 2024, as compared to the same period last year. General and administrative expenses accounted for 12.2% and 12.0% of our total revenue for the years ended September 30, 2024 and 2023, respectively.

Provision for Income Taxes

Our provision for income taxes was $346,886 for the year ended September 30, 2024, an increase of $77,072, or 28.6%, from provision for income taxes of $269,814 for the year ended September 30, 2023 and the effective tax rate for the year ended September 30, 2024 was 19.9%, increased by 8.6% when compared to 11.3% for the year ended September 30, 2023, primarily due to increased taxable income generated from our entities in Canada which are subjected to higher income tax rate for the year ended September 30, 2024 as compared to the same period of last year.

Net Income

As a result of the foregoing, we reported a net income of $1,396,941 for the year ended September 30, 2024, representing a $714,810, or 33.8% decrease from a net income of $2,111,751 for the year ended September 30, 2023.

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Liquidity and Capital Resources

Cash Flows for the Six Months Ended March 31, 2025 Compared to the Six Months Ended March 31, 2024

The following table set forth our current assets and current liabilities as of the dates indicated:

	March 31,	September 30,
	2025 (Unaudited)	2024
CURRENT ASSETS:
Cash and cash equivalents	$954,352	$1,543,500
Accounts receivable, net	182,133	401,604
Accounts receivable - related parties, net	748,940	425,192
Inventories, net	328,112	358,466
Due from related parties	1,121,281	992,340
Short-term investments	-	148,028
Deferred initial public offering costs	150,259	-
Prepaid expenses and other current assets	277,763	376,980
TOTAL CURRENT ASSETS	3,762,840	4,246,110

CURRENT LIABILITIES:
Current portion of long-term loans	$229,860	$261,128
Accounts payable	174,776	668,566
Due to related parties	313,394	270,135
Taxes payable	335,472	762,851
Operating lease liabilities, current	1,636,912	1,818,946
Finance lease liabilities, current	34,001	43,546
Accrued expenses and other current liabilities	1,044,879	825,559
TOTAL CURRENT LIABILITIES	$3,769,294	$4,650,731

We were incorporated in the Cayman Islands as a holding company and our Cayman Islands holding company did not have active business operations as of September 30, 2024 and as of the date of this prospectus. Our consolidated assets and liabilities and consolidated revenue and net income are the consolidated operation results of our CA Operating Subsidiaries and HK Operating Subsidiaries. The ability of our CA Operating Subsidiaries and HK Operating Subsidiaries to transfer funds to us in the form of loans or advances or cash dividends is not materially restricted by regulatory provisions in accordance with laws and regulations in Canada and Hong Kong. During fiscal year 2024, the CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payments of an aggregate amount of $254,376 to its shareholders out of the additional paid-in capital balance. There was no additional dividend payment during the six months ended March 31,2025. In addition, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. For more information, see our consolidated financial statements and related notes thereto, in each case included in this prospectus. Except for the dividend payments mentioned above, the Company, and its CA Operating Subsidiaries and HK Operating Subsidiaries, currently intend to retain any future earnings to finance the operation and expansion of their businesses, and the Company does not expect to declare or pay any dividends in the foreseeable future. In addition, during the six months ended March 31, 2025 and during the fiscal year 2023 and fiscal year 2024, there was no cash transfer between Riku, CA operating Subsidiaries and HK Operating Subsidiaries.

As of March 31, 2025, we had $954,352 in cash and cash equivalents as compared to $1,543,500 as of September 30, 2024. We also had $182,133 in accounts receivable as of March 31, 2025 as compared to $401,604 as of September 30, 2024. Our accounts receivable primarily includes balance due from customers when the Company’s products are sold and delivered to customers. As of date of this prospectus, the Company’s account receivable balance at September 30, 2024 has been fully collected. For the accounts receivable balance as of March 31, 2025, approximately 41% has been subsequently collected and the remaining balance is expected to be collected by the end of September 2025.

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As of March 31, 2025 and September 30, 2024, our inventory balance amounted to $328,112 and $358,466, respectively, primarily consisting of cost of food, beverages and supplies used in the restaurant business.

	March 31, 2025	September 30, 2024
Food and beverages	$73,561	$19,077
Food ingredients	237,037	322,942
Other kitchen materials	17,514	16,447
Inventory valuation allowance	-	-
Total inventory, net	$328,112	$358,466

Our inventories decreased by approximately $30,354 or 8.5% from approximately $358,466 as at September 30, 2024 to approximately $328,112 as at March 31, 2025, primarily due to increased sales of food and beverage during the six months ended March 31, 2025. We believe our inventories are able to be sold quickly based on the analysis of the current trends in demand for our restaurant food and beverage products.

As of March 31, 2025 and September 30, 2024, we had due from related parties balance of $1,121,281 and $992,340, respectively. Our CA Operating Subsidiaries and HK Operating Subsidiaries, in the past, advanced cash to related parties for business purposes and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing. Subsequent to the balance sheet date, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, who controls C& 535 Limited and ES& Cubus Limited. As a result, the amount due from C& 535 Limited and ES& Cubus Limited as of September 30, 2024 has been reduced. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. In addition, in April 2025, the Company’s CA Operating Subsidiaries collected back approximately $89,000 from related parties. In August 2025, the Company further collected back $427,506 from related parties. As of the date of this prospectus, approximately $788,000, or 70.3% of the March 31, 2025 due from related parties balance has been collected and the remaining balance is expected to be collected by the end of September 2025. The Company does not have the intention to make further cash advances to related parties in the future.

As of March 31, 2025, we had taxes payable of approximately $335,472. We have substantially settled our tax liabilities when we file the 2024 tax returns with relevant tax authorities in Hong Kong and Canada.

As of March 31, 2025, we had trade accounts payable of $174,776, comprised of amounts due to our suppliers for purchase of food, beverage and food ingredients. We expect to settle the accounts payable with our suppliers upon receiving their invoices within three to six months.

As of March 31, 2025, we had approximately $1,824,526 in long-term loans (including current portion of long-term loans of $229,860 and long-term loans of $1,594,666), including:

1.	on April 8, 2022, our subsidiary in Canada, Church Limited, entered into a term loan facility agreement with RBC to borrow CAD 345,000 ($255,347) as working capital, with a loan maturity date on April 26, 2027. The loan bears variable interests, with interest charged at 3.0% p.a. above the royal bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum;

2.	on November 23, 2020, our subsidiary in Canada, Vaughan Inc., entered into a term loan facility agreement with RBC to borrow CAD 278,250 ($205,943) as working capital, with a loan maturity date on December 30, 2025. The loan bears variable interests, with interest charged at 3.0% p.a. above the royal bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum. The outstanding principal and interest shall be paid by 60 installment payments of CAD 4,638 each with all outstanding principal and interests is payable in full at the end of the term; and

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3.	on March 23, 2020, our subsidiary in Canada, CK Inc., entered into a term loan facility agreement with BDC to borrow CAD 1,450,000 (approximately $1.1 million) to finance the purchase of 2 condominium units as central kitchen and warehouse, with a loan maturity date on September 15, 2045. The loan bears variable interests, with interest charged at 0.75% p.a. below the floating base rate quoted by the BDC from time to time. The effective interest rate was 8.20% per annum. The outstanding principal and interest shall be paid by 300 installment payments, the first payment is CAD 5,830 and the remaining 299 payments is CAD 4,830 each.

4.	On April 1, 2022, our subsidiary in Hong Kong, ARCI, entered into a term loan facility agreement with BOAHK to borrow HK$9 million (approximately $1.2 million) as working capital, with loan maturity date on April 20, 2032. The loan bears variable interests, with interest charged at 2.5% p.a. below the Hong Kong dollars prime rate quoted by the Hong Kong Mortgage Corporation Limited from time to time. The effective interest rate ranged between 2.75% to 3.746% per annum. The outstanding principal and interest shall be paid by 120 installment payments of HKD 85,870 each.;

We expect that we will be able to renew all of the existing bank loans upon their maturity based on our past experience and outstanding credit history.

As of March 31, 2025, we had current assets of $3,762,840, current liabilities of $3,769,294 and a working capital deficit of $6,454. In assessing our liquidity, management monitors and analyzes our cash and cash equivalents, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash equivalents and cash flows provided by operating activities will be sufficient to meet our working capital needs in the next 12 months from the date the unaudited condensed consolidated financial statements for the six months ended March 31,2025 were issued. However, we may incur additional capital needs in the long term and we may use part of the proceeds from this offering to support our long-term business expansion. We may also seek additional financing, to the extent required, and there can be no assurance that such financing will be available on favorable terms, or at all. All of our business expansion endeavors involve risks and will require significant management, human resources, and capital expenditures. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

Please refer to section headed “Risk Factors – Risks Related to Our Industry and Our Business – “We may require additional financing to achieve our growth goals,”

Cash Flows

The following table sets forth summary of our cash flows for the periods indicated:

	For the Six Months Ended March 31,
	2025	2024
Net cash (used in) provided by operating activities	$(55,231)	$789,243
Net cash used in investing activities	(211,668)	(626,895)
Net cash used in financing activities	(275,442)	(617,389)
Effect of exchange rate change on cash and cash equivalents	(46,807)	(1,838)
Net decrease in cash and cash equivalents	(589,148)	(456,879)
Cash and cash equivalents, beginning of period	1,543,500	1,989,851
Cash and cash equivalents, end of period	$954,352	$1,532,972

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Operating Activities

Net cash used in operating activities was $55,231 for the six months ended March 31,2025, primarily derived from a net income of $200,941 for the period, reconciled by depreciation and amortization of $464,987, and net changes in our operating assets and liabilities, which mainly included an increase in accounts receivable from related parties of $329,985 and an increase in accrued expenses and other current liabilities of $225,579, offset by a decrease in accounts payable of $492,044 , a decrease in taxes payable of $403,866 and a decrease in operating lease liabilities of $924,534.

Net cash provided by operating activities was $789,243 for six months ended March 31,2024, primarily derived from a net income of $560,210 for the period, reconciled by depreciation and amortization of $374,826, and net changes in our operating assets and liabilities, which mainly included an increase in taxes payable of $141,729, partially offset by the decrease in prepaid expenses and other current assets of $113,839, and decrease in accounts payable of $385,580 and a decrease in operating lease liabilities of $682,270.

Investing Activities

Net cash used in investing activities amounted to $211,668 for six months ended March 31, 2025, and primarily included the advances made to related parties of $174,293, purchase of property and equipment of $178,538, and proceeds received from the redemption of a short-term investment of $141,163.

Net cash used in investing activities amounted to $626,895 for the six months ended March 31, 2024, and primarily included the purchase of property and equipment and intangible assets of $79,391 and advances made to related parties of $547,504.

Financing Activities

Net cash used in financing activities amounted to $275,442 for the six months ended March 31,2025, and primarily included repayments of long-term loans of $149,293, payment of deferred IPO costs of $150,313, payment made for finance leases of $19,509 and proceeds received from borrowing from related parties of $43,673.

Net cash used in financing activities amounted to $617,389 for the six months ended March 31,2024, and primarily included payment of dividend distribution of $129,184, repayments of long-term loans of $205,928, refund of capital contribution of $98,965 and repayment of borrowing to related parties of $164,431.

Contractual obligations

As of March 31, 2025, our contractual obligations were as follows:

		Less than
Contractual obligations	Total	1 year	1-2 years	2-3 years	3-4 years	4-5 years	Thereafter
Long-term auto loans (1)	$18,979	$10,499	$8,480	$-	$-	$-	$-
Long-term bank loans (2)	1,805,547	219,361	202,364	161,865	161,615	165,444	894,898
Operating lease payments (3)	3,574,500	1,740,950	1,114,917	518,547	97,636	62,742	39,708
Finance lease payments (4)	49,000	35,179	12,759	1,062	-	-	-
Total	$5,448,026	$2,005,989	$1,338,520	$681,474	$259,251	$228,186	$934,606

(1)	Represents the outstanding principal balance of long-term auto loans.

(2)	Represents the outstanding principal balance of long-term loans from banks.

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(3)	We lease office spaces and restaurant stores, which are classified as operating leases in accordance with Topic 842. As of March 31, 2025, our future operating lease payments totaled $3,574,500.

(4)	We lease vehicles, which are classified as finance leases in accordance with Topic 842. As of March 31, 2025, our future finance lease payments totaled $49,000.

Cash Flows for the Year Ended September 30, 2024 Compared to the Year Ended September 30, 2023

The following table set forth our current assets and current liabilities as of the dates indicated:

	September 30,	September 30,
	2024	2023
CURRENT ASSETS:
Cash and cash equivalents	$1,543,500	$1,989,851
Accounts receivable, net	401,604	167,112
Accounts receivable - related parties, net	425,192	377,507
Inventories, net	358,466	233,931
Due from related parties	992,340	161,598
Short-term investments	148,028	-
Prepaid expenses and other current assets	376,980	243,588
TOTAL CURRENT ASSETS	4,246,110	3,173,587

CURRENT LIABILITIES:
Current portion of long-term loans	$261,128	$294,064
Accounts payable	668,566	654,662
Due to related parties	270,135	406,549
Taxes payable	762,851	502,207
Operating lease liabilities, current	1,818,946	1,128,549
Finance lease liabilities, current	43,546	43,469
Accrued expenses and other current liabilities	825,559	595,385
TOTAL CURRENT LIABILITIES	$4,650,731	$3,624,885

We were incorporated in the Cayman Islands as a holding company and our Cayman Islands holding company did not have active business operations as of September 30, 2024 and as of the date of this prospectus. Our consolidated assets and liabilities and consolidated revenue and net income are the consolidated operation results of our CA Operating Subsidiaries and HK Operating Subsidiaries. The ability of our CA Operating Subsidiaries and HK Operating Subsidiaries to transfer funds to us in the form of loans or advances or cash dividends is not materially restricted by regulatory provisions in accordance with laws and regulations in Canada and Hong Kong. During fiscal year 2024, the CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payments of an aggregate amount of $254,376 to its shareholders out of the additional paid-in capital balance. In addition, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. For more information, see our consolidated financial statements and related notes thereto, in each case included in this prospectus. Except for the dividend payments mentioned above, the Company, and its CA Operating Subsidiaries and HK Operating Subsidiaries, currently intend to retain any future earnings to finance the operation and expansion of their businesses, and the Company does not expect to declare or pay any dividends in the foreseeable future. In addition, during the fiscal year 2023 and fiscal year 2024, there was no cash transfer between Riku, CA operating Subsidiaries and HK Operating Subsidiaries.

As of September 30, 2024, we had $1,543,500 in cash and cash equivalents as compared to $1,989,851 as of September 30, 2023. We also had $401,604 in accounts receivable. Our accounts receivable primarily includes balance due from customers when the Company’s products are sold and delivered to customers. As of date of this prospectus, the Company’s account receivable balance at September 30, 2024 has been subsequently fully collected.

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As of September 30, 2024, we had short-term investments of $148,028. Short-term investments primarily consist of investments in prime-linked cashable guaranteed investment certificate (“GIC”), which is a flexible and secure investment option that offers a guaranteed rate of return and early cash option to investor, with an annual interest rate linked to changes in Canadian bank’s prime interest rate. Such investment can earn interest up to the cash out date and it can be cashed out any time without penalty. The Company accounts for short-term investments in accordance with ASC 320, Investments — Debt and Equity Securities and ASC 321, Investments- Equity Securities.

As of September 30, 2024, our inventory balance amounted to $358,466, primarily consisting of cost of food, beverages and supplies used in the restaurant business.

	September 30, 2024	September 30, 2023
Food and beverages	$19,077	$18,654
Food ingredients	322,942	212,824
Other kitchen materials	16,447	2,453
Inventory valuation allowance	-	-
Total inventory, net	$358,466	$233,931

Our inventories increased by approximately $124,535 or 53.2% from approximately $233,931 as at September 30, 2023 to approximately $358,466 as at September 30, 2024, primarily due to an increased stockpile of food ingredients to support our sales in the near future. We believe our inventories are able to be sold quickly based on the analysis of the current trends in demand for our restaurant food and beverage products.

As of September 30, 2024, we had due from related parties balance of $992,340. Our CA Operating Subsidiaries and HK Operating Subsidiaries, in the past, advanced cash to related parties for business purposes and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing. Subsequent to the balance sheet date, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, who controls C& 535 Limited and ES& Cubus Limited. As a result, the amount due from C& 535 Limited and ES& Cubus Limited as of September 30, 2024 has been reduced. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. In addition, in April 2025, the Company’s CA Operating Subsidiaries collected back approximately $89,000 from related parties. In August 2025, the Company further collected back $427,506 from related parties. As of the date of this prospectus, approximately $788,000, or 79.4% of the September 30, 2024 due from related parties balance has been collected and the remaining balance is expected to be collected by the end of September 2025. The Company does not have the intention to make further cash advances to related parties in the future.

As of September 30, 2024, we had taxes payable of approximately $762,851. We plan to settle our tax liabilities when we file the 2024 tax returns with relevant tax authorities in Hong Kong and Canada.

As of September 30, 2024, we had trade accounts payable of $668,566, comprised of amounts due to our suppliers for purchase of food, beverage and food ingredients. We expect to settle the accounts payable with our suppliers upon receiving their invoices within three to six months.

As of September 30, 2024, we had approximately $2,041,767 in long-term loans (including current portion of long-term loans of $261,128 and long-term loans of $1,780,639), including:

1.	on April 8, 2022, our subsidiary in Canada, Church Limited, entered into a term loan facility agreement with RBC to borrow CAD 345,000 ($255,347) as working capital, with a loan maturity date on April 26, 2027. The loan bears variable interests, with interest charged at 3.0% p.a. above the royal bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum;

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2.	on November 23, 2020, our subsidiary in Canada, Vaughan Inc., entered into a term loan facility agreement with RBC to borrow CAD 278,250 ($205,943) as working capital, with a loan maturity date on December 30, 2025. The loan bears variable interests, with interest charged at 3.0% p.a. above the royal bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum. The outstanding principal and interest shall be paid by 60 installment payments of CAD 4,638 each with all outstanding principal and interests is payable in full at the end of the term; and

3.	on March 23, 2020, our subsidiary in Canada, CK Inc., entered into a term loan facility agreement with BDC to borrow CAD 1,450,000 (approximately $1.1 million) to finance the purchase of 2 condominium units as central kitchen and warehouse, with a loan maturity date on September 15, 2045. The loan bears variable interests, with interest charged at 0.75% p.a. below the floating base rate quoted by the BDC from time to time. The effective interest rate was 8.20% per annum. The outstanding principal and interest shall be paid by 300 installment payments, the first payment is CAD 5,830 and the remaining 299 payments is CAD 4,830 each.

We expect that we will be able to renew all of the existing bank loans upon their maturity based on our past experience and outstanding credit history.

As of September 30, 2024, we had current assets of $4,246,110, current liabilities of $4,650,731 and a working capital deficit of $404,621. In assessing our liquidity, management monitors and analyzes our cash and cash equivalents, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash equivalents and cash flows provided by operating activities will be sufficient to meet our working capital needs in the next 12 months from the date the consolidated financial statements were issued. However, we may incur additional capital needs in the long term and we may use part of the proceeds from this offering to support our long-term business expansion. We may also seek additional financing, to the extent required, and there can be no assurance that such financing will be available on favorable terms, or at all. All of our business expansion endeavors involve risks and will require significant management, human resources, and capital expenditures. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

Please refer to section headed “Risk Factors – Risks Related to Our Industry and Our Business – “We may require additional financing to achieve our growth goals,”

Cash Flows

The following table sets forth summary of our cash flows for the periods indicated:

	For the Years Ended September 30,
	2024	2023
Net cash provided by operating activities	$2,276,214	$2,056,188
Net cash used in investing activities	(1,787,919)	(1,213,312)
Net cash used in financing activities	(940,508)	(900,596)
Effect of exchange rate change on cash and cash equivalents	5,862	10,186
Net decrease in cash and cash equivalents	(446,351)	(47,534)
Cash and cash equivalents, beginning of year	1,989,851	2,037,385
Cash and cash equivalents, end of year	$1,543,500	$1,989,851

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Operating Activities

Net cash provided by operating activities was $2,276,214 for the year ended September 30, 2024, primarily derived from a net income of $1,396,941 for the year, reconciled by depreciation and amortization of $824,767, and net changes in our operating assets and liabilities, which mainly included an increase in taxes payable of $256,390 and accrued expenses and other current liabilities of $224,723, partially offset by the increase in accounts receivable of $232,560, prepaid expenses and other current assets of $131,617 and inventories of $122,934.

Net cash provided by operating activities was $2,056,188 for the year ended September 30, 2023, primarily derived from a net income of $2,111,751 for the year, reconciled by depreciation and amortization of $623,236, and net changes in our operating assets and liabilities, which mainly included an increase in taxes payable of $148,471, partially offset by the increase in other non-current assets of $398,182, prepaid expenses and other current assets of $140,181, accounts receivable - related parties of $258,687 and accounts receivable of $91,854.

Investing Activities

Net cash used in investing activities amounted to $1,787,919 for the year ended September 30, 2024, and primarily included the advances made to related parties of $824,725 and purchase of property and equipment and intangible assets of $816,200, and payment made for a short-term investment of $146,994.

Net cash used in investing activities amounted to $1,213,312 for the year ended September 30, 2023, and primarily included the purchase of property and equipment and intangible assets of $1,057,029 and advances made to related parties of $156,283.

Financing Activities

Net cash used in financing activities amounted to $940,508 for the year ended September 30, 2024, and primarily included repayments of long-term loans of $432,988, payment of dividend distribution of $253,289, refund of capital contribution of $143,356 and payments made to related parties of $136,949.

Net cash used in financing activities amounted to $900,596 for the year ended September 30, 2023, and primarily included payment of dividend distribution of $574,639, repayments of long-term loans of $289,587 and refund of capital contribution of $63,523.

Contractual obligations

As of September 30, 2024, our contractual obligations were as follows:

		Less than
Contractual obligations	Total	1 year	1-2 years	2-3 years	3-4 years	4-5 years	Thereafter
Long-term auto loans (1)	$54,996	$21,300	$21,300	$12,396	$-	$-	$-
Long-term bank loans (2)	1,986,771	239,828	229,786	205,362	175,528	175,528	960,739
Operating lease payments (3)	4,624,707	1,959,261	1,453,519	749,376	320,706	65,855	75,990
Finance lease payments (4)	74,845	45,392	21,532	7,921	-	-	-
Total	$6,741,319	$2,265,781	$1,726,137	$975,055	$496,234	$241,383	$1,036,729

(1)	Represents the outstanding principal balance of long-term auto loans.

(2)	Represents the outstanding principal balance of long-term loans from banks.

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(3)	We lease office spaces and restaurant stores, which are classified as operating leases in accordance with Topic 842. As of September 30, 2024, our future operating lease payments totaled $4,624,707.

(4)	We lease vehicles, which are classified as finance leases in accordance with Topic 842. As of September 30, 2024, our future finance lease payments totaled $74,845.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2024 and 2023.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Impact of Inflation

Our Operating Subsidiaries are impacted by inflationary increases in wages, benefits and other costs. If inflation or other factors were to significantly increase our Operating Subsidiaries’ business costs, they may be unable to pass through price increases to their customers. If our Operating Subsidiaries are not able to pass increased wage and other costs resulting from inflation onto their clients our profitability may decline. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our Operating Subsidiaries customers without resulting in any change to their visit frequencies or spending patterns.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Our foreign exchange risk results mainly from cash flows from transactions denominated in foreign currencies. At present, we do not have any formal policy for hedging against currency risk. We ensure that the net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates, where necessary, to address short-term imbalances.

We have transactional currency exposures arising from sales or purchases that are denominated in a currency other than the functional currency of the entity, primarily United States Dollar, Hong Kong Dollar and Canadian Dollar.

For details of the foreign currency risk, please refer to section headed “Index to consolidated financial statements — Financial risk management” for additional information.

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Interest Rate Risk

Our exposure to interest rate risk arises primarily from cash and cash equivalents and our long-term loans. We periodically review our liabilities and monitors interest rate fluctuations to ensure that the exposure to interest rate risk is within acceptable level.

We do not expect any significant effect on our profit or loss arising from the effects of reasonably possible changes to interest rates on interest bearing financial instruments at the end of the reporting period.

For details of the interest rate risk, please refer to section headed “Index to consolidated financial statements — Financial risk management” for additional information.

Credit Risk

Credit risk is the potential financial loss to our Company resulting from the failure of a customer or a counterparty to settle its financial and contractual obligations to our Company, as and when they fall due. As our Company does not hold any collateral, the maximum exposure to credit risk is the carrying amounts of trade and other receivables, and cash presented on the consolidated statements of financial position. Our Company has no other financial assets which carry significant exposure to credit risk.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Seasonality

Our Operating Subsidiaries’ revenues are subject to seasonal fluctuations. Typically, we experience the highest customer traffic and revenue towards the end of the year, driven by festivals, the Chinese New Year, and increased tourist activity during this period.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable, inventory valuation, useful lives of property and equipment and intangible assets, the realization of deferred tax assets, the recoverability of long-lived assets, estimates used in lease accounting and provision necessary for contingent liabilities. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

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Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, inventory valuation, the realization of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, estimates used in lease accounting and realization of deferred tax assets. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss. The Company’s primary accounts receivables are restaurant sales made with credit cards.

On October 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. Provisions for credit losses are recorded based on management’s judgment regarding the Company’s ability to collect as well as the age of the receivables. Accounts receivable are written off when they are deemed uncollectible. As of March 31, 2025, and September 30, 2024 and 2023, there was no credit loss recorded as management believed that all of the accounts receivable balances were fully collectible.

Inventories, net

Inventories are stated at the lower of cost and net realizable value using the weighted average method. Costs include the cost of food, beverages and supplies used in the restaurant business, labor costs and other overhead costs. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs. The Company recorded no inventory reserve as of March 31, 2025, and September 30, 2024 and 2023, respectively.

Revenue recognition

On October 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers”, using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

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The Company currently generates its revenue from the following main sources. Further, in accordance with ASC 280, Segment Reporting, management, including the Chief Operating Decision Maker (“CODM”), reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has four operating segments as defined by ASC 280 (see Note 15 of the consolidated financial statements included elsewhere in this prospectus):

1.	Self-operated restaurant revenue

With our exclusive franchise right of Ajisen Ramen in Canada, we have four directly managed Ajisen Ramen restaurants in Canada. In Hong Kong, we have three directly managed Japanese barbecue restaurants under the brand name of Yakiniku Kakura, two directly managed restaurants under the brand name of Yakiniku 801 and one directly managed restaurant under the brand name of Ufufu Café. Revenues from self-operated restaurants are recognized at point when food and beverage products are delivered to customers and payment is tendered at the time of sale. The Company presents sales, net of discount, promotional allowances and sales taxes. Sales taxes collected from customers are included in other accrued taxes on our consolidated balance sheets until the taxes are remitted to governmental authorities.

The Company accounts for the revenue from sales of food and beverage products in self-operated restaurants on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits.

2.	Franchise revenue

In Canada and Hong Kong, we also have several sub-franchised restaurant stores (“sub-franchisees”). Franchise revenues include royalties and franchise development fees. Franchise development fees are received when the sub-franchisee begins operations and include the Company’s performance obligations of assisting in finding a store location, assisting in preparing the facilities and training personnel. Franchise development fees are allocated to the performance obligations based on the estimated standalone selling prices as specified in the sub-franchise agreement. These performance obligations are satisfied over time as the Company fulfills its promise to grant the sub-franchisees rights to use, and benefit from the sub-franchised brand name. The fees, then, are recorded as deferred revenue at inception and recognized as revenue on a straight-line basis over the duration of sub-franchise agreement. Ongoing royalty, which is determined on a formula basis in accordance with the terms of the relevant sub-franchise agreement, based on monthly revenues of the sub-franchisees, are recognized as revenue when the contractual performance obligations have been achieved or other service-related performance obligations have been completed. Royalty is normally charged at 3% of the monthly gross revenues of the sub-franchisee and additional lump sum based on the kilograms of noodle and oil consumed by each sub-franchisee on a monthly basis (see “Our Relationships with Certain Franchisors” for more detail on specific franchise fees). The performance obligation related to sub-franchisee sales is considered complete upon the sale of food and beverages, therefore royalty revenues are recognized in the same period the sales are generated at the sub-franchised restaurants.

3.	Management service fees

To better manage the sub-franchised restaurant stores, the Company provides upfront site selection, lease assistance, supply of the necessary franchise equipment, employee training services and other store management skills to the sub-franchisee to ensure that the sub-franchised restaurants conform to the general settings and requirements of the brand name over the contracted sub-franchise period. Management service fees are charged to the sub-franchisees at 1.5% to 10% of the monthly gross revenue of the sub-franchised restaurants and the Company recognizes such revenue on a monthly basis over the contracted period when the services are rendered on a continuous basis. See “Our Relationships with Certain Franchisors” for more detail on specific franchise fees.

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4.	Sales of food ingredients

Some of the food ingredients used in Ajisen restaurants in Canada are pre-processed at the Company’s central kitchen before delivery to the sub-franchised restaurants. The Company accounts for the revenue from sales of food ingredient products to sub-franchisees on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. The Company recognizes revenue net of discounts and sales returns when the food ingredient products are delivered and the title is passed to the sub-franchisees.

Contract Assets and Liabilities

The Company did not have contract assets and contract liabilities as of March 31, 2025, September 30, 2024 and 2023.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product, service types and geographic areas, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the six months ended March 31, 2025 and 2024, and for the years ended September 30, 2024 and 2023 are as follows:

Revenue by service type

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Self-operated-restaurant revenue	$7,896,546	$7,668,894
Franchise fee income	90,961	48,770
Management fee income	348,025	466,118
Sale of ingredients	808,103	308,415
Total revenues	$9,143,635	$8,492,197

	For the Years Ended September 30,
	2024	2023

Company-restaurant revenue	$15,653,963	$16,081,232
Franchise fee income	124,097	125,786
Management fee income	1,172,930	1,064,186
Sale of ingredients	1,138,755	346,105
Total revenues	$18,089,745	$17,617,309

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Revenue by geographic areas

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Hong Kong, China	$4,748,251	$4,321,780
Canada	4,395,384	4,170,417
Total revenues	$9,143,635	$8,492,197

	For the Years Ended September 30,
	2024	2023

Hong Kong, China	$9,394,208	$9,366,691
Canada	8,695,537	8,250,618
Total revenues	$18,089,745	$17,617,309

Revenue by customer types

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Revenue from third party customers	$8,624,811	$8,335,490
Revenue from related parties	518,824	156,707
Total revenues	$9,143,635	$8,492,197

	For the Years Ended September 30,
	2024	2023

Revenue from third party customers	$17,049,452	$16,509,584
Revenue from related parties	1,040,293	1,107,725
Total revenues	$18,089,745	$17,617,309

Income taxes

Cayman Islands

We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments. The Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

BVI

We own Master Central, which incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

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Hong Kong

We own our HK Operating Subsidiaries through Waraku. Our HK Operating Subsidiaries and Waraku are all incorporated in Hong Kong and are subject to Hong Kong profit tax at a rate of 16.5%. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. There are no withholding taxes in Hong Kong on remittance of dividends.

Canada

Our CA Operating Subsidiaries are incorporated in Ontario, Canada, and are subject to both federal and provincial tax regulations. In Ontario, a combined corporate income tax rate of 26.5% (15% federal and 11.5% provincial) generally applies to the net taxable income generated by a corporate taxpayer, subject to certain deductions and tax credits. Since our suppliers are based in Canada, no withholding tax (WHT) is applicable on payments to domestic suppliers under Canadian tax law. As a result, our tax obligations are primarily subject to the requirements set forth by the Canada Revenue Agency (CRA) and applicable provincial tax authorities.

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended March 31, 2025 and 2024, and for the years ended September 30, 2024 and 2023. The Company does not believe that there was any uncertain tax provision on March 31, 2025 and September 30, 2024 and 2023. The Company’s subsidiaries in Canada and Hong Kong are subject to the income tax laws of the Canada and Hong Kong, respectively. As of March 31, 2025 and September 30, 2024, all of the tax returns of the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries remain available for statutory examination by local tax authorities.

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Recent accounting pronouncements

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

In March 2025, the FASB issued ASU 2025-02—Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122. The amendments in this Update are effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. The Company is currently evaluating the effect of adoption of this standard to its consolidated financial statements and disclosures.

JOBS Act

We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, which would otherwise be required beginning with our second annual report on Form 20-F, and (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

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BUSINESS

Our Company and Concepts

We are a dynamic international restaurant operator with a diverse portfolio of Japanese-themed dining concepts, strategically positioned in Hong Kong and Canada. Through our Operating Subsidiaries, we deliver authentic Japanese culinary experiences by holding exclusive franchise rights for prestigious Japanese brands in Hong Kong and Canada.

In Toronto, we have established a strong presence with our exclusive franchise of Ajisen Ramen, one of Japan’s most iconic ramen brands. Ajisen Ramen was brought to Canada by one of our founders, Mr. Johnny Luk, in 2005 as one of the first ramen shops in Toronto, and has since grown to 13 locations across Ontario, including four directly managed restaurants and nine sub-franchisees. Despite the growing competition within the ramen industry in Toronto, Ajisen Ramen has continued to expand and attract new customers across the city. One of the most unique aspects is our extensive offerings that go beyond just ramen, as well as the wide variety of customizable options available. Ajisen Ramen’s central kitchen ensures consistency in quality and food preparation across all locations.

In Hong Kong, we franchise Yakiniku Kakura, a prestigious brand known for its premium A5 black Wagyu beef sourced directly from Saga, Kyushu. Our dedication to offering an exceptional quality at accessible prices has established us as a leader in upscale Japanese barbecue dining. Additionally, we franchise Yakiniku 801 and Ufufu Café. Yakiniku 801 provides an affordable yet high-quality yakiniku experience in a relaxed, modern setting, while Ufufu Café offers a unique blend of Western-influenced Japanese cuisine, appealing to a diverse customer base seeking both traditional and innovative dishes.

Across all markets, our restaurant concepts share a commitment to high-quality ingredients, attentive service, and unique customer experiences. We cater to a broad range of customer preferences, from luxury dining to casual family meals, while consistently delivering the authentic taste of Japan. Below is a summary of our four core concepts:

Ajisen Ramen

As one of the most iconic Japanese ramen brands known for its Kyushu-style pork bone broth ramen (tonkotsu), Ajisen Ramen has been a staple in Japan since 1968. The franchise has expanded to over 700 international outlets across Japan, China (Including Hong Kong), Singapore, Malaysia, Philippines, Mongolia, Cambodia, USA, Australia, New Zealand, Italy, Finland, Panama, Colombia. We hold the exclusive franchise rights for Ajisen Ramen in Canada and currently operate 13 locations across Ontario, including 4 self-operated restaurants and 9 sub-franchisees.

Unlike other typical ramen shops, our Ajisen Ramen outlets are full-service Japanese dining restaurants that offer a broad and diverse menu. In addition to our signature Kyushu-style tonkotsu ramen, our menu features a wide range of dishes, including our famous in-house made gyoza, chicken karaage, and AAA striploin served on a sizzling hot plate. The menu also includes vegan and customizable options to cater to diverse dietary preferences. We are known for offering a variety of soup bases, from traditional pork broth to more innovative options like spicy mala, which has become a best-seller among our Indian clientele. Our diverse menu, including popular items like Japanese curry pork katsu rice and wok-fried filet mignon, positions Ajisen Ramen as a trendsetter in flavor creation rather than just a ramen bar. The chic, modern Japanese interiors of our stores further enhance the dining experience, attracting a wide range of customers. To maintain consistency and quality across all locations, our state-of-the-art central kitchen ensures uniformity in food preparation.

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Our mouthwatering selection of crispy house-made gyoza, golden fried chicken, and decadent Takoyaki, perfectly paired with a refreshing cocktail	Crispy pork katsu smothered in rich, savory Japanese curry, served over fluffy steamed rice - comfort food at its most irresistible

A hearty, plant-based ramen crafted for vegans, featuring tender vegan noodles, and a choice of soul-warming broths like classic miso or rich black garlic	Our signature mala beef noodle soup - packed with bold spicy flavors, along with our slow-cooked, melt-in-your-mouth pork ribs ramen

Ajisen Ramen was recognized by Euromonitor International Shanghai Co. Ltd. as the world’s No. 1 noodle restaurant brand in terms of the number of directly operated stores globally as of December 2023, further solidifying its reputation in the global market.

Our Canadian restaurants serve approximately 5,500 customers per week, with an average check size of approximately CAD25. We are focused on expanding Ajisen Ramen’s footprint in Canada, with plans to open 5 additional locations in 2025, while also exploring opportunities to expand further into North America.

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Yakiniku Kakura

Originating from Saga, Kyushu, Yakiniku Kakura is a renowned Japanese barbecue restaurant that offers a high-quality dining experience at accessible prices. Benefiting from direct connections with slaughterhouses and farms in Japan, Yakiniku Kakura delivers top-tier A5 Wagyu beef at a price point that is friendly for the exceptional quality of meat offered. This unique supply chain advantage allows us to provide premium cuts, such as short rib, ribeye, and sirloin, without the typical markup seen in fine dining establishments. Each cut is expertly prepared to highlight its rich texture and flavor, offering diners a melt-in-your-mouth experience that is both luxurious and approachable. In addition to its signature Wagyu offerings, the restaurant features a range of izakaya-style dishes, including pork, chicken, seafood, donburi, and other traditional Japanese small plates. For those looking for a more curated experience, we also offer a Wagyu beef omakase set guided by our chefs.

A mouth-watering selection of premium Black Hair Wagyu cuts, showcasing beautifully marbled options like ribeye, short ribs, and brisket, served with a choice of salt or rich sauces	Our signature cold noodle bowl with a tangy kick of kimchi perfectly balances the richness of the beef for a refreshing bite

To complement the meal, Yakiniku Kakura provides a selection of alcoholic and non-alcoholic beverages, including sake, shochu, fruit wines, Japanese beers, and more. The restaurant’s state-of-the-art ventilation system ensures a smoke-free, comfortable environment, allowing customers to enjoy the art of grilling without distraction.

Our spacious dining area designed for comfort, with excellent airflow that keeps the space fresh and smoke-free, enhancing the overall yakiniku experience	A feast of premium Japanese beef complemented by our signature whisky highball and premium Japanese beer

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Since opening in Hong Kong, Yakiniku Kakura has attracted a diverse clientele seeking high-quality offerings at accessible prices. The restaurant operates at capacity during peak hours, and serves approximately 5,000 customers per week, with an average check size of approximately HK$350 per person. With five (5) locations in Hong Kong – three (3) self-operated and two (2) sub-franchised, we are actively exploring opportunities for expansion into new international markets.

Yakiniku 801

Offering an exceptional yet budget-friendly yakiniku experience, Yakiniku 801 specializes in high-quality beef cuts while ensuring affordability. Positioned as a mid-tier dining option, the restaurant features a variety of set meals and à la carte offerings, including popular cuts like black Wagyu beef shoulder and ribeye. Known for its consistent flavor and satisfying portions, Yakiniku 801 caters to diners who seek delicious meals at great value. The streamlined menu also includes a selection of side dishes such as kimchi, cold noodles, and rice sets, all priced competitively. With a focus on delivering excellent cost-performance (CP-value), Yakiniku 801 has become a favored destination for casual diners and small groups. Its efficient grilling system ensures a pleasant, smoke-free dining experience.

A value-for-money beef set featuring premium cuts, served with rice, miso soup, and onsen egg for a satisfying and complete meal	Our vibrant dining space, featuring individual grills for a smoke-free and personalized yakiniku experience

With two (2) locations in Hong Kong, the restaurant serves approximately 2,200 diners weekly, with an average check size of approximately HK$250, offering high-quality dining without the premium price tag.

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Ufufu Café

Originally from Saga, Japan, Ufufu Café is a Japanese-inspired café that blends Western-influenced Japanese cuisine (yoshoku) with Japanese-style desserts. Ufufu Café has gained popularity for its savory dishes such as hamburger steak, creamy pasta, and pizzas, alongside beautifully presented desserts like parfaits and French toasts. The café is particularly known for its desserts, crafted by Japanese pastry chefs using high-quality ingredients imported from Japan, including premium fruits, matcha powder, and coffee beans. Its best-selling parfaits are both beautifully photogenic and made with seasonal ingredients, such as fresh fruits air-flown from Japan, which enhance the overall taste and reflect the café’s commitment to authenticity. A key feature of Ufufu Café is its seasonal menus, which introduce fresh and exciting new items throughout the year, keeping customers engaged and eager to try new offerings. Another highlight is the coffee, brewed with water from Shirakawa Springs, one of Japan’s “Top 100 Famous Waters,” giving it a unique and refined flavor. With its wooden aesthetic and cozy atmosphere, Ufufu Café is an inviting spot for casual dining and social gatherings.

Our best-selling all-day breakfast features a juicy hamburger steak, perfectly complemented by crispy-on-the-outside, fluffy-on-the-inside French toast with fresh strawberries	Our warm, Japanese-style wooden interior with lush greenery creating a serene and cozy atmosphere, perfect for relaxing and dining

Our exquisite strawberry parfait and peach French toast, made with fresh, seasonal and aromatic fruits from Japan	A rich cup of latte brewed with Shirakawa Springs water, paired with our flavorful shrimp pasta for a delightful balance of taste.

We currently have two (2) locations in Hong Kong – one (1) self-operated and one (1) sub-franchised, serving approximately 900 customers per week with an average check size of approximately HK$150. Its diverse menu and affordable pricing have attracted a broad audience, from young influencers to families, with many sharing its beautifully presented food and desserts on social media.

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Industry backdrop

The global foodservice industry remains a key part of the world economy, with significant growth projected in the coming years. In 2023, the market was valued at over USD 3.2 trillion and is expected to expand to USD 6.3 trillion by 2032, driven by rising disposable incomes, evolving consumer lifestyles, and the rapid expansion of cafés, restaurants, and online food delivery platforms. This trend is particularly evident in markets like Hong Kong and Canada, where the restaurant sectors are both dynamic and competitive.

In Hong Kong, the restaurant industry has faced challenges but is showing signs of stabilization. Full-service restaurants, especially Asian dining concepts, are expected to see steady recovery, reaching pre-pandemic sales levels by 2026. The return of tourism will play a crucial role in driving footfall and revenue growth, presenting opportunities for our brands - Yakiniku Kakura, Yakiniku 801, and Ufufu Café - to capitalize on the rising demand for diverse dining experiences.

Similarly, in Canada, the restaurant sector continues to grow, supported by increasing consumer demand for international cuisines, including Japanese food. With a multicultural population, cities like Toronto and Vancouver are seeing heightened interest in authentic Japanese dining, providing a strong foundation for the expansion of Ajisen Ramen. Our focus on high-quality ingredients, innovative menu offerings, and adaptability to dietary preferences positions us well for capturing market share in both regions.

Against this backdrop, our concepts are well-positioned for growth. The recovery of full-service restaurants in Hong Kong, coupled with the return of tourism, provides a favorable environment for expanding our yakiniku and café offerings. In Canada, the increasing demand for authentic Japanese cuisine creates significant opportunities for Ajisen Ramen to scale. By leveraging our diversified portfolio, maintaining high standards of food quality, and tapping into shifting consumer trends toward sustainability and convenience, we are poised to further expand our footprint in both markets and internationally, enhancing our brand presence and driving long-term growth. See “Industry and Market Data” for more details.

Our Competitive Strengths

We believe the following competitive strengths, when combined with our strategic plan and operating model, enable our sustainable growth in the global restaurant industry:

1. Diverse Portfolio of Japanese-Themed Dining Concepts

We pride ourselves on offering a diverse portfolio of Japanese-themed dining concepts, catering to a wide range of customer preferences, from accessible yet high-quality dining options to casual meals. Our portfolio includes yakiniku restaurants such as Yakiniku Kakura, which provides exceptional A5 Wagyu beef sourced directly from Saga, Kyushu, at a price point that reflects the quality of the meat, making it an attractive option for diners seeking great value. Yakiniku 801, on the other hand, offers an affordable yakiniku experience with high-quality beef cuts, appealing to value-conscious diners in a modern, casual setting. Additionally, Ufufu Café offers a blend of Western-influenced Japanese cuisine and beautifully crafted desserts, making it a popular destination for both young influencers and families.

In Canada, we have successfully established Ajisen Ramen, which is not just a ramen bar but a full-service Japanese dining restaurant. While known for its signature Kyushu-style tonkotsu ramen, Ajisen Ramen also offers an extensive menu, including gyoza, chicken karaage, Japanese curry pork katsu, and AAA striploin served on a sizzling hot plate. The menu is designed to cater to a variety of tastes and dietary preferences, including vegan options and customizable dishes, making it a versatile dining destination for a broad audience.

This diverse portfolio enables us to effectively target different customer segments, from high-end diners seeking premium quality to value-conscious consumers and families looking for casual dining experiences. In addition, our presence in two distinct continents - Asia and North America, allows us to tap into unique market opportunities and expand our reach across diverse cultural and demographic groups, while consistently delivering authentic Japanese culinary experiences.

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2. Exclusive Franchise Rights for Renowned Japanese Brands

Our company holds exclusive franchise rights for several prestigious Japanese restaurant brands, ensuring that we bring authentic and high-quality Japanese dining experiences to key international markets. In Canada, our exclusive franchise of Ajisen Ramen has allowed us to introduce one of Japan’s most iconic brands to North American diners. In Hong Kong, we franchise Yakiniku Kakura, Yakiniku 801, and Ufufu Café, delivering authentic Japanese flavors and experiences to an increasingly discerning customer base.

A key strength of our company lies in the long-term franchise agreements we secure, typically spanning 15 to 20 years with an option to extend for an additional 15 to 20 years. These extended terms reflect the strong, enduring partnerships we have built with our Japanese franchisors, demonstrating a deep level of trust and commitment on both sides. This long-term approach not only ensures business sustainability but also allows us to work closely with our partners to co-develop expansion plans, fostering a mutually beneficial relationship that supports consistent growth and brand integrity over time. For more details, see “Business—Our Relationships with Certain Franchisors.”

3. Commitment to Quality and Consistency

A core strength of our company is our unwavering commitment to quality and consistency across all our restaurant concepts. In Canada, our central kitchen for Ajisen Ramen ensures that all locations maintain consistent standards in food preparation and taste, offering the same high-quality ramen and other dishes across all outlets. This focus on quality and consistency not only sets us apart from competitors but also fosters customer loyalty and repeat business. In Hong Kong, we source beef directly from Japan, ensuring that our diners enjoy high-quality cuts of meat at Yakiniku Kakura and Yakiniku 801 at a price that offers excellent value for the quality. At Ufufu Café, we import seasonal ingredients, such as fruits, matcha powder, and coffee beans, directly from Japan to maintain the freshness and authenticity of our dishes.

4. Proven Leadership and Operational Expertise

Our Company’s leadership is grounded in extensive industry expertise and operational excellence, with key leaders overseeing our operations in both Hong Kong and Canada.

In Canada, our Chairman and Chief Executive Officer, Mr. Johnny Luk, oversees the operations of our CA Operating Subsidiaries. With over 20 years of experience in marketing, management, and food quality control in restaurant operations, he brings a wealth of expertise to the role. Mr. Johnny Luk’s relationship with Ajisen Ramen Japan began in 1998, when he helped build the brand through his work at a marketing and advertising company. In 2005, Johnny brought Ajisen Ramen to Canada, where under his leadership, it has expanded to 13 locations across Ontario. His deep understanding of the brand and commitment to maintaining authenticity and high standards continue to drive the growth and success of our Canadian operations.

In Hong Kong, our Vice Chairman and Executive Director - Mr. Mark Luk, oversees the HK Operating Subsidiaries. He is responsible for the day-to-day administrative and operational management of the Group, ensuring the overall supervision and smooth functioning of our restaurant operations. Mr. Mark Luk’s significant insight into the F&B industry and strong connections with Japanese suppliers have enabled us to maintain a close relationship with Unico, our franchisor for Yakiniku Kakura, Yakiniku 801, and Ufufu Café. His leadership has been instrumental in the successful expansion of these brands in Hong Kong, positioning us as a market leader in the region.

Collectively, our management team possesses the industry expertise and operational experience necessary to formulate sustainable business strategies, assess and manage risks, and adapt to evolving customer preferences. This expertise enables us to seize major market opportunities and ensures that our business continues to grow and thrive. With the combined leadership skills and in-depth industry knowledge of our executive directors and senior management, we are confident in our ability to drive revenue growth and sustain long-term success.

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Our Growth Strategies

Our growth strategy focuses on expanding our restaurant footprint in key markets, enhancing customer experience through menu innovation, and optimizing operational performance to support sustainable growth. We will leverage our strong track record in restaurant operations, franchising, and market entry to capitalize on new opportunities and achieve long-term success. Our key strategic initiatives include:

1. Expansion of Restaurant Footprint in Key Markets

We plan to continue expanding our global presence through a combination of new restaurant openings and strategic sub-franchising. For the years ended September 30, 2022, 2023 and 2024, we opened 1, 0 and 0 self-operated restaurants, respectively, and 1, 1 and 3 sub-franchised restaurants, respectively. For the six months ended March 31, 2025, 2024, and 2023, we opened 0, 0 and 0 self-operated restaurants, respectively, and 2, 2 and 1 sub-franchised restaurants, respectively. We intend to open two more sub-franchised stores before the end of 2025 in Ontario—specifically, Brampton and Oakville. See “Management’s Discussion and Analysis—Key Financial Performance Metrics.” We normally do not purchase real estate property, but a typical new store will cost around US$ 550,000 to 700,000 which includes the purchase of kitchen equipment and decorations. This amount also includes the initial build out cost of the restaurant, excluding the cost of a lease. This diversification helps us mitigate market risk while capturing a larger share of the global dining market. By carefully selecting regions with a growing interest in Japanese cuisine, we ensure our new outlets are placed in vibrant, high-traffic areas that appeal to both locals and tourists. Our expansion plans include:

Ajisen Ramen in Canada

Through our CA Operating Subsidiary, ARCI, we entered into the MFA with the Ajisen Franchisor on November 5, 2019 for the exclusive rights to operate and sub-franchise Ajisen Ramen restaurants in Canada. The MFA does not require us to open a certain number of restaurants.

Our expansion of Ajisen Ramen in Canada will be driven by a robust sub-franchising strategy, enabling us to leverage local market expertise while scaling efficiently. After establishing a strong presence in Toronto with 13 stores, we intend to expand into British Columbia, Alberta, and Quebec, where there is high demand for authentic Japanese ramen.

To support this growth, we intend to recruit sub-franchisees aligned with our brand values and provide them with comprehensive training, marketing support, and access to our state-of-the-art central kitchen. The central kitchen ensures operational efficiency and consistency, allowing franchisees to focus on customer service while maintaining our high standards.

By handling core ingredient preparation, the central kitchen simplifies supply chain management, reducing complexity and labor costs. In addition, we offer ongoing support through marketing campaigns, market analysis, and operational guidance, ensuring each location is set up for long-term success and maintains the integrity of the Ajisen Ramen brand across Canada.

In addition to opening physical locations, we intend to manufacture and sell packaged ramen in supermarkets across Canada, which is proven to be highly successful in Ajisen China. We have plans to manufacture and distribute packaged ramen in supermarkets across Canada in the near future, but have neither taken any steps nor made any financial commitments to do so yet. We do not yet have an anticipated distribution date or budgeted costs associated with this new initiative.

Ajisen Ramen in the United States

We plan to expand Ajisen Ramen into major U.S. cities, including Chicago, New York, and Los Angeles. These cities represent significant opportunities for growth, given their diverse culinary scenes and large customer bases for authentic ramen experiences. To facilitate this expansion, we will collaborate with local sub-franchisors, ensuring efficient market entry while maintaining brand integrity.

Yakiniku Kakura in North America

We plan to introduce Yakiniku Kakura to Canada as the first step in our international expansion of this premium Japanese BBQ brand. Following its success in Canada, we plan to expand into New York, Chicago, and Los Angeles, tapping into growing demand for authentic Japanese dining experiences. We will explore both company-owned and franchise models to scale the brand internationally.

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Ufufu Café in North America

We see a significant gap in the Western-Japanese style café market in North America, particularly in cities like Toronto, Chicago, and Los Angeles. Ufufu Café’s unique offerings, such as Japanese-inspired desserts and specialty drinks, are well-positioned to fill this gap and attract a diverse customer base. Our strategy will involve both franchise and company-owned models, focusing on high-traffic urban areas that align with the brand’s positioning as a leader in the specialty café market.

Expanding into new locations presents new risks, some of which may be unique to such locations. In the United States these include, but are not limited to potential increased labor costs due to changes in immigration policies in the United States, tariff policies in the United States, intense competition, low brand recognition, market saturation, varying consumer preferences and differing discretionary spending habits. See “Risk Factors—Risks Related to our Business and Industry—Changes in U.S. and international trade policies, including the export and import controls and laws, may adversely impact our business and operating results,” —“Increases in labor costs or shortages of qualified staff could negatively affect our profitability, and —“Expanding into new markets can pose additional challenges due to our lack of familiarity with those regions.”

2. Innovation in Menu and Customer Experience

To differentiate our brands and meet evolving consumer preferences, we will continue to innovate in both menu offerings and the overall customer experience. Our strategies include:

●	Menu Diversification: We will introduce seasonal items and limited-time offerings to keep our menus fresh and attractive to returning customers. For example, we plan to expand Ajisen Ramen’s menu by incorporating more plant-based options and regional ramen varieties to appeal to a broader demographic.

●	Enhanced Customer Experience: We are committed to delivering a high-quality dining experience across all our brands. This includes incorporating technology such as interactive digital menus, mobile ordering, and personalized dining services. Unique restaurant designs and ambient settings create memorable experiences that go beyond the meal itself, encouraging customers to return and share their experiences on social media, indirectly boosting brand visibility. We will also explore loyalty programs and personalized promotions to strengthen customer engagement and retention.

3. Operational Efficiency and Scalability

As we expand into new markets, maintaining operational excellence and ensuring that our business remains scalable are critical to our success. Our strategies in this area include:

●	Optimizing Restaurant Operations: We will focus on improving operational efficiency at each of our locations by refining our employee training, enhancing kitchen workflows, and implementing best practices to drive consistent performance. This will help us scale efficiently while maintaining high standards across all locations.

●	Maintaining Profitability: As we grow, we will continue to monitor our cost structures and operating margins to ensure that each new location contributes positively to our bottom line. Our focus on cost management will include optimizing labor and food costs, as well as identifying opportunities to streamline operations without compromising quality.

●	Technology Integration: We will continue to explore technology solutions to enhance both front-of-house and back-of-house operations. This includes adopting digital platforms for order management, inventory tracking, and customer engagement, which will allow us to serve guests more efficiently and maintain operational consistency as we expand.

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Our Footprints and Properties

Canada

As of the date of this prospectus, we self-operate four (4) Ajisen Ramen restaurants and one (1) central kitchen facility across Ontario, in addition to overseeing nine (9) sub-franchised restaurants.

Franchise brand	Locations	Operating model

Ajisen Ramen	3720 Midland Avenue, Scarborough, Ontario	Self-operated
	3175 Rutherford Road, Concord, Ontario	Self-operated
	399 Church Street, Toronto, Ontario	Self-operated
	8360 Kennedy Road, Unionville, Ontario	Self-operated
	7010 Warden Avenue, Markam, Ontario	Sub-franchised
	5229 Yonge Street, North York, Ontario	Sub-franchised
	332 Spadina Avenue, Toronto, Ontario	Sub-franchised
	3196 Dougall Avenue, Windsor, Ontario	Sub-franchised
	17325 Leslie Street, Newmarket, Ontario	Sub-franchised
	2601 Lauzon Parkway, Ontario	Sub-franchised
	5229 Yonge Street, North York, Ontario	Sub-franchised
	15 King Street North, Waterloo, Ontario	Sub-franchised
	334 Rossland Road East, Ajax, Ontario	Sub-franchised

Our self-operated Ajisen Ramen restaurants range in size from 1,400 to 2,254 square feet, with seating capacities varying from 40 to 74 guests, including both indoor and outdoor seating at select locations. We lease all our self-operated restaurant spaces. These leases typically have initial terms of five (5) to ten (10) years, with options to renew for an additional five (5) years. The interior decor across all locations features custom wooden accents and LED elements, offering a modern interpretation of a traditional ramen shop. In addition, our strategically designed business signage, both indoor and outdoor, is visually striking and crafted to capture the attention of pedestrians and vehicle traffic from all directions.

The following images showcase the distinctive interiors and exteriors of our self-operated restaurants:

We own our central kitchen facility, located at Units 4 and 5, 130 Dynamic Drive, Scarborough, Ontario, which spans approximately 5,000 square feet. Some of the food ingredients used in Ajisen restaurants in Canada are pre-processed at our central kitchen before delivery to the sub-franchised restaurants. Revenue from sales of such food ingredients to the sub-franchised restaurants represents one operating segment of revenues.

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Hong Kong

As of the date of this prospectus, we self-operate three (3) Yakiniku Kakura restaurants, one (1) Yakiniku 801 restaurant, and one (1) Ufufu Café restaurant. In addition, we oversee two (2) sub-franchised Yakiniku Kakura restaurants. For our sub-franchised operations, we provide management services and receive a management fee equivalent to 1.5% to 10% of their revenues.

Franchise brands	Locations	Location type	Operating model
Yakiniku Kakura	Shop No. G1 & G3, G/F., Site 11 (Treasure World), Whampoa Garden, Hung Hom, Kowloon, Hong Kong	Mall	Self-operated

	Shop 701, 7/F, New Town Plaza Phase I, 18-19 Sha Tin Centre Street, Shatin, New Territories, Hong Kong	Mall	Self-operated

	Shop B155, 1/F, YOHO MIX, 1 Long Lok Road, Yuen Long, New Territories, Hong Kong	Mall	Self-operated

	Shop 101-102, 1/F, Tower 535, 535 Jaffe Road, Causeway Bay, Hong Kong	Mixed-use building	Sub-franchised

	Shop 311A, Plaza Hollywood, 3 Lung Poon Street, Diamond Hill, Kowloon	Mall	Sub-franchised

Ufufu Café	Shop 321-323, 3/F, Tsuen Wan Plaza, 4-30 Tai Pa Street, Tsuen Wan, New Territories, Hong Kong	Mall	Self-operated

Yakiniku 801	Shop 321-323, 3/F, Tsuen Wan Plaza, 4-30 Tai Pa Street, Tsuen Wan, New Territories, Hong Kong	Mall	Self-operated

Our Hong Kong restaurants range in size from 1,500 to 2,300 square feet, and all seating is indoors, accommodating between 50 and 100 guests. We do not own any of the real estate and lease all our restaurant locations. Lease terms for our restaurants in Hong Kong are typically 3 to 4 years, and generally do not include renewal options.

Our Relationship with Franchisors

We operate and franchise Ajisen Ramen, Yakiniku Kakura, Yakiniku 801 and Ufufu Café in Hong Kong and Canada under exclusive franchise agreements. The respective terms and expiration dates of those agreements are as follows:-

Restaurant Brand – Location	Agreement	Term	Date of Expiration
Yakiniku Kakura – Hong Kong	Franchise Agreement dated July 21, 2021	15 years	June 30, 2036
Yakiniku 801 – Hong Kong	Franchise Deed dated September 1, 2022	15 years	August 31, 2037
Ufufu Café – Hong Kong	Franchise Deed dated July 1, 2023	15 years	June 30, 2038
Ajisen Ramen – Canada	Franchise Agreement dated November 5, 2019	20 years	December 31, 2039

For discussion of the terms of each agreement listed above, see “Our Relationships with Certain Franchisors.”

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Restaurant Management

Customers

Due to the nature of our business, our Operating Subsidiaries’ customers are mainly retail customers from the general public. Our Directors consider that it is not practicable to identify the five largest customers for the two years ended September 30, 2023 and 2024, and the six months ended March 31, 2025 and 2024, due to the diverse nature of our customer base. None of our Operating Subsidiaries’ customers accounted for 5% or more of our Group’s total revenue for the two years ended September 30, 2023 and 2024, and the six months ended March 31, 2025 and 2024, and we did not rely on any single customer during the two years ended September 30, 2023 and 2024 and the six months ended March 31, 2025 and 2024. In line with the industry practice, during the two years ended September 30, 2023 and 2024, the six months ended March 31, 2025 and 2024, and up to the date of this registration statement, none of our Operating Subsidiaries have entered into any long-term contract with our Operating Subsidiaries’ customers.

Employees

Our employees are the backbone of our restaurant operations, and we take pride in ensuring that they are trained to deliver high-quality, efficient, and friendly service to all our customers. Through a variety of training programs, we ensure that our staff maintains the highest standards of professionalism and efficiency.

We categorize our employees into four main groups: Corporate Management and Office Staff, Management, Kitchen Staff, and Service Crew. Each group plays a unique and vital role in the success of our restaurants.

As of the date of this prospectus, we employed 169 persons, of whom 55 are located in Hong Kong and 114 are located in Canada. These numbers reflect only employees directly hired by us. In Hong Kong, we employ 8 corporate and office staff, 8 restaurant managers, 27 kitchen staff including chefs and dishwashers, and 12 service crew including floor supervisors and waiters and waitresses. In Canada, we have 21 managers, 53 kitchen staff including chefs and dishwashers, and 40 service crew including waiters and waitresses.

Training and Employee Development

Our employees are critical to delivering a positive dining experience. As such, we focus on on-the-job training to ensure all staff members are well-prepared to provide fast, efficient, and friendly service. Rather than relying on formal training programs, our employees in both Hong Kong and Canada learn directly through hands-on experience, guided by experienced team members and supervisors. This approach allows new hires to become familiar with our operations in a real-world setting, ensuring they quickly adapt to our standards and practices.

We also work closely with our sub-franchisees, providing them with thorough training to ensure consistency and operational excellence across all locations.

In Canada, we require key members of our sub-franchisees to complete a mandatory 4-week training program at our self-operated restaurant locations. This structured program, led by our corporate training managers, covers both back of house (“BOH”) and front of house (“FOH”) operations. Trainees progress through a schedule that requires them to get certified at each operational station before moving on to the next. By the end of the program, all participants are fully certified to manage and operate the store independently, maintaining the high standards that define our brand. Once a new sub-franchised restaurant is ready to open, our corporate team will send two managers - one specializing in BOH operations and one in FOH operations, to the new location for 7 days to assist with the initial setup and operations. These managers may extend their stay and remain on-site until the local team is fully prepared to run the store independently and meet our operational standards. Additionally, we provide detailed training materials, including standard operating procedures and access to our learning management system, which form an integral part of our training system. In Hong Kong, our sub-franchisees receive hands-on training under the guidance of experienced managers and supervisors. We provide direct coaching on the sub-franchisees’ daily operations, quality control, and customer service to ensure that all locations maintain our expected standards.

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Supply Chain Management

Supply Chain Network

In Canada, our supply chain is managed through a centralized procurement system, with most seasonings and sauces imported from our Japan headquarters. These products are critical to maintaining the authentic flavor of our dishes. Meats, on the other hand, are primarily sourced locally to ensure freshness and cost efficiency. Ramen noodles are freshly made daily in our central kitchen, which also handles the processing and preparation of key ingredients. Pursuant to our franchise agreement with the Ajisen Franchisor, we are required to source the unique soup bases used in our dishes from the franchisor. Our diverse range of soup bases includes ingredients sourced globally: mala from China, tom yum from Thailand, and black garlic and miso from Japan. This international approach to sourcing not only ensures a wide variety of authentic flavors but also helps maintain consistent quality that we believe is difficult for others to replicate, preserving the uniqueness of our offerings. Other than our obligations under the franchise agreement to purchase certain core ingredients from the Ajisen Franchisor, we do not currently have written contracts with other suppliers.

In Hong Kong, we source key ingredients from a combination of Japan and local suppliers. For Yakiniku Kakura and Yakiniku 801, our premium beef is imported from Japan to ensure the highest quality, while other ingredients are sourced from local suppliers. We operate both brands under separate franchise agreements with Unico, pursuant to which we are required to purchase specialty sauces and other proprietary ingredients either directly from Unico or from suppliers designated by Unico. At Ufufu Café, we import selected high-quality ingredients from Japan, including premium fruits, matcha powder, and coffee beans. This combination of imported and local ingredients helps maintain the high standards expected at our restaurants. Other than our obligations under the franchise agreements with Unico to purchase key ingredients, we do not currently have written contracts with any other suppliers.

We are required to source certain key ingredients, including noodles and Ajisen Ramen’s unique soup base, directly from the Ajisen Franchisor. These supplies are to be purchased at prices determined by the Ajisen Franchisor, and we must pay the Ajisen Franchisor in advance.

Food Safety and Quality Control

In Canada, food safety and quality control are top priorities. Our central kitchen plays a key role in maintaining consistent food quality across all locations, handling the preparation of key ingredients, such as ramen noodles, seasonings, and meats, for both our own and sub-franchised restaurants. In addition to daily quality checks, we have a QC Inspector who anonymously audits our restaurants to ensure that food safety and quality standards are met. This inspector provides feedback directly to management, including photographic evidence and a “Food Testing Form”, to address any issues promptly.

All of our restaurants in Canada follow a strict food safety manual that focuses on illness prevention, proper food handling, temperature control, and cross-contamination prevention. Employees are trained to adhere to these standards, ensuring compliance with local food safety regulations. Daily reports, including photos of ingredients, cooking equipment, and the overall restaurant environment, are submitted to management to ensure that all locations strictly follow our quality and safety protocols.

In Hong Kong, we ensure food safety and quality control through direct oversight from Unico, the franchisor of our brands. Unico staff regularly monitor operations at our restaurants to ensure the quality of premium ingredients, like A5 Wagyu beef and imported Japanese products, is upheld.

Unlike Canada’s centralized kitchen model, our Hong Kong restaurants source ingredients directly from Japan and local suppliers. This requires on-site quality control, with daily checks on ingredient freshness, hygiene, and food preparation practices. Restaurant managers and staff in both our self-operated and sub-franchised restaurants are trained to follow strict protocols, including temperature control, sanitation, and cross-contamination prevention. Our hands-on approach and continuous staff training help maintain high standards at every location, ensuring consistent quality and safety for our customers.

Management Information and Systems

In Canada, we use Snappy Innovations for our point-of-sale (POS) system, a comprehensive platform designed specifically for the restaurant industry. This system enables us to efficiently track and manage sales, food and beverage costs, and inventory levels. The Snappy POS integrates seamlessly with our staff’s handheld devices for order-taking and payment processing, ensuring a smooth and streamlined workflow. Its customizable features and built-in analytics provide valuable insights into guest preferences, allowing us to enhance the overall customer experience. For payment processing, we rely on Moneris Solutions, a trusted provider that ensures secure and efficient transactions across our restaurants. We use XERO for our accounting, a cloud-based platform that helps us manage financial operations with accuracy and transparency. XERO’s features allow us to handle invoicing, payroll, and financial reporting efficiently, supporting the growing number of restaurants we operate.

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In Hong Kong, we use Lising Company for our point-of-sale (POS) system, a comprehensive platform tailored for the restaurant industry to timely track the sales of each branch by categories such as the time interval and types of food and drinks ordered.

We depend on these third-party systems and providers to protect the sensitive information of both our customers and employees, ensuring data security and compliance with industry standards.

Advertising and Marketing

Our marketing strategy is designed to enhance restaurant sales by encouraging existing customers to visit frequently and by attracting new patrons.

In Canada, we maintain customer interest and engagement through seasonal promotions and limited-time offers, featuring special ingredients and flavors. One of our most notable campaigns is World Ajisen Day, which celebrates the global presence of more than 700 Ajisen Ramen locations worldwide. This event includes special menu items and exclusive offers that encourage customers to participate in the celebration, driving significant traffic to our restaurants. Typically, our restaurants have five to seven promotion periods each year, with messaging designed to inspire immediate action and boost customer visits. A key aspect of our marketing strategy is our collaboration with a marketing agent to create compelling campaigns, including reels and promotional videos that showcase our offerings. These videos are shared across platforms such as Instagram Reels, Dished TikTok, blogTO TikTok, and blogTO Twitter, significantly expanding our digital reach. Additionally, Johnny Luk, one of our founders, plays a central role in these campaigns. As a frequent guest on broadcast radio, Johnny personally promotes Ajisen Ramen, sharing his love for ramen and the brand’s story. His media appearances, combined with our digital efforts, create a multi-platform strategy that enhances brand awareness, builds a personal connection with customers, and drives traffic to our restaurants.

In Hong Kong, we focus on promotions and strategic partnerships. For Yakiniku Kakura and Yakiniku 801, we take advantage of various festivals to offer special promotions and discounts. Seasonal menus, such as autumn-themed selections, keep our offerings fresh and enticing. We provide “back-to-school” student discounts, discounts for residents of the shopping malls where our restaurants are located, and coupons for Ufufu Café ice cream. We have a partnership with Cathay Pacific, allowing customers to earn airline miles for dining at Yakiniku Kakura. Additionally, our collaboration with local membership clubs offers dining discounts at our restaurants. For Ufufu Café, our menu is regularly updated with seasonal drinks and desserts featuring fresh ingredients. We offer special promotions on afternoon tea sets and collaborate with platforms like OpenRice, offering a complimentary dessert for reservations made through their sites. We also partner with selected cinemas in Hong Kong to provide discounts for patrons who present their cinema tickets. To boost visibility, we utilize social media platforms such as Instagram and Facebook, along with key opinion leaders, YouTubers, and food bloggers to promote our restaurants and help us reach a wider audience.

Seasonality

Our business experiences seasonal variations driven by cultural celebrations and festivals. In both Hong Kong and Canada, sales tend to peak around cultural celebrations and major festivals, including Chinese New Year, Christmas, and New Year’s celebrations. These occasions inspire an increase in dining out as customers seek memorable meals for their festive gatherings.

In Canada, our restaurants experience higher customer traffic during festive periods, as guests take advantage of special menus and promotions that cater to these celebrations. Festivals are the primary driver of seasonal sales in both markets, providing opportunities to engage with customers who are looking to celebrate cultural and seasonal milestones with exceptional dining experiences.

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In Hong Kong, festivals not only attract local diners but also draw a significant number of tourists, who travel to the city for its vibrant culinary scene. This influx of visitors, combined with local festive celebrations, results in higher foot traffic across our restaurants during these periods. Many patrons seek unique and memorable dining experiences, making festivals a key driver of sales in Hong Kong. See also “Management’s Discussion and Analysis—Seasonality” and “Risk Factors—Risks Related to our Industry and Business—Our results of operations may fluctuate due to seasonality.”

Competition

In Canada, the ramen market is relatively more concentrated, with Kinton Ramen being one of the most prominent competitors. The competition is primarily among other chain ramen restaurants and independent establishments that emphasize food quality, brand recognition, and customer experience.

In Hong Kong, the market for yakiniku is fragmented, with a variety of competitors offering different price points and dining experiences. Notable competitors include both chain and independent restaurants, such as Gyu-Kaku, which operates multiple locations and offers a range of options in the yakiniku segment. The broader Japanese-Western café market is similarly competitive, with a number of established brands like QUE, J.S. Foodies and PHI Coffee & Pancake offering similar fusion-style dishes.

Across all markets, we compete with other restaurants on factors such as food quality, consistency, brand reputation, value for money, ambiance, service, location, supply of quality ingredients, and the availability of trained employees. See also “Industry Overview.”

Intellectual Property

The Company’s use of certain material trademarks and service marks is governed by the franchise agreements that we have entered into with our franchisors. These agreements are described under the section “Our Relationships with Certain Franchisors.”

Licenses

As of the date of this prospectus, we have obtained all requisite licenses or permissions that are material to our business operations, all of which are valid and current, and we have not been denied such licenses, permissions or approvals by any authorities.

Insurance

For our operations in Hong Kong, we maintain employees’ compensation insurance for our directors and employees, which covers the liability to make payment in the case of death, injury or disability of all our employees under the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) and at common law for injuries sustained at work. We believe that our current insurance policies are sufficient for our operations and are in line with our industry norm.

For our operations in Canada, our insurance coverage includes, among others, employees’ compensation, business interruption, trade credit and fire. We believe that our insurance coverage is in line with our industry standard. We review our insurance policies from time to time for adequacy in the breadth of coverage.

Working Capital

For a discussion about the Company’s working capital, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business As of the date of this prospectus, we and our subsidiaries are not a party to, and we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our or our subsidiaries business, financial condition or operations.

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OUR RELATIONSHIPS WITH CERTAIN FRANCHISORS

Ajisen Ramen - Canada

Through our CA Operating Subsidiary, ARCI, we entered into a master franchise agreement (the “MFA”) with Shigemitsu Industry Co. Ltd (as the head franchisor) and Ajisen Overseas Franchising Company Limited (as the franchisor) (collectively, the “Ajisen Franchisor”) on November 5, 2019 for the exclusive rights to operate and sub-franchise Ajisen Ramen restaurants in Canada.

Term

The MFA has an initial term of 20 years, commencing on January 1, 2020 and ending on 31 December, 2039, and is renewable for an additional 10-year term. The MFA does not explicitly address whether the terms of the agreement may be renegotiated or amended upon renewal. Therefore, any changes to the terms of the agreement at the time of renewal may be subject to mutual agreement between the parties. The MFA may be terminated upon expiration, or in the event of non-compliance with the terms, including failure to meet the standards set forth by the Ajisen Franchisor or failure to pay the required fees.

Franchise fees and other contributions

(i) Self-operated Ajisen Ramen restaurants

Under the MFA, the initial franchise fee was waived for our first four Ajisen Ramen restaurants. Starting with the fifth restaurant, we are required to pay a lump-sum franchise fee of USD 10,000 for each new location. Additionally, we must pay a monthly royalty fee of USD 1,000 per restaurant to the Ajisen Franchisor.

(ii) Sub-franchised restaurants

Under the MFA, we are responsible for collecting an initial lump-sum franchise fee of CAD 40,000 from each sub-franchisee, and we are required to remit 50% of this amount to the Ajisen Franchisor. Additionally, we collect continuing royalty fees from sub-franchisees, set at 3% of their gross monthly sales as specified in their sub-franchise agreements. The sub-franchise fees required to be paid to us are normally charged at 3% of the monthly revenues of the sub-franchisee and we are obliged to pay 50% of the collected royalty fees to the Ajisen Franchisor. At our discretion, we may also charge sub-franchisees a monthly marketing fee of up to a certain percentage of their gross monthly sales. In the event that a sub-franchisee fails to pay the full royalty amount, we remain liable to the Ajisen Franchisor for the unpaid portion and must cover any shortfall from our own funds. See “Risk Factors – Risks Related to Our Industry and Our Business – Our financial condition and results of operations in Canada depend, to a certain extent, on the financial condition of our sub-franchisees and their ability to fulfil their obligations under their sub-franchise agreements.”

Our Rights and Obligations

Under the MFA, we have, among other things, the exclusive rights to:

●	Own and operate Ajisen Ramen-branded restaurants in Canada;

●	Sub-franchise the business to third parties, allowing them to operate Ajisen Ramen-branded restaurants within the territory;

●	Use the Ajisen Ramen trade name, trademarks, and proprietary methods, which include operational procedures, setting standards, menu items, and other elements central to the Ajisen Ramen brand; and

●	Advertise and promote the Ajisen Ramen brand in Canada, leveraging the brand’s established identity to grow the business.

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In return, among other things, we are required to:

●	Operate in compliance with the Ajisen Franchisor’s standards, including the design, setting, layout, and operational guidelines of the restaurants;

●	Pay franchise fees and continuing royalty fees for each restaurant, as well as the fees on sub-franchisee sales if we sub-franchise the business.

●	Manufacture supplies such as noodles and soup bases strictly to the Ajisen Franchisor’s product standards.

Real Estate and Operational Control

We are responsible for securing and maintaining real estate for the operation of Ajisen Ramen-branded restaurants. All restaurant locations must comply with the Franchisors’ guidelines regarding layout, design, and operations. Additionally, we are required to maintain operational control over the restaurants and ensure that all restaurant staff adhere to the brand’s guidelines for customer service, uniform standards, and cleanliness.

Supply Chain Obligations

We are required to source certain key ingredients, including noodles and Ajisen Ramen’s unique soup base, directly from the Ajisen Franchisor. These supplies are to be purchased at prices determined by the Ajisen Franchisor, and we must pay the Ajisen Franchisor in advance. For subsequent orders, we must first submit a purchase order, after which the Ajisen Franchisor will provide a quotation with a proposed shipping date. We must then confirm the quotation in writing and remit payment before production and shipment. Delivery will occur at least one month after payment.

Advertising and Promotion

We are entitled to engage in local advertising and promotional activities to support the growth of the Ajisen Ramen brand in Canada. Ajisen Franchisor may also provide us with marketing materials, and we are encouraged to develop marketing strategies that resonate with the local market.

Termination

The MFA allows for termination under specific conditions, including material breach of the agreement, such as failure to comply with operational standards, non-payment of franchise or royalty fees, or unauthorized transfers of franchise rights. Additionally, the MFA may be terminated if we become insolvent or sell our operation without the Ajisen Franchisor’s consent. In light of this condition, we have obtained the Ajisen Franchisor’s consent in relation to this IPO listing.

Upon termination, we must immediately cease using all Ajisen Ramen trademarks, proprietary methods, and branding, and settle any outstanding financial obligations.

Unico – Hong Kong

In Hong Kong, we obtained franchise rights for operating Yakiniku Kakura, Yakiniku 801 and Ufufu Café from Unico Co., Ltd. and Unico HK Corporation Ltd. as the franchisors (collectively “Unico”).

Yakiniku Kakura

Through our HK Operating Subsidiary, C& Hospitality, we entered into an exclusive franchise agreement with Unico on July 21, 2021 for the exclusive right to develop and operate Yakiniku Kakura restaurants in Hong Kong (the “YK Franchise Agreement”). The terms of the YK Franchise Agreement are detailed below.

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Term

The initial term of the YK Franchise Agreement is fifteen (15) years, commencing on July 1, 2021, and ending on June 30, 2036. We have an option to extend the agreement for an additional fifteen (15) years (until June 30, 2051) upon mutual agreement and subject to our compliance with the terms of the agreement. The YK Franchise Agreement does not specify whether the terms of the agreement may be renegotiated or amended upon renewal or extension. Therefore, the terms of the agreement upon renewal or extension may change subject to mutual agreement between the parties.

Franchise fees

In consideration of the franchise rights granted, we are required to pay a continuing monthly franchise fee equivalent to 3% of the monthly sales of each Yakiniku Kakura restaurant we operate.

Our Rights and Obligations as the Franchisee

Under the YK Franchise Agreement, we have, among other things, the rights to:

●	operate restaurants in Hong Kong under the trade names “Yakiniku Kakura” or “焼肉 芳水”;

●	advertise, promote, and market the Yakiniku Kakura brand in accordance with guidelines provided by Unico;

●	use Unico’s proprietary methods and intellectual property, including trade names, trademarks, and operational systems.

Unico also undertakes to send or delegate at least one qualified chef, employed by Unico and at Unico’s own expense, to assist and supervise us during the preparation and opening of any additional restaurants or the launch of any promotional campaigns. This support will be provided for a period of no less than two (2) weeks.

In return, among other things, we are subject to the following obligations:

●	comply with Unico’s operational procedures, menu specifications, and brand standards;

●	purchase specialty sauces and other proprietary products exclusively from Unico or its approved suppliers;

●	pay the continuing franchise fee on time;

●	submit monthly sales reports to Unico, providing full transparency regarding the financial performance of each restaurant;

●	be responsible for all operational costs, including staff salaries, training expenses, and restaurant maintenance;

●	seek Unico’s approval for any significant changes to restaurant operations, such as renovations or menu adjustments;

●	comply with local regulations and obtain all necessary licenses to operate the franchise.

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Sub-franchising

Under the YK Franchise Agreement, sub-franchising is permitted only with the prior written consent of Unico. We have obtained this approval from Unico and have sub-franchised our Causeway Bay and Diamond Hill locations. Unlike our Canadian sub-franchise model, where we collect franchise fees and share royalty payments with the franchisor, our Hong Kong sub-franchise arrangement follows a different structure. In Hong Kong, we do not collect franchise fees or royalties from the sub-franchisee. Instead, as part of our own separate arrangement, we receive a fixed management fee equivalent to 1.5% to 10% of the sub-franchisee’s monthly revenue.

Termination and Transfer of Rights

The YK Franchise Agreement can be terminated by Unico if we fail to comply with its terms, such as not adhering to operational standards, failing to make the required payments, or breaching any other material obligations. Additionally, the agreement will automatically terminate upon the sale of our business, and Unico may also terminate this agreement summarily if there is any change in our majority ownership or control. In light of this condition, we have obtained Unico’s consent in relation to this IPO listing. Upon termination, all rights to operate under the Yakiniku Kakura brand are immediately revoked, and we are required to cease all use of Unico’s intellectual property, including trade names, trademarks, and proprietary methods.

Yakiniku 801

Through our HK Operating Subsidiary, C& Hospitality, we entered into a franchise deed with Unico on September 1, 2022 for the exclusive right to develop and operate Yakiniku 801 restaurants in Hong Kong (the “801 Deed”). The terms of the 801 Franchise Deed are detailed below.

Term

The initial term of the 801 Deed is fifteen (15) years, commencing on September 1, 2022, and ending on August 31, 2037. We have an option to extend the 801 Deed for an additional fifteen (15) years upon mutual agreement and subject to our compliance with the terms of the 801 Deed. It is not specified in the 801 Deed whether the terms of the agreement may be renegotiated or amended upon renewal or extension. Hence, the terms may be subject to change upon renewal or extension, depending on the mutual agreement between the parties.

Franchise fees

Throughout the term, we are required to pay a continuing monthly franchise fee equal to 3% of all gross revenue and income from the operation of each Yakiniku 801 restaurant.

Rights and Obligations as Franchisee

Under the 801 Deed, we have, among other things, the exclusive rights to:

●	operate restaurants in the existing two locations in Hong Kong under the trade names “Yakiniku 801” or “焼肉 やきにく”;

●	Use the trade names, trademarks, and proprietary methods, which include operational procedures, setting standards, menu items, and other elements central to the Yakiniku 801 brand; and

●	Advertise and promote the Yakiniku 801 brand in Hong Kong;

In return, among other things, we are required to:

●	operate and equip each restaurant in compliance with Unico’s standards, including the design, setting, layout, and operational guidelines;

●	pay the continuing monthly royalty fees for each restaurant timely;

●	provide monthly revenue report and advertising or marketing report to Unico;

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●	purchase all equipment, supplies and materials (including the specialty sauce and other food ingredients) from Unico or in accordance with Unico’s instructions;

●	upgrade each restaurant to Unico’s standards and specifications upon Unico’s requests;

●	avoid being involved, directly or indirectly, in any business similar to or competing with Yakiniku 801, except for Yakiniku Kakura. This includes owning, operating, or having a financial interest that allows us to influence the Yakiniku 801 business (excluding passive investments);

●	comply with local regulations and obtain all necessary licenses to operate the franchise.

Termination and Transfer of Rights

The 801 Deed can be terminated by Unico without notice under certain conditions, such as failure to comply with operational standards, failure to pay the continuing royalty fees, operating the business in an unsuitable location, entering liquidation or undergoing significant changes in ownership or control (except for reorganizations related to an IPO).

Upon termination, we are required to stop operating the restaurants and immediately cease all use of Unico’s intellectual property, including trade names, trademarks, and proprietary methods, as well as remove all branding and identifying elements from our premises as directed by Unico within one (1) month.

Limitations on Business

Upon termination of the 801 Deed, we are restricted for one (1) year from engaging in any business within Hong Kong’s food and beverage industry that offers Yakiniku cuisine, except for any businesses already in operation prior to the termination, either for our own benefit or for others. This includes holding any interest or role, such as owner, partner, employee, consultant, or investor, in such businesses.

Ufufu Café

Through our HK Operating Subsidiary, C& Hospitality, we entered into a franchise deed with Unico on July 1, 2023 for the exclusive right to develop and operate Ufufu Café restaurants in Hong Kong (the “Ufufu Deed”).

Term

The initial term of the Ufufu Deed is fifteen (15) years, commencing on July 1, 2023, and ending on June 30, 2038. The Ufufu Deed provides for an option to extend the term for an additional fifteen (15) years (until June 30, 2053) subject to our compliance with the terms of the agreement. It is not specified in the Ufufu Deed whether the terms of the agreement may be renegotiated or amended upon renewal or extension. Hence, the terms may be subject to change upon renewal or extension, depending on the mutual agreement between the parties.

Franchise fees

In consideration of the franchise rights granted, we are required to pay a continuing monthly franchise fee equal to 3% of the gross revenue and income of all Ufufu Café restaurants.

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Rights and Obligations as Franchisee

Under the Ufufu Deed, we have, among other things, the exclusive rights to:

●	operate restaurants in the existing two locations in Hong Kong under the trade name of “UFUFU CAFÉ”;

●	Use the trade name, trademarks, and proprietary methods, which include operational procedures, setting standards, menu items, and other elements central to the Ufufu Café brand; and

●	Advertise and promote the Ufufu Café brand in Hong Kong;

In return, among other things, we are required to:

●	operate and equip each restaurant in compliance with Unico’s standards, including the design, setting, layout, and operational guidelines;

●	pay the continuing monthly royalty fees for each restaurant timely;

●	provide monthly revenue reports and advertising or marketing reports to Unico;

●	purchase all equipment, supplies and food ingredients from Unico or approved suppliers;

●	comply with local regulations and obtain all necessary licenses to operate the franchise.

Sub-franchising

While Unico grants us non-sublicensable franchise rights under the Ufufu Deed, we have obtained Unico’s written consent to sub-franchise the Ufufu Café restaurant in the Causeway Bay location. As part of our own separate arrangement with the sub-franchisee, we receive a management fee equivalent to 1.5% to 10% of the sub-franchisee’s monthly revenue.

Termination and Transfer of Rights

The Ufufu Deed can be terminated by Unico without notice under certain conditions, such as failure to comply with operational standards, failure to pay the continuing royalty fees, operating the business in an unsuitable location, entering liquidation or undergoing significant changes in ownership or control (except for reorganizations related to an IPO in Hong Kong or anywhere in the world).

Upon termination, we are required to stop operating the restaurants and immediately cease all use of Unico’s intellectual property, including trade names, trademarks, and proprietary methods, as well as remove all branding and identifying elements from our premises as directed by Unico within one (1) month.

Limitations on Business

Upon termination of the Ufufu Deed, we are restricted for one (1) year from engaging in or having any interest in any restaurant, food, or hospitality business in Hong Kong that conducts Japanese style café, during the franchise term and for one year after termination, except for businesses already in operation before termination.

Franchise Agreements for Expansion Plans

As we intend to expand into new markets by opening new restaurants and utilizing strategic sub-franchising in high-demand regions, including the U.S., UK and South East Asian countries, to capture a larger share of the international dining market, our ability to do so is subject to obtaining approval from our franchisors. While we have secured the necessary approvals from our franchisors for our current expansion plans, any future expansion into additional markets will still require such approvals, and we will require newly signed franchise agreements in order to enter into new markets.

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REGULATIONS

Our operations are subject to various laws and regulations in Canada and Hong Kong where we operate. This section sets out summaries of certain aspects of the laws and regulations of Canada and Hong Kong which are relevant to our Group’s operations and business.

Regulations Related to our Business and Operations in Hong Kong

Our HK Operating Subsidiaries operate multiple restaurants in Hong Kong, which are subject to the following laws and regulations. As of the date of this prospectus, all our HK Operating Subsidiaries have obtained all applicable licenses and/or fulfilled all applicable licensing requirements and are in compliance with the applicable laws and regulations.

Business registration requirements

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be.

As of the date of this prospectus, all our HK Operating Subsidiaries hold valid business registration certificates.

Food Safety and Licensing Requirements for Restaurants

The regulatory framework governing food safety in Hong Kong is outlined in Part V of the Public Health and Municipal Services Ordinance (Chapter 132 of the Laws of Hong Kong) (the “PHMSO”) and its associated subsidiary legislation. In Hong Kong, all food establishments must obtain a license to ensure compliance with health, fire, and structural safety standards before they begin operations. Under the PHMSO, food manufacturers and sellers are obligated to ensure that their products are safe for human consumption and adhere to relevant food safety and quality standards.

According to Section 52 of the PHMSO, any person who sells food that does not meet the nature, substance, or quality expected by the buyer, and does so to the buyer’s detriment, is guilty of an offence, subject to the provisions of Section 53 of the PHMSO. The maximum penalty for violating Section 52 is a fine of HK$10,000 and imprisonment for up to three months. Furthermore, Section 54 of the PHMSO stipulates that anyone who sells or offers for sale food that is unfit for human consumption commits an offence, punishable by a maximum fine of HK$50,000 and imprisonment for up to six months.

The Food and Environmental Hygiene Department (the “FEHD”) is responsible for enforcing the relevant laws and regulations under the PHMSO. The FEHD has the authority to issue regulations on food manufacturing and sales, as well as to inspect, seize, and remove food intended for human consumption if necessary.

Our HK Operating Subsidiaries must obtain the following licenses and approvals to operate our restaurants in Hong Kong:

(a) General Restaurant Licence

To operate a restaurant in Hong Kong, an individual or entity must obtain a restaurant licence from the FEHD under both the PHMSO and the Food Business Regulation (Chapter 132X of the Laws of Hong Kong) (“FBR”) before commencing business. A general restaurant licence allows the licensee to prepare and sell any type of food for consumption on the premises. Under Section 31(1)(b) of the FBR, no one may operate a restaurant without a valid licence granted by the FEHD.

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When deciding whether to issue a general restaurant licence, the FEHD will assess whether the premises meet certain health, hygiene, ventilation, gas safety, structural, and fire safety standards. The FEHD works closely with the Buildings Department (the “BD”) and the Fire Services Department (the “FSD”) to evaluate whether a location is suitable for restaurant use by ensuring compliance with the BD’s structural standards and the FSD’s fire safety requirements.

Under Section 33C of the FBR, the FEHD may issue a provisional restaurant licence to new applicants who have satisfied the basic requirements of the FBR, pending the fulfilment of all remaining conditions needed to obtain a full restaurant licence. A provisional licence is valid for up to six months or for a shorter period and can be renewed once. The full restaurant licence, generally valid for one year, is renewable annually, subject to the payment of prescribed fees and continuous compliance with the relevant regulations.

Operating a restaurant without a valid licence is considered a serious offence under section 35 of the FBR. Anyone found guilty may face a maximum fine of HK$50,000 and imprisonment for up to six months. In the case of a continuing offence, an additional fine of HK$900 for each day the offence continues may be imposed.

As at the date of this prospectus, all our restaurants in Hong Kong have obtained a general restaurant licence.

Demerit points system

The FEHD also operates a penalty system to sanction food businesses for repeated violations of relevant hygiene and good safety legislation. Under the system:

a)	if within a period of 12 months, a total of 15 demerit points or more have been registered against a licensee in respect of any licensed premises, the license in respect of such licensed premises will be suspended for seven days (“First Suspension”);

b)	if, within a period of 12 months from the date of the last offence leading to the First Suspension, a total of 15 demerit points or more have been registered against the licensee in respect of the same licensed premises, the license will be suspended for 14 days (“Second Suspension”); and

c)	thereafter, if within a period of 12 months from the date of the last offence leading to the Second Suspension, a total of 15 demerit points or more have been registered against the licensee in respect of the same licensed premises, the license will be cancelled.

As of the date of this prospectus, we can confirm that no demerit points have ever been registered against the HK Operating Subsidiaries.

Hygiene manager and hygiene supervisor scheme

To strengthen food safety supervision in licensed food premises, the FEHD has introduced the Hygiene Manager and Hygiene Supervisor Scheme (the “Scheme”).

Under the Scheme, all large food establishments and food establishments producing high risk food are required to appoint a hygiene manager (“HM”) and a hygiene supervisor (“HS”); and all other food establishments are required to appoint a HM or a HS. General restaurants which accommodate over 100 customers are required to appoint an HM plus an HS.

Food business operators are required to train their staff or appoint qualified persons to take up the post of HM or HS. According to “A Guide to Application for Restaurant Licenses” of the FEHD, one of the criteria for the issuance of a provisional licence/full general restaurant licence is the submission of a duly completed nomination form for HM and/or HS together with a copy of the relevant course certificate(s).

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(b) Liquor License

For the sale of liquor in a restaurant in Hong Kong, a restaurant operator has to obtain a liquor licence from the Liquor Licensing Board (“LLB”) under the Dutiable Commodities Ordinance (Chapter 109 of the Laws of Hong Kong) (“DCO”). It is provided under section 17(3B) of the DCO that where regulations prohibit the sale or supply of any liquor except with a liquor licence, no person shall sell, or advertise or expose for sale, or supply, or possess for sale or supply, liquor except with a liquor licence. Rule 25A of the Dutiable Commodities Regulations (“DCR”) prohibits the sale of liquor at any premises for consumption at the place or occasion except with a liquor licence. The LLB will consider the fitness of the applicant to hold the licence, the suitability of the premises to which the application relates in supplying intoxicating liquor and the public interest before granting the liquor licence. A liquor licence will only be issued when the relevant premises have also been issued with a full or provisional restaurant licence. A liquor licence will only be valid if the relevant premises remain licensed as a restaurant. All applications for liquor licenses are referred to the Commissioner of Police and the District Officer concerned for comments. A liquor licence is only granted if the applicant can devote sufficient time and attention to the proper management of the liquor-licensed premises. Therefore, all licenses are granted to our employees at the relevant locations.

A liquor licence is valid for a period of one year or a lesser period, subject to the continuous compliance with the requirements under the relevant legislation and regulations. Any person who contravenes section 17(3B) of the DCO commits an offence and is liable on conviction to a fine of HK$1,000,000 and to imprisonment for two years.

As at the date of this prospectus, we have obtained the liquor licenses (under the name of our employees) required for our restaurants that serve alcohol in Hong Kong.

Environmental regulatory compliance

Water pollution control

In Hong Kong, discharges of trade effluents into specific water control zones are subject to control by the EPD under the WPCO. Under sections 8(1) and 8(2) of the WPCO, a person who discharges (i) any waste or polluting matters into waters of Hong Kong in a water control zone; or (ii) any matter into any inland waters in a water control zone which tends (either directly or in combination with other matter which has entered those waters) to impede the proper flow of water in a manner leading or likely to lead to substantial aggravation of pollution, commits an offence and where any such matter is discharged from any premises, the occupier of the premises also commits an offence. Under sections 9(1) and 9(2) of the WPCO, a person who discharges any matter into a communal sewer or communal drain into a water control zone commits an offence and where any such matter is discharged into a communal sewer or communal drain in a water control zone from any premises, the occupier of the premises also commits an offence. Under section 11 of the WPCO, a person who commits an offence under section 8(1), 8(2), 9(1) or 9(2) of the WPCO, is liable to imprisonment for six months and a fine of HK$200,000 for first offence and up to HK$400,000 for a second or subsequent offence and in addition, if the offence is continuing, to a fine of HK$10,000 for each day the offence has continued. Under section 11 of the WPCO, a person who commits an offence under section 8(1A) or 9(1) or 9(2) of the WPCO by discharging any poisonous or noxious matter into a communal sewer or communal drain is liable to imprisonment for one year and a fine of HK$400,000 for first offence and up to HK$1,000,000 and imprisonment for two years for a second or subsequent offence and in addition, if the offence is continuing, to a fine of HK$40,000 for each day the offence has continued.

A water pollution control licence may be granted for a period of not less than two years, subject to payment of the prescribed licence fee and continuous compliance with the requirements under the relevant legislation and regulations. A water pollution control licence is renewable.

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Air pollution control approval

Section 30 of the APCO provides that where it appears to the DEP that any chimney, relevant plant or other machinery or equipment may evolve any air pollutant by reason of (i) unsuitable design, defective construction or lack of maintenance; (ii) excessive wear and tear; (iii) the use of unsuitable fuel or other material; or (iv) improper operation, the DEP may serve a notice on the owner of the premises in which the chimney, relevant plant or other machinery or equipment is found (i) requiring him, within a reasonable time specified in the notice, to modify, replace, clean or repair the chimney, relevant plant or other machinery or equipment specified in the notice or to take the other steps specified in the notice; (ii) requiring him, within a reasonable time specified in the notice, to install control equipment or a control system or additional control equipment or an additional control system specified in the notice; (iii) requiring him, after a reasonable time specified in the notice, to operate the chimney, relevant plant or other machinery or equipment in the manner specified in the notice; (iv) prohibiting him from using or permitting the use in the relevant plant or other machinery or equipment, after a reasonable time specified in the notice, the fuel, or other material, or mixture of fuels, or other materials specified in the notice. Further, under regulation 11 of the APCR, no occupier shall carry out or cause or permit to be carried out any work in relation to the installation, alteration or modification of any furnace, oven, chimney or flue on his premises unless approval in respect of all the plans and specifications of the same is obtained in accordance with the relevant regulations.

Under section 30(2) of the APCO, any owner who fails, without reasonable excuse, to comply with any of the requirements of a notice duly served upon him under section 30(1) of the APCO commits an offence and is liable to a fine of HK$100,000 on conviction for a first offence and HK$200,000 and imprisonment for six months for a second or subsequent offence and in addition, if the offence is a continuing offence, to a fine of HK$20,000 for each day during which it is proved to the satisfaction of the court that the offence has continued.

Under regulation 12 of the APCR, an occupier who contravenes regulation 11 of the APCR shall be guilty of an offence and shall be liable on conviction to a fine of HK$50,000 and, in addition, shall be liable to a fine of HK$500 for each day during which the offence has continued.

Employment and labor protection

Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”)

The EO provides for, amongst other things, the protection of the wages of employees, to regulate general conditions of employment, and for matters connected therewith. Under section 25 of the EO, where a contract of employment is terminated, any sum due to the employee shall be paid to him as soon as it is practicable and in any case not later than seven days after the day of termination. Any employer who willfully and without reasonable excuse contravenes section 25 of the EO commits an offence and is liable to a maximum fine of HK$350,000 and to imprisonment for a maximum of three years. Further, under section 25A of the EO, if any wages or any sum referred to in section 25(2)(a) are not paid within seven days from the day on which they become due, the employer shall pay interest at a specified rate on the outstanding amount of wages or sum from the date on which such wages or sum become due up to the date of actual payment. Any employer who willfully and without reasonable excuse contravenes section 25A of the EO commits an offence and is liable on conviction to a maximum fine of HK$10,000.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”)

The ECO establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases.

Under the ECO, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity or dies arising from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

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According to section 40 of the ECO, all employers (including contractors and subcontractors) are required to take out insurance policies to cover their liabilities both under the ECO and at common law for injuries at work in respect of all their employees (including full-time and part-time employees). An employer who fails to comply with the ECO to secure an insurance cover is liable on conviction to a fine of HK$100,000 and imprisonment for two years. Our Company confirms that as of the date of this prospectus, employee compensation insurance has been obtained for all of our employees.

According to section 48 of the ECO, an employer shall not, without the consent of the Commissioner for Labor, terminate, or give notice to terminate, the contract of service of an employee (who has suffered incapacity or temporary incapacity in circumstances which entitle him to compensation under the ECO) before occurrence of certain events. Any person who commits breach of this provision is liable on conviction to a maximum fine of HK$100,000.Minimum

Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (the “MWO”)

The MWO provides for a statutory minimum wage at an hourly rate for every employee employed under the EO. The statutory minimum wage is currently HK$40 per hour with effect from May 1, 2023. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employees by the MWO is void.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFSO”)

Under section 7 of the MPFSO, every employer of an employee aged between 18 and 65, must take all practicable steps to ensure that the employee becomes a member of a registered scheme within the permitted period, which is currently 60 days from the day on which employment commences. Section 7A of the MPFSO further provides that an employer and its employee are both each required to contribute to the relevant registered scheme an amount determined in accordance with MPFSO, which is currently 5% of the employee’s monthly relevant income, as mandatory contributions. Schedule 3 of the MPFSO provides that the maximum level of relevant income for contribution purposes is HK$30,000 per month. Under section 43B of the MPFSO, an employer, without reasonable excuse, fails to comply with a requirement imposed on employers by section 7 commits an offence and is liable on conviction to a fine of HK$350,000 and to imprisonment for three years.

Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong) (the “OLO”)

The OLO regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land.

The OLO imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitors will be reasonably safe in using the premises for the purposes for which he/she is invited or permitted by the occupier to be there.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong) (the “OSHO”)

The OSHO provides for the safety and health protection of employees in both industrial and non-industrial workplaces. Employers must as far as reasonably practicable ensure the safety and health in their workplaces by:

(i)	providing and maintaining plant and work systems that are safe and without risks to health;

(ii)	making arrangement for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances;

(iii)	providing all necessary information, instruction, training, and supervision for ensuring safety and health;

(iv)	providing and maintaining safe access to and egress from the workplaces; and

(v)	providing and maintaining a safe and healthy working environment.

Failure to comply with the above provisions is considered an offence with penalties up to HK$200,000 on conviction. An employer who fails to comply intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of $200,000 and to imprisonment for 6 months.

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The Commissioner for Labour has the authority to issue improvement notices against non-compliance of this Ordinance or the Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong), or suspension notices against activity of workplace which may create imminent hazard to the employees. Failure to comply with the notices constitutes an offence punishable by a fine of HK$400,000 and HK$1,000,000, respectively and imprisonment of up to 12 months.

Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong)

The Factories and Industrial Undertakings Ordinance (“FIU(F)R”) ensures that the proprietor of every notifiable workplace shall maintain a means of escape from the workplace in good condition and free from obstruction. Under regulation 5(1) of the FIU(F)R, the proprietor of every notifiable workplace shall maintain in good condition and free from obstruction every doorway, stairway and passageway within the workplace which affords a means of escape from the workplace in case of fire. Regulation 14(5) of the FIU(F)R stipulates that the proprietor of any notifiable workplace who contravenes regulation 5(1) without reasonable excuse commits an offence and is liable to a fine of HK$200,000 and to imprisonment for six months.

Personal Data Protection

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”)

The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

●	if the data user holds such data, to be supplied with a copy of such data; and

●	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

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Other regulations

Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (the “CO”)

The CO is to prohibit conduct that prevents, restricts or distorts competition in Hong Kong; to prohibit mergers that substantially lessen competition in Hong Kong, and to provide for incidental and connected matters.

The CO includes the First Conduct Rule, which states that an undertaking shall not make or give effect to an agreement, engage in a concerted practice, or, as a member of an association of undertakings, make or give effect to a decision of the association, if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong. The Second Conduct Rule prohibits anti-competitive conduct by a party with substantial market power; and the Merger Rule, which states that an undertaking that has a substantial degree of market power in a market must not abuse that power by engaging in conduct that has as its object or effect the prevention, restriction or distortion of competition in Hong Kong.

Upon breach, the Competition Tribunal may impose against offenders pecuniary penalty, director disqualifications, and prohibition, damage and other orders. For pecuniary penalty, section 93 of the CO enables the Competition Tribunal to award a penalty up to 10% of the turnover of the undertakings involved for up to three years in which the contravention occurs.

Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong)(the “IEO”)

The IEO is an ordinance which provides for the regulation and control of, amongst other things, the import and export of products into or out of Hong Kong.

According to section 6C of the IEO, no person shall import any article specified in schedule 1 to the Import and Export (General) Regulations (Chapter 60A of the Laws of Hong Kong), except under and in accordance with an import licence. Applications for import licence are handled by the Director General of Trade and Industry pursuant to section 3 of the IEO. A person who fails to comply with this section commits an offence and is liable on conviction to a maximum fine of HK$500,000 and two years’ imprisonment.

Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong)(the “TDO”)

The TDO prohibits unfair trade practices deployed against consumers. A trade description includes an indication of quantity, composition, and fitness for purpose, performance, physical characteristics and place of origin with respect to any goods. It is an offence under the TDO for any person to apply a false or misleading trade description to goods or to supply goods to which false trade descriptions have been applied. The TDO also prohibits the use of false and misleading trade descriptions of goods in advertisements.

In order to enhance protection of consumers against other commonly seen unfair trade practices in consumer transactions, and to prohibit false trade descriptions to both goods and services, the Trade Descriptions (Unfair Trade Practices) (Amendment) Ordinance 2012 amended and extended the coverage of the TDO. The key changes include:

●	the expansion of the definition of “trade description” in respect of goods to mean any indication, direct or indirect, and by whatever means given, with respect to any goods or parts of goods such as price indication;

●	the extension of the prohibition on false trade descriptions to services made in consumer transactions, and to define “services” under any consumer contract;

●	the creation of new offences on practices such as misleading omissions, aggressive commercial practices, bait advertising, bait-and-switch and wrongly accepting payment; and

●	an introduction of a mechanism enabling aggrieved consumers to commence civil actions to recover any loss or damage suffered in addition to criminal sanctions.

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A person who commits an offence under sections 7, 7A, 13E, 13F, 13G, 13H or 13I of the TDO shall be guilty of an offence and shall be liable on conviction on indictment to a maximum fine of HK$500,000 and imprisonment for five years, and on summary conviction to a maximum fine of HK$100,000 and imprisonment for two years.

Regulations Related to our Business and Operations in Canada

Four of our CA Operating Subsidiaries (being Midland Inc., Church Ltd., Vaughan Inc. and Kennedy Inc. (collectively, the “CA Restaurant Subsidiaries”) operate multiple restaurants in Ontario, CK Inc. owns the real property on which the central kitchen is operated, and ARCI operates the central kitchen and is the Canadian sub-franchisor.

As of the date hereof, all our CA Operating Subsidiaries have obtained all applicable licenses and/or fulfilled all applicable licensing requirements and are in compliance in all material respects with the applicable laws and regulations.

Our CA Operating Subsidiaries are subject to numerous laws and regulations in Canada and Ontario and the applicable municipality where we operate. This following is a summary of certain aspects of the laws, regulations and practices which are relevant to our operations in Ontario.

Food Establishment Regulations

Ontario Food Safety and Quality Act, 2001

This Act was created to managing the overall safety and quality of food, agricultural and aquatic commodities and agricultural inputs, management of food safety risks, and control and regulation of activities.

This Act states that all food service establishments in Ontario cannot operate without a license, that all Ontario restaurants are subject to health inspections, and grants inspectors with the power to search without a warrant when suspicions about food safety risks exist.

Health inspectors have the authority to request access to food handler certification, to examine any and all areas and pieces of equipment in your premises, seize food samples for further inspection, and issue penalties if food operators or food handlers are found to be in violation of the act.

This Act also outlines the penalties related to offences, including the issuance of notices, significant fines, the closure of food premises, and, in extreme cases, imprisonment.

Health Protection and Promotion Act

Regulation 493 under the Health Protection and Promotion Act imposes food safety requirements, such as (1) all food shall be protected from contamination and adulteration; and (2) all food must be processed in a manner that makes the food safe to eat. This Act also requires at least one food handler or supervisor on the premise who has completed food handler training during every hour in which the premise is operating.

Liquor Licence and Control Act, 2019

To serve or sell alcohol in Ontario, one needs a liquor licence from the Alcohol and Gaming Commission of Ontario. Such licence is issued after the municipality or region confirms that the location’s zoning permits the sale of liquor, the place is a licenced eating establishment, all fire safety requirements are met, and all health requirements are met.

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Building Code Act, 1992, S.O. 1992, c. 23

Restaurants and commercial kitchens are subject to building codes under the Building Code Act. The Ontario building codes regulate the layout, materials for walls, floor coverings, ceilings, cupboards and countertops, level of lighting, handwashing facilities, janitorial facilities, washroom/sanitary facilities etc.

Employment Laws

In Ontario, where the CA Operating Subsidiaries operate, a number of statues and the common law govern the employment relationship, including:

Employment Standards Act, 2000

This Act governs the payment of wages, keeping records, hours of work, overtime pay, minimum wages, public holidays, paid vacation, parental leave, termination pay.

Common Law Application to Termination of Employment

In addition to the Employment Standards Act, under common law, termination payments may be awarded by a court based on a “reasonable” prior notice of termination or payment instead. At common law, there also exists a doctrine of “constructive dismissal”, which means when an employer imposes fundamental changes, the employee may treat the contract as having been ended and then sue for damages for wrongful dismissal.

Ontario Human Rights Code (the “Code”)

Human Rights legislation is recognized by Canadian courts as having a preferred status in comparison to other types of legislation. The legislation is remedial and is therefore intended to be given the most liberal interpretation which will best ensure that its objectives are achieved. Ontario employers are governed by the Code. Employers and employees are not permitted to “contract out” of the provisions of the Code. The Code enumerates certain basic freedoms in relation to services, goods, facilities, accommodation, and employment. With respect to employment, the Code provides as follows:

“Every person has a right to equal treatment with respect to employment without discrimination because of race, ancestry, place of origin, colour, ethnic origin, citizenship, creed, sex, sexual orientation, age, record of offences, marital status, family status or handicap.

Every person who is an employee has a right to freedom from harassment in the workplace by the employer or agent of the employer, or by another employee because of race, ancestry, place of origin, colour, ethnic origin, citizenship, creed, age, record of offences, marital status, family status or handicap.

Every person who is an employee has a right to freedom from harassment in the workplace because of sex by his or her employer or agent of the employer or by another employee.”

Workplace Safety & Insurance Act

This Act creates a system of compensation for workplace accidents or injuries which occur while workers are in the course of their employment.

Pay Equity Act

The Ontario Pay Equity Act is legislation aimed to redress systemic gender discrimination in compensation for work performed by employees in female job classes.

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Advertising Laws

Laws governing advertising and marketing include federal laws such as:

●	Anti-Spam Legislation - restricts advertisers and marketers from sending spam messages in the form of texts, emails, or software updates and upgrades without the customer’s consent
●	Competition Act: prohibits advertisers from using anti-competitive, false, or misleading representations, aside from prescribing offenses that constitute as deceptive marketing practices
●	PIPEDA: requires companies, including advertisers, to get consent before personal information can be collected, used, or disclosed

Ontario legislation such as:

●	Consumer Protection Act, 2002 - regulates advertising and marketing, and provides for the prohibited misleading advertising rules.
●	Human Rights Code - Certain provisions of the Human Rights Code (HRC) add to Ontario’s advertising laws by ensuring every person’s right to equal treatment in employment. The HRC says that the following must not directly or indirectly classify or indicate qualifications using HRC’s prohibited grounds of discrimination: job postings or advertisements, forms of application for employment and during written or oral inquiries or personal employment interview.

Arthur Wishart Act (Franchise Disclosure), 2000, SO 2000, c 3.

The primary purpose of this Act is to ensure that franchisors provide potential franchisees with detailed information about the franchise before the buyer commits to purchase and outlines certain rights that potential franchisees have when entering into a franchise agreement.

Under the law, the franchisor is required to provide a disclosure document at least 14 days before a franchisee signs an agreement or makes any payment to a franchise.

The disclosure document will include information about the franchisor including: business background, litigation history, bankruptcy or insolvency information, and financial statements. It will also include information about the franchise offer, such as: costs (e.g., deposits or fees), copies of proposed franchise agreements, a description of any exclusive territory, restrictions (e.g., obligations to purchase from certain suppliers), the franchisor’s policy on volume rebates, conditions of termination, contract renewal and transfer of franchise, a description of the franchisor’s mediation process, if one is used, training and other assistance programs, advertising funds (e.g., if the franchisee is required to contribute to one), a list of their current and former franchisees.

If a disclosure document or a statement of material change is late or otherwise doesn’t meet the Act’s requirements, the franchisee can cancel the agreement without penalty or obligation up to 60 days after receiving it. If a disclosure document is not provided, the franchisee may cancel the agreement without penalty or obligation up to two years after entering into the franchise agreement. If the franchisee suffers a loss because the disclosure document or statement of material change were incomplete or included a misrepresentation, the franchisee has the right to take legal action for damages. If the contract is cancelled the franchisor has 60 days to refund the franchisee’s money

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MANAGEMENT

The following table sets forth the names, ages and positions of our Board, director nominees, and executive officers and a description of the business experience of each of them:

Name	Age	Position(s)
Mr. Johnny Luk Ching Po(1)(2)	62	Chief Executive Officer and Chairman and Chief Executive Director Nominee(3)(4)
Mr. Mark Luk Siu Fung (1)	36	Vice Chairman and Executive Director
Ms. Loraine Luk Yuen Ching(2)	25	Executive Director Nominee(3)
Mr. Shigemitsu Katsuaki	56	Non-Executive Director Nominee (3)
Mr. Kelton Ngai Ming Hon	38	Chief Financial Officer
Mr. Victor Lee Kam Wing	55	Independent Non-Executive Director Nominee (3)
Mr. Hugh Sutherland	68	Independent Non-Executive Director Nominee (3)
Dr. Connson Chou Locke	59	Independent Non-Executive Director Nominee (3)

(1) Mr. Luk Siu Fung Mark is the nephew of Mr. Johnny Luk.

(2) Ms. Loraine Luk is the daughter of Mr. Johnny Luk.

(3) Each of the director nominees will be appointed upon the effectiveness of the registration statement of which this prospectus forms a part.

The following is a brief biography of each of our executive officers, directors, and director nominees:

Mr. Johnny Luk Ching Po, Chairman and Chief Executive Director Nominee

Mr. Johnny Luk Ching Po (“Mr. Johnny Luk”) will serve as our Chief Executive Officer and Chairman of the Board and Chief Executive Director, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Johnny Luk will primarily be responsible for the overall management of our CA Operating Subsidiaries, formulating operation direction, devising annual plans, strategic planning and business development. In September 2005, he introduced Ajisen Ramen into the Canadian market and has served as the managing director of our CA Operating Subsidiaries since 2005. He has more than 30 years of experience in the restaurant industry and such insight into food trends has laid a strong foundation for our business. Mr. Johnny Luk is the uncle of Mr. Mark Luk and the father of Ms. Loraine Luk.

Mr. Mark Luk Siu Fung, Vice Chairman and Executive Director

Mr. Mark Luk Siu Fung (“Mr. Mark Luk”) has served as our Vice Chairman and Executive Director since the formation of Riku on February 14, 2025. Mr. Mark Luk has over 10 years of experience in the food and beverage industry and has been serving as a managing director of our HK Operating Subsidiaries since July 2021, where he has successfully brought our franchise brands into Hong Kong. Mr. Mark Luk oversees the entire marketing function, brand management, business development, public relations and cooperation of our HK Operating Subsidiaries. Mr. Mark Luk is also responsible for managing the daily operations and providing corrective feedback while managing different teams across various departments, including project development, restaurant operations, and marketing, to ensure seamless coordination and collaboration. Mr. Mark Luk received his bachelor’s degree in Economics from the University of Cambridge in 2011. Mr. Mark Luk is the nephew of Mr. Johnny Luk and the cousin of Ms. Loraine Luk.

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Ms. Loraine Luk Yuen Ching, Executive Director Nominee

Ms. Loraine Luk Yuen Ching (“Ms. Loraine Luk”) will serve as our Executive Director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Loraine Luk has built a wealth of experience in the food and beverage industry through her progressive career at Ajisen Ramen Canada. Starting as a Front of House server in one of our sub-franchised Ajisen Ramen restaurants in 2015, she worked her way up through various roles, including Front of House Manager, Marketing Coordinator, and Franchise Development Officer. This progression reflects her deep understanding of Ajisen Ramen restaurant operations, marketing, and franchise development from the ground up. Currently serving as the Franchise Development Manager at ARCI, Ms. Loraine Luk oversees all aspects of franchise growth, including recruitment, training, and support for franchisees, while driving strategic market expansion across Canada. She is dedicated to ensuring brand consistency, optimizing operational efficiency, and fostering strong relationships with franchisees to enhance store performance and profitability. Ms. Loraine Luk earned her Honours Bachelor of Arts in Criminology and Sociology from the University of Toronto in 2021. Her hands-on experience and leadership make her a vital contributor to the continued success of Ajisen Ramen Canada. Ms. Loraine Law is the daughter of Mr. Johnny Luk and the cousin of Mr. Mark Luk.

Mr. Shigemitsu Katsuaki, Independent Non-Executive Director Nominee

Mr. Shigemitsu Katsuaki (“Mr. Katsuaki”) will serve as our Non-Executive Director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. With over 25 years of experience in the food and beverage industry, Mr. Katsuaki has played a pivotal role in the growth and leadership of Shigemitsu, a family-owned business. After earning his degree in Structural Engineering from the Kumamoto Institute of Technology in 1991, he joined Shigemitsu and began his career as a restaurant manager at an Ajisen Ramen restaurant in Japan. Through his dedication and expertise, he steadily progressed into senior leadership roles within the company. In 1995, Mr. Katsuaki was appointed Vice Chairman of Shigemitsu, and by 1997, he assumed the role of Chairman. Under his leadership, Shigemitsu has expanded its presence and strengthened its position in the F&B industry. His extensive experience in restaurant operations, strategic management, and business development brings valuable insight to our board as we continue to grow and expand.

Mr. Kelton Ngai Ming Hon, Chief Financial Officer

Mr. Kelton Ngai Ming Hon (“Mr. Ngai”) has served as our chief financial officer since September 2025. Mr. Ngai brings over 15 years of expertise in auditing, initial public offerings, corporate finance, and financial management. He has served as the chief financial officer of C& Hospitality since August 2024. Mr. Ngai began his career at a Big Four accounting firm and has since held senior financial leadership roles in both publicly listed companies and private enterprises. Mr. Ngai earned his bachelor’s degree in business administration in Professional Accountancy from The Chinese University of Hong Kong in 2008 and is a member of the Hong Kong Institute of Certified Public Accountants.

Mr. Victor Lee Kam Wing, Independent Non-Executive Director Nominee

Mr. Victor Lee Kam Wing (“Mr. Lee”) will serve as one of our independent directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lee is a seasoned professional with 28 years of experience in the private equity industry. Over the course of his distinguished career, Mr. Lee has held numerous senior positions, including a 19-year tenure at Franklin Templeton, a leading global asset management firm. Mr. Lee’s expertise and industry contributions have been widely recognized. Notably, the Asian Structured Equity Fund, a fund founded and managed by Mr. Lee under Franklin Templeton, was awarded Best Alternative Investment Fund at the 2023 Hong Kong Fund Managers Awards. With extensive experience in deal origination, structuring, and strategy formulation across various alternative asset classes, Mr. Lee has successfully worked in private equity, growth capital, leveraged buyout, distressed investments, venture capital, and private credit. Before joining Franklin Templeton in 2005, Mr. Lee worked at Mizuho Securities Asia Limited, focusing on private equity investments in North Asia. He also gained valuable experience at CLSA Private Equity Limited and UBS Capital, where he facilitated private equity and leveraged buyout opportunities across Asia. Following his recent departure from Franklin Templeton in October 2024, Mr. Lee founded Novacle Ventures Ltd, a new firm specializing in distressed and special situations investments on a global scale. In addition to his entrepreneurial endeavors, in November 2024, Mr. Lee was appointed as the Executive Director of VCI Global Limited (ticker: VCIG), a Nasdaq-listed diversified holding company, and serves as the Vice Chairman of Global Investment Fund, the investment platform of the World Trade United Foundation, a United Nations Consultative NGO. Mr. Lee began his career in the financial services industry in 1992. He holds a bachelor’s degree in business administration with a concentration in professional accountancy from the Chinese University of Hong Kong and is a Fellow of the Association of Chartered and Certified Accountants (ACCA) in the UK. His extensive background in private equity, alternative investments, and corporate leadership contributes exceptional strategic acumen and financial expertise to the board.

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Mr. Hugh Sutherland, Independent Non-Executive Director Nominee

Mr. Hugh Sutherland (“Mr. Sutherland”) will serve as one of our independent directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Sutherland is a seasoned sales and business leader with over two decades of experience in the Asia-Pacific region, specializing in market entry, business development, and corporate strategy. He is the Co-Founder and Director of Geomain Pte. Ltd., a Singapore-based company focused on next-generation address systems, where he has led global strategic initiatives and investment efforts since 2018. He also serves as Director of Dalnair International, providing market entry and business development consulting, primarily for Australia, New Zealand, and UK-based software companies. Previously, he held senior leadership roles at FileNet, IBM, and BMC Software, overseeing business growth and regional expansions. Recognized for his contributions to business in Scotland, he was appointed as a GlobalScot by Scottish Enterprise, a UK government body. Mr. Sutherland holds a BA in Business Management from the University of Strathclyde and is a dual citizen of the UK and Australia. His extensive international experience and strategic expertise bring valuable insights to our board.

Dr. Connson Chou Locke, Independent Non-Executive Director Nominee

Dr. Connson Chou Locke (“Dr. Locke”) will serve as one of our independent directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Dr. Locke is a distinguished academic and leadership expert with extensive experience in organizational behavior, education, and executive training. She has served as a Professor (Education) in Management at the London School of Economics and Political Science (LSE) since 2020, where she teaches courses on leadership, organizational behavior, and change management at both undergraduate and postgraduate levels. Dr. Locke also serves as the Deputy Head of the Department of Management (Teaching and Learning) at LSE, overseeing strategic and operational aspects of teaching delivery and mentoring junior faculty. In addition to her academic role, Dr. Locke is the Founder and Director of Evidence Based Learning Ltd., providing educational services to global organizations, including the United Nations System Staff College, KPMG, and Harvard Medical School. Prior to her academic career, Dr. Locke held senior roles in professional development, including as Regional Training and Development Manager at the Boston Consulting Group, where she was responsible for training and leadership development across multiple offices in Asia. Dr. Locke earned her Ph.D. and M.Sc. in Business Administration (Organizational Behavior) from the University of California at Berkeley and her B.A. in Sociology from Harvard University, where she graduated cum laude. Her exemplary accomplishments in academia, leadership training, and professional development bring valuable expertise to our board.

Employment Agreements and Indemnification Agreements

We intend to enter into employment agreements with each of our executive officers. Under these agreements, each of our executive officers will be employed for a specified time period — typically for one year. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon thirty days’ advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a thirty days’ advance written notice.

Each executive officer will agree to hold, at all times during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information, or the confidential or proprietary information disclosed to the executive officer by or obtained by the executive officer from us either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential.

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In addition, each executive officer will be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer will agree not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We also intend to enter into agreements with all directors whose service will begin upon the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to the agreements, each director will agree to attend and participate in such number of meetings of the board of directors and of the committees of which he or she may become a member as regularly or specially called, and will agree to serve as a director for a year and be up for re-election each year at our annual shareholder meeting. The directors’ services will be compensated by cash under the agreement in an amount determined by the board of directors.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Controlled Company

Immediately after completion of this offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to the Resale Prospectus, our Controlling Shareholder will hold [●] Class B Ordinary Shares and [●] Class A Ordinary Shares, representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or [●] Class B Ordinary Shares and [●] Class A Ordinary Shares, representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the over-allotment option is exercised in full, and therefore have the ability to determine all matters requiring approval by shareholders. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements. We intend to rely on certain of these exemptions under the Nasdaq listing rules, such as that a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors and therefore, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

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Board of Directors

Our board of directors will consist of 7 directors, comprising three (3) executive directors, one (1) non-executive director and three (3) independent directors, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to making appropriate disclosures to the board of directors in accordance with our post-offering Memorandum and Articles, a director may vote and be counted in the quorum for the meeting relating to any contract, proposed contract, or arrangement in which he or she is interested, in voting in respect of any such matter, such director should take into account his or her director’s duties. Our board of directors may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board of directors, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity, and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board of directors.

Our directors have a balanced mix of knowledge and skills. We will have three independent directors with different industry backgrounds, representing a majority of the members of our board of directors. We will also achieve gender diversity by having two (2) female directors out of the total of seven (7) directors (including independent directors). Our board of directors is well balanced and diversified in alignment with the business development and strategy of our Company and its subsidiaries.

Committees of the Board of Directors

We plan to establish an audit committee, a compensation committee, and a nominating and corporate governance committee under the board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees upon the establishment of the committees. Each committee’s members and functions are described below.

Audit Committee

Upon effectiveness of the registration statement of which this prospectus forms a part, our audit committee will consist of Mr. Victor Lee Kam Wing, Mr. Hugh Sutherland, and Dr. Connson Chou Locke and be chaired by Mr. Victor Lee Kam Wing. We have determined that each of these three director nominees satisfies the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Victor Lee Kam Wing qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

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●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board of directors.

Compensation Committee

Upon effectiveness of the registration statement of which this prospectus forms a part, our compensation committee will consist of Mr. Victor Lee Kam Wing, Mr. Hugh Sutherland, and Dr. Connson Chou Locke, and be chaired by Dr. Connson Chou Locke. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq listing rules. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board of directors for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board of directors for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Upon effectiveness of the registration statement of which this prospectus forms a part, our nominating and corporate governance committee will consist of Mr. Johnny Luk, Mr. Victor Lee Kam Wing, Mr. Hugh Sutherland, and Dr. Connson Chou Locke and be chaired by Mr. Johnny Luk. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board of directors and advising the board of directors with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board of directors as a whole.

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Foreign Private Issuer Exemption

We are a “foreign private issuer” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation Fair Disclosure.

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board of directors’ approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Duties of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Terms of Directors and Executive Officers

Each of our directors does or shall hold office until his or her successor takes office or until his or her earlier death, resignation or removal or the expiration of his or her term as provided in the written agreement with our Company and/or the Articles. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Compensation of Directors and Executive Officers

For the years ended September 30, 2024 and 2023, our executive officers received an aggregate of HK$311,000 (approximately US$39,872) and HK$300,000 (approximately US$38,462), respectively, in cash (including salaries), for their service as employees of the Group. For the years ended September 30, 2024 and 2023, our non-employee directors did not receive any compensation for their service as directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our Hong Kong subsidiary is required by law to make contributions equal to certain percentages of each employee’s salary for his or her mandatory provident fund.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of September 30, 2024 and 2023, we had no outstanding equity awards.

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RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors will create an audit committee in connection with this offering which will be tasked with review and approval of all related party transactions.

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our Operating Subsidiaries’ experience in the business sector in which it operates and the terms of its transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description of material transactions, or series of related material transactions, to which we were within the last three fiscal years, or will be a party and in which the other parties included or will include our directors, director nominees, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons.

List of Related Parties

Below is the list of related parties and their relationship to or within the Group (noting that references to shareholders, employees and directors of the Company give effect to the appointment of officers and directors nominees as described in “Management”, that will be appointed upon the effectiveness of the registration statement of which this prospectus forms a part).

Name	Relationship within the Group
Chung Po Luk	Father of Luk Siu Fung Mark and brother of Johnny Ching Po Luk
Steven Liao	Son-in-law of Luk Ching Po Johnny
Luk Siu Fung Mark	Shareholder and director of the Company
Luk Ching Po Johnny	Shareholder and director of the Company
Zhanpeng Liao	Family member of Steven Liao
Dan Yang	Family member of Steven Liao
Mak Po Keung	Family member of Luk Siu Fung Mark
Keith Ka Bo Chan	Family member of Luk Ching Po Johnny
Midtown 1000076454	An entity owned by Keith Ka Bo Chan
Jmart Ontario Inc.	An entity owned by Steven Liao
15397294 Canada Inc. (“Ajisen Waterloo”)	An entity owned by Steven Liao
2070111 Ontario Inc. (“Warden”)	An entity owned by Luk Ching Po Johnny
1695325 Ontario Inc. (“Yonge”)	An entity owned by Luk Ching Po Johnny
1802497 Ontario Inc.	An entity owned by Luk Ching Po Johnny
ES& Cubus Limited	An entity owned by Luk Siu Fung Mark
C& 535 Limited	An entity owned by Luk Siu Fung Mark
J.H Dinning Limited	An entity owned by Mak Po Keung
Hunan Waraku Holding Company Limited	An entity for which Luk Siu Fung Mark is the legal representative.
Mr. Suenaga Yuchi	Legal representative of ES Concept (one of the subsidiaries of Waraku)
Unico HK Corporation Limited	Mr. Suenaga Yuchi serves as the senior executive of this entity
ONEM Systems Inc.	An entity owned by Zhanpeng Liao
East West Entertainment Group Ltd	An entity owned by Steven Liao
Zhanpeng Liao Holding Company	An entity owned by Zhanpeng Liao
Shigemitsu Industry Ltd.	Mr. Shigemitsu San is the director of this entity. Mr. Shigemitsu San is also the non-executive director of the Company

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(a)	Accounts receivable - related parties, net

Accounts receivable - related parties, net consists of the following:

	As of March 31,	As of September 30,
	2025	2024	2023	2022
	(Unaudited)

J.H Dinning Limited	$58,620	$347,972	$296,915	$-
15397294 Canada Inc. (“Ajisen Waterloo”)	7,123	61,492	-	-
1695325 Ontario Inc (“Yonge”)	131,090	12,927		26,410
C& 535 Limited	347,497	-	73,883	91,929
1802497 Ontario Inc.	106,125	-	-
ES& Cubus Limited	2,576	2,579	6,709
2070111 Ontario Inc (“Warden”)	95,909	222	-
Total accounts receivable - related parties, net	$748,940	$425,192	$377,507	$118,339

(b)	Due from related parties

Due from related parties consists of the following:

	As of March 31,	As of September 30,
	2025	2024	2023	2022
	(Unaudited)

Jmart Ontario Inc.	$212,058	$250,516	$88,381	$-
Luk Ching Po Johnny	254,573	177,642	-	-
James Liao	150,899	-	-	-
Shan Yang	83,803	-	-	-
J.H Dinning Limited	50,662	-	-	-
C& 535 Limited	144,526	144,723	40,421	-
ES& Cubus Limited	127,006	127,180	-	-
Midtown 1000076454	-	93,678	22,165	-
15397294 Canada Inc. (“Ajisen Waterloo”)	19,855	73,532	-	-
Zhanpeng Liao	-	60,829	4,607	-
Dan Yang	41,738	48,120	3,705	3,647
2070111 Ontario Inc (“Warden”)	-	8,404	-	-
Steven Liao	12,377	7,716	442	-
Hunan Waraku Holding Company Limited	23,784	-	1,877
Zhanpeng Liao Holding Company	-	-	-	1,989
Total due from related parties	$1,121,281	$992,340	$161,598	$5,636

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. Subsequent to the balance sheet date, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, who controls C& 535 Limited and ES& Cubus Limited. As a result, the amount due from C& 535 Limited and ES& Cubus Limited as of September 30, 2024 has been reduced. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. In addition, in April 2025, the Company’s CA Operating Subsidiaries collected back approximately $89,000 from related parties. In August 2025, the Company’s CA Operating Subsidiaries further collected back approximately $427,506 from related parties. As of the date of this prospectus, approximately $788,000, or 70.3% of the March 31, 2025 due from related parties balance has been collected and the remaining balance is expected to be collected by the end of September 2025. The Company does not have the intention to make cash advances to related parties in the future.

(c)	Dues to related parties

Dues to related parties consists of the following:

	As of March 31,	As of September 30,
	2025	2024	2023	2022
	(Unaudited)

Unico HK Corporation Limited	$10,926	$140,982	$62,840	$-
Mak Po Keung	301,981	128,635	89,378	-
ONEM Systems Inc.	487	518	10,122	29,596
Luk Ching Po Johnny	-		228,828	27,083
2070111 Ontario Inc (“Warden”)	-		14,395	26,318
C& 535 Limited	-		-	198,396
Keith Ka Bo Chan	-		-	70,844
ES& Cubus Limited	-		986	-
East West Entertainment Group Ltd	-		-	1,020
Total due to related parties	$313,394	$270,135	$406,549	$353,257

As of March 31, 2025, September 30, 2024, 2023 and 2022, the balance due to related parties mainly consisted of advances from the Company’s principal shareholder for working capital purposes during the Company’s normal course of business. These advances are non-interest bearing and due on demand.

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(d)	Revenues from related parties

Revenue from related parties consists of the following:

	For the six months ended March 31,	For the years ended September 30,
	2025	2024	2023	2022
	(Unaudited)

15397294 Canada Inc. (“Ajisen Waterloo”)	$91,889	$233,234	$74,446	$-
1695325 Ontario Inc. (“Yonge”)	114,655	230,078	223,339	-
2070111 Ontario Inc. (“Warden”)	91,889	187,099	297,785	-
1802497 Ontario Inc.	101,900	172,757	148,892	-
J.H Dinning Limited	118,491	146,315	-	-
C& 535 Limited	-	39,883	324,896	-
ES& Cubus Limited	-	23,886	19,212	-
Hunan Waraku Holding Company Limited	-	7,040	-	-
Mak Po Keung	-	-	19,155	-
Total revenue from related parties	$518,824	$1,040,293	$1,107,725	$-

Cost of revenue associated with the related party sales amounted to $394,188 for the six months ended March 31, 2025 and amounted to $802,865, $825,267 and $ nil for the years ended September 30, 2024, 2023 and 2022, respectively.

(e)	Others fees to related parties

Other fees to related parties consist of the following:

		For the six months ended March 31,	For the years ended September 30,
	Types of fees	2025	2024	2023	2022

Unico HK Corporation Limited	Royalty fee	$173,969	$420,690	$367,572	$-
Unico HK Corporation Limited	Franchise fee	-	19,200	-	-
Chung Po Luk	Consulting Fee	-	37,851	16,313	21,133
Shigemitsu Industry Ltd.	Royalty fee	37,235	96,627	90,010	4,984
Shigemitsu Industry Ltd.	Consulting Fee	-	-	-	12,451
East West Entertainment Group Ltd	Management Fee	-	30,635	34,123	13,853
East West Entertainment Group Ltd	Consulting Fee	-	-	18,602	62,852
Luk Ching Po Johnny	Consulting Fee	7,058	-	-	-
2070111 Ontario Inc (“Warden”)	Royalty fee	5,312	-	-	-
1695325 Ontario Inc (“Yonge”)	Royalty fee	5,312	-	-	-
1802497 Ontario Inc.	Royalty fee	5,312	-	-	-
Total other fees to related parties		$234,198	$605,003	$526,620	$115,273

(f)	Loan guarantee provided by related parties

The Company related parties provided a guarantee for the Company’s long-term bank loans (See Note 9 of our consolidated financial statements included

(g)	Finance lease guaranteed by a related party

In connection with the Company’s finance lease of a vehicle, related party, Mr. Luk Ching Po Johnny signed as the co-lessee on this lease agreement to provide an additional guarantee to safeguard the leased vehicle (see Note 8 of our consolidated financial statements included elsewhere in this prospectus).

(h) Purchase from related parties

During the six months ended March 31, 2025 and during the years ended September 30, 2024, 2023 and 2022, the Company’s CA Operating Subsidiary, CK Inc. and ARCI, purchased food ingredients and noodle machines from related parties, in the amount of $12,012, $166,042, $134,259 and $77,228, respectively.

		For the six months ended March 31,	For the years ended September 30,
	Types of transactions	2025	2024	2023	2022
		(Unaudited)

Shigemitsu Industry Ltd.	Purchase of food ingredients	$11,126	$137,967	$134,259	$77,228
Shigemitsu Industry Ltd.	Purchase of noodle machines	-	28,075	-	-
Luk Ching Po Johnny	Other purchase	886	-	-	-
Total purchase from related parties		$12,012	$166,042	$134,259	$77,228

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements” for more information.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus, by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him or her, subject to applicable community property laws.

	Ordinary Shares beneficially owned prior to this offering				Ordinary Shares beneficially held immediately after this offering (assuming no exercise of over-allotment option)				Ordinary Shares beneficially held immediately after this offering (assuming exercise of over-allotment option)
Directors and	Number of Ordinary Shares		Approximate percentage of outstanding Ordinary Shares	Approximate percentage of Voting power	Number of Ordinary Shares		Approximate percentage of outstanding Ordinary Shares	Approximate percentage of Voting power	Number of Ordinary Shares		Approximate percentage of outstanding Ordinary Shares	Approximate percentage of Voting power
Executive Officers(1):	Class A	Class B			Class A	Class B			Class A	Class B
Mr. Johnny Luk Ching Po	704,900	18,640	67.0%	73.8%	11,748,333	310,667	59.6%	67.6%	11,748,333	310,667	58.6%	66.7%
Mr. Luk Siu Fung Mark	46,000	1,360	4.4%	5.0%	766,667	22,667	3.9%	4.6%	766,667	22,667	3.8%	4.5%
Ms. Loraine Luk Yuen Ching	-	-	-	-	-	-	-	-	-	-	-	-
Mr. Shigemitsu Katsuaki	-	-	-	-	-	-	-	-	-	-	-	-
Mr. Kelton Ngai Ming Hon	-	-	-	-	-	-	-	-	-	-	-	-
Mr. Victor Lee Kam Wing	-	-	-	-	-	-	-	-	-	-	-	-
Mr. Hugh Sutherland	-	-	-	-	-	-	-	-	-	-	-	-
Dr. Connson Chou Locke	-	-	-	-	-	-	-	-	-	-	-	-
All directors and executive officers as a group (8 persons)	-	-	-	-	-	-	-	-	-	-	-	-
5% Shareholders:

Integrated Winners International Limited(2)	704,900	18,640	67.0%	73.8%	11,748,333	310,667	59.6%	67.6%	11,748,333	310,667	58.6%	66.7%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Riku Dining Group Limited, 130 Dynamic Drive, Units 4-5, Scarborough, ON, M1V 5C8, Canada.
(2)	Integrated Winners International Limited, a company incorporated in the British Virgin Islands with limited liability, owns 67.0% of the issued shares of the Company (59.6% after the offering assuming no exercise of over-allotment option). Integrated Winners International Limited is 100% owned by Mr. Johnny Luk Ching Po.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

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DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of our share capital and this includes a summary of specified provisions of the Memorandum and Articles. References in this section to “we” or “us” refer to Riku.

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$[●] divided into [●] shares of a par value of US$0.01 each comprised of [●] Class A Ordinary Shares and [●] Class B Ordinary Shares. As of the date of this prospectus, [●] Class A Ordinary Shares and [●] Class B Ordinary Shares are issued and outstanding.

Immediately after the completion of this offering, we will have [●] Class A Ordinary Shares and [●] Class B Ordinary Shares issued and outstanding, assuming that the underwriters do not exercise their over-allotment option. All of our Ordinary Shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our Class A Ordinary Shares to be issued in the offering will be issued as fully paid.

Our Memorandum and Articles

Our shareholders have conditionally adopted the Memorandum and Articles on [●], 2025 which will become effective and replace our current Memorandum and Articles in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the Memorandum and Articles and of the Companies Act, insofar as they relate to the material terms of our shares.

Objects of Our Company. Under our Memorandum and Articles, the objects of our Company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. The Class A Ordinary Shares and the Class B Ordinary Shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distributions.

Conversion Rights. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares or the transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise by a holder thereof to any person or entity which is neither under common control with the transferor nor a current holder of Class B Ordinary Shares, all Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

The Transfer Agent and Registrar. The transfer agent and registrar for the Ordinary Shares is Transhare Corporation, at Bayside Center 1, 17755 US Hwy 19 N Suite 140, Clearwater, FL 33764.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as the Company in general meeting may declare but no dividend shall exceed the amount recommended by our board of directors. Our Memorandum and Articles provide that dividends may be declared and paid out of profits of our Company, realized or unrealized, or from any reserve set aside from profits which our board of directors determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by poll save that the chairman of the meeting of shareholders may, in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. Notwithstanding the foregoing, a poll may be demanded by at least one shareholder. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share held by the relevant shareholder. Save for such matters that require approval by a class of shareholders, holders of Class A Ordinary Shares and holders of Class B Ordinary Shares shall vote together as a single class, on all matters that require shareholders’ approval.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Memorandum and Articles, a reduction of our share capital and the winding up of our Company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

Capitalization of Profits and Reserves. Our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our share premium account in accordance with the Companies Act available for distribution by applying such sum in paying up the difference between the nominal value of and the redemption or repurchase price on the redemption or repurchase of our shares, and any other amount as permitted by the Companies Act. However, we shall not be obliged to make any payment to a shareholder in respect of dividend, repurchase redemption or other distribution if the directors are of the view that such payment may result in the breach or violation of any applicable laws or regulations (including, without limitation, any anti-money laundering laws or regulations) or such refusal is required by the laws and regulations governing us or our service providers.

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General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles provide that we may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the chairman of our Company (if there is one) or any two directors or any director and the secretary or our board of directors shall appoint. Shareholders may participate in any general meeting by such telephonic, electronic or other communication facilities that permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Shareholders’ general meetings may be convened by the chairman of our Company, any two directors or any director and the secretary of our Company or our board of directors. Advance notice of at least five (5) clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A general meeting shall, notwithstanding that it is called on shorter notice than that specified in our Memorandum and Articles, be deemed to have been properly called if it is so agreed by (i) all the shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by at least seventy-five percent of the shareholders entitled to attend and vote thereat. A quorum required for any general meeting of shareholders consists of two or more persons present in person and representing in person or by proxy in excess of [●]% of the total voting rights in our Company present throughout the meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, our Memorandum and Articles provide that our board of directors shall, on the written requisition of one or more shareholders holding at the date of the deposit of the requisition shares representing not less than ten percent in par value of the issued and outstanding shares of our company at such general meeting, forthwith proceed to convene an extraordinary general meeting and put the resolutions so requisitioned to vote at such meeting. If our board of directors does not, within twenty-one (21) days from the date of the requisition, duly proceed to convene an extraordinary general meeting, the requisitionists, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the expiration of such twenty-one (21) day period.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or in any other form approved by our board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share as specified in our Memorandum and Articles.

If our directors refuse to register a transfer they shall, within two (2) months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Each Class B Ordinary Share is convertible into a Class A Ordinary Share at any time by the holder thereof. Our Class B Ordinary Shares will be mandatorily convertible into Class A Ordinary Shares upon a transfer, assignment or disposal thereof under such circumstances as specified in our Memorandum and Articles.

Liquidation. On the winding-up of our company, subject to any rights or restrictions for the time being attached to any class of shares, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, holders of our ordinary shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

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Calls on Shares and Forfeiture of Shares. Our board of directors may make calls upon shareholders for any amounts unpaid (whether in respect of nominal value or premium) on their shares in the manner as specified in our Memorandum and Articles. If a call is not paid on or before the day appointed for payment thereof, the shareholder may at the discretion of our board of directors be liable to pay our Company interest on the amount of such call at such rate as our board of directors may determine, from the date when such call was payable up to the actual date of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the Companies Act, we may issue shares which are to be redeemed or are liable to be redeemed at the option of our Company or the holders of these shares and may make payments in respect of such redemption in accordance with the Companies Act. Our Company is authorized to purchase any shares in our Company (including a redeemable share) by agreement with the holder of such shares and may make payments in respect of such purchase in accordance with the Companies Act. Our board of directors is authorized to determine the manner or any of the terms of any redemption or purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, there would no longer be any issued shares of our Company other than shares held as treasury shares.

Variations of Rights of Shares. If, at any time, our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not our Company is being wound-up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of that class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy not less than one-thirds of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or the reduction of capital paid up on such shares or by the repurchase, redemption or surrender of any shares in accordance with the Companies Act and the Memorandum and Articles. Under our Memorandum and Articles, the provisions in relation to general meetings of the Company shall apply mutatis mutandis to any class meeting, except that the quorum shall be two (2) or more members that together hold at least one-third of the issued shares of that class.

Issuance of Additional Shares. Our Memorandum and Articles authorizes our board of directors to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Companies Act.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Memorandum and Articles have provisions that provide our shareholders the right to inspect our register of shareholders without charge or for a nominal charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
●	the date on which the name of any person was entered on the register as a member; and
●	the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon completion of this offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of shares by us to the underwriters or the purchasers (or their nominee). Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Grand Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

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Mergers and Consolidations. We may by a special resolution merge or consolidate with one or more constituent companies (as defined in the Companies Act), upon such terms as our directors may determine.

Anti-Takeover Provisions. Certain provisions in the Memorandum and Articles may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Ordinary Shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Certain Cayman Islands Company Considerations

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older companies acts of England but does not follow recent English statutory enactments The Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

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Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. Where the merger or consolidation is between two Cayman Islands companies, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by, in the case of a scheme of arrangement with members or class of members, seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and in the case of a scheme of arrangement with creditors, a majority in number of the creditors or class of creditors, as the case may be, with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

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If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff in any claim based on a breach of duty owed to us, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence actions against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles provide that that we shall indemnify, among others, our directors, secretary of our Company and other officers acting in relation to any of the affairs of our Company or any subsidiary thereof against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, provided that such indemnification shall not extend to any matter in respect of any fraud or dishonesty in relation to our Company which may attach to any of the indemnified persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we intend to enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

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As a matter of Cayman Islands law, a director of a Cayman Islands company owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in good faith in the best interests of the company, (b) a duty to exercise his powers for the purposes he was conferred, (c) a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and (d) a duty to avoid fettering his discretion in the future. The common law duties owed by a director are those to act with the skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill he has which enables him to meet a higher standard than a director without those skills. .. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Articles provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Articles and may be taken by a unanimous written consent of the shareholders signed by each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. Our Memorandum and Articles provide that extraordinary general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of all votes attaching to the issued and outstanding shares of our company at such general meeting in accordance with the notice provisions in Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to vote at such meeting. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

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Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Memorandum and Articles, a director’s office shall be vacated if the director (i) is removed from office pursuant to the laws of the Cayman Islands or our Memorandum and Articles; (ii) dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally; (iii) is or becomes of unsound mind or an order for his detention is made under the Mental Health Act of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; (iv) resigns his office by notice to our Company; (v) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (vi) is prohibited by law from being a director.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our

Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of that class at which meeting the necessary quorum shall be two persons.

Under our Memorandum and Articles, only the chairman of our Company or a majority of our board of directors may convene a class meeting of holders of a particular class of shares of our Company.

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Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Memorandum and Articles may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Data Protection Act (As Revised) of the Cayman Islands

Cayman Islands Data Protection Laws

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”), based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate shareholder (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this privacy notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no established public market for our Ordinary Shares, and while we intend to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market, we cannot assure you that a liquid trading market for the Class A Ordinary Shares will develop or be sustained after this offering. Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Class A Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Class A Ordinary Shares, including Class A Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Class A Ordinary Shares and our ability to raise equity capital in the future.

Immediately after the completion of this offering, we will have [●] issued and outstanding Ordinary Shares, including [●] Class A Ordinary Shares and [●] Class B Ordinary Shares. Assuming all the Class A Ordinary Shares are sold by the Selling Shareholders pursuant to the Resale Prospectus, of that amount, [●] Class A Ordinary Shares will be publicly held by investors participating in this offering. Assuming no exercise of the underwriters’ over-allotment option. Of that amount, 2,250,000 Class A Ordinary Shares will be publicly held by investors participating in this offering, and [●] Ordinary Shares, including [●] Class A Ordinary Shares and [●] Class B Ordinary Shares, will be held by our existing shareholders, some of whom may be our affiliates as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Class A Ordinary Shares sold in this offering and by the Selling Shareholders pursuant to the Resale Prospectus filed contemporaneously herewith will be freely transferable by persons other than our affiliates in the United States without restriction or further registration under the Securities Act. Class A Ordinary Shares purchased by one of our affiliates may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

All of the Ordinary Shares, including both Class A and Class B Ordinary Shares, held by existing shareholders are, and any Class A Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, restricted securities, as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

In general, persons who have beneficially owned restricted Ordinary Shares for at least six (6) months, and any affiliate of the company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a seller may sell an unlimited number of restricted securities under Rule 144 if:

●	the restricted securities have been held for at least six (6) months, including the holding period of any prior owner other than one of our affiliates;

●	we have been subject to the Exchange Act periodic reporting requirements for at least ninety (90) days before the sale; and

●	we are current in our Exchange Act reporting at the time of sale.

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Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three (3) months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three (3) month period only that number of securities that does not exceed the greater of either of the following:

●	1% of the number of Class A Ordinary Shares then outstanding; or

●	the average weekly trading volume of our Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three (3) months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six (6) month holding period of Rule 144, which does not apply to sales of unrestricted securities. Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until ninety (90) days after the date of this prospectus before selling any such shares. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

Lock-up Agreements

Our principal shareholders (defined as owners of 5% or more of our Ordinary Shares) have also agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days from the date of this prospectus, without the prior written consent of the Representative. Notwithstanding the foregoing, these restrictions do not apply to the Selling Shareholders with respect to Class A Ordinary Shares sold by them pursuant to the Resale Prospectus. See “Underwriting” for more information.

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MATERIAL TAXATION CONSIDERATIONS

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Share. This summary applies only to U.S. Holders that hold our Class A Ordinary Share as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Class A Ordinary Share. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	the Company’s officers or directors;

●	holders who are not U.S. Holders;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A Ordinary Share through such entities.

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For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Share that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Share, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Share and their partners are urged to consult their tax advisors regarding an investment in our Class A Ordinary Share.

Persons considering an investment in our Class A Ordinary ShareS should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Class A Ordinary Share including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Share

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on our Class A Ordinary Share out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Class A Ordinary Share will meet the conditions required for the reduced tax rate. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Share. Dividends received on our Class A Ordinary Share will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Class A Ordinary Share. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

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Taxation of Sale or Other Disposition of Class A Ordinary Share

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Class A Ordinary Share in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Class A Ordinary Share. Any capital gain or loss will be long term if the Class A Ordinary Share have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Share, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Class A Ordinary Share, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Class A Ordinary Share even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Share, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Share), and (ii) any gain realized on the sale or other disposition of Class A Ordinary Share. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Share;

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●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Share, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Class A Ordinary Share qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Share held at the end of the taxable year over the adjusted tax basis of such Class A Ordinary Share and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Class A Ordinary Share over the fair market value of such Class A Ordinary Share held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Share would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Class A Ordinary Share in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Class A Ordinary Share during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Class A Ordinary Share.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

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In addition, dividend payments with respect to our Class A Ordinary Share and proceeds from the sale, exchange or redemption of our Class A Ordinary Share may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands and/or related to real estate in the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in effect in the Cayman Islands.

In addition, pursuant to section 6 of the Tax Concessions Act of the Cayman Islands, our Company has obtained an undertaking from the Governor in Cabinet:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(2)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of the shares, debentures or other obligations of the Company or by way of withholding in whole or in part of any relevant payment as defined in the Tax Concession Act.

The undertaking for our Company is valid for a period of twenty years from February 24, 2025.

BVI Taxation

We are not liable to pay any form of taxation in the BVI and all dividends, interests, rents, royalties, compensations and other amounts paid by us to persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of ours by persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the BVI with respect to any shares, debt obligation or other securities of ours.

Subject to the payment of stamp duty on the acquisition of property in the BVI by us (and in respect of certain transactions in respect of the shares, debt obligations or other securities of BVI incorporated companies owning land in the BVI), all instruments relating to transfers of property to or by us and all instruments relating to transactions in respect of the shares, debt obligations or other securities of ours and all instruments relating to other transactions relating to our business are exempt from payment of stamp duty in the BVI.

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There are currently no withholding taxes or exchange control regulations in the BVI applicable to us or our shareholders.

Hong Kong Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding, or selling our Class A Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisers regarding the tax consequences of purchasing, holding or selling our Class A Ordinary Shares. Under the current laws of Hong Kong:

●	No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Class A Ordinary Shares.

●	Revenues gains from the sale of our Class A Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

●	Gains arising from the sale of Class A Ordinary Shares, where the purchases and sales of the Class A Ordinary Shares are effected outside of Hong Kong such as, for example, in the Cayman Islands, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Class A Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Class A Ordinary Shares.

Canada Taxation

The following summary of certain relevant taxation provisions under the laws of Canada is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding, or selling our Class A Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisers regarding the tax consequences of purchasing, holding or selling our Class A Ordinary Shares. Under the current laws of Canada:

●	No capital gains tax is imposed in Canada in respect of capital gains from the sale of the Class A Ordinary Shares, except if such capital gains resulted from a sale of our Class A Ordinary Shares by a person who is a tax-resident of Canada. In Canada, 50% of the capital gain is taxable, which such taxable portion of the capital gain will be added to such person’s income and taxed at such person’s marginal tax rate. Such tax rate varies depending on whether such person is a corporation, limited partnership, unlimited liability company or another legal entity, and which jurisdiction such person is located in.

●	Gains arising from the sale of Class A Ordinary Shares, where the purchases and sales of the Class A Ordinary Shares are effected outside of Canada or not by a tax resident of Canada, such as, for example, by a person which is not a tax-resident of Canada in the Cayman Islands, should not be subject to Canadian capital gains tax.

●	According to the current tax laws of Canada, dividends paid on the Class A Ordinary Shares would not be subject to any Canadian tax, except if such dividends are distributed to a tax-resident of Canada.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE CLASS A ORDINARY SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

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ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Substantially all of our assets are located in Canada and Hong Kong. In addition, all of our directors and executive officers named in this prospectus reside in Canada and Hong Kong and most of their assets are located in Canada and Hong Kong. Specifically, Mr. Mark Luk Siu Fung, our executive director, Mr. Victor Lee Kam Wing, our independent non-executive director, and Mr. Kelton Ngai Ming Hon, our chief financial officer, are the directors or executive officers that reside in Hong Kong. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon us or these persons or, to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See “Risk Factors—Risks Related to our Class A Ordinary Shares and this Offering—You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong or Canada against us or our directors named in the prospectus based on foreign laws” for more information.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Carey Olsen Hong Kong LLP, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Carey Olsen Hong Kong LLP that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

British Virgin Islands

Carey Olsen Hong Kong LLP, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Carey Olsen Hong Kong LLP, our BVI counsel that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the BVI at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the BVI, provided that such judgment is a final and conclusive monetary judgment obtained from such jurisdictions and: (a) is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment, and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (b) imposes on the judgment given by the foreign court to pay a liquidated sum and was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations; (c) the judgment was not obtained by fraud; (d) recognition or enforcement of the judgment would not be contrary to British Virgin Islands public policy; (e) the proceedings pursuant to which the judgment was obtained were not contrary to natural justice; and (f) that there is no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI.

Hong Kong

Mr. Mark Luk Siu Fung, our vice chairman and executive director, as well as Mr. Kelton Ngai Ming Hon, our Chief Financial Officer, and Mr. Victor Lee Kam Wing, our independent non-executive director nominee, reside in Hong Kong.

Hastings & Co., our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Canada

Metcalfe, Blainey & Burns LLP, our counsel as to Canadian law, has advised us that while there is no formal treaty for the reciprocal enforcement of judgments between Canada and the United States.

A foreign judgement creditor must commence legal proceedings against the Canadian entity in the Ontario Superior Court of Justice (“Superior Court”) if it seeks to enforce the judgment in Ontario. The legal proceedings can either be commenced by the relatively expedited process of an application to the Superior Court or, if they are likely to be opposed, by way of an action. Such application or action must be commenced within two years of the date of the foreign judgement. Such judgement must meet the following prima facie criteria: (a) the judgment originated from a court of competent jurisdiction; (b) the judgment/order is final and conclusive; and (c) the judgment is adequately precise. Once it is determined that a foreign judgment is prima facie enforceable, a judgment debtor can argue that the judgment cannot be enforced because of (a) public policy; (b) fraud; or (c) a lack of natural justice.

As a result, there is uncertainty as to the enforceability in Canada, in original actions or in actions for enforcement, of judgments of U.S. courts based solely on the federal securities laws of the United States or the securities laws of any state or territory within the United States.

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UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Eddid Securities USA Inc., as the representative of the underwriters, or the Representative, in this offering. The Representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this offering. The underwriters have agreed to purchase from us, on a firm commitment basis, the number of Class A Ordinary Shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriters	Number of Class A Ordinary Shares
Eddid Securities USA Inc.	2,250,000

The underwriters are committed to purchase all the Class A Ordinary Shares offered by this prospectus if they purchase any Class A Ordinary Shares. The underwriters are not obligated to purchase the Class A Ordinary Shares covered by the underwriter’s over-allotment option described below. The underwriters are offering the Class A Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

Prior to this offering, there has been no public market for our Class A Ordinary Shares. The initial public offering price for our Class A Ordinary Shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Class A Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value or other established criteria of value of our company.

Over-Allotment Option

We have granted to the underwriters a forty-five (45)-day option to purchase up to an aggregate of additional Class A Ordinary Shares (equal to 15% of the number of Class A Ordinary Shares sold in the offering), at the offering price per Class A Ordinary Shares less underwriting discounts. The underwriters may exercise this option for forty-five (45) days from the effective date of this registration statement solely to cover sales of Class A Ordinary Shares by the underwriters in excess of the total number of Class A Ordinary Shares set forth in the table above.

Discounts and Expenses

The underwriting discounts for the Class A Ordinary Shares and the over-allotment Class A Ordinary Shares are equal to seven percent (7%) of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

Total
		Per Class A Ordinary Share		No Exercise of Over-allotment Option		Full Exercise of Over-allotment Option
Initial public offering price	US$	[●]	US$	[●]	US$	[●]
Underwriting discounts to be paid by us	US$	[●]	US$	[●]	US$	[●]
Proceeds to us, before expenses	US$	[●]	US$	[●]	US$	[●]

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the Class A Ordinary Shares, including any Class A Ordinary Shares issued pursuant to the exercise of the representative’s over-allotment option.

We have agreed to reimburse the representative up to a maximum of US$300,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). As of the date of this prospectus, we have paid US$20,000 to the representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately US$1,881,103.

Lock-Up Agreements

Our principal shareholders (defined as owners of 5% or more of our Class A Ordinary Shares) have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of six months from the date of this prospectus, without the prior written consent of the representative. Notwithstanding the foregoing, these restrictions do not apply to the Selling Shareholders with respect to Class A Ordinary Shares sold by them pursuant to the Resale Prospectus.

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Right of First Refusal

We have agreed to grant to the representative, provided that this offering is completed, for a period of 12 month period following the date of our engagement letter with the representative, a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the “Right of First Refusal”), which right is exercisable in the representative’s sole discretion but is non-assignable. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of our Company with another entity. The Right of First Refusal may be terminated by the Company for “cause” which shall mean a material breach by the Underwriter of the terms of its engagement letter with the Company or a material failure by the underwriters to provide the services as contemplated by such engagement letter.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares, whether any such transaction is to be settled by delivery of Class A Ordinary Shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Foreign Regulatory Restrictions on Purchase of our Class A Ordinary Shares

We have not taken any action to permit a public offering of our Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Class A Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Application for Nasdaq Listing

We have applied to have our Class A Ordinary Shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “RIKU”. We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Class A Ordinary Shares to selling group members for sale to their online brokerage account holders. The Class A Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

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In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Ordinary Shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the Class A Ordinary Shares offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The Class A Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Class A Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Class A Ordinary Shares in certain countries.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Class A Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Class A Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Class A Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

166

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our Class A Ordinary Shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of Class A Ordinary Shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Class A Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or delaying a decline in the market price of our Class A Ordinary Shares. As a result, the price of our Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Ordinary Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) Class A Ordinary Shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Mainland China

This prospectus may not be circulated or distributed in Mainland China and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of Mainland China except pursuant to applicable laws, rules and regulations of Mainland China.

Notice to Prospective Investors in the Cayman Islands

The Class A Ordinary Shares are not being, and may not be offered to the public or to any person in the Cayman Islands for purchase or subscription by us or on our behalf. The Class A Ordinary Shares may be offered to exempted companies incorporated under the Companies Act (As Revised) (each a “Cayman Islands Company”), but only where the offer will be made to, and received by, the relevant Cayman Islands Company entirely outside of the Cayman Islands.

Notice to Prospective Investors in the British Virgin Islands

The Class A Ordinary Shares are not being, and may not be offered to the public or to any person in the BVI for purchase or subscription by us or on our behalf. The Class A Ordinary Shares may be offered to exempted companies incorporated under the BVI Act (each a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the BVI.

Notice to Prospective Investors in Canada

This prospectus may not be circulated or distributed in Canada and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of Canada except pursuant to applicable laws, rules and regulations of Canada.

167

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Class A Ordinary Shares in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$3,886
The Nasdaq Capital Market listing fee	70,000
FINRA filing fee	2,570
Printing and engraving expenses	10,000
Legal fees and expenses	883,236
Accounting fees and expenses	441,000
Transfer agent and registrar fee and expenses	3,825
Miscellaneous	466,586
Total	1,881,103

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

168

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities laws. The validity of our Class A Ordinary Shares offered in this offering and certain other matters of Cayman Islands law will be passed upon for us by Carey Olsen Hong Kong LLP, our counsel as to Cayman Islands law. Legal matters as to Hong Kong law will be passed upon for us by Hastings & Co. Legal matters as to BVI law will be passed upon for us by Carey Olsen Hong Kong LLP. Legal matters as to Canada law will be passed upon for us by Metcalfe, Blainey & Burns LLP. Eddid Securities USA Inc. the representative of the underwriters, is being represented by Hunter Taubman Fischer & Li LLC in connection with this offering.

EXPERTS

The consolidated financial statements as of and for the years ended September 30, 2024 and September 30, 2023 included in this prospectus have been so included in reliance on the report of Golden Eagle CPAs LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Golden Eagle CPAs LLC is located at 90 Washington Valley Road, Bedminster, New Jersey 07921.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a website at www.rikugroup.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

169

INDEX TO FINANCIAL STATEMENTS

RIKU DINING GROUP LIMITED

Unaudited Condensed Consolidated Financial Statements

Consolidated Balance Sheets as of March 31, 2025 (Unaudited) and September 30, 2024	F-31
Unaudited Condensed Consolidated Statements of Income and Comprehensive Income for the Six Months Ended March 31, 2025 and 2024	F-32
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended March 31, 2025 and 2024	F-33
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended March 31, 2025 and 2024	F-34
Notes to Unaudited Condensed Consolidated Financial Statements	F-35 – F-65

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of

Riku Dining Group Limited.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Riku Dining Group Limited. (the “Company”) as of September 30, 2024 and 2023, the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/ Golden Eagle CPAs LLC

Bedminster, New Jersey

March 13, 2025, except Notes 2, 10, 13 and 16, as to which the date is May 9, 2025

F-2

RIKU DINING GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,543,500	$1,989,851
Accounts receivable, net	401,604	167,112
Accounts receivable - related parties, net	425,192	377,507
Inventories, net	358,466	233,931
Due from related parties	992,340	161,598
Short-term investments	148,028	-
Prepaid expenses and other current assets	376,980	243,588
TOTAL CURRENT ASSETS	4,246,110	3,173,587

Property and equipment, net	3,578,653	3,626,791
Intangible assets, net	20,117	32,378
Operating lease right-of-use assets, net	4,146,428	3,188,789
Finance lease right-of-use assets, net	66,121	105,979
Other non-current assets	980,560	946,895
Deferred tax assets, net	102,867	98,303
TOTAL ASSETS	$13,140,856	$11,172,722

CURRENT LIABILITIES:
Current portion of long-term loans	$261,128	$294,064
Accounts payable	668,566	654,662
Due to related parties	270,135	406,549
Taxes payable	762,851	502,207
Operating lease liabilities, current	1,818,946	1,128,549
Finance lease liabilities, current	43,546	43,469
Accrued expenses and other current liabilities	825,559	595,385
TOTAL CURRENT LIABILITIES	4,650,731	3,624,885

Operating lease liabilities, non-current	2,520,221	2,227,000
Finance lease liabilities, non-current	26,482	64,981
Long-term loans	1,780,639	2,108,259
Deferred tax liabilities	17,466	24,660
TOTAL LIABILITIES	$8,995,539	$8,049,785

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.01 per share, 5,000,000 shares authorized; 838,000 shares issued and outstanding as of September 30, 2024 and 2023, respectively*
Class A ordinary share, par value $0.01 per share, 4,300,000 shares authorized, 170,800 shares issued and outstanding as of September 30, 2024 and 2023, respectively	1,708	1,708
Class B ordinary share, par value $0.01 per share, 700,000 shares authorized, 667,200 shares issued and outstanding as of September 30, 2024 and 2023, respectively	6,672	6,672
Additional paid-in capital	883,007	1,280,739
Retained earnings	3,219,424	1,822,483
Accumulated other comprehensive income	34,506	11,335
TOTAL SHAREHOLDERS’ EQUITY	4,145,317	3,122,937

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,140,856	$11,172,722

* The share amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these consolidated financial statements

F-3

RIKU DINING GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended September 30,
	2024	2023

REVENUE
Revenue - third parties	$17,049,452	$16,509,584
Revenue - related parties	1,040,293	1,107,725
Total revenue	18,089,745	17,617,309

COST OF REVENUE
Cost of revenue - third parties	13,158,225	12,299,817
Cost of revenue - related parties	802,865	825,267
Total cost of revenue	13,961,090	13,125,084

GROSS PROFIT	4,128,655	4,492,225

OPERATING EXPENSES
Selling expenses	124,775	81,015
General and administrative expenses	2,206,561	1,984,720
Total operating expenses	2,331,336	2,065,735

INCOME FROM OPERATIONS	1,797,319	2,426,490

OTHER INCOME (EXPENSE)
Interest expense, net	(136,916)	(139,544)
Other income, net	83,424	94,619
Total other expenses, net	(53,492)	(44,925)

INCOME BEFORE INCOME TAX PROVISION	1,743,827	2,381,565

PROVISION FOR INCOME TAXES	346,886	269,814

NET INCOME	1,396,941	2,111,751

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	23,171	4,282

TOTAL COMPREHENSIVE INCOME	$1,420,112	$2,116,033

Earnings per ordinary share - basic and diluted	$1.67	$2.52
Weighted average shares - basic and diluted *	838,000	838,000

* The share amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RIKU DINING GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2024 and 2023

							Accumulated
	Ordinary Shares *				Additional	Retained	Other	Total
	Class A		Class B		paid-in	Earnings	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	capital	(Deficit)	Income	Equity

Balance, September 30, 2022	170,800	$1,708	667,200	$6,672	$1,338,737	$(289,268)	$7,053	$1,064,902

Capital contribution	-	-	-	-	63	-	-	63
Refund of capital contribution	-	-	-	-	(58,061)	-	-	(58,061)
Net income for the year	-	-	-	-	-	2,111,751	-	2,111,751
Foreign currency translation adjustment	-	-	-	-	-	-	4,282	4,282

Balance, September 30, 2023	170,800	$1,708	667,200	$6,672	$1,280,739	$1,822,483	$11,335	$3,122,937

Refund of capital contribution	-	-	-	-	(143,356)	-	-	(143,356)
Dividend distribution	-	-	-	-	(254,376)	-	-	(254,376)
Net income for the year	-	-	-	-	-	1,396,941	-	1,396,941
Foreign currency translation adjustment	-	-	-	-	-	-	23,171	23,171

Balance, September 30, 2024	170,800	$1,708	667,200	$6,672	$883,007	$3,219,424	$34,506	$4,145,317

* The share amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RIKU DINING GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2024	2023
Cash flows from operating activities:
Net Income	$1,396,941	$2,111,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	824,767	623,236
Amortization of operating lease right-of-use assets	1,556,267	1,153,784
Amortization of finance lease right-of-use assets	39,767	26,067
Loss on disposal of property and equipment	68,633	-
Deferred income tax benefit	(11,350)	(37,784)
Changes in operating assets and liabilities:
Accounts receivable	(232,560)	(91,854)
Accounts receivable - related parties	(44,986)	(258,687)
Inventories	(122,934)	(92,001)
Prepaid expenses and other current assets	(131,617)	(140,181)
Other non-current assets	(26,615)	(398,182)
Accounts payable	10,390	105,409
Taxes payable	256,390	148,471
Accrued expenses and other current liabilities	224,723	25,396
Operating lease liabilities	(1,531,602)	(1,119,237)
Net cash provided by operating activities	2,276,214	2,056,188

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(816,200)	(1,057,029)
Payment made for a short-term investment	(146,994)	-
Advances made to related parties	(824,725)	(156,283)
Net cash used in investing activities	(1,787,919)	(1,213,312)

Cash flows from financing activities:
Capital contribution	-	63
Refund of capital contribution	(143,356)	(63,523)
Payment of dividend distribution	(253,289)	(574,639)
Proceeds from long-term loans	64,419	-
Repayments of long-term loans	(432,988)	(289,587)
Advance from (payments made to) related parties	(136,949)	50,678
Repayment of obligations under finance leases	(38,345)	(23,588)
Net cash used in financing activities	(940,508)	(900,596)

Effect of exchange rate fluctuation on cash and cash equivalents	5,862	10,186

Net decrease in cash and cash equivalents	(446,351)	(47,534)
Cash and cash equivalents at beginning of year	1,989,851	2,037,385
Cash and cash equivalents at end of year	$1,543,500	$1,989,851

Supplemental cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental non-cash operating activities
Right-of-use assets obtained in exchange for finance lease liabilities	$-	$48,279
Right-of-use assets obtained in exchange for operating lease liabilities	$2,495,047	$1,187,084

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RIKU DINING GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

Riku Dining Group Limited (“Riku” or the “Company”), is a dynamic international restaurant operator with a diverse portfolio of Japanese-themed dining concepts, strategically positioned in key markets such as Hong Kong and Canada. Through the Company’s operating subsidiaries located in Canada and Hong Kong, the Company delivers authentic Japanese culinary experiences to customers by holding exclusive franchise rights for prestigious Japanese brands.

Organization

Riku was incorporated under the laws of the Cayman Islands on February 14, 2025 as an exempted company with limited liability.

The Company has no substantive operations other than holding all of the outstanding share capital of Master Central Holdings Ltd. (“Master Central”), a limited liability company incorporated under the laws of British Virgin Islands (“BVI”) on July 2, 2021. Master Central has no substantive operations other than holding all of the outstanding share capital of (1) Rich Plenty Group Limited (“Rich Plenty”), a limited liability company formed under the laws of BVI on October 30, 2024 and Waraku Group Limited (“Waraku”), a limited liability company formed under the laws of Hong Kong on March 15, 2024.

Riku, Master Central, Rich Plenty and Waraku are currently not engaging in any active business operations and merely acting as holding companies.

The Company’s business operations were conducted by the following operating subsidiaries in Canada and Hong Kong, including (1) Ajisen Ramen (Canada) Inc.(“ARCI”), a company incorporated in Canada on July 18, 2007; (2) 2750039 Ontario Inc. (“CK Inc.”), a company incorporated in Ontario on March 26, 2020; (3) 2512118 Ontario Inc (“Kennedy Inc.”)., a company incorporated in Ontario on April 5, 2016; (4) 2770933 Ontario Inc. (“Vaughan Inc.”), a company incorporated in Ontario on August 10, 2020; (5) 2811387 Ontario Inc. (“Midland Inc.”), a company incorporated in Ontario on January 27, 2021 and (6) 1000047451 Ontario Limited (“Church Limited”), a company incorporated in Ontario on December 7, 2021; (7) C & Hospitality Limited (“C& Hospitality”), a limited company incorporated in Hong Kong on June 16, 2021; (8) ES Concept (F&B) Co., Limited (“ES Concept”), a limited company incorporated in Hong Kong on May 26, 2020; (9) ES&TWP Limited (“ES & TWP”), a limited company incorporated in Hong Kong on February 27, 2023; (10) ES & Yoho Limited (“ES & Yoho”), a limited company incorporated in Hong Kong on January 6, 2023; (11) C&NTP Limited (“C & NTP”), a limited company incorporated in Hong Kong on July 12, 2021; and (12) ES & Granville Limited (“ES & Granville”), a limited company incorporated in Hong Kong on June 8, 2022.

ARCI, CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited are collectively referred to as the “CA Operating Subsidiaries”. ARCI is primarily engaged in providing management services to the franchisees, CK Inc. is primarily running the central kitchen business and Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited. are primarily engaged in running franchised full-service Japanese dining restaurants in Canada under the brand name of Ajisen Ramen, with a featured menu of a wide range of dishes, including its signature Kyushu-style tonkotsu ramen, famous in-house made gyoza, chicken karaage, and AAA striploin served on a sizzling hot plate. The menu also includes vegan and customizable options to cater to diverse dietary preferences.

C&NTP, C& Hospitality, ES Concept, ES&TWP, ES &Yoho and ES& Granville are collectively referred to as the “HK Operating Subsidiaries”. ES Concept, ES &Yoho and C&NTP are primarily running the franchised full-service Japanese barbecue restaurant under the prestigious brand name of Yakiniku Kakura. ES&TWP and ES& Granville are primarily running the franchised restaurant business under the brand name of Yakiniku 801, specializing in high-quality beef cuts while ensuring affordability. ES&TWP also runs the restaurant business under the brand name of Ufufu Café, a Japanese-inspired cafe that blends Western-influenced Japanese cuisine (yoshoku) with Japanese-style desserts.

F-7

Reorganization

A reorganization of our legal structure (“Reorganization”) was consummated prior to completion of the offering, on [●], 2025. The reorganization involved the incorporation of Riku on February 14, 2025, and thereafter will involve (1) the incorporation of Rich Plenty and Master Central; (2) the transfer of the entire issued share capital of CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Inc. and ARCI to Rich Plenty; (3) the acquisition of the entire issued share capital of Rich Plenty by Master Central, following which Rich Plenty became wholly-owned by Master Central and the CA Operating Subsidiaries became indirectly owned by Master Central; (4) the transfer of the issued share capital of the HK Operating Subsidiaries to Waraku, and (5) the acquisition of the entire issued share capital of Waraku and Rich Plenty by Master Central and Riku, following which, Waraku and Rich Plenty will become wholly-owned by Riku and the HK Operating Subsidiaries will become indirectly wholly-owned by Riku. Consequently, Riku, through its subsidiaries Master Central. Rich Plenty and Waraku, will directly control the CA Operating Subsidiaries and HK Operating Subsidiaries, and become the ultimate holding company of all other entities mentioned above.

The Reorganization was accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Upon the completion of the Reorganization, the Company has subsidiaries in countries and jurisdictions in BVI, Canada and Hong Kong. Details of the subsidiaries of the Company are set out below:

Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Riku Dining Group Limited. (“Riku” or the “Company”)	February 14, 2025	Cayman Islands	Parent	Parent, holding investment

Master Central Holdings Ltd. (“Master Central”)	July 2, 2021	British Virgin Islands	100% owned by Riku	Investment holding

Rich Plenty Group Limited (“Rich Plenty”)	October 30, 2024	British Virgin Islands	100% owned by Mater Central, managing the CA Operating Subsidiaries listed below	Investment holding

Waraku Group Limited (“Waraku”)	March 15, 2024	Hong Kong	100% owned by Master Central, managing the HK Operating Subsidiaries listed below	Investment holding

Canada Operating subsidiaries (“CA Operating Subsidiaries”) include the following:

Ajisen Ramen (Canada) Inc. (“ARCI”)	July 18, 2007	Canada	100%, subsidiary of Master Central	Management service to franchisees of sub-franchised Japanese Noodle Restaurant, Ajisen Ramen; operation of central kitchen

2750039 Ontario Inc. (“CK Inc.”)	March 26, 2020	Ontario	100%, subsidiary of Master Central	Own property on which central kitchen operates

F-8

2512118 Ontario Inc. (“Kennedy Inc.”)	April 5, 2016	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

2770933 Ontario Inc. (“Vaughan Inc.”)	August 10, 2020	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

2811387 Ontario Inc. (“Midland Inc.”)	January 27, 2021	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

1000047451 Canada Inc. (“Church Limited”)	December 7, 2021	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

Hong Kong Operating Subsidiaries (“HK Operating Subsidiaries”) including the following:

C & Hospitality Limited (“C & Hospitality”)	June 16, 2021	Hong Kong	100%, subsidiary of Waraku	Franchise brands management

ES Concept (F&B) Co., Limited (“ES Concept”)	May 26, 2020	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese barbecue restaurant, under brand name of Yakiniku Kakura

ES & TWP Limited (“ES & TWP”)	February 27, 2023	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese restaurant, under brand name of Yakiniku 801 and Ufufu Café

ES & Yoho Limited (“ES & Yoho”)	January 6, 2023	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese barbecue restaurant, under brand name of Yakiniku Kakura

C & NTP Limited (“C & NTP”)	July 12, 2021	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese barbecue restaurant, under brand name of Yakiniku Kakura

ES & Granville Limited (“ES & Granville”)	June 8, 2022	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese restaurant, under brand name of Yakiniku 801

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, inventory valuation, the realization of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, estimates used in lease accounting and realization of deferred tax assets. Actual results could differ from those estimates.

F-9

Cash and cash equivalents

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. Cash equivalent represents small amount of cash deposited with certain commercial online platforms, such as Alipay and WeChat payment, which are highly liquid.

Accounts receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss. The Company’s primary accounts receivables are restaurant sales made with credit cards.

On October 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. Provisions for credit losses are recorded based on management’s judgment regarding the Company’s ability to collect as well as the age of the receivables. Accounts receivable are written off when they are deemed uncollectible. As of September 30, 2024 and 2023, there was no credit loss recorded as management believed that all of the accounts receivable balances fully collectible.

Inventories, net

Inventories are stated at the lower of cost and net realizable value using weighted average method. Costs include the cost of food, beverages and supplies used in the restaurant business, labor costs and other overhead costs. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs. The Company recorded no inventory reserve as of September 30, 2024 and 2023.

Short-term investments

Short-term investments primarily consist of investments in prime-linked cashable guaranteed investment certificate (“GIC”), which is a flexible and secure investment option that offers guaranteed rate of return and early cash option to investor, with an annual interest rate linked to changes in Canadian bank’s prime interest rate. Such investment can earn interest up to the cash out date and it can be cashed out any time without penalty.

The Company accounts for short-term investments in accordance with ASC 320, Investments — Debt and Equity Securities and ASC 321, Investments- Equity Securities. The Company determines the appropriate classification of its short-term investments as held-to-maturity, available-for-sale or trading at the time of purchase, and re-evaluate such classification as of each balance sheet date. Unrealized gains and losses are reported as a component of accumulated other comprehensive income in shareholders’ equity. The Company uses the specific identification method of determining the cost basis in computing realized gains and losses on the sale of its short-term investment. Realized gains and losses are included in other income.

F-10

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Building	39 years
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years
Leasehold improvements	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible assets, net

The Company’s intangible assets primarily consist of purchased computer software. Intangible assets are carried at cost less accumulated amortization and any recorded impairment. The Company amortizes its intangible assets over useful lives of three years using a straight-line method. Amortization of intangible assets amounted to $12,294 and $11,938, for the years ended September 30, 2024 and 2023, respectively.

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition below are the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of September 30, 2024 and 2023.

Leases

In accordance with ASC 842, the Company recognizes, on the balance sheets, the lease assets and related lease liabilities for the rights and obligations created at lease commencement by operating and finance leases with lease terms of more than 12 months. The lease term commences on the date the lessor makes the underlying asset or assets available, irrespective of when lease payments begin under the contract. When determining the lease term at commencement, the Company considers both termination and renewal option periods available, and only includes the period for which failure to renew the lease imposes a penalty on the Company in such an amount that renewal, or termination options, appear to be reasonably certain.

The Company’s lease liability is generally based on the present value of the lease payments, consisting of fixed costs and certain rent escalations, using the incremental borrowing rate applicable to the lease term. The lease asset is generally based on the lease liability, adjusted for amounts related to other lease-related assets and liabilities. The Company’s adjustments typically include prepaid rent, landlord contributions as a reduction to the asset and favorable or unfavorable lease purchase price adjustments.

F-11

The interest rates used in the Company’s lease contracts are not implicit. The Company has derived the incremental borrowing rate using the interest rate the Company would pay on its existing borrowings, adjusted for the effect of designating collateral and the lease terms using market data as well as publicly available data for instruments with similar characteristics. The reasonably certain lease term and incremental borrowing rate for each lease requires judgment by management and can impact the classification and accounting for a lease as operating or finance, as well as the value of the lease asset and lease liability.

Lease asset carrying amounts are assessed for impairment annually or when events or circumstances indicate that the carrying amount may not be recoverable, in accordance with the Company’s long-lived asset impairment policy. The Company monitors the events or changes in circumstances that require reassessment of lease classification. When a reassessment results in the re-measurement of a lease liability, a corresponding adjustment is made to the carrying amount of the lease asset. There was no impairment for ROU lease assets as of September 30, 2024 and 2023.

Operating lease expenses are recognized on a straight-line basis over the lease term. Finance lease expenses are recognized on a straight-line basis over the lesser of the useful life of the leased asset or the lease term. Lease expenses are recognized in depreciation and amortization expenses, and interest on each finance lease liability is recorded to interest expenses, as included in the consolidated statements of income and comprehensive income.

Fair value of financial instruments

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalent, accounts receivable, inventories, due from related parties, prepaid expenses and other current assets, short-term investment, current portion of long-term loans, accounts payable, taxes payable and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of September 30, 2024 and 2023 based upon the short-term nature of the assets and liabilities.

The Company believes that the carrying amount of long-term loans approximates fair value at September 30, 2024 and 2023 based on the terms of the borrowings and current market rates as the rates of the borrowings are reflective of the current market rates.

F-12

Foreign currency translation

The functional currency for Riku, Master Central and Rich Plenty is the U.S Dollar (“US$”). The Company’s CA Operating Subsidiaries, including ARCI, CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited, use the Canadian dollar (“CAD”) as their functional currency. Waraku and the Company’s HK Operating Subsidiaries, including C&NTP, C& Hospitality, ES Concept, ES&TWP, ES &Yoho and ES& Granville, use HK dollar (“HK$”) as their functional currency. Riku, Master Central and Waraku currently only serve as the holding companies and did not have active operations as of the date of this report. The Company operates its business through its Canada Operating Subsidiaries and HK Operating Subsidiaries as of September 30, 2024. The Company’s consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30, 2024		September 30, 2023

Year-end spot rates	US$1=CAD 1.3511	US$1 =HK$ 7.7693	US$1=CAD 1.3535	US$1 =HK$ 7.8308
Average rate	US$1=CAD 1.3606	US$1 =HK$ 7.8127	US$1=CAD 1.3486	US$1 =HK$ 7.8310

Revenue recognition

On October 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers”, using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following main sources:

Self-operated restaurant revenue

With our exclusive franchise right of Ajisen Ramen in Canada, we have four directly managed Ajisen Ramen restaurants in Canada. In Hong Kong, we have three directly managed Japanese barbecue restaurants under the brand name of Yakiniku Kakura, two directly managed restaurants under the brand name of Yakiniku 801 and one directly managed restaurant under the brand name of Ufufu Café. Revenues from self-operated restaurants are recognized at point when food and beverage products are delivered to customers and payment is tendered at the time of sale. The Company presents sales, net of discount, promotional allowances and sales taxes. Sales taxes collected from customers are included in other accrued taxes on our consolidated balance sheets until the taxes are remitted to governmental authorities.

The Company accounts for the revenue from sales of food and beverage products in self-operated restaurants on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits.

F-13

Franchise revenue

In Canada and Hong Kong, we also have several sub-franchised restaurant stores (“sub-franchisees”). Franchise revenues include royalties and franchise development fees. Franchise development fees are received when the sub-franchisee begins operations and include the Company’s performance obligations of assisting in finding a store location, assisting in preparing the facilities and training personnel. Franchise development fees are allocated to the performance obligations based on the estimated standalone selling prices as specified in the sub-franchise agreement. These performance obligations are satisfied over time as the Company fulfills its promise to grant the sub-franchisees rights to use, and benefit from the sub-franchised brand name. The fees, then, are recorded as deferred revenue at inception and recognized as revenue on a straight-line basis over the duration of sub-franchise agreement. Ongoing royalty, which is determined on a formula basis in accordance with the terms of the relevant sub-franchise agreement, based on monthly revenues of the sub-franchisees, are recognized as revenue when the contractual performance obligations have been achieved or other service-related performance obligations have been completed. Royalty is normally charged at 3% of the monthly gross revenues of the sub-franchisee and additional lump sum based on the kilograms of noodle and oil consumed by each sub-franchisee on a monthly basis. The performance obligation related to sub-franchise sales is considered complete upon the sale of food and beverages, therefore royalty revenues are recognized in the same period the sales are generated at the sub-franchised restaurants.

Management service fees

To better manage the sub-franchised restaurant stores, the Company provides upfront site selection, lease assistance, supply of the necessary franchise equipment, employee training services and other store management skills to the sub-franchisee to ensure that the sub-franchised restaurants conform to the general settings and requirements of the brand name over the contracted sub-franchise period. Management service fees are charged to the sub-franchisees at 1.5% to 10% of the monthly revenue of the sub-franchised restaurants and the Company recognizes such on a monthly basis revenue over the contracted period when the services are rendered on a continuous basis.

Sales of food ingredients

Some of the food ingredients used in Ajisen restaurants in Canada are pre-processed at the Company’s central kitchen before delivery to the sub-franchised restaurants. The Company accounts for the revenue from sales of food ingredient products to sub-franchisees on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. The Company recognizes revenue net of discounts and sales returns when the food ingredient products are delivered and the title is passed to the sub-franchisees.

Contract Assets and Liabilities

The Company did not have contract assets and contract liabilities as of September 30, 2024 and 2023.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product, service types and geographic areas, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended September 30, 2024 and 2023 are as follows:

F-14

Revenue by service type

	For the Years Ended September 30,
	2024	2023

Self-operated-restaurant revenue	$15,653,963	$16,081,232
Franchise fee income	124,097	125,786
Management fee income	1,172,930	1,064,186
Sale of ingredients	1,138,755	346,105
Total revenues	$18,089,745	$17,617,309

Revenue by geographic areas

	For the Years Ended September 30,
	2024	2023

Hong Kong, China	$9,394,208	$9,366,691
Canada	8,695,537	8,250,618
Total revenues	$18,089,745	$17,617,309

Revenue by customer types

	For the Years Ended September 30,
	2024	2023

Revenue from third party customers	$17,049,452	$16,509,584
Revenue from related parties	1,040,293	1,107,725
Total revenues	$18,089,745	$17,617,309

Cost of revenue

Cost of revenue primarily includes food and beverage costs, labor cost, overhead costs and sales taxes.

Selling, general and administrative expenses

Selling expenses primarily include salary and welfare benefit expenses paid to the Company’s sales personnel, business travel, meals and entertainment expenses, and other sales and marketing activity-related expenses. General and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, professional and consulting expenses, office rent and decoration expenses, depreciation and amortization, bad debt reserve expenses and other miscellaneous administrative expenses. All costs associated with selling and general and administrative function are expensed as incurred.

Advertising expense

Advertising expenses primarily relate to the promotion of the Company’s brand name and products through outdoor billboards and social media. Advertising expenses are included in selling expenses in the consolidated statements of income and comprehensive income. Advertising expenses amounted to $124,775 and $81,015 for the years ended September 30, 2024 and 2023, respectively.

F-15

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended September 30, 2024 and 2023. The Company does not believe that there was any uncertain tax provision on September 30, 2024 and 2023. The Company’s subsidiaries in Canada and Hong Kong are subject to the income tax laws of the Canada and Hong Kong, respectively. As of September 30, 2024, all of the tax returns of the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries remain available for statutory examination by local tax authorities.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of September 30, 2024 and 2023, there were no dilutive shares.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the financial statements expressed in CAD and HK$ to US$ is reported in other comprehensive income in the consolidated statements of income and comprehensive income.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Segment reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM or decision-making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has four operating segments as defined by ASC 280 (see Note 15).

F-16

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent accounting pronouncements

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. This ASU is expected to improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The new guidance is effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years. The Company does not believe the adoption of this new guidance will have material impact on its consolidated financial statements.

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not believe the adoption of this new guidance will have material impact on its consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

F-17

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	September 30, 2024	September 30, 2023
Accounts receivable	$401,604	$167,112
Less: allowance for credit loss	-	-
Accounts receivable, net	$401,604	$167,112

The Company’s accounts receivable primarily includes balance due from customers when the Company’s products are sold and delivered to customers. The Company’s accounts receivable balance at September 30, 2023 has been fully collected. The September 30, 2024 accounts receivable balance has been fully collected as of the date of this report.

NOTE 4 — INVENTORY, NET

Inventory, net, consists of the following:

	September 30, 2024	September 30, 2023
Food and beverages	$19,077	$18,654
Food ingredients	322,942	212,824
Other kitchen materials	16,447	2,453
Inventory valuation allowance	-	-
Total inventory, net	$358,466	$233,931

NOTE 5 — PREPAID EXPENSES AND OTHER ASSETS, NET

Prepaid expenses and other assets, net, consists of the following:

	September 30, 2024	September 30, 2023
Security deposit (1)	$970,283	$1,006,421
Advance to suppliers (2)	198,145	101,313
Loans to third parties	95,056	-
Others	94,056	82,749
Allowance for credit losses	-	-
Subtotal	1,357,540	1,190,483
Less: prepaid expenses and other current assets	(376,980)	(243,588)
Other non-current assets	$980,560	$946,895

(1)	Deposits primarily include security deposits paid to landlords for the Company’s restaurant stores as well as security deposits paid to the Company’s suppliers.

(2)	Advances to suppliers consist of mainly payments to suppliers for inventory purchases that have not been received.

F-18

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	September 30, 2024	September 30, 2023
Buildings	$1,142,580	$1,140,554
Leasehold improvement	2,744,622	2,246,444
Kitchen machinery and equipment	992,223	769,742
Automobiles	107,214	120,347
Office and electric equipment	749,572	716,451
Subtotal	5,736,211	4,993,538
Less: accumulated depreciation	(2,157,558)	(1,366,747)
Property and equipment, net	$3,578,653	$3,626,791

Depreciation expenses were $812,473 and $611,298 for the years ended September 30, 2024 and 2023, respectively.

In connection with the Company’s long-term bank loan with Royal Bank of Canada, the equipment and leaseholds of Midland Inc., Church Limited. and Vaughan Inc. and the building property of CK Inc. were pledged as collaterals to safeguard the loans (see Note 9).

NOTE 7 — INTANGIBLE ASSETS, NET

Intangible assets primarily include software. Amortization expenses were $12,294 and $11,938 for the years ended September 30, 2024 and 2023, respectively.

NOTE 8 — LEASES

Operating Leases

The Company’s CA Operating Subsidiaries and HK Operating Subsidiaries enter into non-cancellable operating lease agreements with the landlords to lease office spaces and restaurant stores. Most of the leases are renewable every three years.

Effective on October 1, 2022, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. ROU assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments derived from the lease.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease terms. Rent expense is recognized on a straight-line basis over the lease terms.

Balance sheet information related to operating leases ROU assets and lease liabilities is as follows:

	September 30, 2024	September 30, 2023

Operating lease right-of-use assets	$7,677,988	$5,149,361
Amortization of operating lease right-of-use assets	(3,531,560)	(1,960,572)
Total operating lease right-of-use assets, net	$4,146,428	$3,188,789

Operating lease liabilities - current	$1,818,946	$1,128,549
Operating lease liabilities – non-current	2,520,221	2,227,000
Total operating lease liabilities	$4,339,167	$3,355,549

F-19

The weighted average remaining lease terms and discount rates for the operating lease as of September 30, 2024 and 2023 are as follows:

	September 30, 2024	September 30, 2023

Weighted average remaining lease term (years)	2.73	3.21
Weighted average discount rate	4.09%	4.73%

For the years ended September 30, 2024 and 2023, the Company reported total operating lease costs of $1,727,631 and $1,313,428, respectively.

Finance Lease

On December 13, 2022, the Company’s subsidiary in Canada, ARCI, entered into an auto loan purchase agreement with the car dealer to finance a vehicle purchase, with cash downpayment of CAD 40,736, monthly payment of CAD 3,582 ($2,651) for 36 consecutive installment payments and vehicle mortgage interest of 8.49% per annum. Related party, Mr. Johnny Luk Ching Po signed as the co-lessee on this lease agreement to provide additional guarantee to safeguard the leased vehicle.

On April 19, 2023, the Company’s subsidiary in Canada, Vaughan Inc., entered into an auto loan purchase agreement with the car dealer to finance a vehicle purchase, with zero cash downpayment, monthly payment of CAD 1,529 ($1,132) for 48 consecutive installment payments and vehicle mortgage interest of 5.99% per annum.

Management deemed such auto finance purchases under the lease agreements as finance lease. Finance lease expenses are recognized on a straight-line basis over the lesser of the useful life of the leased asset or the lease term.

The weighted average remaining lease terms and discount rates for the finance lease as of September 30, 2024 and 2023 are as follows:

	September 30, 2024	September 30, 2023

Weighted average remaining lease term (years)	1.83	2.75
Weighted average discount rate	7.31%	7.47%

Total interest on the financed vehicles amounted to $6,730 and $5,985 for the years ended September 30, 2024 and 2023, respectively.

The following table summarizes the maturity of lease liabilities and future minimum payments of leases as of September 30, 2024:

Year ending September 30,	Operating Leases	Finance Leases
2025	$1,957,315	$45,392
2026	1,452,566	21,532
2027	748,550	7,921
2028	320,259	-
2029	65,395	-
Thereafter	75,461	-
Total lease payments	4,619,546	74,845
Less: imputed interest	(280,379)	(4,817)
Total lease liabilities	$4,339,167	$70,028

F-20

NOTE 9 — LONG-TERM LOANS

Long-term auto loans

Long-term auto loans consist of the following:

	Note	September 30, 2024	September 30, 2023
Don Valley North Lexus	(1)	$-	$32,619
Finch Chevrolet Cadillac Buick GMC Ltd.	(2)	25,786	36,894
Audi Queensway	(3)	29,210	-
Total long-term auto loans		$54,996	$69,513

Current portion of long-term auto loans		$21,300	$19,897

Non-current portion of long-term auto loans		$33,696	$49,616

(1)	On May 25, 2021, the Company’s subsidiary in Canada, Midland Inc., entered into a vehicle purchase agreement with Don Valley North Lexus. To facilitate the purchase, Midland Inc. also entered into a loan arrangement for principal amount of CAD 71,003 ($52,552). The effective interest rate was 2.38% per annum. The outstanding principal and interest shall be paid by 156 installment payments of CAD 466.58 each. As of September 30, 2024, the loan was full repaid.

(2)	On January 10, 2023, the Company’s subsidiary in Canada, Midland Inc., entered into a vehicle purchase agreement with Finch Chevrolet Cadillac Buick GMC Ltd. To facilitate the purchase, Midland Inc. also entered into a loan arrangement for principal amount of CAD 60,388 ($44,696). The effective interest rate was 9.42% per annum. The outstanding principal and interest shall be paid by 104 installment payments of CAD 641 each. As of September 30, 2024, current portion and non-current portion of long-term auto loan payable to Finch Chevrolet Cadillac Buick GMC Ltd. amounted to $11,174 and $14,612, respectively.

(3)	On August 12, 2024, the Company’s subsidiary in Canada, Church Limited, entered into a vehicle purchase agreement with Audi Queensway. To facilitate the purchase, Church Limited. also entered into a loan arrangement for principal amount of CAD 41,043 ($30,377). The effective interest rate was 11.17% per annum. The outstanding principal and interest shall be paid by 78 installment payments of CAD 567 each. As of September 30, 2024, current portion and non-current portion of long-term auto loan payable to Audi Queensway amounted to $10,126 and $19,084, respectively.

For the above-mentioned long-term auto loans, the Company recorded a total interest expense of $1,919 and $1,162 for the years ended September 30, 2024 and 2023, respectively.

The future maturities of long-term auto loans as of September 30, 2024 were as follows:

12 months ending September 30,
2025	$21,300
2026	21,300
2027	12,396
Total long-term auto loans	$54,996

F-21

Long-term bank loans

Long-term bank loans consist of the following:

	Note	September 30, 2024	September 30, 2023
Bank of China (Hong Kong) (“BOAHK”)	(1)	$913,300	$1,008,000
Royal Bank of Canada (“RBC”)	(2)	40,484	77,716
Royal Bank of Canada (“RBC”)	(3)	132,121	182,939
Royal Bank of Canada (“RBC”)	(4)	-	92,511
Royal Bank of Canada (“RBC”)	(5)	-	29,553
Business Development Bank of Canada (“BDC”)	(6)	900,866	942,091
Total long-term bank loans		$1,986,771	$2,332,810

Current portion of long-term bank loans		$239,828	$274,167

Non-current portion of long-term bank loans		$1,746,943	$2,058,643

(1)	On April 1, 2022, the Company’s subsidiary in Hong Kong, ARCI, entered into a term loan facility agreement with BOAHK to borrow HK$9 million (approximately $1.2 million) as working capital, with loan maturity date on April 20, 2032. The loan bears variable interests, with interest charged at 2.5% p.a. below the Hong Kong dollars prime rate quoted by the Hong Kong Mortgage Corporation Limited from time to time. The effective interest rate ranged between 2.75% to 3.746% per annum. The outstanding principal and interest shall be paid by 120 installment payments of HKD 85,870 each. Any payment required to be made which is not made when due shall bear default interest of 6% per annum over the Hong Kong dollars prime rate quoted by the Hong Kong Mortgage Corporation Limited from time to time. A related party, Mr. Luk Siu Fung Mark, one of the major shareholders of the Company, signed guarantee agreement with BOAHK to provide guarantee on this loan, with the guarantee limit not exceeding the loan amount. As of September 30, 2024, current portion and non-current portion of long-term loan payable to BOAHK amounted to $108,416 and $804,884, respectively.

(2)	On May 12, 2021, the Company’s subsidiary in Canada, Midland Inc., entered into a term loan facility agreement with RBC to borrow CAD 223,000 ($165,051) as working capital, with loan maturity date on May 26, 2025. The loan bears variable interests, with interest charged at 3.0% p.a. above the Royal Bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum. The outstanding principal and interest shall be paid by 48 installment payments of CAD 4,207.55 each with all outstanding principal and interests is payable in full at the end of the term. Any payment required to be made which is not made when due shall bear the same rate as the interest rate applicable to the principal amount. Two related parties, Mr. Zhanpeng Liao and Mr. Steven Liao, each a family member of the Company’s shareholder, signed guarantee agreement with RBC to provide guarantee on this loan, with the guarantee limit not exceeding CAD 55,750. The equipment and leaseholds of Midland Inc. were pledged as collaterals to safeguard the loan. As of September 30, 2024, current portion and non-current portion of long-term loan payable to RBC amounted to $37,370 and $3,114, respectively.

F-22

(3)	On April 8, 2022 the Company’s subsidiary in Canada, Church Limited, entered into a term loan facility agreement with RBC to borrow CAD 345,000 ($255,347) as working capital, with loan maturity date on April 26, 2027. The loan bears variable interests, with interest charged at 3.0% p.a. above the Royal Bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum. The outstanding principal and interest shall be paid by 60 installment payments of CAD 5,758 each with all outstanding principal and interests is payable in full at the end of the term. Any payment required to be made which is not made when due shall bear the same rate as the interest rate applicable to the principal amount. Three related parties, Mr. Zhanpeng Liao, Mrs. Dan Yang and Mr. Steven Liao, each a family member of the Company’s shareholder, signed guarantee agreement with RBC to provide guarantee on this loan, with the guarantee limit not exceeding CAD 86,375. The equipment and leaseholds of Church Limited were pledged as collateral to safeguard the loan. As of September 30, 2024, current portion and non-current portion of long-term loan payable to RBC amounted to $51,144 and $80,977, respectively.

(4)	On November 23, 2020, the Company’s subsidiary in Canada, Vaughan Inc., entered into a term loan facility agreement with RBC to borrow CAD 278,250 ($205,943) as working capital, with loan maturity date on December 30, 2025. The loan bears variable interests, with interest charged at 3.0% p.a. above the Royal Bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum. The outstanding principal and interest shall be paid by 60 installment payments of CAD 4,638 each with all outstanding principal and interests is payable in full at the end of the term. Any payment required to be made which is not made when due shall bear the same rate as the interest rate applicable to the principal amount. One related party, Mr. Keith Ka Bo Chan, a family member of one of the major shareholders of the Company, signed guarantee agreement with RBC to provide guarantee on this loan, with the guarantee limit not exceeding CAD 69,563. The equipment and leaseholds of Vaughan Inc. was pledged as collateral to safeguard the loan. As of September 30, 2024, the loan was fully repaid.

(5)	The CAD 40,000 ($29,553) loan was funded by the Government of Canada, it was one of the Government of Canada’s financial relief measures to support Canadian businesses that have been adversely affected by COVID-19. The loans help eligible businesses pay for operating expenses, payroll and other non-deferrable expenses which are critical to sustain business continuity. Loan forgiveness of 25% will apply if 75% of the maximum loan balance is repaid by December 31, 2023, and no interest applies before January 1, 2024. The Company repaid 75% of the loan and 25% of loan was forgiven by the bank.

(6)	On March 23, 2020, the Company’s subsidiary in Canada, CK Inc., entered into a term loan facility agreement with BDC to borrow CAD 1,450,000 (approximately $1.1 million) to finance the purchase of 2 condominium units as central kitchen and warehouse, with loan maturity date on September 15, 2045. The loan bears variable interests, with interest charged at 0.75% p.a. below the floating base rate quoted by the BDC from time to time. The effective interest rate was 8.20% per annum. The outstanding principal and interest shall be paid by 300 installment payments, the first payment is CAD 5,830 and the remaining 299 payments is CAD 4,830 each. Any payment required to be made which is not made when due shall bear the same rate as the interest rate applicable to the principal amount. One of the Company’s subsidiaries, Kennedy Inc., and another three related party companies provide guarantee on this loan, with the guarantee limit not exceeding the loan amount outstanding, and one of the major shareholders of the Company, Mr. Luk Ching Po Johnny, also signed guarantee agreements with BDC to provide guarantee on this loan, with the guarantee limit not exceeding 30% of the loan amount outstanding. In addition, the building property of CK Inc. was pledged as collateral to safeguard the loan. As of September 30, 2024, current portion and non-current portion of long-term loan payable to BDC amounted to $42,898 and $857,968, respectively.

For the above-mentioned long-term bank loans, the Company recorded a total interest expense of $141,631 and $144,300 for the years ended September 30, 2024 and 2023, respectively.

F-23

The future maturities and repayment of long-term bank loans as of September 30, 2024 were as follows:

12 months ending September 30,	Amount
2025	$239,828
2026	229,786
2027	205,362
2028	175,528
2029	175,528
Thereafter	960,739
Total long-term bank loans	$1,986,771

NOTE 10 — RELATED PARTY TRANSACTIONS

(a). Nature of relationships with related parties

Name	Relationship within the Group
Chung Po Luk	Father of Luk Siu Fung Mark and brother of Johnny Ching Po Luk
Steven Liao	Son-in-law of Luk Ching Po Johnny
Luk Siu Fung Mark	Shareholder and director of the Company
Luk Ching Po Johnny	Shareholder and director of the Company
Zhanpeng Liao	Family member of Steven Liao
Dan Yang	Family member of Steven Liao
Mak Po Keung	Family member of Luk Siu Fung Mark
Keith Ka Bo Chan	Shareholder of Vaughan Inc.
Midtown 1000076454	An entity owned by Keith Ka Bo Chan
Jmart Ontario Inc	An entity owned by Steven Liao
15397294 Canada Inc. (“Ajisen Waterloo”)	An entity owned by Steven Liao
2070111 Ontario Inc (“Warden”)	An entity owned by Luk Ching Po Johnny
1695325 Ontario Inc (“Yonge”)	An entity owned by Luk Ching Po Johnny
1802497 Ontario Inc.	An entity owned by Luk Ching Po Johnny
ES& Cubus Limited	An entity owned by Luk Siu Fung Mark
C& 535 Limited	An entity owned by Luk Siu Fung Mark
J.H Dinning Limited	An entity owned by Mak Po Keung
Hunan Waraku Holding Company Limited	An entity for which Luk Siu Fung Mark is the legal representative.
Mr. Suenaga Yuchi	Legal representative of ES Concept (one of the subsidiaries of Waraku)
Unico HK Corporation Limited	Mr. Suenaga Yuchi
ONEM Systems Inc.	An entity owned by Zhanpeng Liao
East West Entertainment Group Ltd	An entity owned by Steven Liao
Zhanpeng Liao Holding Company	An entity owned by Zhanpeng Liao
Shigemitsu Industry Ltd.	Mr. Shigemitsu San is the director of this entity. Mr. Shigemitsu San is also the non-executive director of the Company

(b)	Accounts receivable - related parties, net

Accounts receivable - related parties, net consists of the following:

	September 30, 2024	September 30, 2023
J.H Dinning Limited	$347,972	$296,915
15397294 Canada Inc. (“Ajisen Waterloo”)	61,492	-
1695325 Ontario Inc (“Yonge”)	12,927	-
C& 535 Limited	-	73,883
ES& Cubus Limited.	2,579	6,709
2070111 Ontario Inc (“Warden”)	222	-
Total accounts receivable - related parties, net	$425,192	$377,507

F-24

(c)	Due from related parties

Due from related parties consists of the following:

	September 30, 2024	September 30, 2023
Jmart Ontario Inc	$250,516	$88,381
Luk Ching Po Johnny	177,642	-
C& 535 Limited	144,723	40,421
ES& Cubus Limited	127,180	-
Midtown 1000076454	93,678	22,165
15397294 Canada Inc. (“Ajisen Waterloo”)	73,532	-
Zhanpeng Liao	60,829	4,607
Dan Yang	48,120	3,705
2070111 Ontario Inc (“Warden”)	8,404	-
Steven Liao	7,716	442
Hunan Waraku Holding Company Limited	-	1,877
Total due from related parties	$992,340	$161,598

The Company has, in the past, advanced cash to related parties for business purposes and recorded such advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. Subsequent to the balance sheet date, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, who controls C& 535 Limited and ES& Cubus Limited. As a result, the amount due from C& 535 Limited and ES& Cubus Limited as of September 30, 2024 has been reduced. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. In addition, in April 2025, the Company’s CA Operating Subsidiaries collected back approximately $89,000 from related parties. In August 2025, the Company’s CA Operating Subsidiaries further collected back approximately $427,506 from related parties. As of the date of this prospectus, approximately $788,000, or 79.4% of the September 30, 2024 due from related parties balance has been collected and the remaining balance is expected to be collected by September 2025. The Company does not have the intention to make cash advances to related parties in the future.

(d)	Dues to related parties

Dues to related parties consists of the following:

	September 30, 2024	September 30, 2023

Unico HK Corporation Limited	$140,982	$62,840
Mak Po Keung	128,635	-
ONEM Systems Inc	518	10,122
Luk Ching Po Johnny	-	228,828
Mak Po Keung	-	89,378
2070111 Ontario Inc (“Warden”)	-	14,395
ES& Cubus Limited	-	986
Total due to related parties	$270,135	$406,549

As of September 30, 2024 and 2023, the balance due to related parties mainly consisted of advances from the Company’s principal shareholders for working capital purposes during the Company’s normal course of business. These advances are non-interest bearing and due on demand.

F-25

(e)	Revenues from related parties

Revenue from related parties consists of the following:

	For the years ended September 30,
	2024	2023
15397294 Canada Inc. (“Ajisen Waterloo”)	$233,234	$74,446
1695325 Ontario Inc (“Yonge”)	230,078	223,339
2070111 Ontario Inc (“Warden”)	187,099	297,785
1802497 Ontario Inc.	172,757	148,892
J.H Dinning Limited	146,315	-
C& 535 Limited	39,883	324,896
ES& Cubus Limited	23,886	19,212
Hunan Waraku Holding Company Limited	7,040	-
Mak Po Keung	-	19,155
Total revenue from related parties	$1,040,293	$1,107,725

Cost of revenue associated with the related party sales amounted to $802,865 and $825,267 for the years ended September 30, 2024 and 2023.

(f)	Others fees to related parties

Other fees to related parties consists of the following:

	Types of fees	For the years ended September 30,
		2024	2023
Unico HK Corporation Limited	Royalties fee	$420,690	$367,572
Unico HK Corporation Limited	Franchise fee	19,200	-
Shigemitsu Industry Ltd.	Royalty fee	$96,627	$90,010
Chung Po Luk	Consulting Fee	37,851	16,313
East West Entertainment Group Ltd	Management service fee	30,635	$34,123
East West Entertainment Group Ltd	Consulting Fee	-	$18,602
Total other fees to related parties		$605,003	$526,620

(g)	Loan guarantee provided by related parties

The Company related parties provided a guarantee for the Company’s long-term bank loans (See Note 9).

(h)	Finance lease guaranteed by a related party

In connection with the Company’s finance lease of a vehicle, related party, Mr. Luk Ching Po Johnny signed as the co-lessee on this lease agreement to provide an additional guarantee to safeguard the leased vehicle (see Note 8).

(i) Purchase from a related party

During the years ended September 30, 2024 and 2023, the Company’s CA Operating Subsidiary, CK Inc. and ARCI, purchased food ingredients and noodle machines from a related party, Shigemitsu Industry Ltd., in the amount of $166,042 and $134,259, respectively.

F-26

NOTE 11— TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

British Virgin Islands

Master Central is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Master Central is not subject to tax on income or capital gains. In addition, upon payments of dividends by Master Central, no British Virgin Islands withholding tax is imposed.

Canada

ARCI, CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited are incorporated under the provincial laws of Ontario or the federal laws of Canada and are subject to federal and provincial corporate income tax in Canada. The combined federal and provincial corporate income tax rates are as follows: General Corporations: The federal rate is 15%, and the Ontario provincial rate is 11.5%, resulting in a combined rate of 26.5%.

Hong Kong

Waraku, C&NTP, C& Hospitality, ES Concept, ES&TWP, ES &Yoho and ES& Granville are incorporated in Hong Kong and are subject to profit taxes in Hong Kong. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000.

The components of the income tax provision are as follows:

	For the Years Ended September 30,
	2024	2023
Current tax provision
Cayman Islands	$-	$-
British Virgin Islands	-	-
Canada	301,997	143,659
Hong Kong	56,239	163,939
	$358,236	$307,598
Deferred tax benefit
Cayman	$-	$-
British Virgin Islands	-	-
Canada	(2,593)	(3,811)
Hong Kong	(8,757)	(33,973)
	$(11,350)	$(37,784)
Income tax provision	$346,886	$269,814

F-27

The following table reconciles the Canada statutory rates to the Company’s effective tax rate for the years ended September 30, 2024 and 2023:

	For the Years Ended September 30,
	2024	2023
Canada Statutory income tax rate	26.5%	26.5%
Effect of preferential tax rate	(9.6)%	(7.8)%
Non-deductible expenses	4.8%	0.9%
Non-Canada entity not subject Canada income tax	(0.7)%	(5.8)%
Change in valuation allowance	(1.5)%	(2.6)%
Others	0.4%	0.1%
Effective tax rate	19.9%	11.3%

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of September 30, 2024, all of the tax returns of the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries remain available for statutory examination by local tax authorities.

Deferred tax assets, net

	September 30, 2024	September 30, 2023
Operating lease liabilities	$796,126	$664,727
Depreciation and amortization	69,145	80,460
Net operating loss carried forward	15,702	10,438
Total deferred tax assets	880,973	755,625
Valuation allowance	-	-
Deferred tax assets, net of valuation allowance	$880,973	$755,625
Net off deferred tax liabilities	(778,106)	(657,322)
Deferred tax assets, net	$102,867	$98,303

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. As of September 30, 2024 and 2023, the Company’s net deferred tax assets were $102,867 and $98,303, respectively, primarily derived from operating lease liabilities, depreciation and amortization and net operating loss carryforward of its operating entities, offset by the deferred tax liabilities.

Deferred tax liabilities

	September 30, 2024	September 30, 2023
Right-of-use assets	$760,587	$634,146
Depreciation and amortization	34,985	47,836
Deferred tax liabilities	$795,572	$681,982
Net off deferred tax assets	(778,106)	(657,322)
Deferred tax liabilities, net	$17,466	$24,660

F-28

(b)	Taxes payable

Taxes payable consist of the following:

	September 30, 2024	September 30, 2023
Income tax payable	$561,566	$395,268
GST/HTS tax payable	201,285	106,939
Total taxes payable	$762,851	$502,207

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended September 30, 2024 and 2023. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from September 30, 2024. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of September 30, 2024 and 2023, all of the tax returns of the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries remain available for statutory examination by local tax authorities.

NOTE 12 — CONCENTRATIONS

For the years ended September 30, 2024 and 2023, no single customer accounted for more than 10% of the Company’s total revenue.

As of September 30, 2024, one customer accounted for 78.0% of the total accounts receivable balance. As of September 30, 2023, three customers accounted for 55.2%, 23.9% and 12.2% of the total accounts receivable balance, respectively.

For the year ended September 30, 2024, two suppliers accounted for approximately 13.1% and 10.2% of the total purchases, respectively. For the year ended September 30, 2023, two suppliers accounted for approximately 13.9% and 10.8% of the total purchases, respectively.

NOTE 13 — SHAREHOLDERS’ EQUITY

Ordinary Shares

Riku was incorporated under the laws of the Cayman Islands on February 14, 2025. The share capital of Riku is $50,000 divided into (i) 4,300,000 Class A ordinary shares and (ii) 700,000 Class B ordinary shares, with par value of $0.01 per share. The total number of shares of ordinary shares issued and outstanding is 838,000 shares, which consists of 170,800 shares of Class A ordinary shares and 667,200 shares of Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A ordinary shares is entitled to one vote, and each share of Class B ordinary shares is entitled to twenty votes. Class B ordinary share is convertible into Class A ordinary share at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A ordinary shares are not convertible into shares of any other class. The numbers of authorized and outstanding Ordinary Shares were retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Dividends

During fiscal year 2024, the Company’s CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payment of an aggregate amount of $254,376 to its shareholders out of the additional paid-in capital balance.

Subsequently, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, to offset against the due from related parties balance associated with two entities controlled by Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP (see Note 10 and Note 16).

Except for the dividend payment mentioned above, the Company currently intends to retain any future earnings to finance the operation and expansion of its business, and the Company does not expect to declare or pay any dividends in the foreseeable future.

Refund of capital contribution

During the years ended September 30, 2024 and 2023, the Company’s CA Operating Subsidiaries, Midland Inc. and Church Limited, refunded an aggregate of $143,356 and $58,061 capital contributions to some of their original shareholders. The capital contribution refund was due to certain original shareholders of ARCI, Vaughan Inc. and Midland Inc. to withdraw from ARCI, Vaughan Inc. and Midland Inc. through capital reduction.

F-29

NOTE 14 — CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended September 30, 2024 and 2023, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 15 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company’s restaurant business operations in Canada and Hong Kong have similar economic characteristics with respect to restaurant inventories, vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, determined that the Company has four reporting segments.

The following table presents the segment information for the years ended September 30, 2024 and 2023, respectively:

	For the Years Ended September 30, 2024
	Self-operated -restaurant revenue	Franchise fee income	Management fee income	Sale of ingredients	Total
Revenue	$15,653,963	$124,097	$1,172,930	$1,138,755	$18,089,745
Cost of revenue	$12,081,231	$95,774	$905,230	$878,855	$13,961,090
Gross margin	$3,572,732	$28,323	$267,700	$259,900	$4,128,655
Operating expenses	$2,017,422	$15,993	$151,163	$146,758	$2,331,336
Provision for income tax	$300,177	$2,380	$22,492	$21,837	$346,886
Net income	$1,208,843	$9,583	$90,577	$87,938	$1,396,941
Depreciation and amortization	$713,713	$5,658	$53,477	$51,919	$824,767
Capital expenditures	$706,299	$5,599	$52,922	$51,380	$816,200
Total assets	$11,371,441	$90,147	$852,047	$827,221	$13,140,856

	For the Years Ended September 30, 2023
	Self-operated -restaurant revenue	Franchise fee income	Management fee income	Sale of ingredients	Total
Revenue	$16,081,232	$125,786	$1,064,186	$346,105	$17,617,309
Cost of revenue	$11,980,690	$93,712	$792,830	$257,852	$13,125,084
Gross margin	$4,100,542	$32,074	$271,356	$88,253	$4,492,225
Operating expenses	$1,885,621	$14,749	$124,782	$40,583	$2,065,735
Provision for income tax	$246,289	$1,926	$16,298	$5,301	$269,814
Net income	$1,927,624	$15,078	$127,562	$41,487	$2,111,751
Depreciation and amortization	$568,895	$4,450	$37,647	$12,244	$623,236
Capital expenditures	$964,865	$7,547	$63,851	$20,766	$1,057,029
Total assets	$10,198,558	$79,772	$674,896	$219,496	$11,172,722

NOTE 16 — SUBSEQUENT EVENTS

On January 27, 2025, The Company’s CA Operating Subsidiaries developed and opened one new sub-franchised restaurant store in Canada.

On February 21, 2025, the Company’s HK Operating Subsidiaries developed and opened one new sub-franchised restaurant store in Hong Kong.

On May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, who controls C& 535 Limited and ES& Cubus Limited. As a result, the amount due from C& 535 Limited and ES& Cubus Limited as of September 30, 2024 has been reduced by $271,903. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP (see Note 10).

The Company has performed an evaluation of subsequent events through March 13, 2025, which was the date of the consolidated financial statements were issued, and determined that no other events that would have required adjustment or disclosure in the consolidated financial statements.

F-30

RIKU DINING GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2025	2024
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$954,352	$1,543,500
Accounts receivable, net	182,133	401,604
Accounts receivable - related parties, net	748,940	425,192
Inventories, net	328,112	358,466
Due from related parties	1,121,281	992,340
Short-term investments	-	148,028
Deferred initial public offering costs	150,259	-
Prepaid expenses and other current assets	277,763	376,980
TOTAL CURRENT ASSETS	3,762,840	4,246,110

Property and equipment, net	3,198,323	3,578,653
Intangible assets, net	13,345	20,117
Operating lease right-of-use assets, net	3,202,591	4,146,428
Finance lease right-of-use assets, net	43,315	66,121
Other non-current assets	978,542	980,560
Deferred tax assets, net	115,227	102,867
TOTAL ASSETS	$11,314,183	$13,140,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term loans	$229,860	$261,128
Accounts payable	174,776	668,566
Due to related parties	313,394	270,135
Taxes payable	335,472	762,851
Operating lease liabilities, current	1,636,912	1,818,946
Finance lease liabilities, current	34,001	43,546
Accrued expenses and other current liabilities	1,044,879	825,559
TOTAL CURRENT LIABILITIES	3,769,294	4,650,731

Operating lease liabilities, non-current	1,737,362	2,520,221
Finance lease liabilities, non-current	12,576	26,482
Long-term loans	1,594,666	1,780,639
Deferred tax liabilities, net	15,508	17,466
TOTAL LIABILITIES	$7,129,406	$8,995,539

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.01 per share, 5,000,000 shares authorized; 838,000 shares issued and outstanding as of March 31,2025 and September 30, 2024, respectively*, including:
Class A ordinary share, par value $0.01 per share, 4,300,000 shares authorized, 170,800 shares issued and outstanding as of March 31, 2025 and September 30, 2024, respectively*	$1,708	1,708
Class B ordinary share, par value $0.01 per share, 700,000 shares authorized, 667,200 shares issued and outstanding as of March 31, 2025 and September 30, 2024, respectively*	6,672	6,672
Additional paid-in capital	883,007	883,007
Retained earnings	3,420,365	3,219,424
Accumulated other comprehensive income (loss)	(126,975)	34,506
TOTAL SHAREHOLDERS’ EQUITY	4,184,777	4,145,317

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,314,183	$13,140,856

* The share amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-31

RIKU DINING GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months Ended March 31,
	2025	2024
REVENUE
Revenue - third parties	$8,624,811	$8,335,490
Revenue - related parties	518,824	156,707
Total revenue	9,143,635	8,492,197

COST OF REVENUE
Cost of revenue - third parties	6,552,888	6,105,162
Cost of revenue - related parties	394,188	114,777
Total cost of revenue	6,947,076	6,219,939

GROSS PROFIT	2,196,559	2,272,258

OPERATING EXPENSES
Selling expenses	110,161	52,472
General and administrative expenses	1,770,047	1,482,136
Total operating expenses	1,880,208	1,534,608

INCOME FROM OPERATIONS	316,351	737,650

OTHER INCOME (EXPENSE)
Interest expense, net	(46,785)	(67,229)
Other income, net	77,728	56,167
Total other income (expenses), net	30,943	(11,062)

INCOME BEFORE INCOME TAX PROVISION	347,294	726,588

PROVISION FOR INCOME TAXES	146,353	166,378

NET INCOME	200,941	560,210

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(161,481)	(1,507)
TOTAL COMPREHENSIVE INCOME	$39,460	$558,703

Earnings per ordinary share - basic and diluted	$0.24	$0.67
Weighted average shares - basic and diluted*	838,000	838,000

* The share amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-32

RIKU DINING GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2025 AND 2024

	Ordinary Shares*				Additional		Accumulated Other	Total
	Class A Shares	Amount	Class B Shares	Amount	paid-in capital	Retained Earnings	Comprehensive Income (Loss)	Shareholders’ Equity

Balance, September 30, 2023	170,800	$1,708	667,200	$6,672	$1,280,739	$1,822,483	$11,335	$3,122,937

Refund of capital contribution	-	-	-	-	(98,965)	-	-	(98,965)
Dividend distribution	-	-	-	-	(129,184)	-	-	(129,184)
Net income for the period	-	-	-	-	-	560,210	-	560,210
Foreign currency translation adjustment	-	-	-	-	-	-	(1,507)	(1,507)

Balance, March 31, 2024	170,800	$1,708	667,200	$6,672	$1,052,590	$2,382,693	$9,828	$3,453,491

Balance, September 30, 2024	170,800	$1,708	667,200	$6,672	$883,007	$3,219,424	$34,506	$4,145,317

Net income for the period	-	-	-	-	-	200,941	-	200,941
Foreign currency translation adjustment	-	-	-	-	-	-	(161,481)	(161,481)

Balance, March 31, 2025	170,800	$1,708	667,200	$6,672	$883,007	$3,420,365	$(126,975)	$4,184,777

* The share amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-33

RIKU DINING GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net Income	$200,941	$560,210
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	464,987	374,826
Amortization of operating lease right-of-use assets	905,301	690,062
Amortization of finance lease right-of-use assets	19,094	19,967
Loss on disposal of property and equipment	-	22,092
Deferred income tax provision (benefit)	(16,893)	6,396
Changes in operating assets and liabilities:
Accounts receivable	198,351	25,021
Accounts receivable - related parties	(329,985)	(71,542)
Inventories	12,221	23,284
Prepaid expenses and other current assets	90,876	113,839
Other non-current assets	(5,259)	(1,526)
Accounts payable	(492,044)	(385,580)
Taxes payable	(403,866)	141,729
Accrued expenses and other current liabilities	225,579	(47,265)
Operating lease liabilities	(924,534)	(682,270)
Net cash provided by (used in) operating activities	(55,231)	789,243

Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(178,538)	(79,391)
Redemption of short-term investment	141,163	-
Advances made to related parties	(174,293)	(547,504)
Net cash used in investing activities	(211,668)	(626,895)

Cash flows from financing activities:
Refund of capital contribution	-	(98,965)
Payment of dividend distribution	-	(129,184)
Repayments of long-term loans	(149,293)	(205,928)
Advance from (payments made to) related parties	43,673	(164,431)
Payments made for deferred offering costs	(150,313)	-
Repayment of obligations under finance leases	(19,509)	(18,881)
Net cash used in financing activities	(275,442)	(617,389)

Effect of exchange rate fluctuation on cash and cash equivalents	(46,807)	(1,838)

Net decrease in cash and cash equivalents	(589,148)	(456,879)
Cash and cash equivalents at beginning of period	1,543,500	1,989,851
Cash and cash equivalents at end of period	$954,352	$1,532,972

Supplemental cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental non-cash operating activities
Right of use assets obtained in exchange for operating lease liabilities	$-	$958,621

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-34

RIKU DINING GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

Riku Dining Group Limited (“Riku” or the “Company”), is a dynamic international restaurant operator with a diverse portfolio of Japanese-themed dining concepts, strategically positioned in key markets such as Hong Kong and Canada. Through the Company’s operating subsidiaries located in Canada and Hong Kong, the Company delivers authentic Japanese culinary experiences to customers by holding exclusive franchise rights for prestigious Japanese brands.

Organization

Riku was incorporated under the laws of the Cayman Islands on February 14, 2025 as an exempted company with limited liability.

The Company has no substantive operations other than holding all of the outstanding share capital of Master Central Holdings Ltd. (“Master Central”), a limited liability company incorporated under the laws of British Virgin Islands (“BVI”) on July 2, 2021. Master Central has no substantive operations other than holding all of the outstanding share capital of (1) Rich Plenty Group Limited (“Rich Plenty”), a limited liability company formed under the laws of BVI on October 30, 2024 and Waraku Group Limited (“Waraku”), a limited liability company formed under the laws of Hong Kong on March 15, 2024.

Riku, Master Central, Rich Plenty and Waraku are currently not engaging in any active business operations and merely acting as holding companies.

The Company’s business operations were conducted by the following operating subsidiaries in Canada and Hong Kong, including (1) Ajisen Ramen (Canada) Inc.(“ARCI”), a company incorporated in Canada on July 18, 2007; (2) 2750039 Ontario Inc. (“CK Inc.”), a company incorporated in Ontario on March 26, 2020; (3) 2512118 Ontario Inc (“Kennedy Inc.”)., a company incorporated in Ontario on April 5, 2016; (4) 2770933 Ontario Inc. (“Vaughan Inc.”), a company incorporated in Ontario on August 10, 2020; (5) 2811387 Ontario Inc. (“Midland Inc.”), a company incorporated in Ontario on January 27, 2021 and (6) 1000047451 Ontario Limited (“Church Limited”), a company incorporated in Ontario on December 7, 2021; (7) C & Hospitality Limited (“C& Hospitality”), a limited company incorporated in Hong Kong on June 16, 2021; (8) ES Concept (F&B) Co., Limited (“ES Concept”), a limited company incorporated in Hong Kong on May 26, 2020; (9) ES&TWP Limited (“ES & TWP”), a limited company incorporated in Hong Kong on February 27, 2023; (10) ES & Yoho Limited (“ES & Yoho”), a limited company incorporated in Hong Kong on January 6, 2023; (11) C&NTP Limited (“C & NTP”), a limited company incorporated in Hong Kong on July 12, 2021; and (12) ES & Granville Limited (“ES & Granville”), a limited company incorporated in Hong Kong on June 8, 2022.

F-35

ARCI, CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited are collectively referred to as the “CA Operating Subsidiaries”. ARCI is primarily engaged in providing management services to the franchisees, CK Inc. is primarily running the central kitchen business and Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited. are primarily engaged in running franchised full-service Japanese dining restaurants in Canada under the brand name of Ajisen Ramen, with a featured menu of a wide range of dishes, including its signature Kyushu-style tonkotsu ramen, famous in-house made gyoza, chicken karaage, and AAA striploin served on a sizzling hot plate. The menu also includes vegan and customizable options to cater to diverse dietary preferences.

C&NTP, C& Hospitality, ES Concept, ES&TWP, ES &Yoho and ES& Granville are collectively referred to as the “HK Operating Subsidiaries”. C& Hospitality is primarily engaged in the management of franchise brands. ES Concept, ES &Yoho and C&NTP are primarily running the franchised full-service Japanese barbecue restaurant under the prestigious brand name of Yakiniku Kakura. ES&TWP and ES& Granville are primarily running the franchised restaurant business under the brand name of Yakiniku 801, specializing in high-quality beef cuts while ensuring affordability. ES&TWP also runs the restaurant business under the brand name of Ufufu Café, a Japanese-inspired cafe that blends Western-influenced Japanese cuisine (yoshoku) with Japanese-style desserts.

Reorganization

A reorganization of our legal structure (“Reorganization”) was consummated prior to completion of the offering, on [●], 2025. The reorganization involved the incorporation of Riku on February 14, 2025, and thereafter will involve (1) the incorporation of Rich Plenty and Master Central; (2) the transfer of the entire issued share capital of CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Inc. and ARCI to Rich Plenty; (3) the acquisition of the entire issued share capital of Rich Plenty by Master Central, following which Rich Plenty became wholly-owned by Master Central and the CA Operating Subsidiaries became indirectly owned by Master Central; (4) the transfer of the issued share capital of the HK Operating Subsidiaries to Waraku, and (5) the acquisition of the entire issued share capital of Waraku and Rich Plenty by Master Central and Riku, following which, Waraku and Rich Plenty will become wholly-owned by Riku and the HK Operating Subsidiaries will become indirectly wholly-owned by Riku. Consequently, Riku, through its subsidiaries Master Central. Rich Plenty and Waraku, will directly control the CA Operating Subsidiaries and HK Operating Subsidiaries, and become the ultimate holding company of all other entities mentioned above.

The Reorganization was accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

F-36

Upon the completion of the Reorganization, the Company has subsidiaries in countries and jurisdictions in BVI, Canada and Hong Kong. Details of the corporate legal structure of the Company are set out below:

Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Riku Dining Group Limited. (“Riku” or the “Company”)	February 14, 2025	Cayman Islands	Parent	Parent, holding investment

Master Central Holdings Ltd. (“Master Central”)	July 2, 2021	British Virgin Islands	100% owned by Riku	Investment holding

Rich Plenty Group Limited (“Rich Plenty”)	October 30, 2024	British Virgin Islands	100% owned by Mater Central, managing the CA Operating Subsidiaries listed below	Investment holding

Waraku Group Limited (“Waraku”)	March 15, 2024	Hong Kong	100% owned by Master Central, managing the HK Operating Subsidiaries listed below	Investment holding

Canada Operating subsidiaries (“CA Operating Subsidiaries”) include the following:

Ajisen Ramen (Canada) Inc. (“ARCI”)	July 18, 2007	Canada	100%, subsidiary of Master Central	Management service to franchisees of sub-franchised Japanese Noodle Restaurant, Ajisen Ramen; operation of central kitchen

2750039 Ontario Inc. (“CK Inc.”)	March 26, 2020	Ontario	100%, subsidiary of Master Central	Own property on which central kitchen operates

2512118 Ontario Inc. (“Kennedy Inc.”)	April 5, 2016	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

2770933 Ontario Inc. (“Vaughan Inc.”)	August 10, 2020	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

2811387 Ontario Inc. (“Midland Inc.”)	January 27, 2021	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

1000047451 Canada Inc. (“Church Limited”)	December 7, 2021	Ontario	100%, subsidiary of Master Central	Operation of franchised Japanese Noodle Restaurant, Ajisen Ramen

Hong Kong Operating Subsidiaries (“HK Operating Subsidiaries”) including the following:

C & Hospitality Limited (“C & Hospitality”)	June 16, 2021	Hong Kong	100%, subsidiary of Waraku	Franchise brands management

ES Concept (F&B) Co., Limited (“ES Concept”)	May 26, 2020	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese barbecue restaurant, under brand name of Yakiniku Kakura

ES & TWP Limited (“ES & TWP”)	February 27, 2023	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese restaurant, under brand name of Yakiniku 801 and Ufufu Café

ES & Yoho Limited (“ES & Yoho”)	January 6, 2023	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese barbecue restaurant, under brand name of Yakiniku Kakura

C & NTP Limited (“C & NTP”)	July 12, 2021	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese barbecue restaurant, under brand name of Yakiniku Kakura

ES & Granville Limited (“ES & Granville”)	June 8, 2022	Hong Kong	100%, subsidiary of Waraku	Operation of franchised Japanese restaurant, under brand name of Yakiniku 801

F-37

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the Company’s unaudited condensed consolidated financial statement. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto for the year ended September 30, 2024 included in the other place of the Company’s Registration Statement on Form F-1. The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation. Operating results for the interim period ended March 31, 2025 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2025.

Uses of estimates

In preparing the unaudited condensed consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the unaudited condensed consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, inventory valuation, useful lives of property and equipment, the recoverability of long-lived assets, estimates used in lease accounting and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. Cash equivalent represents small amount of cash deposited with certain commercial online platforms, such as Alipay and WeChat payment, which are highly liquid.

Accounts receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss. The Company’s primary accounts receivables are restaurant sales made with credit cards.

On October 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. Provisions for credit losses are recorded based on management’s judgment regarding the Company’s ability to collect as well as the age of the receivables. Accounts receivables are written off when they are deemed uncollectible. As of March 31, 2025 and September 30, 2024, there was no credit loss recorded as management believed that all of the accounts receivable balances fully collectible.

F-38

Inventories, net

Inventories are stated at the lower of cost and net realizable value using weighted average method. Costs include the cost of food, beverages and supplies used in the restaurant business, labor costs and other overhead costs. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs. The Company recorded no inventory reserve as of March 31, 2025 and September 30, 2024.

Short-term investments

Short-term investments primarily consist of investments in prime-linked cashable guaranteed investment certificate (“GIC”), which is a flexible and secure investment option that offers guaranteed rate of return and early cash option to investor, with an annual interest rate linked to changes in Canadian bank’s prime interest rate. Such investment can earn interest up to the cash out date and it can be cashed out at any time without penalty.

The Company accounts for short-term investments in accordance with ASC 320, Investments — Debt and Equity Securities and ASC 321, Investments- Equity Securities. The Company determines the appropriate classification of its short-term investments as held-to-maturity, available-for-sale or trading at the time of purchase, and re-evaluate such classification as of each balance sheet date. Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The Company uses the specific identification method of determining the cost basis in computing realized gains and losses on the sale of its short-term investment. Realized gains and losses are included in unaudited condensed consolidated statements of income and comprehensive income (loss) in other income.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Building	39 years
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years
Leasehold improvements	Lesser of useful life and lease term

F-39

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of income and comprehensive income (loss) in other income or expenses.

Intangible assets, net

The Company’s intangible assets primarily consist of purchased computer software. Intangible assets are carried at cost less accumulated amortization and any recorded impairment. The Company amortizes its intangible assets over useful lives of three years using a straight-line method. Amortization of intangible assets amounted to $5,981 and $6,165, for the six months ended March 31, 2025 and 2024, respectively.

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition below are the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of March 31, 2025 and September 30, 2024.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. Deferred initial public offering costs amounted to $150,259 and Nil as of March 31, 2025 and September 30, 2024, respectively.

Leases

In accordance with ASC 842, the Company recognizes, on the balance sheets, the lease assets and related lease liabilities for the rights and obligations created at lease commencement by operating and finance leases with lease terms of more than 12 months. The lease term commences on the date the lessor makes the underlying asset or assets available, irrespective of when lease payments begin under the contract. When determining the lease term at commencement, the Company considers both termination and renewal option periods available, and only includes the period for which failure to renew the lease imposes a penalty on the Company in such an amount that renewal, or termination options, appear to be reasonably certain.

F-40

The Company’s lease liability is generally based on the present value of the lease payments, consisting of fixed costs and certain rent escalations, using the incremental borrowing rate applicable to the lease term. The lease asset is generally based on the lease liability, adjusted for amounts related to other lease-related assets and liabilities. The Company’s adjustments typically include prepaid rent, landlord contributions as a reduction to the asset and favorable or unfavorable lease purchase price adjustments.

 The interest rates used in the Company’s lease contracts are not implicit. The Company has derived the incremental borrowing rate using the interest rate the Company would pay on its existing borrowings, adjusted for the effect of designating collateral and the lease terms using market data as well as publicly available data for instruments with similar characteristics. The reasonably certain lease term and incremental borrowing rate for each lease requires judgment by management and can impact the classification and accounting for a lease as operating or finance, as well as the value of the lease asset and lease liability.

Lease asset carrying amounts are assessed for impairment annually or when events or circumstances indicate that the carrying amount may not be recoverable, in accordance with the Company’s long-lived asset impairment policy. The Company monitors the events or changes in circumstances that require reassessment of lease classification. When a reassessment results in the re-measurement of a lease liability, a corresponding adjustment is made to the carrying amount of the lease asset. There was no impairment for ROU lease assets as of March 31, 2025 and September 30, 2024.

Operating lease expenses are recognized on a straight-line basis over the lease term. Finance lease expenses are recognized on a straight-line basis over the lesser of the useful life of the leased asset or the lease term. Lease expenses are recognized in depreciation and amortization expenses, and interest on each finance lease liability is recorded to interest expenses, as included in the unaudited condensed consolidated statements of income and comprehensive income (loss).

Fair value of financial instruments

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

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Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalent, accounts receivable, inventories, due from related parties, prepaid expenses and other current assets, short-term investment, current portion of long-term loans, accounts payable, taxes payable and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of March 31, 2025 and September 30, 2024 based upon the short-term nature of the assets and liabilities.

The Company believes that the carrying amount of long-term loans approximates fair value at March 31, 2025 and September 30, 2024 based on the terms of the borrowings and current market rates as the rates of the borrowings are reflective of the current market rates.

Foreign currency translation

The functional currency for Riku, Master Central and Rich Plenty is the U.S Dollar (“US$”). The Company’s CA Operating Subsidiaries, including ARCI, CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited, use the Canadian dollar (“CAD”) as their functional currency. Waraku and the Company’s HK Operating Subsidiaries, including C&NTP, C& Hospitality, ES Concept, ES&TWP, ES &Yoho and ES& Granville, use HK dollar (“HK$”) as their functional currency. Riku, Master Central and Waraku currently only serve as the holding companies and did not have active operations as of the date of this report. The Company operates its business through its Canada Operating Subsidiaries and HK Operating Subsidiaries as of March 31, 2025. The Company’s unaudited condensed consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

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The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements in this report:

	For the Six Months Ended March 31, 2025		For the Six Months Ended March 31, 2024		September 30, 2024
	Period-end spot rate	Average rate	Period-end spot rate	Average rate	Year-end spot rate	Average rate
US$ against HK$	US$1=HK$ 7.7799	US$1=HK$ 7.7771	US$1=HK$ 7.8259	US$1=HK$ 7.8172	US$1 =HK$ 7.7693	US$1 =HK$ 7.8127
US$ against CAD	US$1=CAD 1.4379	US1$=CAD 1.4168	US1$=CAD 1.3540	US$1=CAD 1.3549	US$1=CAD 1.3511	US$1=CAD 1.3606

Revenue recognition

On October 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers”, using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following main sources: As of the date of this prospectus, we directly operate four (4) and sub-franchise nine (9), making a total of thirteen (13) Ajisen Ramen restaurants in Canada, alongside three (3) Yakiniku Kakura restaurants, one (1) Yakiniku 801 restaurant and one (1) Ufufu Cafe restaurant in Hong Kong

Self-operated restaurant revenue

With our exclusive franchise right of Ajisen Ramen in Canada, we have four directly managed Ajisen Ramen restaurants in Canada. In Hong Kong, we have three directly managed Japanese barbecue restaurants under the brand name of Yakiniku Kakura, two directly managed restaurants under the brand name of Yakiniku 801 and one directly managed restaurant under the brand name of Ufufu Café. Revenues from self-operated restaurants are recognized at point when food and beverage products are delivered to customers and payment is tendered at the time of sale. The Company presents sales, net of discount, promotional allowances and sales taxes. Sales taxes collected from customers are included in other accrued taxes on our consolidated balance sheets until the taxes are remitted to governmental authorities.

The Company accounts for the revenue from sales of food and beverage products in self-operated restaurants on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits.

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Franchise revenue

In Canada and Hong Kong, we also have several sub-franchised restaurant stores (“sub-franchisees”). Franchise revenues include royalties and franchise development fees. Franchise development fees are received when the sub-franchisee begins operations and include the Company’s performance obligations of assisting in finding a store location, assisting in preparing the facilities and training personnel. Franchise development fees are allocated to the performance obligations based on the estimated standalone selling prices as specified in the sub-franchise agreement. These performance obligations are satisfied over time as the Company fulfills its promise to grant the sub-franchisees rights to use, and benefit from the sub-franchised brand name. The fees, then, are recorded as deferred revenue at inception and recognized as revenue on a straight-line basis over the duration of sub-franchise agreement. Ongoing royalty, which is determined on a formula basis in accordance with the terms of the relevant sub-franchise agreement, based on monthly revenues of the sub-franchisees, are recognized as revenue when the contractual performance obligations have been achieved or other service-related performance obligations have been completed. Royalty is normally charged at 3% of the monthly gross revenues of the sub-franchisee and additional lump sum based on the kilograms of noodle and oil consumed by each sub-franchisee on a monthly basis. The performance obligation related to sub-franchise sales is considered complete upon the sale of food and beverages, therefore royalty revenues are recognized in the same period the sales are generated at the sub-franchised restaurants.

Management service fees

To better manage the sub-franchised restaurant stores, the Company provides upfront site selection, lease assistance, supply of the necessary franchise equipment, employee training services and other store management skills to the sub-franchisee to ensure that the sub-franchised restaurants conform to the general settings and requirements of the brand name over the contracted sub-franchise period. Management service fees are charged to the sub- franchisees at 1.5% to 10% of the monthly revenue of the sub-franchised restaurants and the Company recognizes such on a monthly basis revenue over the contracted period when the services are rendered on a continuous basis.

Sales of food ingredients

Some of the food ingredients used in Ajisen restaurants in Canada are pre-processed at the Company’s central kitchen before delivery to the sub-franchised restaurants. The Company accounts for the revenue from sales of food ingredient products to sub-franchisees on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. The Company recognizes revenue net of discounts and sales returns when the food ingredient products are delivered and the title is passed to the sub-franchisees.

Contract Assets and Liabilities

The Company did not have contract assets and contract liabilities as of March 31, 2025 and September 30, 2024.

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Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product, service types and geographic areas, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the six months ended March 31, 2025 and 2024 are as follows:

Revenue by service type

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Self-operated-restaurant revenue	$7,896,546	$7,668,894
Franchise fee income	90,961	48,770
Management fee income	348,025	466,118
Sale of ingredients	808,103	308,415
Total revenues	$9,143,635	$8,492,197

Revenue by geographic areas

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Hong Kong, China	$4,748,251	$4,321,780
Canada	4,395,384	4,170,417
Total revenues	$9,143,635	$8,492,197

Revenue by customer types

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Revenue from third party customers	$8,624,811	$8,335,490
Revenue from related parties	518,824	156,707
Total revenues	$9,143,635	$8,492,197

Cost of revenue

Cost of revenue primarily includes food and beverage costs, labor cost, overhead costs and sales taxes.

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Selling, general and administrative expenses

Selling expenses primarily include salary and welfare benefit expenses paid to the Company’s sales personnel, business travel, meals and entertainment expenses, and other sales and marketing activity-related expenses. General and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, professional and consulting expenses, office rent and decoration expenses, depreciation and amortization, bad debt reserve expenses and other miscellaneous administrative expenses. All costs associated with selling and general and administrative function are expensed as incurred.

Advertising expense

Advertising expenses primarily relate to the promotion of the Company’s brand name and products through outdoor billboards and social media. Advertising expenses are included in selling expenses in the unaudited condensed consolidated statements of income and comprehensive income (loss). Advertising expenses amounted to $110,161 and $52,472 for the six months ended March 31, 2025 and 2024, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended March 31, 2025 and 2024. The Company does not believe that there was any uncertain tax provision on March 31, 2025 and September 30, 2024. The Company’s subsidiaries in Canada and Hong Kong are subject to the income tax laws of the Canada and Hong Kong, respectively. As of March 31, 2025, all of the tax returns of the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries remain available for statutory examination by local tax authorities.

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Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended March 31, 2025 and 2024, there were no dilutive shares.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in CAD and HK$ to US$ is reported in other comprehensive income (loss) in the unaudited condensed consolidated statements of income and comprehensive income (loss).

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Segment reporting

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The adoption of the ASU did not have a material effect on the Company’s unaudited condensed consolidated financial statements.

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM. The Company’s CODM has been identified as the Chief Executive Officer (“CEO”), who makes operating decisions and assesses performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has four operating segments as defined by ASC 280 (see Note 15).

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Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent accounting pronouncements

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statements.

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In March 2025, the FASB issued ASU 2025-02—Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122. The amendments in this Update are effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. The Company is currently evaluating the effect of adoption of this standard to its consolidated financial statements and disclosures.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited condensed consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its unaudited condensed consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
Accounts receivable	$182,133	$401,604
Less: allowance for credit loss	-	-
Accounts receivable, net	$182,133	$401,604

The Company’s accounts receivable primarily includes balance due from customers when the Company’s products are sold and delivered to customers. The Company’s accounts receivable balance at September 30, 2024 has been fully collected. Approximately 41% of the March 31, 2025 balance bas subsequently been collected, and the remaining balance is expected to be collected by the end of September 2025.

NOTE 4 — INVENTORY, NET

Inventory, net, consists of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
Food and beverages	$73,561	$19,077
Food ingredients	237,037	322,942
Other kitchen materials	17,514	16,447
Inventory valuation allowance	-	-
Total inventory, net	$328,112	$358,466

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NOTE 5 — PREPAID EXPENSES AND OTHER ASSETS, NET

Prepaid expenses and other assets, net, consists of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
Security deposit (1)	$979,725	$970,283
Advance to suppliers (2)	84,879	198,145
Loans to third parties	-	95,056
Others	191,701	94,056
Allowance for credit losses	-	-
Subtotal	1,256,305	1,357,540
Less: prepaid expenses and other current assets	(277,763)	(376,980)
Other non-current assets	$978,542	$980,560

(1)	Deposits primarily include security deposits paid to landlords for the Company’s restaurant stores as well as security deposits paid to the Company’s suppliers.

(2)	Advances to suppliers consist of mainly payments to suppliers for inventory purchases that have not been received.

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
Buildings	$1,073,607	$1,142,580
Leasehold improvement	2,864,898	2,744,622
Kitchen machinery and equipment	979,535	992,223
Automobiles	100,742	107,214
Office and electric equipment	732,033	749,572
Subtotal	5,750,815	5,736,211
Less: accumulated depreciation	(2,552,492)	(2,157,558)
Property and equipment, net	$3,198,323	$3,578,653

Depreciation expenses were $459,006 and $368,661 for the six months ended March 31, 2025 and 2024, respectively.

In connection with the Company’s long-term bank loan with Royal Bank of Canada, the equipment and leaseholds of Midland Inc., Church Limited. and Vaughan Inc. and the building property of CK Inc. were pledged as collaterals to safeguard the loans (see Note 9).

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NOTE 7 — INTANGIBLE ASSETS, NET

Intangible assets primarily include software. Amortization expenses were $5,981 and $6,165 for the six months ended March 31, 2025 and 2024, respectively.

NOTE 8 — LEASES

Operating Leases

The Company’s CA Operating Subsidiaries and HK Operating Subsidiaries enter into non-cancellable operating lease agreements with the landlords to lease office spaces and restaurant stores. Most of the leases are renewable every three years.

At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. ROU assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments derived from the lease.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease terms. Rent expense is recognized on a straight-line basis over the lease terms.

Balance sheet information related to operating leases ROU assets and lease liabilities is as follows:

	March 31, 2025	September 30, 2024
	(Unaudited)
Operating lease right-of-use assets	$4,635,686	$7,677,988
Amortization of operating lease right-of-use assets	(1,451,095)	(3,531,560)
Total operating lease right-of-use assets, net	$3,202,591	$4,146,428

Operating lease liabilities - current	$1,636,912	$1,818,946
Operating lease liabilities – non-current	1,737,362	2,520,221
Total operating lease liabilities	$3,374,274	$4,339,167

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The weighted average remaining lease terms and discount rates for the operating lease as of March 31, 2025 and September 30, 2024 are as follows:

	March 31, 2025	September 30, 2024
	(Unaudited)
Weighted average remaining lease term (years)	2.35	2.73
Weighted average discount rate	4.20%	4.09%

For the six months ended March 31, 2025 and 2024, the Company reported total operating lease costs of $988,779 and $775,038, respectively.

Finance Lease

On December 13, 2022, the Company’s subsidiary in Canada, ARCI, entered into an auto loan purchase agreement with the car dealer to finance a vehicle purchase, with cash downpayment of CAD 40,736, monthly payment of CAD 3,582 ($2,491) for 36 consecutive installment payments and vehicle mortgage interest of 8.49% per annum. Related party, Mr. Johnny Luk Ching Po signed as the co-lessee on this lease agreement to provide additional guarantee to safeguard the leased vehicle.

On April 19, 2023, the Company’s subsidiary in Canada, Vaughan Inc., entered into an auto loan purchase agreement with the car dealer to finance a vehicle purchase, with zero cash downpayment, monthly payment of CAD 1,529 ($1,063) for 48 consecutive installment payments and vehicle mortgage interest of 5.99% per annum.

Management deemed such auto finance purchases under the lease agreements as finance lease. Finance lease expenses are recognized on a straight-line basis over the lesser of the useful life of the leased asset or the lease term.

The weighted average remaining lease terms and discount rates for the finance lease as of March 31, 2025 and September 30, 2024 are as follows:

	March 31, 2025	September 30, 2024
	(Unaudited)
Weighted average remaining lease term (years)	1.43	1.83
Weighted average discount rate	7.13%	7.31%

Total interest on the financed vehicles amounted to $2,135 and $3,752 for the six months ended March 31, 2025 and 2024, respectively.

The following is a schedule, by years, of maturity of lease liabilities and future minimum payments of leases as of March 31, 2025:

	Operating Leases	Finance Leases
	(Unaudited)	(Unaudited)
Remainder of fiscal year 2025	$1,008,101	$35,179
2026	1,435,982	12,758
2027	710,613	1,063
2028	317,353	-
2029	62,742	-
Thereafter	39,707	-
Total lease payments	3,574,500	49,000
Less: imputed interest	(200,226)	(2,423)
Total lease liabilities	$3,374,274	$46,577

NOTE 9 — LONG-TERM LOANS

Long -term loans include long-term auto loans and long-term bank loans as the followings:

	Note	March 31, 2025	September 30, 2024
		(Unaudited)
Long-term auto loans	a.	$18,979	$54,996
Long-term bank loans	b.	1,805,547	1,986,771
Subtotal		$1,824,526	$2,041,767

Current portion of long-term loans		$229,860	$261,128

Non-current portion of long-term loans		$1,594,666	$1,780,639

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a.	Long-term auto loans

Long-term auto loans consist of the following:

	Note	March 31, 2025	September 30, 2024
		(Unaudited)
Finch Chevrolet Cadillac Buick GMC Ltd.	(1)	$18,979	$25,786
Audi Queensway	(2)	-	29,210
Total long-term auto loans		$18,979	$54,996

Current portion of long-term auto loans		$10,499	$21,300

Non-current portion of long-term auto loans		$8,480	$33,696

(1)	On January 10, 2023, the Company’s subsidiary in Canada, Midland Inc., entered into a vehicle purchase agreement with Finch Chevrolet Cadillac Buick GMC Ltd. To facilitate the purchase, Midland Inc. also entered into a loan arrangement for principal amount of CAD 60,388 ($41,997). The effective interest rate was 9.42% per annum. The outstanding principal and interest shall be paid by 104 installment payments of CAD 641 each. As of March 31, 2025, current portion and non-current portion of long-term auto loan payable to Finch Chevrolet Cadillac Buick GMC Ltd. amounted to $10,499 and $8,480, respectively.

(2)	On August 12, 2024, the Company’s subsidiary in Canada, Church Limited, entered into a vehicle purchase agreement with Audi Queensway. To facilitate the purchase, Church Limited. also entered into a loan arrangement for principal amount of CAD 41,043 ($28,544). The effective interest rate was 11.17% per annum. The outstanding principal and interest shall be paid by 78 installment payments of CAD 567 each. As of March 31, 2025, the loan was fully repaid.

For the above-mentioned long-term auto loans, the Company recorded a total interest expense of $699 and $755 for the six months ended March 31, 2025 and 2024, respectively.

The future maturities of long-term auto loans as of March 31, 2025 were as follows:

12 months ending March 31,	Amount
2026	$10,499
2027	8,480
Total long-term auto loans	$18,979

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b.	Long-term bank loans

Long-term bank loans consist of the following:

	Note	March 31, 2025	September 30, 2024
		(Unaudited)
Bank of China (Hong Kong) (“BOAHK”)	(1)	$858,084	$913,300
Royal Bank of Canada (“RBC”)	(2)	20,483	40,484
Royal Bank of Canada (“RBC”)	(3)	100,117	132,121
Business Development Bank of Canada (“BDC”)	(4)	826,863	900,866
Total long-term bank loans		$1,805,547	$1,986,771

Current portion of long-term bank loans		$219,361	$239,828

Non-current portion of long-term bank loans		$1,586,186	$1,746,943

(1)	On April 1, 2022, the Company’s subsidiary in Hong Kong, ARCI, entered into a term loan facility agreement with BOAHK to borrow HK$9 million (approximately $1.2 million) as working capital, with loan maturity date on April 20, 2032. The loan bears variable interests, with interest charged at 2.5% p.a. below the Hong Kong dollars prime rate quoted by the Hong Kong Mortgage Corporation Limited from time to time. The effective interest rate ranged between 2.75% to 3.746% per annum. The outstanding principal and interest shall be paid by 120 installment payments of HKD 85,870 each. Any payment required to be made which is not made when due shall bear default interest of 6% per annum over the Hong Kong dollars prime rate quoted by the Hong Kong Mortgage Corporation Limited from time to time. A related party, Mr. Luk Siu Fung Mark, one of the major shareholders of the Company, signed guarantee agreement with BOAHK to provide guarantee on this loan, with the guarantee limit not exceeding the loan amount. As of March 31, 2025, current portion and non-current portion of long-term loan payable to BOAHK amounted to $109,980 and $748,104, respectively.

(2)	On May 12, 2021, the Company’s subsidiary in Canada, Midland Inc., entered into a term loan facility agreement with RBC to borrow CAD 223,000 ($155,087) as working capital, with loan maturity date on May 26, 2025. The loan bears variable interests, with interest charged at 3.0% p.a. above the Royal Bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum. The outstanding principal and interest shall be paid by 48 installment payments of CAD 4,207.55 each with all outstanding principal and interests is payable in full at the end of the term. Any payment required to be made which is not made when due shall bear the same rate as the interest rate applicable to the principal amount. Two related parties, Mr. Zhanpeng Liao and Mr. Steven Liao, each a family member of the Company’s shareholder, signed guarantee agreement with RBC to provide guarantee on this loan, with the guarantee limit not exceeding CAD 55,750. The equipment and leaseholds of Midland Inc. were pledged as collaterals to safeguard the loan. As of March 31, 2025, current portion of long-term loan payable to RBC amounted to $20,483.

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(3)	On April 8, 2022 the Company’s subsidiary in Canada, Church Limited, entered into a term loan facility agreement with RBC to borrow CAD 345,000 ($239,933) as working capital, with loan maturity date on April 26, 2027. The loan bears variable interests, with interest charged at 3.0% p.a. above the Royal Bank prime rate quoted by the RBC from time to time. The effective interest rate was 10.20% per annum. The outstanding principal and interest shall be paid by 60 installment payments of CAD 5,758 each with all outstanding principal and interests is payable in full at the end of the term. Any payment required to be made which is not made when due shall bear the same rate as the interest rate applicable to the principal amount. Three related parties, Mr. Zhanpeng Liao, Mrs. Dan Yang and Mr. Steven Liao, each a family member of the Company’s shareholder, signed guarantee agreement with RBC to provide guarantee on this loan, with the guarantee limit not exceeding CAD 86,375. The equipment and leaseholds of Church Limited were pledged as collateral to safeguard the loan. As of March 31, 2025, current portion and non-current portion of long-term loan payable to RBC amounted to $48,056 and $52,061, respectively.

(4)	On March 23, 2020, the Company’s subsidiary in Canada, CK Inc., entered into a term loan facility agreement with BDC to borrow CAD 1,450,000 (approximately $1.0 million) to finance the purchase of 2 condominium units as central kitchen and warehouse, with loan maturity date on September 15, 2045. The loan bears variable interests, with interest charged at 0.75% p.a. below the floating base rate quoted by the BDC from time to time. The effective interest rate was 8.20% per annum. The outstanding principal and interest shall be paid by 300 installment payments, the first payment is CAD 5,830 and the remaining 299 payments is CAD 4,830 each. Any payment required to be made which is not made when due shall bear the same rate as the interest rate applicable to the principal amount. One of the Company’s subsidiaries, Kennedy Inc., and another three related party companies provide guarantee on this loan, with the guarantee limit not exceeding the loan amount outstanding, and one of the major shareholders of the Company, Mr. Luk Ching Po Johnny, also signed guarantee agreements with BDC to provide guarantee on this loan, with the guarantee limit not exceeding 30% of the loan amount outstanding. In addition, the building property of CK Inc. was pledged as collateral to safeguard the loan. As of March 31, 2025, current portion and non-current portion of long-term loan payable to BDC amounted to $40,842 and $786,021, respectively.

For the above-mentioned long-term bank loans, the Company recorded a total interest expense of $54,774 and $69,208 for the six months ended March 31, 2025 and 2024, respectively.

The future maturities and repayment of long-term bank loans as of March 31, 2025 were as follows:

12 months ending March 31,	Amount
2026	$219,361
2027	202,364
2028	161,865
2029	161,615
2030	165,444
Thereafter	894,898
Total long-term bank loans	$1,805,547

F-55

NOTE 10 — RELATED PARTY TRANSACTIONS

(a). Nature of relationships with related parties

Name	Relationship within the Group
Chung Po Luk	Father of Luk Siu Fung Mark and brother of Johnny Ching Po Luk
Steven Liao	Son-in-law of Luk Ching Po Johnny
Luk Siu Fung Mark	Shareholder and director of the Company
Luk Ching Po Johnny	Shareholder and director of the Company
Zhanpeng Liao	Family member of Steven Liao
Dan Yang	Family member of Steven Liao
Mak Po Keung	Family member of Luk Siu Fung Mark
Keith Ka Bo Chan	Shareholder of Vaughan Inc.
Midtown 1000076454	An entity owned by Keith Ka Bo Chan
Jmart Ontario Inc	An entity owned by Steven Liao
15397294 Canada Inc. (“Ajisen Waterloo”)	An entity owned by Steven Liao
2070111 Ontario Inc (“Warden”)	An entity owned by Luk Ching Po Johnny
1695325 Ontario Inc (“Yonge”)	An entity owned by Luk Ching Po Johnny
1802497 Ontario Inc.	An entity owned by Luk Ching Po Johnny
ES& Cubus Limited	An entity owned by Luk Siu Fung Mark
C& 535 Limited	An entity owned by Luk Siu Fung Mark
J.H Dinning Limited	An entity owned by Mak Po Keung
Hunan Waraku Holding Company Limited	An entity for which Luk Siu Fung Mark is the legal representative.
Mr. Suenaga Yuchi	Legal representative of ES Concept (one of the subsidiaries of Waraku)
Unico HK Corporation Limited	Mr. Suenaga Yuchi
ONEM Systems Inc.	An entity owned by Zhanpeng Liao
East West Entertainment Group Ltd	An entity owned by Steven Liao
Zhanpeng Liao Holding Company	An entity owned by Zhanpeng Liao
Shigemitsu Industry Ltd.	Mr. Shigemitsu San is the director of this entity. Mr. Shigemitsu San is also the non-executive director of the Company

F-56

(b)	Accounts receivable - related parties, net

Accounts receivable - related parties, net consists of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
C& 535 Limited	$347,497	$-
1695325 Ontario Inc (“Yonge”)	131,090	12,927
1802497 Ontario Inc.	106,125	-
2070111 Ontario Inc (“Warden”)	95,909	222
J.H Dinning Limited	58,620	347,972
15397294 Canada Inc. (“Ajisen Waterloo”)	7,123	61,492
ES& Cubus Limited	2,576	2,579
Total accounts receivable - related parties, net	$748,940	$425,192

(c)	Due from related parties

Due from related parties consists of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
Luk Ching Po Johnny	$254,573	$177,642
Jmart Ontario Inc	212,058	250,516
James Liao	150,899	-
C& 535 Limited	144,526	144,723
ES& Cubus Limited	127,006	127,180
Shan Yang	83,803	-
J.H Dinning Limited	50,662	-
Dan Yang	41,738	48,120
Hunan Waraku Holding Company Limited	23,784	-
15397294 Canada Inc. (“Ajisen Waterloo”)	19,855	73,532
Steven Liao	12,377	7,716
Midtown 1000076454	-	93,678
Zhanpeng Liao	-	60,829
2070111 Ontario Inc (“Warden”)	-	8,404
Total due from related parties	$1,121,281	$992,340

F-57

The Company has, in the past, advanced cash to related parties for business purposes and recorded such advances as due from related parties in the unaudited condensed consolidated financial statements. Such advances were non-interest bearing and due upon demand. Subsequent to the balance sheet date, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, who controls C& 535 Limited and ES& Cubus Limited. As a result, the amount due from C& 535 Limited and ES& Cubus Limited as of September 30, 2024 has been reduced. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. In addition, in April 2025, the Company’s CA Operating Subsidiaries collected back approximately $89,000 from related parties. In August 2025, the Company’s CA Operating Subsidiaries further collected back approximately $427,506 from related parties. As of the date of this prospectus, approximately $788,000, or 70.3% of the March 31, 2025 due from related parties balance has been collected and the remaining balance is expected to be collected by September 2025. The Company does not have the intention to make cash advances to related parties in the future.

(d)	Dues to related parties

Dues to related parties consists of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
Mak Po Keung	$301,981	$128,635
Unico HK Corporation Limited	10,926	140,982
ONEM Systems Inc	487	518
Total due to related parties	$313,394	$270,135

As of March 31, 2025 and September 30, 2024, the balance due to related parties mainly consisted of advances from the Company’s principal shareholders for working capital purposes during the Company’s normal course of business. These advances are non-interest bearing and due on demand.

(e)	Revenues from related parties

Revenue from related parties consists of the following:

	For the Six Months ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
J.H Dinning Limited	$118,491	$-
1695325 Ontario Inc (“Yonge”)	114,655	36,551
1802497 Ontario Inc.	101,900	31,021
15397294 Canada Inc. (“Ajisen Waterloo”)	91,889	-
2070111 Ontario Inc (“Warden”)	91,889	30,590
C& 535 Limited	-	39,861
ES& Cubus Limited	-	18,684
Total revenue from related parties	$518,824	$156,707

Cost of revenue associated with the related party sales amounted to $394,188 and $114,777 for the six months ended March 31, 2025 and 2024, respectively.

(f)	Others fees to related parties

Other fees to related parties consists of the following:

	Types of fees	For the Six Months ended March 31,
		2025	2024
		(Unaudited)	(Unaudited)
Unico HK Corporation Limited	Royalty fee	$173,969	$168,931
Shigemistsu Industry Ltd.	Royalty fee	37,235	58,098
Chung Po Luk	Consulting Fee	7,058	38,010
2070111 Ontario Inc (“Warden”)	Royalty fee	5,312	6,203
1695325 Ontario Inc (“Yonge”)	Royalty fee	5,312	6,203
1802497 Ontario Inc.	Royalty fee	5,312	6,203
Total other fees to related parties		$234,198	$283,648

(g)	Loan guarantee provided by related parties

The Company related parties provided a guarantee for the Company’s long-term bank loans (See Note 9).

F-58

(h)	Finance lease guaranteed by a related party

In connection with the Company’s finance lease of a vehicle, related party, Mr. Luk Ching Po Johnny signed as the co-lessee on this lease agreement to provide an additional guarantee to safeguard the leased vehicle (see Note 8).

(i)	Purchase from related parties

Purchase from related parties consists of the following:

	For the Six Months ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Shigemitsu Industry Ltd.	$11,126	$-
Luk Ching Po Johnny	886	-
Total purchase from related parties	$12,012	$-

NOTE 11— TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

British Virgin Islands

Master Central is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Master Central is not subject to tax on income or capital gains. In addition, upon payments of dividends by Master Central, no British Virgin Islands withholding tax is imposed.

Canada

ARCI, CK Inc., Kennedy Inc., Vaughan Inc., Midland Inc. and Church Limited are incorporated under the provincial laws of Ontario or the federal laws of Canada and are subject to federal and provincial corporate income tax in Canada. The combined federal and provincial corporate income tax rates are as follows: General Corporations: The federal rate is 15%, and the Ontario provincial rate is 11.5%, resulting in a combined rate of 26.5%.

F-59

Hong Kong

Waraku, C&NTP, C& Hospitality, ES Concept, ES&TWP, ES &Yoho and ES& Granville are incorporated in Hong Kong and are subject to profit taxes in Hong Kong. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000.

The components of the income tax provision are as follows:

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Current tax provision
Cayman Islands	$-	$-
British Virgin Islands	-	-
Canada	136,567	97,768
Hong Kong	26,679	62,215
	$163,246	$159,983
Deferred tax benefit
Cayman	$-	$-
British Virgin Islands	-	-
Canada	3,243	(2,979)
Hong Kong	(20,136)	9,374
	$(16,893)	$6,395
Income tax provision	$146,353	$166,378

The following table reconciles the Canada statutory rates to the Company’s effective tax rate for the six months ended March 31, 2025 and 2024:

	For the Six Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Canada Statutory income tax rate	26.5%	26.5%
Effect of preferential tax rate	(17.4)%	(10.5)%
Non-deductible expenses	20.1%	6.0%
Non-Canada entity not subject Canada income tax	10.8%	(2.9)%
Change in valuation allowance	(3.5)%	2.5%
Others	5.6%	1.3%
Effective tax rate	42.1%	22.9%

F-60

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2025, all of the tax returns of the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries remain available for statutory examination by local tax authorities.

Deferred tax assets, net

	March 31, 2025	September 30, 2024
	(Unaudited)
Operating lease liabilities	$479,013	$796,126
Depreciation and amortization	197,857	69,145
Net operating loss carried forward	38,732	15,702
Total deferred tax assets	715,602	880,973
Valuation allowance	-	-
Deferred tax assets, net of valuation allowance	$715,602	$880,973
Net off deferred tax liabilities	(600,375)	(778,106)
Deferred tax assets, net	$115,227	$102,867

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. As of March 31, 2025 and September 30, 2024, the Company’s net deferred tax assets were $115,227 and $102,867, respectively, primarily derived from operating lease liabilities, depreciation and amortization and net operating loss carryforward of its operating entities, offset by the deferred tax liabilities.

Deferred tax liabilities

	March 31, 2025	September 30, 2024
	(Unaudited)
Right-of-use assets	$454,625	$760,587
Depreciation and amortization	161,258	34,985
Deferred tax liabilities	$615,883	$795,572
Net off deferred tax assets	(600,375)	(778,106)
Deferred tax liabilities, net	$15,508	$17,466

F-61

(b)	Taxes payable

Taxes payable consist of the following:

	March 31, 2025	September 30, 2024
	(Unaudited)
Income tax payable	$350,512	$561,566
GST/HTS tax payable (recoverable)	(15,040)	201,285
Total taxes payable	$335,472	$762,851

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2025 and September 30, 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the six months ended March 31, 2025 and 2024. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from March 31, 2025. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2025 and September 30, 2024, all of the tax returns of the Company’s CA Operating Subsidiaries and HK Operating Subsidiaries remain available for statutory examination by local tax authorities.

NOTE 12 — CONCENTRATIONS

For the six months ended March 31, 2025 and 2024, no single customer accounted for more than 10% of the Company’s total revenue.

As of March 31, 2025, three customers accounted for approximately 48.3%, 12.0% and 11.8% of the total accounts receivable balance, respectively. As of September 30, 2024, one customer accounted for 78.0% of the total accounts receivable balance.

For the six months ended March 31, 2025, two suppliers accounted for approximately 16.2% and 14.3% of the total purchases, respectively. For the six months ended March 31, 2024, two suppliers accounted for approximately 13.3% and 10.2% of the total purchases, respectively.

F-62

NOTE 13 — SHAREHOLDERS’ EQUITY

Ordinary Shares

Riku was incorporated under the laws of the Cayman Islands on February 14, 2025. The share capital of Riku is $50,000 divided into (i) 4,300,000 Class A ordinary shares and (ii) 700,000 Class B ordinary shares, with par value of $0.01 per share. The total number of shares of ordinary shares issued and outstanding is 838,000 shares, which consists of 170,800 shares of Class A ordinary shares and 667,200 shares of Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A ordinary shares is entitled to one vote, and each share of Class B ordinary shares is entitled to twenty votes. Class B ordinary share is convertible into Class A ordinary share at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A ordinary shares are not convertible into shares of any other class. The numbers of authorized and outstanding Ordinary Shares were retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Dividends

During six months ended March 31, 2024, the Company’s CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payment of an aggregate amount of $129,184 to its shareholders out of the additional paid-in capital balance. There was no dividend payment during the six months ended March 31, 2025.

Subsequently, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, to offset against the due from related parties balance associated with two entities controlled by Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP (see Note 10 and Note 16).

Except for the dividend payment mentioned above, the Company currently intends to retain any future earnings to finance the operation and expansion of its business, and the Company does not expect to declare or pay any dividends in the foreseeable future.

Refund of capital contribution

During the six months ended March 31, 2024, the Company’s CA Operating Subsidiaries, Midland Inc. and Church Limited, refunded an aggregate of $98,965 capital contributions to some of their original shareholders. The capital contribution refund was due to certain original shareholders of ARCI, Vaughan Inc. and Midland Inc. to withdraw from ARCI, Vaughan Inc. and Midland Inc. through capital reduction. There was no refund of capital contribution during the six months ended March 31, 2025.

NOTE 14 — CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the six months ended March 31, 2025 and 2024, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

F-63

NOTE 15 — SEGMENT REPORTING

The Company notes the general objectives of segment reporting outlined in ASC 280, which are intended to assist financial statement users in better understanding an entity’s performance, its prospects for future net cash flows, and to make more informed judgments about the entity as a whole.

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

ASC 280 states “a public entity shall report the revenues from external customers for each product and service or each group of similar products and services unless it is impracticable to do so.” The Company evaluated its portfolio of products to determine whether certain products exhibit similar characteristics, such that they should be grouped together in the Company’s disclosure. The Company’s restaurant business operations in Canada and Hong Kong have similar economic characteristics with respect to restaurant inventories, vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The CODMs confer regularly to review trends in operating metrics, revisit, assess, and adjust significant strategic and operational matters, and make resource adjustments as needed. These discussions include exploring opportunities for product development, responding immediately and effectively to operational adjustments, aligning ongoing business activities with corporate-level objectives, improving customer satisfaction, and enhancing corporate culture, among other management concerns. The primary measure of segment revenue and profitability for the Company’s operating segment is considered to be consolidated revenue and net income. Through the evaluation, the CODM determined that the Company has four reporting segments.

The following table presents the segment information for the six months ended March 31, 2025 and 2024, respectively:

	For the Six Months Ended March 31, 2025 (Unaudited)
	Self-operated-restaurant revenue	Franchise fee income	Management fee income	Sale of ingredients	Total
Revenue	$7,896,546	$90,961	$348,025	$808,103	$9,143,635
Cost of revenue	$5,999,572	$69,110	$264,420	$613,974	$6,947,076
Gross margin	$1,896,974	$21,851	$83,605	$194,129	$2,196,559
Operating expenses	$1,623,770	$18,704	$71,564	$166,170	$1,880,208
Provision for income tax	$126,393	$1,456	$5,570	$12,934	$146,353
Net income	$173,535	$1,999	$7,648	$17,759	$200,941
Depreciation and amortization	$401,568	$4,626	$17,698	$41,095	$464,987
Capital expenditures	$154,187	$1,776	$6,796	$15,779	$178,538

F-64

	For the Six Months Ended March 31, 2024 (Unaudited)
	Self-operated-restaurant revenue	Franchise fee income	Management fee income	Sale of ingredients	Total
Revenue	$7,668,894	$48,770	$466,118	$308,415	$8,492,197
Cost of revenue	$5,616,927	$35,721	$341,399	$225,892	$6,219,939
Gross margin	$2,051,967	$13,049	$124,719	$82,523	$2,272,258
Operating expenses	$1,385,831	$8,813	$84,231	$55,733	$1,534,608
Provision for income tax	$150,249	$955	$9,132	$6,042	$166,378
Net income	$505,899	$3,217	$30,749	$20,345	$560,210
Depreciation and amortization	$338,487	$2,153	$20,573	$13,613	$374,826
Capital expenditures	$71,694	$456	$4,358	$2,883	$79,391

Total assets as of March 31, 2025 and September 30, 2024 were as follows:

	March 31, 2025	September 30, 2024
	(Unaudited)
Self-operated-restaurant revenue	$9,771,056	$11,371,441
Franchise fee income	112,554	90,147
Management fee income	430,640	852,047
Sale of ingredients	999,933	827,221
Total assets	$11,314,183	$13,140,856

NOTE 16 — SUBSEQUENT EVENTS

On May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark, who controls C& 535 Limited and ES& Cubus Limited. As a result, the amount due from C& 535 Limited and ES& Cubus Limited as of September 30, 2024 has been reduced by $271,903. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP(see Note 10).

These unaudited condensed consolidated financial statements were approved by management on September 12, 2025, and the Company has evaluated subsequent events through this date. The Company did not identify any subsequent events except disclosed above that would have required adjustment or disclosure in the financial statements.

F-65

RIKU DINING GROUP LIMITED

2,250,000 Class A Ordinary Shares

PROSPECTUS

Eddid Securities USA Inc.

, 2025

Until and including                   , 2025 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The information in this Resale Prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED October 7, 2025

Riku Dining Group Limited

1,643,334 Class A Ordinary Shares to be sold by the Selling Shareholders

This Resale Prospectus relates to the resale of 1,643,334 Class A ordinary shares, par value US$0.01 per share (“Class A Ordinary Shares”) of Riku Dining Group Limited (“Riku”) by San River International Sdn. Bhd. and DFK Limited (the “Selling Shareholders”), the existing shareholders of Riku (such shares referred to as the “resale shares”). We will not receive any of the proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders named in this prospectus.

Our securities are presently not trading on any market or securities exchange. We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “RIKU”.

Since there is currently no public market established for our securities, the Selling Shareholders will sell the resale shares at a price to be determined subsequent to the initial public offering pursuant to the registration statement of which this resale prospectus is a part (this “Resale Prospectus,” this “resale prospectus” or “this prospectus”). No sales of the Class A Ordinary Shares covered by this Resale Prospectus shall occur until after the closing of our initial public offering (the “IPO”, and the prospectus relating to the IPO, the “initial public offering prospectus”). There is no assurance that our listing application for our IPO will be approved by the Nasdaq Capital Market, and if our listing application is not approved by the Nasdaq Capital Market, the IPO will be terminated, and the registration of the resale shares under this Resale Prospectus will also be terminated. Once, and if, our Class A Ordinary Shares are listed on the Nasdaq Capital Market and there is an established market for these resale shares, the Selling Shareholders may sell the resale shares from time to time at the market price prevailing on the Nasdaq Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Based on our dual-class voting structure, holders of Class A Ordinary Shares will be entitled to one (1) vote per share in respect of matters requiring the votes of shareholders, while holders of Class B Ordinary Shares will be entitled to twenty (20) votes per share. Due to the disparate voting powers associated with our two classes of ordinary shares, our Controlling Shareholder will beneficially own approximately 67.6% of the aggregate voting power of our Company immediately following the completion of the IPO, assuming that the underwriters do not exercise their over-allotment option. See “Risk Factors — Risks Related to our Class A Ordinary Shares — Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.”

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of our initial public offering and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to this Resale Prospectus, our Controlling Shareholder, will own 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, being 59.6% of our total issued and outstanding Ordinary Shares and representing approximately 67.6% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, and may have the ability to determine matters requiring approval by shareholders. As a result, our Controlling Shareholder will have the ability to control the outcome of certain matters submitted to shareholders for approval through its controlling ownership of the Company, such as the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. See “Risk Factors — Risks Related to our Class A Ordinary Shares — Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders” for further information. See “Risk Factors — Risks Related to our Corporate Structure — We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

Riku is a holding company incorporated in the Cayman Islands. As a holding company with no material operations, Riku conducts its operations in Canada through its operating subsidiaries in Canada, including Ajisen Ramen (Canada) Inc., 2750039 Ontario Inc., 2512118 Ontario Inc., 2770933 Ontario Inc., 2811387 Ontario Inc. and 1000047451 Ontario Limited (collectively the “CA Operating Subsidiaries”) and in Hong Kong through its operating subsidiaries in Hong Kong, including C& NTP Limited, C& Hospitality Limited, ES Concept (F&B) Co., Limited, ES& TWP Limited, ES& Yoho Limited and ES& Granville Limited (collectively the “HK Operating Subsidiaries”). Investors are cautioned that they are buying shares of a Cayman Islands holding company with operations conducted in Hong Kong and Canada through its Operating Subsidiaries. Riku is not a Chinese or Hong Kong operating company but is a holding company incorporated in the Cayman Islands. This is an offering of the Class A Ordinary Shares of Riku, the holding company incorporated in the Cayman Islands, instead of shares of its HK Operating Subsidiaries and/or its CA Operating Subsidiaries. You may never directly hold any equity interest in its HK Operating Subsidiaries and/or its CA Operating Subsidiaries. This structure involves unique risks to investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in Riku’s operations and/or a material change in the value of the securities Riku is registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless, and further:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;
●	could significantly limit or completely hinder our ability to continue our operations;
●	could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and
●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

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We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our HK Operating Subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Risks Related to Doing Business in Hong Kong —Part of our operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of the HK Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale” for further information.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China—based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, given that the Group has no operations in China, the Company believes it is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in China, should we have any future operations in China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

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We may be required to restructure our operations to comply with such regulations or potentially cease operations in the Hong Kong entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this offering as we do not believe that our HK Operating Subsidiaries would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. This conclusion is based on the following factual circumstances: (i) our HK Operating Subsidiaries operate restaurants solely within Hong Kong, engaging exclusively in routine commercial activities unrelated to critical information infrastructure; (ii) their processing of personal information such as customer reservations, payments, and related restaurant operations, involves significantly fewer than one million users; (iii) their operations are confined to Hong Kong, and they do not process personal data of individuals within mainland China or conduct cross-border data transfers from mainland China; and (iv) as of the date of this prospectus, we have not received any notification, inquiry, warning, or request from the CAC or any other PRC regulatory authorities indicating that we are or may be classified as an “operator of critical information infrastructure” or a “data processor,” nor have we received requests to submit to a cybersecurity review. Accordingly, we believe that our HK Operating Subsidiaries are not subject to the Revised Review Measures. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and any of our HK Operating Subsidiaries is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by Hastings & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company and its HK Operating Subsidiaries, are not required to obtain any permissions or approvals from Hong Kong authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. Part of our operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our HK Operating Subsidiaries received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by Hastings & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that the Company and its subsidiaries currently have no material operations in the PRC, the Company’s management believes that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also believe that our HK Operating Subsidiaries are not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

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As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Under the PRC Enterprise Income Tax Law (“EIT Law”) and its implementing rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation (“SAT”) issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

As all of our board members and management are residents of Hong Kong and Canada, and substantially all of our assets and the primary location of the day-to-day operational management are located in Hong Kong and Canada, we are not a “de facto management body” as defined in the Circular 82. Therefore, we are not subject to EIT Law.

As of the date of this prospectus, our subsidiaries and business operations are not subject to the specific laws and regulations adopted by the PRC. Accordingly, we do not believe it is necessary to obtain a legal opinion from PRC counsel, as there are no applicable PRC regulations that would impact our operations.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act (the “HFCAA” or the “HFCA Act”), if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Class A Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets. On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, Golden Eagle CPAs LLC, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

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If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, Golden Eagle CPAs LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this Resale Prospectus, as a firm headquartered in New Jersey and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the 2021 Determination Report as a firm subject to the PCAOB’s determination. As a firm located in the U.S. and registered with the PCAOB, Golden Eagle CPAs LLC is subject to laws in the United States which provide that the PCAOB shall conduct regular inspections to assess the auditor’s compliance with the applicable professional standards. As such, as of the date of this prospectus, this offering is not affected by the HFCA Act and related regulations. However, the recent developments in connection with the implementation of the HFCA Act as described above, including the recent joint statement by the SEC and the PCAOB, the proposed rule changes by Nasdaq, and actions by the PCAOB, would add uncertainties to this offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Prospectus Summary—Holding Foreign Companies Accountable Act” and “Risk Factors — Risks Relating to our Class A Ordinary Shares and this Offering — Although the audit report included in this prospectus is prepared by a U.S. auditor who are subject to the PCAOB inspection on a regular basis, there is no guarantee that future audit reports will be prepared by an auditor inspected by the PCAOB and, as such, in the future, investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCAA if the SEC subsequently determines our audit work is performed by an auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before the securities may be prohibited from trading or delisted.”

As of the date of this prospectus, no dividends or distributions have been made to date to investors in the Company. See “Risk Factors — Risks Related to Our Corporate Structure— We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash “

Unless otherwise stated, references to the “Company”, “Group”, “we”, “us”, and “our” in the prospectus are to Riku, the Cayman Islands entity that will issue the Class A Ordinary Shares being offered in this Resale Prospectus. References to “Operating Subsidiaries” refer to our CA Operating Subsidiaries and HK Operating Subsidiaries.

Investing in our Class A Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A Ordinary Shares in “Risk Factors” beginning on page 15 of this Resale Prospectus.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Resale Prospectus. Any representation to the contrary is a criminal offense.

The date of this Resale Prospectus is [●], 2025.

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CONVENTIONS THAT APPLY TO THIS RESALE PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this Resale Prospectus to:

●	“Articles” or “Articles of Association” are to the articles of association of our Company (as may be amended, restated or replaced from time to time) conditionally adopted on [●], 2025 which shall become effective immediately prior to the completion of the initial public offering of the Company’s Class A Ordinary Shares;

●	“ARCI” are to Ajisen Ramen (Canada) Inc., a company incorporated in Canada which is a direct wholly-owned subsidiary of Rich Plenty, and an indirect wholly-owned subsidiary of Riku;

●	“Basic Law” are to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Board” are to the board of directors of Riku;

●	“BVI” are to the British Virgin Islands;

●	“BVI Act” are to the BVI Business Companies Act, as amended, supplemented or otherwise modified from time to time;

●	“C& Hospitality” are to C& Hospitality Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“C& NTP” are to C& NTP Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“CAD” or “CA$” are to Canadian Dollar(s), the lawful currency of Canada;

●	“CA Operating Subsidiaries” or “CA Operating Subsidiary” are to Ajisen Ramen (Canada) Inc., 2750039 Ontario Inc., 2512118 Ontario Inc., 2770933 Ontario Inc., 2811387 Ontario Inc., and 1000047451 Ontario Limited, individually or collectively;

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“China” or the “PRC” refers to the People’s Republic of China, including Hong Kong and Macau. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong and Macau;

●	“CK Inc.” are to 2750039 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“Church Ltd” are to 1000047451 Ontario Limited, a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“Class A Ordinary Shares” are to the Class A ordinary shares with a par value of US$0.01 each of Riku;

●	“Class B Ordinary Shares” are to the Class B ordinary shares with a par value of US$0.01 each of Riku;

●	“Company”, “we”, “us”, “our” and “Riku” are to Riku Dining Group Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on February 14, 2025, that will issue the Class A Ordinary Shares being offered;

●	“Companies Act” are to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

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●	“Controlling Shareholder” is to Integrated Winners International Limited, who immediately after the completion of the initial public offering (assuming that the underwriters do not exercise their over-allotment option), and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to this Resale Prospectus, will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of our total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power;

●	“Corporate Reorganization” refers to the reorganization of the legal structure of entities under common control as described in “Corporate History and Structure.”

●	“COVID-19” are to the Coronavirus Disease 2019;

●	“ES Concept” are to ES Concept (F&B) Co., Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“ES& Granville” are to ES& Granville Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“ES& TWP” are to ES& TWP Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“ES& Yoho” are to ES& Yoho Limited, a limited company incorporated in Hong Kong which is a directly wholly-owned subsidiary of Waraku and an indirectly wholly-owned subsidiary of Riku;

●	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

●	“Founders” are to Mr. Johnny Luk Ching Po (“Mr. Johnny Luk”) and Mr. Mark Luk Siu Fung (“Mr. Mark Luk”);

●	“Group” are to Riku and its Subsidiaries, unless otherwise specified;

●	“HKD” or “HK$” are to Hong Kong dollar(s), the lawful currency of Hong Kong;

●	“Hong Kong” or “HKSAR” are to the Hong Kong Special Administrative Region of the PRC;

●	“HK Operating Subsidiaries” or “HK Operating Subsidiary” are to C& NTP Limited, C& Hospitality Limited, ES Concept (F&B) Co., Limited, ES& TWP Limited, ES& Yoho Limited and ES& Granville Limited, individually or collectively;

●	“IPO” are to the initial public offering of securities as covered under the initial public offering prospectus;

●	“Kennedy Inc.” are to 2512118 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“Macau” are to the Macau Special Administrative Region of the PRC;

●	“Mainland China” are to the mainland of the People’s Republic of China, excluding for the purpose of this prospectus only, the special administrative regions of Hong Kong and Macau, and Taiwan;

●	“Master Central” are to Master Central Holdings Limited, a company limited by shares incorporated under the laws of the BVI, which is the direct subsidiary of Riku;

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●	“Memorandum” or “Memorandum of Association” are to the memorandum of association of our Company (as may be amended, restated or replaced from time to time) conditionally adopted on [●], 2025 which shall become effective immediately prior to the completion of the initial public offering of the Company’s Class A Ordinary Shares;

●	“Midland Inc.” are to 2811387 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku;

●	“Operating Subsidiaries” are to both our CA Operating Subsidiaries and HK Operating Subsidiaries ;

●	“Ordinary Shares” or “Shares” refers to the Class A Ordinary Shares and the Class B Ordinary Shares;

●	“Our parent company” are to Riku;

●	“PRC authorities”, “PRC government” are to the government or regulatory authorities of Mainland China for the purpose of this prospectus only;

●	“Rich Plenty” are to Rich Plenty Group Limited, a company incorporated under the laws of the British Virgin Islands which serves as the holding company of the CA Operating Subsidiaries, and is a directly wholly-owned subsidiary of Master Central and an indirectly wholly-owned subsidiary of Riku;

●	“Resale Offering” are to the resale of 1,643,334 Ordinary Shares by the Selling Shareholders named in this Resale Prospectus;

●	“SEC” or “Securities and Exchange Commission” are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the U.S. Securities Act of 1933, as amended;

●	“Selling Shareholders” are to San River International Sdn. Bhd. and DFK Limited, the shareholders of the Company selling their Class A Ordinary Shares pursuant to this Resale Prospectus;

●	“Subsidiary” or “Subsidiaries” or “Our Subsidiary” or “Our Subsidiaries” are to any one or more of our HK Operating Subsidiaries, CA Operating Subsidiaries, Master Central, or Waraku or Rich Plenty, collectively or individually;

●	“US” or “U.S.” are to the United States of America;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States;

●	“U.S. dollars” or “US$” or “USD” or “dollars” are to United States dollar(s), the lawful currency of the United States;

●	“Vaughan Inc.” are to 2770933 Ontario Inc., a company incorporated in Canada which is a directly wholly-owned subsidiary of Rich Plenty, and an indirectly wholly-owned subsidiary of Riku; and

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●	“Waraku” are to Waraku Group Limited, a company incorporated in Hong Kong with limited liability on March 15, 2024 which serves as the intermediate holding company of the HK Operating Subsidiaries, and is a directly wholly-owned subsidiary of Master Central and an indirectly wholly-owned subsidiary of Riku .

Riku is an exempted company with limited liability, registered and incorporated in the Cayman Islands, that operates in Hong Kong and Canada through the Operating Subsidiaries. The reporting currency of the HK Operating Subsidiaries is HKD and the reporting currency of the CA Operating Subsidiaries is CAD.

Riku’s fiscal year ends on September 30. References to a particular “fiscal year” are to our fiscal year ended September 30 of that calendar year. References to a particular “year” are also to our fiscal year ended September 30 of that calendar year unless the text indicates otherwise.

INDUSTRY AND MARKET DATA

This prospectus includes statistics, other data and descriptive information relating to markets, market sizes, and other industry data pertaining to our business that we have obtained from industry publications and surveys, government publications, surveys and studies conducted by third parties, and other information available to us, including an industry report (the “Frost & Sullivan Report”) commissioned by us and prepared by Frost & Sullivan, an independent research firm, as well estimates by our management based on such data. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included in this prospectus should be viewed with caution. Additionally, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS, SERVICE MARKS, AND TRADE NAMES

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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RESALE PROSPECTUS SUMMARY

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Class A Ordinary Shares. You should read the entire prospectus carefully, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. Unless the context otherwise requires, all references in this prospectus to “we”, “us”, “our”, “our company”, and “Riku” refer to Riku, “our Group” refers to Riku and its Subsidiaries. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

We are a dynamic and growing international restaurant operator with a diverse portfolio of Japanese-themed dining concepts across Canada and Hong Kong. Through our Operating Subsidiaries, we deliver authentic Japanese culinary experiences by holding exclusive franchise rights for distinguished Japanese restaurant brands in Hong Kong and Canada.

As of the date of this prospectus, we directly operate four (4) Ajisen Ramen restaurants and sub-franchise nine (9), making a total of thirteen (13) Ajisen Ramen restaurants in Canada, alongside three (3) Yakiniku Kakura restaurants, one (1) Yakiniku 801 restaurant and one (1) Ufufu Cafe restaurant in Hong Kong. Our strategic goal is to continue expanding our footprint through new restaurant openings in key markets, leveraging our established brand recognition and operational expertise to meet the growing demand for premium Japanese dining experiences across Asia and North America.

Our Competitive Strengths

We believe that the following strengths differentiate us and serve as a platform for the future growth of our business across our territories:

●	Diverse portfolio of Japanese-themed dining concepts: We offer a diverse range of Japanese-themed dining concepts, from premium yakiniku to family-friendly Western-Japanese cafés and full-service ramen restaurants, catering to a wide array of customer preferences across Asia and North America;

●	Exclusive franchise rights for renowned Japanese brands: We hold exclusive franchise rights for prestigious Japanese brands in Hong Kong and Canada, enabling us to bring authentic dining experiences to international markets with long-term, trust-based partnerships;

●	Commitment to quality and consistency: Our unwavering focus on sourcing premium ingredients and maintaining strict quality controls ensures a consistently high standard of food and service across all our locations, fostering customer loyalty.

●	Proven leadership and operational expertise: Our experienced leadership team, with deep industry knowledge in both Canada and Hong Kong, drives operational excellence and sustainable growth through strategic management and strong supplier relationships;

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Our Strategies

We aim to further strengthen our market position and continue to be a competitive international restaurant operator by pursing the following key strategies:

●	Expansion of restaurant footprint in key markets: We intend to expand our global presence by opening new restaurants and utilizing strategic sub-franchising in high-demand regions, including the U.S., Canada, and Singapore, to capture a larger share of the international dining market;

●	Innovation in menu and customer experience: We intend to enhance customer loyalty and brand differentiation by diversifying our menus with seasonal and plant-based options, while improving the dining experience through technology integration and personalized services;

●	Operational efficiency and scalability: We intend to optimize our operations by refining workflows, controlling costs, and integrating technology, which should provide for scalability and profitability across all locations as we expand.

Corporate History and Structure

Riku was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on February 14, 2025. Riku was incorporated with nominal assets and liabilities for the purpose of becoming the ultimate holding company for the Subsidiaries and consummating the Corporate Reorganization described herein. See “Corporate History and Structure.”

The chart below illustrates our corporate structure upon consummation of the Corporate Reorganization and identifies our subsidiaries as of the date of this prospectus and upon completion of our initial public offering (assuming the underwriters do not exercise their over-allotment option) and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to this Resale Prospectus:

Prior to the completion of our initial public offering:

(i)	Waraku became the direct holding company of the HK Operating Subsidiaries through a share-for-share exchange;
(ii)	Rich Plenty became the direct holding company of the CA Operating Subsidiaries through a share-for-share exchange;

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(iii)	Waraku and Rich Plenty became wholly-owned subsidiaries of Master Central, the intermediary holding company incorporated in the BVI;
(iv)	The Company acquired Master Central through a share-for-share exchange, making the HK Operating Subsidiaries and CA Operating Subsidiaries indirect wholly-owned subsidiaries of the Company;
(v)	The Company redesignated its share capital into Class A and Class B ordinary shares under which each Class A Ordinary Share will carries one (1) vote per share, and each Class B Ordinary Share carries twenty (20) votes per share.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of our initial public offering (assuming that the underwriters do not exercise their over-allotment option) and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to this Resale Prospectus, our Controlling Shareholder, will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of our total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power, and will have the ability to determine all matters requiring approval by shareholders.

Investors are purchasing securities of our holding company, Riku, instead of securities of our Operating Subsidiaries, through which our operations are conducted.

Transfers of Cash to and From Our Subsidiaries

Our management monitors the cash position of our subsidiaries regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfil its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and our board of directors.

Riku is a holding company with no operations of its own. It conducts its operations in Hong Kong and Canada through its Operating Subsidiaries. Riku may rely on dividends or payments to be paid by its Operating Subsidiaries to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. Cash will be transferred through our organization in the following manner: (i) funds will be transferred to our HK Operating Subsidiaries, from Riku as needed through Waraku in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by our HK Operating Subsidiaries to Riku through Waraku; (iii) funds will be transferred to our CA Operating Subsidiaries, from Riku as needed through Master Central in the form of capital contributions or shareholder loans, as the case may be; and (iv) dividends or other distributions may be paid by our CA Operating Subsidiaries to Riku through Master Central.

For Riku to transfer cash to its Subsidiaries, Riku is permitted under Companies Act and the Memorandum and Articles to provide funding to its subsidiaries incorporated in the BVI, Hong Kong and Canada through loans or capital contributions. Riku’s subsidiary incorporated under the laws of the BVI, Master Central, is permitted under the laws of the BVI and its memorandum and articles of association (as amended from time to time) to provide funding to our CA Operating Subsidiaries. Riku’s subsidiary incorporated under the laws of Hong Kong, Waraku, is permitted under the laws of Hong Kong and its articles of association (as amended from time to time) to provide funding to our HK Operating Subsidiaries.

As of the date of this prospectus, no transfers were made from the Company to its Operating Subsidiaries and our Operating Subsidiaries have not encountered difficulties or limitations with respect to their ability to transfer cash between each other. As of the date of this prospectus, neither the holding company nor our Operating Subsidiaries maintains cash management policies or procedures dictating the amount of such funding or how funds are transferred.

There are no statutory prohibitions in the Cayman Islands on the granting of financial assistance by a company to another person for the purchase of, or subscription for, its own, its holding company’s or a subsidiary’s shares. Therefore, a company may provide financial assistance provided the directors of the company, when proposing to grant such financial assistance, discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company. Such assistance should be on an arm’s-length basis. Subject to the satisfaction of the solvency test provisions under the Companies Act, the holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our Memorandum and Articles provide that dividends may be declared and paid out of profits of our Company, realized or unrealized, or from any reserve set aside from profits which our board of directors determines is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium account if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. The Cayman Islands does not impose any tax on payments of dividends to shareholders.

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Under the BVI Business Companies Act 2004 (as amended) and subject to its memorandum and articles of association, a BVI company may authorize and declare a dividend to shareholders at such time and of such an amount as the board of directors thinks fit to the extent that they are satisfied that immediately following the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

According to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), dividends could only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. As at the date of this prospectus, there are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between Riku and its HK Operating Subsidiaries, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our business and subsidiaries, to Riku and U.S. investors and amounts owed. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us. The PRC laws and regulations do not currently have any material impact on transfers of cash from Riku to our HK Operating Subsidiaries or our HK Operating Subsidiaries to Riku, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our HK Operating Subsidiaries in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless.

According to Section 43(1) of the Canada Business Corporations Act (“CBCA”), which is applicable to ARCI, and Section 38 of the Business Corporations Act (Ontario) (“OBCA”), which is applicable to the CA Operating Subsidiaries (except ARCI), our CA Operating Subsidiaries may pay dividends by issuing fully paid shares of the corporation or in money or property. However our CA Operating Subsidiaries may not declare or pay a dividend if, as provided under Section 42 of the CBCA or Section38 of the OBCA, there are reasonable grounds for believing that the corporation is, or would after payment be, unable to pay its liabilities as they become due, or the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes. As of the date of this prospectus, no transfers were made from the Company to its CA Operating Subsidiaries. During fiscal year 2024, the CA Operating Subsidiaries, ARCI and Vaughan Inc., made dividend payments of an aggregate amount of $254,376 to its shareholders out of the additional paid-in capital balance. In addition, on May 6, 2025, the Company’s HK Operating Subsidiary, C&NTP, passed a resolution to pay a dividend of $271,903 out of the retained earning balance of C&NTP to Luk Siu Fung Mark. This dividend declaration is a non-cash transaction without actual cash payment to Luk Fung Mark and accordingly is presented as a contra equity and accounted for as a reduction of the retained earnings of C&NTP. For more information, see our consolidated financial statements and related notes thereto, in each case included in this prospectus. Except for the dividend payments mentioned above, the Company, and its CA Operating Subsidiaries and HK Operating Subsidiaries, currently intend to retain any future earnings to finance the operation and expansion of their businesses, and the Company does not expect to declare or pay any dividends in the foreseeable future. As of the date of this prospectus, our CA Operating Subsidiaries do not maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred. Further, as of the date of this prospectus, no dividends or distributions have been made to date to investors in the Company. See “Risk Factors — Risks Related to Our Corporate Structure—We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash.”

Canada does not impose any foreign exchange control restrictions which would restrict or prohibit the repatriation of funds by a Canadian corporation out of Canada, including to pay dividends to its foreign shareholder(s), except for transactions that will violate the Criminal Code and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

Other than the above, we did not adopt or maintain any cash management policies and procedures dictating the amount of such funding or how funds are transferred and our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other, to distribute earnings from our subsidiaries to Riku and to settle amounts owed under any applicable agreements as of the date of this prospectus.

Since incorporation, Riku has not declared or paid any dividends or distributions. There will not be any transfer of assets among Riku and its Subsidiaries.

We do not expect to pay dividends on our Shares and settle amounts owed under our operating structure in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of the businesses of our Operating Subsidiaries. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. See “Risk Factors — Risks related to our Corporate Structure — We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash”.

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Summary of Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Class A Ordinary Shares. These risks are discussed in greater detail in “Risk Factors” These risks include, but are not limited to, the following:

Risks Related to Our Industry and Our Business

●	The restaurant industry is highly competitive, and we may face challenges in maintaining our competitive edge.

●	Fluctuations in consumer spending and broader economic factors may impact our business.

●	Changes in consumer preferences or other factors could reduce demand for our products.

●	Our ability to operate franchised restaurants, and sub-franchise restaurants in Hong Kong and Canada depends on key franchise agreements, the expiration or termination of which could harm our business.

●	Our success relies on the international reputation of the brands we operate, and adverse developments in their global operations or reputation could negatively affect our business and financial performance.

●	Our Operating Subsidiaries require various licenses, approvals and permits to operate our business. Any failure in obtaining or renewing any of the licenses, approvals and permits for our operations could materially adversely affect our business, results of operations and financial condition.

●	Disruptions to or issues with our supply chain could negatively impact our business operations and profitability.

●	We currently rely on our central kitchen to supply certain food ingredients used in our restaurant outlets in Canada. Any disruption of operations in our central kitchen could adversely affect our reputation and results of operations.

●	Leasing a broad portfolio of real estate exposes us to potential losses and liabilities.

●	Newly developed restaurants may not meet our expectations, and we cannot guarantee that our expansion plans will be successful.

●	The economic viability of our restaurant locations may change, and we may face challenges in securing new locations at favorable terms.

●	We have limited control over the operations of our sub-franchisees, and their actions could negatively affect our brand and business.

●	Our financial condition and results of operations in Canada depend, to a certain extent, on the financial condition of our sub-franchises and their ability to fulfill their obligations under their sub-franchise agreements.

Risks Related to Doing Business in Hong Kong

●	Part of our operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our HK Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. A portion of our operations is located in Hong Kong, and regulatory developments in the PRC could impact our business environment. Changes in Chinese government policies, regulations, and enforcement practices may occur with little notice and could materially affect our operations and/or the value of our Class A Ordinary Shares.

●	Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our HK Operating Subsidiaries and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Class A Ordinary Shares.

●	We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

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●	Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

●	The enforcement of laws rules and regulations in the PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties that could limit the availability of legal protections, which could result in a material change in our HK Operating Subsidiaries’ operations and/or the value of the securities we are offering.

●	The enactment of the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our HK Operating Subsidiaries, which forms part of our business.

●	There are political risks associated with conducting business in Hong Kong.

●	The Hong Kong legal system embodies uncertainties which could limit the legal protections available to our HK Operating Subsidiaries.

●	Because our business is conducted in Hong Kong dollars and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Risks Related to Doing Business in Canada

●	Our operations are subject to various laws and regulations in Canada.

●	Changes in Canadian laws, regulations, or government policies may negatively impact our business.

●	Economic conditions in Canada may adversely affect consumer spending and our business.

●	Social, political, and regulatory developments in Canada may have a material adverse impact on our business.

Risks Related to Our Corporate Structure

●	We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our HK Operating Subsidiaries by the PRC government to transfer cash

●	You may experience difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

●	You may have more difficulties protecting your interests than you would as a shareholder of a U.S. corporation.

●	Cayman Islands economic substance requirements may have an effect on our business and operations.

●	Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of other shareholders.

●	We may have conflicts of interest with our Controlling Shareholder, because of our Controlling Shareholder’s controlling ownership interest in our Company, we may not be able to resolve such conflicts on terms favorable to us.

●	We are a “controlled company” within the meaning of the Nasdaq listing rules, and intend to follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Risks Related to our Class A Ordinary Shares and this Offering

●	The audit report included in this prospectus is prepared by U.S. auditor Golden Eagle CPAs LLC (“GEC”), is headquartered in New Jersey, and is subjected to the PCAOB inspection on a regular basis. As a firm located in the U.S. and registered with the PCAOB, Golden Eagle CPAs LLC is subject to laws in the United States which provide that the PCAOB shall conduct regular inspections to assess the auditor’s compliance with the applicable professional standards. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the 2021 Determination Report as a firm subject to the PCAOB’s determination. As such, as of the date of this prospectus, this offering is not affected by the HFCA Act and related regulations. However, there is no guarantee that future audit reports will be prepared by auditor inspected by the PCAOB and, as such, in the future, investors may be deprived of the benefits of such inspection. Furthermore, trading in our Class A Ordinary Shares may be prohibited under the HFCAA if the SEC subsequently determines our audit work is performed by auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus, reducing the time before the securities may be prohibited from trading or delisted.

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●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

●	We cannot predict the effect our dual-class structure may have on the market price of our Class A Ordinary Shares.

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

●	The market price of our Class A Ordinary Shares may be highly volatile, and you could lose all or part of your investment.

●	Volatility in the price of our Class A Ordinary Shares may subject us to securities litigation.

●	If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

●	Our Class A Ordinary Shares are expected to initially trade under US$5.00 per share and thus would be known as “penny stock.” Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Class A Ordinary Shares.

●	The IPO price and sale price for resales of Class A Ordinary Shares sold under the Resale Prospectus could differ.

●	The future sales of Ordinary Shares by existing shareholders, including the sales pursuant to the Resale Prospectus, may adversely affect the market price of our Class A Ordinary Shares.

●	Our pre-IPO shareholders, including our Controlling Shareholder, will be able to sell their shares after completion of this offering subject to restrictions under Rule 144.

Recent Development in the PRC

We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because part of our operations are conducted in Hong Kong through our HK Operating Subsidiaries, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — “If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for further details.

We may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;
●	could significantly limit or completely hinder our ability to continue our operations;
●	could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and
●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Part of our operations are conducted through our HK Operating Subsidiaries in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our HK Operating Subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Risks Related to Doing Business in Hong Kong —Part of our operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of the HK Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

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Recent statements by the PRC government have indicated an intent to exert more exert oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, given that the Group has no operations in China, the Company believes it is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in China, should we have any future operations in China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in China, as well as limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

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Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this offering as we do not believe that our HK Operating Subsidiaries would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. This conclusion is based on the following factual circumstances: (i) our HK Operating Subsidiaries operate restaurants solely within Hong Kong, engaging exclusively in routine commercial activities unrelated to critical information infrastructure; (ii) their processing of personal information such as customer reservations, payments, and related restaurant operations, involves significantly fewer than one million users; (iii) their operations are confined to Hong Kong, and they do not process personal data of individuals within mainland China or conduct cross-border data transfers from mainland China; and (iv) as of the date of this prospectus, we have not received any notification, inquiry, warning, or request from the CAC or any other PRC regulatory authorities indicating that we are or may be classified as an “operator of critical information infrastructure” or a “data processor,” nor have we received requests to submit to a cybersecurity review. Accordingly, we believe that our HK Operating Subsidiaries are not subject to the Revised Review Measures. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and any of our HK Operating Subsidiaries is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by Hastings & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company and its HK Operating Subsidiaries, are not required to obtain any permissions or approvals from Hong Kong authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. Part of our operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our HK Operating Subsidiaries received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by Hastings & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that the Company and its subsidiaries currently have no material operations in the PRC, the Company’s management believes that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities for the listing of our Class A Ordinary Shares in the U.S. and the issuance of our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also believe that our HK Operating Subsidiaries are not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

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Under the PRC Enterprise Income Tax Law (“EIT Law”) and its implementing rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation (“SAT”) issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

As all of our board members and management are residents of Hong Kong and Canada, and substantially all of our assets and the primary location of the day-to-day operational management are located in Hong Kong and Canada, we are not a “de facto management body” as defined in the Circular 82. Therefore, we are not subject to EIT Law.

To the date of this prospectus, our subsidiaries and business operations are not subject to the specific laws and regulations adopted by the PRC. Accordingly, we do not believe it is necessary to obtain a legal opinion from PRC counsel, as there are no applicable PRC regulations that would impact our operations.

Implications Of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

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●	are not required to obtain an attestation and report from our auditor on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications Of Being a Foreign Private Issuer

We are a “foreign private issuer” within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation Fair Disclosure aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s notification of non-compliance requirement (Rule 5625), the voting rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

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We will be required to file an annual report on Form 20-F within four months of the end of each financial year. As a foreign private issuer, we are not generally required to provide quarterly financial information to the shareholders. However, once listed on Nasdaq, we will be required to file an interim balance sheet and income statement as of the end of our second quarter. These interim financial statements are not required to reconcile to US GAAP, but they must be provided no later than 6 months following the end of our second quarter. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. Although we are permitted to follow certain corporate governance rules that conform to Cayman requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (the “HFCAA” or the “HFCA Act”), was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-countertrading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

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On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16,2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Golden Eagle CPAs LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in New Jersey and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the 2021 Determination Report as a firm subject to the PCAOB’s determination. As a firm located in the U.S. and registered with the PCAOB, Golden Eagle CPAs LLC is subject to laws in the United States which provide that the PCAOB shall conduct regular inspections to assess the auditor’s compliance with the applicable professional standards. As such, as of the date of this prospectus, this offering is not affected by the HFCA Act and related regulations.

However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to this offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Relating to our Class A Ordinary Shares and this Offering — Although the audit report included in this prospectus is prepared by a U.S. auditor who are subject to the PCAOB inspection on a regular basis, there is no guarantee that future audit reports will be prepared by an auditor inspected by the PCAOB and, as such, in the future, investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCAA if the SEC subsequently determines our audit work is performed by an auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before the securities may be prohibited from trading or delisted.”

Implications Of Being a Controlled Company

Public companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a “controlled company” is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon completion of our initial public offering (assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Ordinary Shares ) and the sale of our Class A Ordinary Shares by the Selling Shareholders pursuant to this Resale Prospectus, the outstanding shares of Riku will consist of [●] Class A Ordinary Shares and [●] Class B Ordinary Shares, or [●] Class A Ordinary Shares and [●] Class B Ordinary Shares, assuming the over-allotment option is exercised in full. Immediately after completion of our initial public offering (assuming that the underwriters do not exercise their over-allotment option), our Controlling Shareholder will hold 310,667 Class B Ordinary Shares and 11,748,333 Class A Ordinary Shares, representing approximately 59.6% of our total issued and outstanding Ordinary Shares and approximately 67.6% of the total voting power, or [●] Class B Ordinary Shares and [●] Class A Ordinary Shares, representing approximately [●]% of our total issued and outstanding Ordinary Shares and approximately [●]% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors, and our Controlling Shareholder will have the ability to determine all matters requiring approval by shareholders. As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements, and we intend to elect to rely on these exemptions from certain corporate governance requirements under the Nasdaq Listing rules, such as that a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors.

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Corporate Information

Our principal executive office is located at 130 Dynamic Drive, Units 4-5, Scarborough, ON, M1V 5C8, Canada. The telephone number of our principal executive office (416) 901-8860. Our registered agent in the Cayman Islands is CO Services Cayman Limited. Our registered office and our registered agent’s office in the Cayman Islands are both located at the office of CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman KY1-1001, Cayman Islands. Our agent for service of process in the United States is Cogency Global located at 122 East 42nd Street, 18th Floor, New York, NY 10168. We maintain a website at www.rikugroup.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

THE RESALE OFFERING

Below is a summary of the terms of the offering:-

Issuer:	Riku Dining Group Limited

Shares being offered by the Selling Shareholders:	1,643,334 Class A Ordinary Shares

Ordinary Shares being offered by us:	0 Class A Ordinary Shares

Offer Price:

The Selling Shareholders may sell the resale shares from time to time at the market price prevailing on the Nasdaq Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Use of proceeds:	We will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders named in this Resale Prospectus.

Unless otherwise indicated, all information contained in this Resale Prospectus assumes no exercise of the underwriters’ over-allotment option and is based on [●] Ordinary Shares outstanding as of the date of this Resale Prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

The management of San River International Sdn. Bhd. provided operational expertise and strategic insight during the early years of our group with their industry connections and knowledge of market trends for our business establishment.

The management of DFK Limited is experienced in providing technological solutions for restaurant operations, which benefited our group in the establishment and improvements of our IT system.

The following table sets forth the names of the Selling Shareholders, the number of Ordinary Shares owned by such Selling Shareholders immediately prior to the date of this Resale Prospectus and the number of Class A Ordinary Shares to be offered by the Selling Shareholders pursuant to this Resale Prospectus. The table also provides information regarding the beneficial ownership of our Ordinary Shares by the Selling Shareholders as adjusted to reflect the assumed sale of all of the Class A Ordinary Shares offered under this Resale Prospectus.

Percentages of beneficial ownership before the Resale Offering are based on 18,000,000 Ordinary Shares outstanding as at the date of this Resale Prospectus. Beneficial ownership is based on information furnished by the Selling Shareholders. Unless otherwise indicated and subject to community property laws where applicable, the Selling Shareholders named in the following table has, to our knowledge, sole voting and investment power with respect to the Ordinary Shares beneficially owned by him, her or it.

The Selling Shareholders are not a broker dealer or an affiliate of a broker dealer. The Selling Shareholders have no agreement or understanding to distribute any of the Class A Ordinary Shares being registered. The Selling Shareholders may offer for sale from time to time any or all of the Class A Ordinary Shares, subject to the agreements described in the “Selling Shareholders Plan of Distribution.” The table below assumes that the Selling Shareholders will sell all of the Class A Ordinary Shares offered for sale hereby:

	Ordinary Shares Beneficially Owned Prior to Offering		Percentage Ownership Prior to	Percentage Voting Power Prior to	Number of Class A Ordinary Shares	Number of Ordinary Shares Owned After Offering		Percentage Ownership After	Percentage Voting Power After
Name of Selling Shareholder	Class A	Class B	Offering	Offering	to be Sold	Class A	Class B	Offering(1)	Offering(1)
San River International Sdn. Bhd. (2)	821,667	-	4.6%	3.4%	821,667	-	-	-%	-%
DFK Limited (3)	821,667	-	4.6%	3.4%	821,667	-	-	-%	-%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into Ordinary Shares, or convertible or exercisable into our Ordinary Shares within 60 days of the date hereof are deemed outstanding. Such Ordinary Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the above table, the Selling Shareholders named in the table has sole voting and investment power with respect to the Ordinary Shares set forth opposite such shareholder’s name.
(2)	San River International Sdn. Bhd. is beneficially owned by Lu Yuhao, and Lu Yuhao is deemed to beneficially hold all Ordinary Shares held by San River International Sdn. Bhd. The address of San River International Sdn Bhd. is A-07-3A, Ekocheras, No. 693, Batu5, Julian Cheras, 56000 Kuala Lumpur W.P., Kuala Lumpur Malaysia.
(3)	DFK Limited is beneficially owned by Su Hong Tao, and Su Hong Tao is deemed to beneficially hold all Ordinary Shares held by DFK Limited. The address of DFK Limited is Room 15, A15/F Goodwill Industrial Building, 36-44 Pak Tin Par Street, Tsuen Wan, New Territories, Hong Kong.

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SELLING SHAREHOLDERS PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their Class A Ordinary Shares being offered under this Resale Prospectus on any stock exchange, market or trading facility on which our Class A Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when disposing of Class A Ordinary Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Class A Ordinary Shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this Resale Prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Class A Ordinary Shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The Class A Ordinary Shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Shareholders, rather than under this Resale Prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Class A Ordinary Shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their Class A Ordinary Shares to its broker under the margin provisions of customer agreements. If the Selling Shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged Class A Ordinary Shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of Class A Ordinary Shares offered under this Resale Prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this Resale Prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Class A Ordinary Shares offered under this Resale Prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Class A Ordinary Shares purchased by them may be deemed to be underwriting discount under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Shares offered under this Resale Prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this Resale Prospectus or, if required, in a replacement resale prospectus included in a post-effective amendment to the registration statement of which this Resale Prospectus is a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the Class A Ordinary Shares offered under this Resale Prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Class A Ordinary Shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Class A Ordinary Shares.

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Rule 2710 requires members firms to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of the Selling Shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Shareholder intends to sell any of the Class A Ordinary Shares registered for resale in this Resale Prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

●	the complete details of how the Selling Shareholders’ Shares are and will be held, including location of the particular accounts;

●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Shareholders, including details regarding any such transactions; and

●	in the event any of the securities offered by the Selling Shareholders are sold, transferred, assigned or hypothecated by any Selling Shareholders in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the Selling Shareholders.

If any of the Ordinary Shares offered for sale pursuant to this Resale Prospectus are transferred other than pursuant to a sale under this Resale Prospectus, then subsequent holders could not use this Resale Prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Shareholders will sell all or any portion of the Class A Ordinary Shares offered under this Resale Prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the Class A Ordinary Shares being offered under this Resale Prospectus. However, each Selling Shareholders and purchaser is responsible for paying any discount, and similar selling expenses they incur.

We and the Selling Shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this Resale Prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Carey Olsen Hong Kong LLP.

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RIKU DINING GROUP LIMITED

1,643,334 Class A Ordinary Shares

_________________________

RESALE PROSPECTUS

_________________________

                          , 2025

You should rely only on the information contained in this Resale Prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this Resale Prospectus. This Resale Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Resale Prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

Until                    , 2025, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter with respect to their unsold subscriptions.

The date of this Resale Prospectus is                  , 2025

PART I
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Our Memorandum and Articles provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities

We are a newly formed corporation, incorporated on February 14, 2025 under the laws of the Cayman Islands as an exempted company with limited liability. At incorporation, the Company issued one Ordinary Share to Mr. Mark Luk as the sole shareholder, at par value of $0.01 per share, in connection with the Company’s formation.

Prior to the effectiveness of this registration statement, the Registrant consummated a Corporate Reorganization, whereby the Company acquired 100% of the issued shares of Master Central Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Master Central”), from its existing shareholders, in exchange for newly issued shares of the Company, for no additional consideration. See “Corporate History and Structure—Corporate Reorganization.” As a result of this contribution, the shareholders of Master Central will become the shareholders of the Registrant and Master Central will become a wholly owned subsidiary of the Registrant.

These transactions did not or will not, as applicable, involve any underwriters, underwriting discounts or commissions, or any public offering, and we believe that these transactions were or are, as applicable, exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

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Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
2.1+	Share Purchase Agreement between the Registrant and Master Central Holdings Limited dated September 10, 2025
3.1+	Memorandum and Articles of Association, as in effect prior to the Corporate Reorganization
3.2*	Amended and Restated Memorandum and Articles of Association as currently in effect
3.3*	Form of Amended and Restated Memorandum and Articles of Association to be in effect immediately prior to the closing of this Offering
4.1*	Specimen certificate evidencing Ordinary Shares
5.1**	Opinion of Carey Olsen Hong Kong LLP regarding the validity of securities being registered
8.1**	Opinion of Carey Olsen Hong Kong LLP regarding certain Cayman Island tax matters (included in Exhibit 5.1)
10.1*	Form of Lockup Agreement (included in Exhibit 1.1)
10.2+	Form of Employment Agreement, by and between executive officers and the Registrant
10.3+	Form of Indemnification Agreement with the Registrant’s directors and officers
10.4**	Franchise Agreement entered by Ajisen Ramen (Canada) Inc. with Shigemitsu Industry Co. Ltd and Ajisen Overseas Franchising Company Limited dated November 5, 2019
10.5**	Franchise Deed dated entered by C& Hospitality Limited with Unico HK Corporation Limited, and Luk, Siu Fung Mark dated September 1, 2022
10.6**	Franchise Agreement entered by C& Hospitality Limited with Unico Co., Ltd, Unico HK Corporation Limited, and Luk, Siu Fung Mark dated July 21, 2021
10.7**	Franchise Deed entered by C& Hospitality Limited with Unico Co., Ltd, Unico HK Corporation Limited, and Luk, Siu Fung Mark dated July 1, 2023
10.8**	Tenancy Agreement entered by C& NTP Limited with Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited regarding Shop No. 701 on Level 7 of the Commercial Units of New Town Plaza, Sha Tin Town Lot No. 143 dated April 6, 2022
10.9**	Tenancy Agreement entered by ES& TWP Limited with Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited regarding Shop Nos. 321-323 on Level 3 of Tsuen Wan Plaza, Tsuen Wan Town Lot No. 326 dated March 27, 2023
10.10**	Tenancy Agreement entered by ES& Granville Limited with Lai and Son Company Limited regarding Ground Floor, No. 14 Granville Road, Kowloon, Hong Kong dated June 21, 2022
10.11**	Tenancy Agreement entered by ES Concept (F&B) Co., Limited with Palliser Investments Limited regarding Shops G1 and G3 on the Ground Floor of the Commercial Podium of Site 11 of Whampoa Garden dated June 30, 2023
10.12**	Tenancy Agreement entered by ES& Yoho Limited with Success Keep Limited regarding Shop No. B155 on Level 1 of the Commercial Accommodation of the development at 1 Long Lok Road, Yuen Long, New Territories, Hong Kong erected on Yuen Long Town Lot No. 510
21.1*	List of Subsidiaries
23.1*	Consent of Golden Eagle CPAs LLC, an independent registered public accounting firm
23.2**	Consent of Carey Olsen Hong Kong LLP (included in Exhibit 5.1)
23.3*	Consent of Frost & Sullivan
24.1+	Power of Attorney (included on signature page)
99.1+	Code of Business Conduct and Ethics
99.2+	Opinion of Hastings & Co. regarding certain Hong Kong legal matters
99.3**	Opinion of Metcalfe, Blainey & Burns LLP regarding certain Canadian legal matters
99.4+	Consent of Johnny Luk Ching Po to be a director nominee
99.5+	Consent of Loraine Luk Yuen Ching to be a director nominee
99.6+	Consent of Shigemitsu Katsuaki to be a director nominee
99.7+	Consent of Victor Lee Kam Wing to be a director nominee
99.8+	Consent of Hugh Sutherland to be a director nominee
99.9+	Consent of Connson Chou Locke to be a director nominee
99.10+	Form of Audit Committee Charter
99.11+	Form of Nominating and Corporate Governance Committee Charter
99.12+	Form of Compensation Committee Charter
99.13+	Consent of Hastings & Co. (included in Exhibit 99.2)
99.14**	Consent of Metcalfe, Blainey & Burns LLP (included in Exhibit 99.3)
107+	Filing Fee Table

* Filed herewith.

** To be filed by amendment

+ Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on October 8, 2025.

Riku DINING GROUP LIMITED

By:	/s/ Mr. Luk Siu Fung Mark
Name:	Mr. Luk Siu Fung Mark
Title:	Vice Chairman and Executive Director

By:	/s/ Kelton Ngai Ming Hon
Name:	Kelton Ngai Ming Hon
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Luk Siu Fung Mark	Executive Director and Vice Chairman of the Board of Directors (Principal Executive Officer)	October 8, 2025
Name: Luk Siu Fung Mark

/s/ Kelton Ngai Ming Hon	Chief Financial Officer (Principal Accounting and Financial Officer)	October 8, 2025
Name: Kelton Ngai Ming Hon

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, as amended, the undersigned, the duly authorized representative in the United States of Riku Dining Group Limited. has signed this registration statement or amendment thereto in New York, New York, on October 8, 2025.

Authorized U.S. Representative COGENCY GLOBAL, INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global, Inc.

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